As filed with the Securities and Exchange Commission on October 11, 2016.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NI Holdings, Inc.

(Exact name of registrant as specified in its charter)

North Dakota	6331	81-2683619
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number) 1101 First Avenue North Fargo, ND 58102 (701) 298-4200	(I.R.S. Employer Identification Number)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael J. Alexander
Executive Vice President and Chief Executive Officer
Nodak Mutual Insurance Company
1101 First Avenue North
Fargo, ND 58102
(701) 298-4200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Wesley R. Kelso, Esquire Stevens & Lee, P.C. 111 North 6th Street Reading, PA 19603 (610) 478-2242	Scott H. Spencer, Esquire Stevens & Lee, P.C. 17 North Second Street Harrisburg, PA 17101 (717) 399-6634

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Table of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.01 per share	10,350,000 shares	$10.00	(1)	$103,500,000	(2)	$11,996
Subscription rights to purchase common stock	9,000,000 rights	$0.67	(3)	$6,030,000	(2)	$699
Total				$109,530,000		$12,695

(1)	Shares to be sold in the stock offering by the issuer have an offering price of $10.00.
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	Estimated for the purpose of calculating the registration fee based on the redemption price for such rights.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

NI HOLDINGS, INC.

Up to 10,350,000 shares of Common Stock

This is the initial public offering of NI Holdings, Inc., a company formed in connection with the conversion of Nodak Mutual Insurance Company, or Nodak Mutual, from the mutual to stock form of organization and the creation of a mutual holding company. We are offering up to 10,350,000 shares of our common stock for sale at a price of $10.00 per share. The shares we are offering will constitute 45% of our outstanding common stock. The remaining 55% of our outstanding common stock will be held by Nodak Mutual Group, Inc., which we refer to as Nodak Mutual Group. Immediately following the conversion, we will acquire all of the newly issued shares of Nodak Insurance Company common stock and will become the holding company for Nodak Insurance Company.

We are offering shares of our common stock in three phases: a subscription offering phase, a community offering phase, and a syndicated offering phase. The minimum number of shares that must be sold, the maximum number of shares that can be sold and the limit on the number of shares that any person may purchase apply to all three phases of the offering taken together.

We are offering shares in the subscription offering phase in the following order of priority: (1) first, to the policyholders of Nodak Mutual as of January 21, 2016, which we refer to herein as “eligible members”; (2) second, to our employee stock ownership plan, which we refer to as our ESOP; and (3) third, to directors, officers and employees of Nodak Mutual.

Each eligible member will receive 322 subscription rights. Eligible members that do not purchase any shares of stock in the offering will have such subscription rights redeemed by us for cash in an amount equal to $0.67 per right. Therefore, each eligible member that does not subscribe to purchase shares will receive $215.74 in redemption of such eligible member’s subscription rights. See “The Conversion and the Offering — Redemption of Subscription Rights.”

The subscription offering phase will end at noon, Central Time, on         , 2016. Any shares of our common stock not sold in the subscription offering may be sold to the general public in the community offering phase, which will commence simultaneously with and end concurrently with the subscription offering phase unless extended by us. The community offering will end no later than         , 2016. We may also sell shares of our common stock to offerees in a syndicated offering phase that may be conducted concurrently with or subsequent to the subscription offering and the community offering phases and that will end no later than         , 2016.

Our ability to complete this offering is subject to certain conditions, including the sale of at least 7,650,000 shares of common stock in the offering, the approval of the plan of conversion by the policyholders of Nodak Mutual, and receipt of all required approvals from the North Dakota Insurance Commissioner. See “The Conversion and The Offering — Conditions to Closing” herein. Until such time as these conditions are satisfied, all funds submitted to purchase shares will be held in escrow with Christiana Trust, a division of Wilmington Savings Fund Society, FSB. Purchasers of shares of common stock in this offering will not receive any interest with respect to any of the funds that are held in escrow.

The minimum number of shares that a person may purchase is 25 shares. The maximum number of shares that a person may purchase is 5% of the total number of shares sold in the offering.

Griffin Financial Group, LLC, which we refer to as Griffin Financial, will act as our placement agent and will use its best efforts to assist us in selling our common stock in the offering, but is not obligated to purchase any shares of common stock that are being offered for sale. Purchasers will not pay any commission to purchase shares of common stock in the offering.

There is currently no public market for our common stock. We have applied for the quotation of our common stock on the Nasdaq Capital Market under the symbol “NODK.”

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. This investment involves risk. For a discussion of the material risks that you should consider, see “Risk Factors” beginning on page 15 of this prospectus.

OFFERING SUMMARY
Price: $10.00 per share

	Minimum	Midpoint	Maximum
Number of shares offered	7,650,000	9,000,000	10,350,000
Gross offering proceeds	$76,500,000	$90,000,000	$103,500,000
Estimated conversion and offering expenses	$1,750,000	$1,750,000	$1,750,000
Estimated selling agent fees and expenses(1)(2)	$1,630,000	$1,900,000	$2,170,000
Estimated net proceeds	$73,120,000	$86,350,000	$99,580,000
Estimated net proceeds per share	$9.56	$9.59	$9.62

(1)	Represents the total of (i) the fees to be paid to Griffin Financial, which is equal to 2.0% of the gross proceeds from shares sold in the subscription offering and the community offering, and (ii) an estimate of the reimbursable expenses expected to be incurred by Griffin Financial in connection with the offering. If any of the shares are sold in a syndicated offering, the commission payable to Griffin Financial as the placement agent will be equal to 6.5% of the gross proceeds from the sale of such shares. See “The Conversion and The Offering — Marketing and Underwriting Arrangements.”
(2)	Assumes that no shares are sold in a syndicated offering phase. See “The Conversion and The Offering — Marketing and Underwriting Arrangements” for the higher commission to be paid in the event of a syndicated offering. If shares are sold in a syndicated offering, net proceeds will be reduced.

Neither the Securities and Exchange Commission, the North Dakota Insurance Department nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please call the Stock Information Center at [•]

Griffin Financial Group, LLC

The date of this prospectus is         , 2016

i

CERTAIN IMPORTANT INFORMATION

You should rely only on the information contained in this prospectus. We have not, and Griffin Financial has not, authorized any other person to provide information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We and Griffin Financial are offering to sell and seeking offers to buy our common stock only in jurisdictions where such offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our web site is not part of this prospectus.

Unless the context otherwise requires, as used in this prospectus:

•	“NI Holdings,” “the Company,” “we,” “us” and “our” refer to the registrant, NI Holdings, Inc., together with Nodak Mutual and its subsidiaries and Battle Creek prior to completion of the conversion, and after completion of the conversion refer to NI Holdings, Inc. and all of its subsidiaries and Battle Creek;
•	the “Mutual Holding Company” and “Nodak Mutual Group” refer to Nodak Mutual Group, Inc., which after completion of the conversion and the offering will be the majority shareholder of NI Holdings, Inc.;
•	the “conversion” refers to the series of transactions by which Nodak Mutual Insurance Company will convert from a mutual insurance company to a stock insurance company and become a wholly owned subsidiary of NI Holdings, Inc.;
•	the “offering” and the “conversion offering” refer to the offering of up to 10,350,000 shares of our common stock to eligible members of Nodak Mutual, the ESOP, and the directors, officers and employees of Nodak Mutual under the plan of conversion in a subscription offering and to certain members of the general public in a community offering and, possibly, a syndicated offering. We expect to conduct the subscription offering and the community offering simultaneously. The syndicated offering may be conducted concurrently with or subsequent to the subscription offering and the community offering (See “The Conversion and the Offering”);
•	“Nodak Insurance Company” refers to Nodak Mutual Insurance Company after its conversion to a stock insurance company;
•	“Nodak Mutual” refers to Nodak Mutual Insurance Company prior to its conversion to a stock insurance company;
•	“members” refers to the policyholders of Nodak Mutual, who are the named insureds under insurance policies issued by Nodak Mutual Insurance Company; and
•	“Battle Creek” refers to Battle Creek Mutual Insurance Company. Battle Creek is not a subsidiary of Nodak Mutual, but all of its insurance policies are reinsured by Nodak Mutual through a 100% quota share reinsurance agreement and Battle Creek is controlled by Nodak Mutual as a result of an affiliation agreement between Battle Creek and Nodak Mutual. Battle Creek is consolidated with Nodak Mutual for financial accounting purposes.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand the offering fully, you should read this entire prospectus carefully, including the financial statements and the notes to the financial statements included in this prospectus.

Overview of Nodak Mutual

Nodak Mutual Insurance Company is a mutual insurance company domiciled in North Dakota. Nodak Mutual writes primarily property and casualty insurance, multi-peril crop insurance, and crop hail insurance exclusively for members of the North Dakota Farm Bureau. Nodak Mutual markets its products through a network of over 65 exclusive producers in North Dakota. In 2015, Nodak Mutual had direct written premiums of $132.1 million. Nodak Mutual has been assigned an “A” rating (positive outlook) by A.M. Best Company, Inc. (A.M. Best), which is the third highest out of fifteen possible ratings.

Nodak Mutual has two wholly owned insurance subsidiaries, American West Insurance Company (“American West”) and Primero Insurance Company (“Primero”). Nodak Mutual also controls Battle Creek Mutual Insurance Company (“Battle Creek”) through an affiliation agreement with Battle Creek, fully reinsures all of the insurance policies issued by Battle Creek, and for financial statement purposes consolidates Battle Creek’s results with its own.

American West is a stock insurance company domiciled in North Dakota. American West writes multi-peril crop, crop hail, farmowners, private passenger auto, and homeowners insurance in South Dakota, North Dakota, and Minnesota through independent agents in approximately 104 offices. In 2015, direct written premiums totaled $8.7 million. American West has been assigned a “B++” rating (positive outlook) by A.M. Best. American West is licensed in eight states in the Midwest and Western United States.

Battle Creek is a mutual insurance company domiciled in Nebraska. Battle Creek writes private passenger auto, homeowners, farmowners, and multi-peril crop insurance exclusively in Nebraska through independent agents in approximately 288 offices. In 2015, direct written premiums totaled $20.7 million, all of which was reinsured by Nodak Mutual. Battle Creek has been assigned an “A” rating (stable outlook) by A.M. Best. Under the Battle Creek bylaws, Nodak Mutual has the right to appoint two-thirds of the board of directors of Battle Creek and provides management services to Battle Creek pursuant to an affiliation agreement.

Primero is a stock insurance company domiciled in Nevada. Primero is a wholly owned subsidiary of Tri-State, Ltd., a holding company that is wholly owned by Nodak Mutual. Primero writes minimum limits auto liability insurance (so-called nonstandard auto insurance) in Nevada, Arizona, North Dakota, and South Dakota through approximately 612 independent agents. In 2015, direct written premiums totaled $11.3 million. Because non-standard auto insurance is not as rating sensitive as other lines of business, Primero is not rated by A.M. Best, but does carry an “A” rating from Demotech.

At December 31, 2015, we had consolidated GAAP assets of $258.6 million, liabilities of $108.7 million, and surplus of $149.9 million. For the year ended December 31, 2015, Nodak Mutual had $172.8 million in consolidated direct written premiums, $143.1 in net written premiums, and net income of $17.5 million. For the six months ended June 30, 2016, Nodak Mutual had consolidated direct written premiums of $91.8 million, net written premiums of $88.1 million, and net income of $4.5 million. Each of the insurance companies is subject to examination and comprehensive regulation by the insurance department of the state in which it is domiciled. See “Description of Our Business.”

Nodak Mutual Group, Inc.

Nodak Mutual Group, Inc., which we refer to as the Mutual Holding Company, is a North Dakota nonstock corporation formed to own a majority of the outstanding common stock of NI Holdings and to act as the mutual holding company for NI Holdings and Nodak Insurance Company. Through its board of directors, the Mutual Holding Company will be able to exercise voting control over most matters submitted to a vote of shareholders of NI Holdings, including the election of directors. The Mutual Holding Company is not currently an operating company and has not engaged in any business to date. We do not expect that the Mutual Holding Company will engage in any business activity other than owning a majority of the outstanding common stock of NI Holdings.

The Mutual Holding Company is organized as a mutual company, and upon completion of the conversion and this offering, each policyholder of Nodak Insurance Company will become a member of the Mutual Holding Company. In addition, each future policyholder of Nodak Insurance Company will become a member of the Mutual Holding Company; however, a policyholder’s membership in the Mutual Holding Company will terminate upon the termination, cancellation or nonrenewal of such policyholder’s insurance policy.

NI Holdings, Inc.

This offering is being made by NI Holdings, Inc., a North Dakota corporation formed to act as an intermediate holding company and to own all of the outstanding capital stock of Nodak Insurance Company. Through its board of directors, NI Holdings will elect the directors of Nodak Insurance Company and direct, plan and coordinate Nodak Insurance Company’s business activities. In the future, NI Holdings may also acquire or organize other operating subsidiaries, including insurance companies or other fee-based insurance businesses such as insurance agencies, but it currently has no specific plans or agreements to do so.

Our Competitive Strengths

We believe that we have a strong record of success in our market that is based on key competitive strengths including:

•	Strong capitalization. In the last 5 years we have added $54.4 million to statutory surplus.
•	Strong operating results. In 2015, we had a combined ratio of 86.4%, and we have had a combined ratio under 100% in 11 of the past 12 years. As a result we have outperformed the A. M. Best industry composite performance.
•	Experienced management. The four senior managers have been working together for 10 years and have 108 years of combined industry experience.

Our success has resulted in Nodak Mutual being identified as a Ward’s Top 50 property and casualty insurance company for three consecutive years and four out of the last five years. Ward Group is a leading provider of benchmarking and best practices studies for the insurance industry.

Our Market, Strategies and Offering Rationale

Market Overview

Our primary markets are North Dakota, Nebraska, South Dakota and Minnesota. We write only nonstandard auto insurance in Nevada and Arizona. Nodak Mutual is the third largest property and casualty insurer in North Dakota, where it had 2015 direct written premiums of $134.5 million representing 5.3% of a $2.5 billion market. In our other primary markets we have a much smaller market presence. Through Battle Creek, we are the 44th largest writer in the $4.5 billion Nebraska market, and through American West, we are the 88th largest writer in the $2.4 billion South Dakota market and the 325th largest writer in the $11.0 billion Minnesota market, where we focus almost exclusively on multi-peril crop insurance. Through Primero, we are the 119th largest writer in the $4.5 billion Nevada market. Primero writes 70% of its direct written premiums in Nevada.

Organic Growth Strategy

Given our market presence in each of these key states, we believe we have ample opportunity to increase business in our primary markets organically. Strategies we employ to grow organically include:

•	Continued emphasis on our relationship between Nodak Mutual and the North Dakota Farm Bureau, a key advocacy group for agricultural and rural interests that enjoys a high and favorable profile throughout North Dakota;
•	Using the cost advantage created by our low expense ratio compared to peers (26.2% expense ratio in 2015 compared to average expense ratio of 31.25 for our peers) to selectively expand market share in our primary markets;
•	Expansion and enhancement of agency relationships in Nebraska and South Dakota, including the use of technology such as mobile apps, on-line quoting, and policy issuance initiatives to make it easy for independent agents and insureds to do business with us;

•	Selective expansion of Primero in its core markets of Nevada and Arizona as well as expansion of the nonstandard auto product in our core upper Midwest market area;
•	Excellent claims service for all insureds; and
•	Selective expansion of our participation in the federal multi-peril crop insurance program where we have experience and expertise.

External Growth Strategy

We successfully acquired Primero in 2014 and Battle Creek in 2011. American West was acquired in 2001. We believe that with the additional capital we will raise through this offering, we will be able to continue selectively making acquisitions that complement our strategy. Areas of interest include acquisition of a commercial writer and geographic expansion. The acquisition of a commercial writer would help us better diversify our book of business among personal lines insurance, multi-peril crop insurance and commercial lines insurance, where we currently write only a limited amount of business. Selective geographic expansion would help diversify weather-related risk and catastrophe risk. Although we are open to acquisitions throughout the United States, the ability to expand in South Dakota through acquisition where our presence is not yet significant would be attractive and would bridge the market between our North Dakota and Nebraska franchises.

The completion of this offering will supply additional capital needed to support substantially increased premium volume, which we expect to result from the implementation of both our organic and inorganic growth strategies.

Reasons for the Conversion and the Offering

As a mutual insurance company, Nodak Mutual Insurance Company is unable to raise additional capital to support its growth strategy except through the retention of earnings or the issuance of surplus notes, which must eventually be repaid with interest. As a property and casualty insurance company, our operating results are highly dependent on weather related losses in our personal, crop, and commercial lines of insurance. Because a high percentage of the properties and crops that we insure are located in North Dakota, if North Dakota experiences adverse weather conditions in multiple years during a limited span of years, resulting losses could impair our ability to execute our growth strategy and impair our A.M. Best rating. Accordingly, Nodak Mutual’s board of directors decided that it was in the best interest of the company and its members to raise additional capital through the conversion of the company from a mutual insurance company to a stock company and the issuance of shares of capital stock.

Under North Dakota law, unless the North Dakota Insurance Commissioner approves an alternative plan, a mutual property and casualty insurance company that adopts a plan to convert from mutual to stock form must first offer to its members any shares of stock that will be issued in connection with such conversion. Accordingly, we are conducting this public offering in order to provide the eligible members of Nodak Mutual the right to purchase our shares in the subscription offering.

In connection with its decision to convert from a mutual to a stock form of organization, the board of directors determined that engaging in a full mutual-to-stock conversion would raise more capital than it expects to prudently deploy in a reasonable time period. Accordingly, the board of directors concluded that a mutual holding company reorganization would be more appropriate because it would result in less capital being raised in comparison to a full mutual-to-stock conversion. Under a mutual holding company structure, the mutual holding company must retain at least a majority of the voting rights of the insurance company or an intermediate holding company. We have chosen to sell 45% of our shares to our members and the public. As a result, the Mutual Holding Company will own 55% of NI Holdings, which will then own 100% of Nodak Insurance Company. We have chosen to offer 45% of NI Holdings rather than 49% because it provides us with the flexibility to issue authorized but unissued shares to fund our proposed equity incentive compensation plan while maintaining the Mutual Holding Company’s majority ownership position as required by North Dakota law.

In the future, we may undertake a transaction commonly known as a “second-step conversion” if we identify uses for the additional capital we would raise or otherwise believe conversion to a full publicly owned company is in the best interests of NI Holdings and its stakeholders. In a second-step conversion,

Nodak Mutual Group would convert to stock form and simultaneously acquire all of the shares of NI Holdings not held by Nodak Mutual Group in a stock for stock exchange. In a second-step conversion, members of the Mutual Holding Company would have subscription rights to purchase newly issued shares of the Mutual Holding Company or a newly formed holding company, and the public shareholders of NI Holdings would be entitled to exchange their shares for shares of the Mutual Holding Company or such new holding company. The exchange ratio will be determined at that time and would be an amount necessary to provide shareholders of NI Holdings with approximately the same percentage ownership in the resulting entity as they have in NI Holdings at the time of such second-step conversion. NI Holdings’ public shareholders, therefore, would own approximately the same percentage of the resulting entity as they owned before the second-step conversion. The board of directors has no current plan to undertake a second-step conversion transaction.

Effect of the Conversion of Nodak Mutual from Mutual to Stock Form

As a mutual insurance company, Nodak Mutual Insurance Company has no shareholders, but it does have members. The members of Nodak Mutual are its policyholders. Like shareholders, the members have voting rights with respect to the election of directors of Nodak Mutual and any other matters submitted to the vote of members. Unlike shares held by shareholders, however, the memberships in Nodak Mutual are not transferable and do not exist separate from the related insurance policy issued by the insurance company. Therefore, these membership rights are extinguished when a policyholder cancels or does not renew the policy or the policy is otherwise terminated. The conversion will have no effect on the contractual rights of the policyholders of Nodak Mutual to insurance coverage under their insurance policies.

On January 21, 2016, Nodak Mutual’s board of directors adopted a plan of conversion by which Nodak Mutual will convert from a mutual insurance company to a stock insurance company and issue all of its outstanding capital stock to Nodak Mutual Group, which will then contribute all of such shares to NI Holdings. Following the conversion, Nodak Insurance Company will be a wholly owned subsidiary of NI Holdings. American West, Tri-State Ltd., and Primero will continue to be subsidiaries of Nodak Insurance Company and Nodak Insurance Company will continue to manage Battle Creek. The affirmative vote of at least two-thirds of the votes cast by members of Nodak Mutual as of         , 2016, is necessary to approve the plan of conversion at a special meeting of the members to be held on         , 2016.

Appraisal

The plan of conversion and North Dakota law require that the purchase price of the common stock be based on the estimated pro forma market value of Nodak Mutual as determined by an independent valuation firm. Nodak Mutual retained Feldman Financial Advisors, Inc. to perform this valuation. The valuation may be in the form of a range consisting of a midpoint valuation, a valuation fifteen percent (15%) above the midpoint valuation and a valuation fifteen percent (15%) below the midpoint valuation. Based on the valuation performed by Feldman Financial as of December 31, 2015, the estimated pro forma market value of Nodak Mutual is between $170.0 million and $230.0 million. We plan to issue between 7,650,000 and 10,350,000 shares of our common stock in the offering. This range was determined by taking 45% of the minimum of the valuation range and 45% of the maximum of the valuation range of Nodak Mutual as determined by Feldman Financial and dividing each amount by the $10.00 per share offering price.

The Subscription and Community Offerings

We are offering between 7,650,000 shares and 10,350,000 shares of our common stock for sale at a purchase price of $10.00 per share. All purchasers of our common stock in the offering will pay the same cash price per share. In the subscription offering phase, shares of common stock are being offered in the following order of priority:

•	first, to the policyholders of Nodak Mutual as of January 21, 2016, which are referred to as the “eligible members”;
•	second, to the ESOP; and
•	third, to the directors, officers and employees of Nodak Mutual.

The policyholders of Nodak Mutual, the ESOP, and the directors, officers and employees of Nodak Mutual have the right to purchase shares of common stock in the offering subject to these priorities. We call the offering of the common stock to these constituents the “subscription offering.”

In the community offering phase, shares of common stock are being offered to the general public consisting primarily of individuals in Nodak’s market area and certain other investors who typically invest in mutual to stock conversions. We may, at our option, grant preference to orders received from people who became policyholders of Nodak Mutual after January 21, 2016, to licensed insurance producers appointed by Nodak Mutual, to members of the North Dakota Farm Bureau, to employees of Tri-State Ltd., to residents of North Dakota, to licensed insurance producers appointed by American West, Battle Creek and Primero and to residents of South Dakota, Nebraska, Minnesota, Nevada and Arizona. We refer to this as the “community offering.” Unlike the subscription offering, purchasers in the community offering do not have any right to purchase shares in the offering, and their orders are subordinate to the rights of the purchasers in the subscription offering.

Any of the 10,350,000 offered shares of common stock not subscribed for in the subscription offering may be sold in the community offering. However, we reserve the absolute right to accept or reject any orders in the community offering, in whole or in part. We are planning to conduct the community offering concurrently with the subscription offering.

Redemption of Subscription Rights

Each eligible member has been granted 322 subscription rights. As provided in the plan of conversion, this amount equals the 9,000,000 shares that would be issued at the midpoint of the valuation of Nodak Mutual, divided by the number of eligible members as of January 21, 2016, which was 27,915. Each eligible member may either:

•	Exercise such subscription rights by purchasing shares in the offering, or
•	Elect, either affirmatively or by failing to purchase any shares in the offering, to have Nodak Insurance Company redeem for cash all, but not less than all, of such eligible member’s subscription rights. Each subscription right has been determined to have a value of $0.67 for the purpose of the amount to be paid in redemption of the subscription right. Therefore, each eligible member who does not purchase any shares in the offering will receive cash in the amount of $215.74.

The redemption price for the subscription rights was determined by Feldman Financial using the Black-Scholes option pricing methodology prescribed by the North Dakota property and casualty insurance company conversion law. Any eligible member who has his or her subscription rights redeemed will not be permitted to purchase shares of NI Holdings in the offering. If an eligible member transfers such member’s subscription rights to a permitted transferee, such subscription rights are no longer redeemable. See “The Conversion and the Offering — Redemption of Subscription Rights for Cash” and “— Permitted Transfers of Subscription Rights.”

The Syndicated Offering

If participants in the subscription and community offerings purchase fewer than 10,350,000 shares, we, in our sole discretion, may sell additional shares on a best efforts basis using a syndicate of registered broker-dealers managed by Griffin Financial. We refer to this phase of the offering as the “syndicated offering.” This syndicated offering may be conducted concurrently with or after the subscription offering and the community offering.

The following table shows those persons that are eligible to purchase shares in the various phases of the offering and the shares available for purchase in each phase of the offering. We expect to conduct the subscription offering and the community offering simultaneously, and the syndicated offering may be conducted concurrently with or after the subscription offering and community offering.

Offering	Eligible Purchasers	Shares Available for Purchase
Subscription Offering	Policyholders of Nodak Mutual at January 21, 2016;	10,350,000 shares
	The ESOP; and	240,000 shares
	Officers, directors and employees of Nodak Mutual.	10,350,000 shares, less shares subscribed for by eligible members and the ESOP
Community Offering	Persons who became policyholders of Nodak Mutual after January 21, 2016, licensed producers appointed by Nodak Mutual, members of the North Dakota Farm Bureau, employees of Tri-State Ltd., residents of North Dakota, licensed producers appointed by Battle Creek, American West, and Primero, residents of South Dakota, Minnesota, Nebraska, Nevada and Arizona, and the general public, consisting principally of individuals in Nodak’s market area and certain other investors who typically invest in mutual to stock conversions.	10,350,000 shares, less shares subscribed for in the subscription offering
Syndicated Offering	All members of the general public, consisting principally of institutional investors and the retail customers of the broker-dealers comprising the syndicate.	10,350,000 shares, less shares subscribed for in the subscription offering and the community offering

Our Structure Prior to the Conversion

Our Structure Following the Conversion

The following chart shows our corporate structure following completion of the conversion.

Use of Proceeds

We expect the net proceeds of the offering to be between $73.1 million and $99.6 million, after the payment of conversion and offering expenses and selling agent fees and expenses. The table below assumes there is no syndicated offering. If a portion of the shares are sold in a syndicated offering, net proceeds will be reduced because we will pay a higher commission in the syndicated offering than on shares sold in the subscription and community offerings. See “The Conversion and the Offering — Marketing and Underwriting Arrangements.” We intend to use the net proceeds from the offering as follows:

	Minimum	Maximum
Net Proceeds
Gross proceeds	$76,500,000	$103,500,000
Conversion and offering expenses	1,750,000	1,750,000
Estimated selling agent fees and expenses	1,630,000	2,170,000
Net proceeds	$73,120,000	$99,580,000
Use of Net Proceeds
Redemption of subscription rights(1)	$5,427,000	$5,427,000
General corporate purposes	67,693,000	94,153,000
Total	$73,120,000	$99,580,000

(1)	Solely for the purpose of estimating net proceeds, we have assumed that eligible members will elect to have 90% (or 8,100,000) of the subscription rights redeemed by Nodak Insurance Company at a price of $0.67 per subscription right in cash. Net proceeds will be greater if fewer eligible members have their subscription rights redeemed, or less if more eligible members have their subscription rights redeemed. If no shares are purchased by eligible members, the maximum redemption price paid by NI Holdings for such subscription rights would be $6,030,000.

Prior to the closing of the offering, Nodak Mutual will make a $2,400,000 loan to our ESOP to permit it to purchase 240,000 shares in the offering.

We expect to retain all of the remaining net proceeds from the offering at NI Holdings, except to the extent that we are required by the North Dakota Insurance Department to contribute a portion of the net proceeds to Nodak Insurance Company. Any remaining net proceeds retained at NI Holdings will be used for general corporate purposes, including to pay dividends to shareholders, to fund stock repurchases, and to fund possible future acquisitions. On a short-term basis, the proceeds retained at NI Holdings will be invested primarily in U.S. government securities, other federal agency securities, and other securities consistent with our investment policy until utilized.

Except for the foregoing, we currently have no specific plans, intentions, arrangements or understandings regarding the proceeds of the offering. See “Use of Proceeds” and “Dividend Policy.”

How Do I Buy Stock in the Offering?

To buy common stock in the offering, sign and complete the stock order form that accompanies this prospectus and send it to us with your payment in the envelope provided so that it is received no later than noon, Central Time on         , 2016. Payment may be made by personal check, cashier’s check or money order payable to “Christiana Trust on behalf of NI Holdings, Inc.” After you send in your payment, you have no right to modify your investment or withdraw your funds without our consent, unless we extend the offering to a date later than         , 2016. See “The Conversion and The Offering — If Subscriptions Received in all of the Offerings Combined Do Not Meet the Required Minimum” and “The Conversion and The Offering — Resolicitation.” We may or may not consent to any modification or withdrawal request in our sole discretion. We may reject a stock order form if it is incomplete or not timely received. We may also reject any order received in the community offering or the syndicated offering, in whole or in part, for any or no reason.

How Do I Elect to Have My Subscription Rights Redeemed by NI Holdings?

Each eligible member was granted 322 subscription rights under the plan of conversion. Eligible members may elect to have all, but not less than all, of the subscription rights that they were granted redeemed by NI Holdings for cash equal to $0.67 for each such subscription right, or $215.74 in the aggregate. You may elect to have your subscription rights redeemed by making such election on the stock order form that accompanies this prospectus and signing and returning it in the envelope provided. Any eligible member that has not transferred such member’s subscription rights and does not purchase shares in the offering will be deemed to have elected to have such subscription rights redeemed for cash. Only subscription rights held by eligible members will be redeemed. If you have transferred your subscription rights, neither you nor the transferee will be entitled to have such subscription rights redeemed for cash. See “The Conversion and the Offering — Permitted Transfers of Subscription Rights” and “— Redemption of Subscription Rights for Cash.”

Limits on Your Purchase of Common Stock

The minimum number of shares a person or entity may subscribe for in the offering is 25 shares ($250). The maximum number of shares that a person or entity, together with any affiliate, associate or any person or entity with whom he or she is acting in concert, may purchase in the offering without the prior approval of the Department is 5% of the total shares sold in the offering. For this purpose, an associate of a person or entity includes:

•	such person’s spouse;
•	relatives of such person or such person’s spouse living in the same house;
•	companies, trusts or other entities in which such person or entity holds 10% or more of the equity securities (excluding the ESOP);
•	a trust or estate in which such person or entity holds a substantial beneficial interest or serves in a fiduciary capacity (excluding a qualified employee benefit plan, such as the ESOP); or
•	any person acting in concert with any of the persons or entities listed above.

We may decrease or increase the maximum purchase limitation. See “The Conversion and The Offering — Limitations on Purchases of Common Stock.” In the event that we change the maximum purchase limitation, we will distribute a prospectus supplement or revised prospectus to each person who has placed an order to purchase the previous maximum number of shares such person could purchase in the offering and provide them with the opportunity to increase their subscription.

Oversubscription

If you are a policyholder of Nodak Mutual as of January 21, 2016, and we receive subscriptions in the subscription offering for more than 10,350,000 shares, which is the maximum number of shares being offered, your subscription may be reduced. In that event, no shares will be sold to the ESOP or to directors, officers and employees of Nodak Mutual (except in his or her capacity as a policyholder of Nodak Mutual as of January 21, 2016) and no shares will be sold in the community offering or syndicated offering. In that event, the shares of common stock will be allocated to policyholders of Nodak Mutual as of January 21, 2016 on a pro rata basis based on the amount that each eligible member subscribed to purchase.

If policyholders of Nodak Mutual as of January 21, 2016 subscribe for less than 10,350,000 shares, but together with the ESOP and directors, officers and employees of Nodak Mutual subscribe for more than 7,650,000 shares, each policyholder as of such date will be allowed to purchase the full amount of shares for which he or she subscribed, and the remaining shares of common stock will be sold to the ESOP and then allocated among such directors, officers and employees on a pro rata basis based on the amount that each director, officer and employee subscribed to purchase.

For a more complete description of the allocation procedures in the event of an oversubscription, see “The Conversion and The Offering — Subscription Offering and Subscription Rights.”

If we receive in the subscription offering subscriptions for less than 7,650,000 shares of common stock, but in the subscription, community, and syndicated offerings together we receive subscriptions and orders for more than 7,650,000 shares, we will sell to participants in the subscription offering the number of shares sufficient to satisfy their subscriptions in full, and then may accept orders in the community offering and the syndicated offering, with preference given to orders received in the community offering, provided that the total number of shares sold in all three offerings does not exceed 10,350,000 shares.

Undersubscription

If the number of shares purchased in the subscription, community and syndicated offerings are collectively less than 7,650,000, then we will promptly return all funds received in the offerings to purchasers, without interest. In that event, we may cause a new valuation of Nodak Mutual to be performed, and based on this valuation amend the registration statement of which this prospectus is a part and commence a new offering of the common stock. In that event, people who submitted subscriptions or orders will be permitted to submit new subscriptions or orders. See “The Conversion and The Offering — Resolicitation.”

Shares Outstanding Immediately After the Offering

After the offering, there will be a minimum of 17,000,000 shares and a maximum of 23,000,000 shares of our common stock issued and outstanding, including shares held by the Mutual Holding Company. In either case, the amount of shares we are offering will represent approximately 45% of our outstanding common stock because if we increase the number of shares sold in the offering, the number of shares that we issue to the Mutual Holding Company will increase on a corresponding basis.

Market for Common Stock

We have applied for listing on the Nasdaq Capital Market under the symbol “NODK,” but an active trading market for our stock may not develop. Griffin Financial intends to become a market maker in our common stock following the offering, but is under no obligation to do so. Neither we nor any market maker has any control over the development of an active public market. See “Market for Our Common Stock.”

Management Purchases of Stock

The directors and officers of Nodak Mutual, together with their affiliates and associates, propose to purchase approximately 61,300 shares of common stock in the offering. This amount includes any of the shares of common stock that businesses owned or controlled by such directors and executive officers may subscribe to purchase in their capacity as an eligible member. Such directors and executive officers and their affiliates and associates are not obligated to purchase this number of shares, and in the aggregate they may purchase a greater or smaller number of shares. See “The Conversion and The Offering — Proposed Management Purchases.”

Benefits to Management

After completion of the offering, we intend to implement an equity incentive compensation plan if shareholder approval of the plan is obtained. Such approval cannot be obtained earlier than six months after completion of the conversion. If the equity compensation plan is approved by our shareholders, we intend to grant restricted stock awards and stock options to directors and certain officers, and employees. The restricted stock awards will consist of shares of NI Holdings, which will be issued at no cost to directors, officers and employees and will vest over a period of time specified in the award in exchange for continued service. The stock options will also be issued to directors and certain officers and employees without cost to them, but they will be required to pay the applicable exercise price at the time of exercise to receive the shares covered by the options. See “Management — Benefit Plans and Employment Agreements.” The board of directors has not determined the number of shares that will be authorized to be issued under the equity incentive compensation plan.

The following table summarizes the stock benefits that directors, officers and employees may receive in connection with or subsequent to the conversion offering, assuming that the number of shares sold is at the midpoint of the offering range:

Plan	Individuals Eligible to Receive Awards	% of Shares Issued	Number of Shares		Value of Shares Based on $10.00 Share Price
ESOP	All full-time employees	2.7%	240,000		$2,400,000
Shares available under the stock compensation plan for restricted stock awards	Directors and selected officers and employees	(1)		(1)		$(1)
Shares available under the stock compensation plan for common stock options	Directors and selected officers and employees	(1)		(1)	$0	(2)

(1)	The Company’s board of directors had not determined the number of shares that will be authorized to be issued under the equity incentive compensation plan in the form of restricted stock awards or stock options.
(2)	Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value of a stock option will depend upon increases, if any, in the price of our common stock during the term of the stock option.

In addition, three executive officers of Nodak Mutual entered into employment agreements with NI Holdings and Nodak Mutual in connection with this stock offering.

Deadlines for Purchasing Stock

If you wish to purchase shares of our common stock, a properly completed and signed original stock order form, together with full payment for the shares, must be received (not postmarked) at the Stock Information Center no later than 12:00 noon, Central Time, on         , 2016. You may submit your order form in one of three ways: by mail using the order reply envelope provided, by overnight courier to the address indicated on the stock order form, or by bringing the stock order form and payment to the Stock Information Center, which is located at our offices at 1101 First Avenue North, Fargo, North Dakota 58102. The Stock Information Center is open weekdays, except bank holidays, from 10:00 a.m. to 4:00 p.m., Central Time. Once submitted, your order is irrevocable unless the offering is terminated or extended. We may extend the         , 2016 expiration date, without notice to you. If we extend the subscription offering to a date

later than         , 2016, the stock orders will be canceled and all funds received will be returned promptly without interest. The subscription offering may not be extended to a date later than         , 2016. The community offering and syndicated offering, if conducted, may terminate at any time without notice, but no later than 45 days after the termination of the subscription offering.

Conditions That Must Be Satisfied Before We Can Complete the Offering and Issue the Stock

Before we can complete the offering and issue our stock, the members of Nodak Mutual as of [•], 2016 must approve the plan of conversion, and we must sell at least the minimum number of shares offered. No funds will be released from the escrow account until the offering has been completed and all of these conditions have been satisfied. If all of these conditions are not satisfied by [•], 2016, the offering will be terminated and all funds will be returned promptly without interest.

Termination of the Offering

We have the right to cancel the offering at any time. If we cancel the offering, your money will be promptly refunded, without interest.

Dividend Policy

Following the conversion and the offering, we intend to adopt a policy of paying regular cash dividends, but we have not yet determined the amount that may be paid or when the payment of dividends may begin. We anticipate that the Mutual Holding Company will waive its right to receive substantially all of the dividends that are paid to it by us.

As a holding company, our ability to pay dividends will be dependent upon any proceeds from the offering retained by us and the declaration and payment of dividends to us by Nodak Insurance Company. The payment of dividends by Nodak Insurance Company may require the prior approval of the Department. For additional information regarding restrictions on our ability to pay dividends, see “Dividend Policy.”

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, commonly known as the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and reduction of other obligations that are otherwise applicable generally to public companies. These provisions include:

•	a requirement to include in this prospectus only two years of audited financial statements, two years of selected financial information, and two years of related Management Discussion & Analysis;
•	exemption from the auditor attestation requirement on the effectiveness of our internal control over financial reporting;
•	reduced disclosure about our executive compensation arrangements; and
•	no shareholder non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions until the earlier of five years or such time as we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our capital stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced compliance obligations.

Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

Delivery of Prospectus

To ensure that each person receives a prospectus at least 48 hours before the offering deadline, we will not mail prospectuses any later than five days before such date or hand-deliver prospectuses later than two days before that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 12:00 noon, Central Time, on [•], 2016 whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Shares of Common Stock

All shares of common stock of NI Holdings sold in the subscription offering and community offering will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock sold in the offering will be mailed by our transfer agent to the persons entitled thereto at the address noted by them on their stock order form as soon as practicable following consummation of the conversion. Shares of common stock sold in the syndicated offering may be delivered electronically through the services of The Depository Trust Company. We expect trading in the stock to begin on the business day of or on the business day immediately following the completion of the conversion and stock offering. It is possible that until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

How You May Obtain Additional Information Regarding the Offering

If you have any questions regarding the stock offering, please call the Stock Information Center at [•], Monday through Friday between 10:00 a.m. and 4:00 p.m., Central Time or write to us at NI Holdings, Inc., 1101 First Avenue North, Fargo, North Dakota 58102. The Stock Information Center will be closed on weekends and bank holidays. Our Stock Information Center is located at our offices at 1101 First Avenue North, Fargo, North Dakota 58102. Additional copies of the materials will be available at the Stock Information Center.

Risk Factors

NI Holdings and its businesses are subject to numerous risks as more fully described in the section of this prospectus titled “Risk Factors.” As part of your evaluation of our business and a possible investment in our common stock, you should consider the challenges and risks we face in implementing our business strategies, including the following:

•	Catastrophe losses due to snow storms, ice storms, freezing temperatures, tornados, wind, hail, flooding, fires and other natural or man-made disasters can have a significant negative impact on our operating results and financial condition, and the frequency and severity of losses due to these events are unpredictable;
•	A significant portion of our net income is derived from our sales of multi-peril crop insurance. The profits and losses realized under the multi-peril crop line of insurance written by Nodak Mutual and its subsidiaries are subject to substantial volatility based on the timing, location and severity of weather conditions in the areas where the crops are insured;
•	Our multi-peril crop line of business depends on the United States government’s crop insurance program. If Congress voted to terminate or significantly limit the amount of risk it assumes or the premium subsidies provided to farmers under such program, it could have a material adverse effect on our results of operations;
•	A majority of the outstanding shares of our common stock will be held by Nodak Mutual Group, which will be able to elect all of the members of our board of directors and exercise significant control over us and our operations;
•	Because we are an insurance holding company, we will depend on proceeds from the offering retained at the holding company level and dividends and management fees from Nodak Insurance

Company to pay our operating expenses, to repay any indebtedness, and to fund any dividends and stock repurchases. The payment of dividends by Nodak Insurance Company will be restricted by North Dakota’s insurance law, and American West and Primero historically have not paid dividends to Nodak Mutual;
•	We intend to pursue acquisition opportunities in our various insurance lines. We may be unable to identify and complete acquisitions on terms favorable to us, and integration of such businesses will entail various risks and may distract our management from the day to day operations of our business; and
•	Approximately 55% of our outstanding shares will be owned by the Nodak Mutual Group after completion of this offering. Accordingly, an active trading market for our common stock may not develop and there may be limited liquidity in our common stock.

RISK FACTORS

In addition to all other information contained in this prospectus, you should carefully consider the following risk factors in deciding whether to purchase our common stock. If any of these risks actually occur, our business, financial condition and results of operations could be materially adversely affected and the price of our common stock and the value of your investment in our common stock could decline substantially.

Risks Related to Our Business and Industry

Catastrophic or other significant natural or man-made losses may negatively affect our financial condition and operating results.

As a property and casualty insurer, we are subject to claims from catastrophes that may have a significant negative impact on operating and financial results. We have experienced catastrophe losses and can be expected to experience catastrophe losses in the future. Catastrophe losses can be caused by various events, including snow storms, ice storms, freezing temperatures, earthquakes, tornadoes, wind, hail, fires, and other natural or man-made disasters. The frequency, number and severity of these losses are unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event.

Approximately 77.8% of Nodak Mutual’s consolidated premiums in 2015 was written in North Dakota. Because Nodak Mutual’s business is concentrated in North Dakota, adverse developments from severe weather events such as hail storms, flooding or droughts affecting a large portion of North Dakota would have a disproportionately greater effect on Nodak Mutual’s financial condition and results of operations than if its business were less geographically concentrated. The incidence and severity of such events are inherently unpredictable. In recent years, changing climate conditions have increased the unpredictability, severity and frequency of tornados and other storms.

We attempt to reduce our exposure to catastrophe losses through the underwriting process and by obtaining reinsurance coverage. However, in the event that we experience catastrophe losses, we cannot assure you that our unearned premiums, loss reserves and reinsurance will be adequate to cover these risks. In addition, because accounting rules do not permit insurers to reserve for catastrophic events until they occur, claims from catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could have a material adverse effect on our financial condition or results of operations. Our ability to write new business also could be adversely affected.

Our financial condition and results of operations also are affected periodically by losses caused by natural perils such as those described above that are not deemed a catastrophe. If a number of these events occur in a short time period, it may materially affect our financial condition and results of operations.

Any downgrade in our A.M. Best rating could affect our ability to write new business or renew our existing business, which would lead to a decrease in revenue and net income.

Third-party rating agencies, such as A.M. Best, periodically assess and rate the claims-paying ability of insurers based on criteria established by the rating agencies. Ratings assigned by A.M. Best are an important factor influencing the competitive position of insurance companies. A.M. Best ratings, which are reviewed at least annually, represent independent opinions of financial strength and ability to meet obligations to policyholders and are not directed toward the protection of investors. Therefore, our A.M. Best rating should not be relied upon as a basis for an investment decision to purchase our common stock.

Nodak Mutual holds a financial strength rating of “A” (Excellent) by A.M. Best, the third highest rating out of 15 rating classifications. Nodak Mutual has held an “A” rating for the past four years. Our most recent rating by A.M. Best was issued on February 29, 2016. Battle Creek also holds an “A” rating and American West holds a “B++” rating. Financial strength ratings are used by producers and customers as a means of assessing the financial strength and quality of insurers. If our financial position deteriorates, we may not maintain our favorable financial strength rating from A.M. Best. A downgrade of our rating could severely limit or prevent us from writing desirable business or from renewing our existing business. In addition, a downgrade could negatively affect our ability to implement our strategy because it could cause our current or potential producers to choose other more highly rated competitors or reduce our ability to obtain reinsurance. See “Business — A.M. Best Rating.”

A significant percentage of Nodak Mutual’s written premiums and net profits are generated from its multi-peril crop insurance business, and the loss of such business as a result of a termination of or substantial changes to the Federal crop insurance program would have a material adverse effect on the revenues and income of Nodak Insurance Company.

In 2015 and 2014, 24.9% and 27.6%, respectively, of Nodak Mutual’s statutory net written premiums were generated from its multi-peril crop insurance line of business and 50.4% and 85.3% of Nodak Mutual’s statutory net income were attributable to this line of business. Through the Federal Crop Insurance Corporation, the United States government subsidizes insurance companies by assuming an increasingly higher portion of losses incurred by farmers as a result of weather-related and other perils as well as commodity price fluctuations. The United States government also subsidizes the premium cost to farmers for multi-peril crop yield and revenue insurance. Without this risk assumption, losses incurred by insurance companies would be higher and without the premium subsidy, the number of farmers purchasing multi-peril crop insurance would decline significantly. Periodically, members of the United States Congress propose to significantly reduce the government’s involvement in the federal crop insurance program in an effort to reduce government spending. If legislation is adopted to reduce the amount of risk the government assumes, the amount of insurance premium subsidy provided to farmers or otherwise reduce the coverage provided under multi-peril crop insurance policies, losses would increase and purchases of multi-peril crop insurance could experience a significant decline nationwide and in our market area. Such changes could have a material adverse effect on our revenues and income.

Our results may fluctuate as a result of many factors, including cyclical changes in the insurance industry.

Results of companies in the insurance industry, and particularly the property and casualty insurance industry, historically have been subject to significant fluctuations and uncertainties and have fluctuated in cyclical periods of low premium rates and excess underwriting capacity resulting from increased competition (a so-called “soft market”), followed by periods of high premium rates and a shortage of underwriting capacity resulting from decreased competition (a so-called “hard market”). The industry’s profitability can be affected significantly by:

•	estimates of rising levels of actual costs that are not known by companies at the time they price their products;
•	volatile and unpredictable developments, including man-made and natural catastrophes;
•	changes in reserves resulting from the general claims and legal environments as different types of claims arise and judicial interpretations relating to the scope of insurers’ liability develop; and
•	fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested capital and may impact the ultimate payout of losses.

Fluctuations in underwriting capacity, demand and competition, and the impact on our business of the other factors identified above, could have a negative impact on our results of operations and financial condition. Based on our analysis of the underwriting capacity and price competition in the current market, we believe that we are neither in a “soft market” or “hard market” phase of the insurance industry cycle. If other insurers seek to expand the kinds or amounts of insurance coverage they offer, this could result in increased underwriting capacity and competition and declining pricing as some insurers seek to maintain market share at the expense of underwriting discipline.

Competition for potential acquisitions from other property and casualty insurers could increase the price that NI Holdings will be required to pay in connection with future acquisitions.

Over-capacity in the property and casualty market has led other market participants to seek acquisitions in order to generate revenue growth. These market conditions may cause significant competition for acquisitions and increase the price for acquisitions. This competitive market could impede execution of NI Holdings’ growth strategy.

Integration of existing businesses and future acquisitions may require a significant investment of management’s time and distract management from the day to day operations of NI Holdings’ business.

Nodak Mutual has spent considerable time and effort integrating Battle Creek Mutual Insurance Company and Primero Insurance Company in the areas of sales and marketing, operations, financial reporting, and employee benefits. Future acquisitions will require additional integration, particularly to realize the anticipated coordination designed to drive revenue growth and reduce costs. NI Holdings’ executive management staff is small, and there can be no assurance that acquisitions will be successfully executed and integrated.

We may not be able to manage our growth effectively.

We intend to grow our business in the future, which could require additional capital, systems development and skilled personnel. We cannot assure you that we will be able to locate profitable business opportunities, meet our capital needs, expand our systems and our internal controls effectively, allocate our human resources optimally, identify qualified employees or agents or incorporate effectively the components of any businesses we may acquire in our effort to achieve growth. The failure to manage our growth effectively and maintain underwriting discipline could have a material adverse effect on our business, financial condition and results of operations.

Our success depends on the ability of our insurance company subsidiaries to underwrite risks accurately and to price our commercial and personal lines insurance products accordingly.

The nature of the insurance business is such that pricing must be determined before the underlying costs are fully known. This requires significant reliance on estimates and assumptions in setting prices. If our insurance subsidiaries fail to assess accurately the risks that they assume in our commercial and personal lines products, they may fail to charge adequate premium rates, which could impact our profitability and have a material adverse effect on our financial condition, results of operations or cash flows. Their ability to assess their policyholder risks and to price their products accurately is subject to a number of risks and uncertainties, including, but not limited to:

•	Competition from other providers of property and casualty insurance;
•	Price regulation by insurance regulatory authorities;
•	Selection and implementation of appropriate rating formulae or other pricing methodologies;
•	Availability of sufficient reliable data;
•	Uncertainties inherent in estimates and assumptions generally;
•	Adverse changes in claim results;
•	Incorrect or incomplete analysis of available data;
•	Our ability to predict policyholder retention, investment yields and the duration of liability for losses and loss adjustment expenses (“LAE”) accurately; and
•	Unanticipated effects of court decisions, legislation, or regulation, including those related to legal liability for damages by our insureds.

These risks and uncertainties could cause our insurance subsidiaries to underprice their policies, which would negatively affect their results of operations, or to overprice their policies, which could reduce their competitiveness. Either such event could have a material adverse effect on their financial condition, results of operations and cash flows.

Under the federal crop insurance program, each insurer is required to accept every application for multi-peril crop insurance that we receive, and the premiums and the policy terms are set by the Risk Management Administration, which is the federal government agency administering the federal crop insurance program. Accordingly, no policy underwriting is necessary in connection with our multi-peril crop insurance line of business. We, and several other crop insurers, rely on American Farm Bureau Insurance Services (“AFBIS”) to underwrite our crop hail insurance line of business. Unlike the multi-peril crop business, however, we have the ability to decline to issue any policy if we believe the policy will expose us to too much risk in a particular geographic area or if we are unwilling to insure the crop that the policy would cover. If we accept the application for crop hail insurance, however, we could incur losses if AFBIS fails to adequately underwrite and price such coverage.

Our results and financial condition may be affected by a failure of our insurance subsidiaries to establish adequate loss and LAE reserves or by adverse development of prior year reserves.

Nodak Mutual maintains reserves to cover amounts it estimates will be needed to pay for insured losses and for the expenses necessary to settle claims. Estimating loss and loss expense reserves is a difficult and complex process involving many variables and subjective judgments. Liability for losses and LAE (also referred to as loss and LAE reserves) is the largest liability of Nodak Mutual and represents the financial statement item most sensitive to estimation and judgment. In developing its estimates of losses and LAE, Nodak Mutual has evaluated and considered actuarial projection techniques based on its assessment of facts and circumstances then known, historical loss experience data and estimates of anticipated trends. This process assumes that past experience, adjusted for the effects of current developments, changes in operations and anticipated trends, constitutes an appropriate basis for predicting future events. While Nodak Mutual believes that its loss and LAE reserves are appropriate, to the extent that such reserves prove to be inadequate or excessive in the future, we would adjust them and incur a charge or credit to earnings, as the case may be, in the period the reserves are adjusted. Any such adjustment could have a material impact on our financial condition and results of operations. There can be no assurance that the estimates of such liabilities will not change in the future. For additional information on our loss and LAE reserves, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.

We rely on our systems and employees, and those of certain third-party vendors and service providers in conducting our operations, and certain failures, including internal or external fraud, operational errors, systems malfunctions, or cyber-security incidents, could materially adversely affect our operations.

We are exposed to many types of operational risk, including the risk of fraud by employees and outsiders, clerical and recordkeeping errors and computer or telecommunications systems malfunctions. Our business depends on our ability to process a large number of increasingly complex transactions. If any of our operational, accounting, or other data processing systems fail or have other significant shortcomings, we could be materially adversely affected. Similarly, we depend on our employees. We could be materially adversely affected if one or more of our employees cause a significant operational breakdown or failure, either as a result of human error or intentional sabotage or fraudulent manipulation of our operations or systems.

Third parties with whom we do business, including vendors that provide services or security solutions for our operations, could also be sources of operational and information security risk to us, including from breakdowns, failures, or capacity constraints of their own systems or employees. Any of these occurrences could diminish our ability to operate our business, or cause financial loss, potential liability to insureds, inability to secure insurance, reputational damage or regulatory intervention, which could materially adversely affect us.

We rely heavily on our operating systems in connection with issuing policies, paying claims, and providing the information we need to conduct our business. We also rely on the operating systems of American Farm Bureau Insurance Services, Inc. in connection with various processes with respect to our multi-peril crop line of business. We may be subject to disruptions of such operating systems arising from events that are wholly or partially beyond our control, which may include, for example, electrical or telecommunications outages, natural or man-made disasters, such as earthquakes, floods or tornados, or events arising from terrorist acts. Such disruptions may give rise to losses in service to insureds and loss or liability to us. In addition, there is the risk that our controls and procedures as well as our business continuity, disaster recovery and data security systems prove to be inadequate. The computer systems and network systems we and others use could be vulnerable to unforeseen problems. These problems may arise in both our internally developed systems and the systems of third-party service providers. In addition, our computer systems and network infrastructure present security risks and could be susceptible to hacking, computer viruses or data breaches. Any such failure could affect our operations and could materially adversely affect our results of operations by requiring us to expend significant resources to correct the defect, as well as by exposing us to litigation or losses not covered by insurance. Although we have business continuity plans and other safeguards in place, our business operations may be adversely affected by significant and widespread disruption to our physical infrastructure or operating systems and those of third-party service providers that support our business.

Our operations rely on the secure processing, transmission and storage of confidential information in our computer systems and networks. Our technologies, systems and networks may become the target of cyber-attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of our or our insureds’ confidential, proprietary and other information, or otherwise disrupt our or our insureds’ or other third parties’ business operations, which in turn may result in legal claims, regulatory scrutiny and liability, reputational damage, the incurrence of costs to eliminate or mitigate further exposure and the loss of customers. Although to date we have not experienced any material losses relating to cyber-attacks or other information security breaches, there can be no assurance that we will not suffer such losses in the future. Our risk and exposure to these matters remains heightened because of, among other things, the evolving nature of these threats and the outsourcing of some of our business operations. As a result, cyber-security and the continued development and enhancement of our controls, processes and practices designed to protect our systems, computers, software, data and networks from attack, damage or unauthorized access remain a priority. As cyber-threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities.

Disruptions or failures in the physical infrastructure or operating systems that support our business and customers, or cyber-attacks or security breaches of the networks, systems or devices that our customers use to access our products and services could result in customer attrition, regulatory fines, penalties or intervention, reputational damage, reimbursement or other compensation costs, and/or additional compliance costs, any of which could materially adversely affect our financial condition or results of operations.

Our revenues and financial results may fluctuate with interest rates, investment results and developments in the securities markets.

Nodak Mutual invests the premiums it receives from policyholders until cash is needed to pay insured claims or other expenses. Investment securities represent one of the largest categories of assets of Nodak Mutual. The fair value of its investment holdings is affected by general economic conditions and changes in the financial and credit markets. Nodak Mutual relies on the investment income produced by its investment portfolio to contribute to its profitability. Changes in interest rates and credit quality may result in fluctuations in the income derived from, the valuation of, and in the case of declines in credit quality, payment defaults on, our fixed-income securities. In addition, deteriorating economic conditions could impact the value of its equity securities. Such conditions could give rise to significant realized and unrealized investment losses or the impairment of securities deemed other-than-temporary. These changes could have a material adverse effect on our financial condition, results of operations or cash flows. The investment portfolio of Nodak Mutual is also subject to credit and cash flow risk, including risks associated with its investments in asset-backed and mortgage-backed securities. Because Nodak Mutual’s investment portfolio is the largest component of its assets and a multiple of its policyholders’ equity, adverse changes in economic conditions could result in other-than-temporary impairments that are material to our financial condition and operating results. Such economic changes could arise from overall changes in the financial markets or specific changes to industries, companies or municipalities in which we maintain investment holdings. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Information about Market Risk.”

Any acquisitions we make could disrupt our business and harm our financial condition or results of operations.

As part of our growth strategy, we will continue to evaluate opportunities to acquire other property and casualty insurers and insurance-related fee income businesses. Acquisitions that we may make or implement in the future entail a number of risks that could materially adversely affect our business and operating results, including:

•	Problems integrating the acquired operations with our existing business;

•	Operating and underwriting results of the acquired operations not meeting our expectations;
•	Diversion of management’s time and attention from our existing business;
•	Need for financial resources above our planned investment levels;
•	Difficulties in retaining business relationships with agents and policyholders of the acquired company;
•	Risks associated with entering markets in which we lack extensive prior experience;
•	Tax issues associated with acquisitions;
•	Acquisition-related disputes, including disputes over contingent consideration and escrows;
•	Potential loss of key employees of the acquired company; and
•	Potential impairment of related goodwill and intangible assets.

We could be adversely affected by the loss of our existing management or key employees.

The success of our business is dependent, to a large extent, on our ability to attract and retain key employees, in particular our senior officers. Our business may be adversely affected if labor market conditions make it difficult for us to replace our current key officers with individuals having equivalent qualifications and experience at compensation levels competitive for our industry. In particular, because of the shortage of experienced underwriters and claims personnel who have experience or training in crop insurance, replacing key employees in that line of our business could be challenging. Our key officers include: Michael J. Alexander, our President and Chief Executive Officer, Brian R. Doom, our Vice President of Finance and Chief Financial Officer, Patrick W. Duncan, our Vice President of Operations, and William D. Thompson, our Vice President of Sales and Marketing. These key officers have an average of 27 years of experience in the property and casualty and crop insurance industry.

Our employment and other agreements with our key officers do not include covenants not to compete or non-solicitation provisions because they are unenforceable under North Dakota law. See “Management — Benefit Plans and Employment Agreements.”

Our ability to manage our exposure to underwriting risks depends on the availability and cost of reinsurance coverage.

Reinsurance is the practice of transferring part of an insurance company’s liability and premium under an insurance policy to another insurance company. Nodak Mutual uses reinsurance arrangements to limit and manage the amount of risk it retains, to stabilize its underwriting results and to increase its underwriting capacity. The availability and cost of reinsurance are subject to current market conditions and may vary significantly over time. Any decrease in the amount of reinsurance maintained will increase our risk of loss. We may be unable to maintain our desired reinsurance coverage or to obtain other reinsurance coverage in adequate amounts and at favorable rates. If we are unable to renew the current coverage maintained by Nodak Mutual or obtain new coverage, it may be difficult for us to manage our underwriting risks and operate our business profitably.

If our reinsurers do not pay our claims in accordance with our reinsurance agreements, we may incur losses.

We are subject to loss and credit risk with respect to the reinsurers with whom Nodak Mutual deals because buying reinsurance does not relieve us of our liability to policyholders. If such reinsurers are not capable of fulfilling their financial obligations to us, our insurance losses would increase. Nodak Mutual secures reinsurance coverage from a number of reinsurers. The lowest A.M. Best rating issued to any of such reinsurers is “A-” (Excellent), which is the fourth highest of fifteen ratings. See “Business — Reinsurance.”

If we fail to comply with insurance industry regulations, or if those regulations become more burdensome, we may not be able to operate profitably.

Nodak Mutual and American West are currently regulated by the North Dakota Insurance Department. Battle Creek is regulated by the Nebraska Insurance Department, and Primero is regulated by the Nevada

Insurance Department. All four companies are also subject to regulation, to a more limited extent, by the insurance departments of other states in which they do business. The failure to comply with the laws and regulations of each jurisdiction could subject NI Holdings to sanctions and fines, including the cancelation or suspension of its license. Because approximately 77.8% of our consolidated direct premiums written originate from business written in North Dakota, the cancellation or suspension of our license in North Dakota, as a result of any failure to comply with the applicable insurance laws and regulations, would result in the most severe impact on our financial condition and results of operations.

Most insurance regulations are designed to protect the interests of policyholders rather than shareholders and other investors. These regulations relate to, among other things:

•	approval of policy forms and premium rates;
•	standards of solvency, including establishing requirements for minimum capital and surplus, and for risk-based capital;
•	classifying assets as admissible for purposes of determining solvency and compliance with minimum capital and surplus requirements;
•	licensing of insurers and their producers;
•	advertising and marketing practices;
•	restrictions on the nature, quality and concentration of investments;
•	assessments by guaranty associations and mandatory pooling arrangements;
•	restrictions on the ability to pay dividends;
•	restrictions on transactions between affiliated companies;
•	restrictions on the size of risks insurable under a single policy;
•	requiring deposits for the benefit of policyholders;
•	requiring certain methods of accounting;
•	periodic examinations of our operations and finances;
•	claims practices;
•	prescribing the form and content of reports of financial condition required to be filed; and
•	requiring reserves for unearned premiums, losses and other purposes.

Insurance Departments also conduct periodic examinations of the affairs of insurance companies and requires the filing of annual and other reports relating to financial condition, holding company issues and other matters. These regulatory requirements may adversely affect or inhibit our ability to achieve some or all of our business objectives. The last examination of both Nodak Mutual and American West by the North Dakota Insurance Department was as of December 31, 2011. The last examination of Battle Creek by the Nebraska Insurance Department was as of December 31, 2011, and the last examination by the Nevada Insurance Department of Primero was as of December 31, 2012.

In addition, regulatory authorities have relatively broad discretion to deny or revoke licenses for various reasons, including the violation of regulations. Further, changes in the level of regulation of the insurance industry or changes in laws or regulations themselves or interpretations by regulatory authorities could adversely affect our ability to operate our business.

We could be adversely affected by any interruption to our ability to conduct business at our current location.

Our business operations could be substantially interrupted by flooding, snow, ice, and other weather-related incidents, or from fire, power loss, telecommunications failures, terrorism, or other such events. In such an event, we may not have sufficient redundant facilities to cover a loss or failure in all aspects of our business operations and to restart our business operations in a timely manner. Any damage caused by such a failure or loss may cause interruptions in our business operations that may adversely affect our service levels and business. See “Business — Technology.”

Assessments and premium surcharges for state guaranty funds and other mandatory pooling arrangements may reduce our profitability.

Most states require insurance companies authorized to do business in their state to participate in guaranty funds, which require the insurance companies to bear a portion of the unfunded obligations of impaired, insolvent or failed insurance companies. These obligations are funded by assessments, which are expected to continue in the future. State guaranty associations levy assessments, up to prescribed limits, on all insurance companies doing business in the state based on their proportionate share of premiums written in the lines of business in which the impaired, insolvent or failed insurance companies are engaged. Accordingly, the assessments levied on us may increase as we increase our written premiums. See “Business — Regulation.”

In addition, as a condition to conducting business in some states, insurance companies are required to participate in residual market programs to provide insurance to those who cannot procure coverage from an insurance carrier on a negotiated basis. Insurance companies generally can fulfill their residual market obligations by, among other things, participating in a reinsurance pool where the results of all policies provided through the pool are shared by the participating insurance companies. Although we price our insurance to account for our potential obligations under these pooling arrangements, we may not be able to accurately estimate our liability for these obligations. Accordingly, mandatory pooling arrangements may cause a decrease in our profits. As we write policies in new states that have mandatory pooling arrangements, we will be required to participate in additional pooling arrangements. Further, the impairment, insolvency or failure of other insurance companies in these pooling arrangements would likely increase the liability for other members in the pool. The effect of assessments and premium surcharges or increases in such assessments or surcharges could reduce our profitability in any given period or limit our ability to grow our business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Future changes in financial accounting standards or practices or existing tax laws may adversely affect our reported results of operations.

Financial accounting standards in the United States are constantly under review and may be changed from time to time. We would be required to apply these changes when adopted. Once implemented, these changes could materially affect our financial condition and results of operations and/or the way in which such financial condition and results of operations are reported. Similarly, we will be subject to taxation in the United States and a number of state jurisdictions. Rates of taxation, definitions of income, exclusions from income, and other tax policies are subject to change over time.

We face uncertainties related to the effectiveness of internal controls, particularly with regard to our operating subsidiaries’ financial reporting controls and information technology security.

It should be noted that any system of internal controls, however well designed and operated, can provide only reasonable, and not absolute, assurance that the objectives of the system are met. In addition, the design of any internal control system is based in part upon certain assumptions about the likelihood of future events. Because of these and other inherent limitations of internal control systems, there can be no assurance that any design will achieve its stated goal under all potential future conditions, regardless of how remote. Deficiencies or weaknesses that are not yet identified could emerge, and the identification and correction of these deficiencies or weaknesses could have a material impact on our results of operations.

We will be required to publicly report on deficiencies or weaknesses in our internal controls that meet a materiality standard as required by law. Management may, at a point in time, categorize a deficiency or weakness as immaterial or minor and therefore not be required to publicly report such deficiency or weakness. Such determination, however, does not preclude a change in circumstances such that the deficiency or weakness could, at a later time, become a reportable condition that could have a material impact on our results of operations.

Risk Factors Relating to the Ownership of Our Common Stock

If we do not obtain approval to list on the Nasdaq Capital Market, the price and liquidity of our stock may be adversely affected.

We have applied for listing on the Nasdaq Capital Market. In order to list, we must meet certain minimum requirements for our shareholders’ equity, net income, the market value and number of publicly held shares, the number of shareholders, and the market price of our stock. In addition, to initially list, we must have at least three market makers agree to make a market in our stock. Even if we are approved, an active trading market may not develop and similar minimum criteria is required for continued listing on the Nasdaq Capital Market, including having up to four market makers making a market in our stock under certain continued listing standards. The failure to receive approval to list or a subsequent delisting from the Nasdaq Capital Market may adversely affect the market price for our stock and reduce the liquidity of our common stock, and therefore, make it more difficult for you to sell our stock.

Our return on equity will initially be low compared to other insurance companies. A low return could lower the trading price of our common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of an insurance company to its peers. Our return on equity is expected to be reduced due to the large amount of capital that we expect to raise in the offering and to expenses we will incur in pursuing our growth strategies, the costs of being a public company and added expenses associated with our employee stock ownership plan and planned equity incentive plan. Until we can increase our earned premiums and net income, we expect our return on equity to be below the median return on equity for publicly traded insurance companies, which may negatively affect the value of our common stock.

Additional expenses following the offering from new stock-based benefit plans will adversely affect our profitability.

Subject to approval by our shareholders no earlier than six months after completion of the conversion, we intend to adopt an equity incentive plan. Under the proposed equity incentive plan, we may award participants restricted shares of our common stock or options to purchase shares of our common stock. Restricted stock awards will be made at no cost to the participants. The number of shares of common stock that may be issued pursuant to restricted stock awards and the number of shares issuable upon exercise of stock option awards under the plan has not been determined by our board of directors.

The additional compensation expense resulting from the ESOP and the proposed equity incentive plan will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future; however, we expect them to be material. We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. These benefit expenses in the first year following the offering have been estimated to be approximately $100,000 at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of these plans, see “Our Management — Benefit Plans.”

We have broad discretion in allocating the proceeds of the offering. Our failure to utilize effectively the net proceeds we receive would reduce our profitability.

We intend retain all of the net proceeds of the offering at NI Holdings, except for any proceeds that we are required by the North Dakota Insurance Department to contribute to Nodak Insurance Company. We may use the remaining net proceeds to pay dividends to shareholders, repurchase common stock, invest in securities, finance the acquisition of other property and casualty insurance companies or insurance-related fee businesses, or for other general corporate purposes. Nodak Insurance Company may use any proceeds it receives to provide the capital required to grow its premiums or agency relationships, acquire other property and casualty insurance companies or insurance-related fee businesses, or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Issuance of shares for benefit programs may dilute your ownership interest.

We intend to adopt an equity incentive plan following the conversion, which will require the approval of our shareholders. If shareholders approve the new equity incentive plan, we intend to issue shares to our directors and certain officers through this plan. If the restricted stock awards under the equity incentive plan and the shares issuable upon the exercise of stock options granted under the plan are funded from authorized but unissued stock, your ownership interest in the shares issued to persons other than Nodak Mutual Group would be diluted. See “Pro Forma Data” and “Our Management — Benefit Plans.”

Nodak Mutual Group’s majority control of our common stock will enable it to exercise voting control over most matters put to a vote of shareholders and will prevent shareholders from forcing a sale or a second-step conversion transaction you may find advantageous.

Nodak Mutual Group will own a majority of our outstanding common stock after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of shareholders. The votes cast by Nodak Mutual Group may not be in your personal best interests as a shareholder. For example, Nodak Mutual Group may exercise its voting control to defeat a shareholder nominee for election to the board of directors of NI Holdings. Moreover, Nodak Mutual Group’s ability to elect the board of directors of NI Holdings restricts the ability of the minority shareholders of NI Holdings to effect a change of control of management. In addition, shareholders will not be able to force a merger or second-step conversion transaction without the consent of Nodak Mutual Group as such transactions will require the approval of at least a majority of the board of directors of NI Holdings. Some shareholders may desire a sale or merger transaction, since shareholders typically receive a premium for their shares, or a second-step conversion transaction, since fully converted institutions tend to trade at higher multiples than mutual holding companies.

Our stock price may decline when trading commences.

If you purchase shares in the offering, you may not be able to sell them at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

There may be a limited market for our common stock, which may adversely affect our stock price.

Although we intend to have our stock quoted on the Nasdaq Capital Market, there is no guarantee that the shares will be actively traded. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock on short notice and the sale of a large number of shares at one time could depress the market price. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

The valuation of our common stock in the offering is not necessarily indicative of the future price of our common stock, and the price of our common stock may decline after this offering.

There can be no assurance that shares of our common stock will be able to be sold in the market at or above the $10.00 per share initial offering price in the future. The final aggregate purchase price of our common stock in the offering will be based upon an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. See “The Conversion and Offering — The Valuation” for the factors considered by Feldman Financial in determining the appraisal.

The price of shares of our common stock may decline for many reasons, some of which are beyond our control, including among others:

•	quarterly variations in our results of operations;
•	announcements by third parties of claims against us;
•	changes in law and regulation;
•	results of operations that vary from those expected by investors; and
•	future sales of shares of our common stock.

The trading price of our shares may be volatile.

There tends to be significant volatility in the market for equity securities generally. The trading price of our shares may not remain at or exceed current levels. The following factors, in addition to those described in other risk factors, may have an adverse impact on the trading price of our shares:

•	actual or anticipated variations in our quarterly results, including per share results, of operations;
•	the level of our share repurchases and the effect of such repurchases on our per share financial data;
•	changes in market valuations of companies in the property casualty insurance industry;
•	fluctuations in stock market prices and trading volumes;
•	our relatively small market capitalization and the relatively low trading volume of our shares; and
•	announcements by us or our competitors of acquisitions or strategic alliances.

Our status as an insurance holding company with no direct operations could adversely affect our ability to fund operations, conduct future share repurchases, or meet our debt obligations.

We are an insurance holding company. A significant source of funds available to us for the payment of operating expenses, share repurchases and debt-related amounts are net proceeds of the offering retained at the holding company, management fees and dividends from our subsidiaries. The payment of dividends by Nodak Insurance Company will be restricted by North Dakota’s insurance law. American West and Primero historically have not paid dividends to Nodak Mutual.

Statutory provisions and provisions of our articles and bylaws may discourage takeover attempts of NI Holdings that you may believe are in your best interests or that might result in a substantial profit to you.

We are subject to provisions of North Dakota corporate and insurance law that hinder a change of control. North Dakota law requires the North Dakota Insurance Department’s prior approval of a change of control of an insurance holding company. Under North Dakota law, the acquisition of 10% or more of the outstanding voting stock of an insurer or its holding company is presumed to be a change in control. Approval by the North Dakota Insurance Department may be withheld even if the transaction would be in the shareholders’ best interest if the North Dakota Insurance Department determines that the transaction would be detrimental to policyholders.

Our articles of incorporation and bylaws also contain provisions that may discourage a change in control. These provisions include:

•	A prohibition on a person, including a group acting in concert, other than Nodak Mutual Group, from acquiring voting control of more than 10% of our outstanding stock without prior approval of our board of directors;
•	A classified board of directors divided into three classes serving for successive terms of three years each;

•	The prohibition of cumulative voting in the election of directors;
•	The requirement that nominations for the election of directors made by shareholders and any shareholder proposals for inclusion on the agenda at any shareholders’ meeting must be made by notice (in writing) delivered or mailed to us not less than 90 days prior to the meeting;
•	The prohibition of shareholders’ action without a meeting (except for actions taken by Nodak Mutual Group) and of shareholders’ right to call a special meeting;
•	The requirement imposing a mandatory tender offer requirement on a shareholder other than Nodak Mutual Group that has a combined voting power of 35% or more of the votes that our shareholders are entitled to cast, unless acquisition of such voting power by such shareholder was approved by our board of directors;
•	The requirement that the foregoing provisions of our articles of incorporation can only be amended by an affirmative vote of shareholders entitled to cast at least 80% of all votes that shareholder are entitled to cast, unless approved by an affirmative vote of at least 80% of the members of the board of directors; and
•	The requirement that certain provisions of our bylaws can only be amended by an affirmative vote of shareholders entitled to cast at least 66 2/3%, or in certain cases 80%, of all votes that shareholders are entitled to cast.

These provisions may serve to entrench management and may discourage a takeover attempt that you may consider to be in your best interest or in which you would receive a substantial premium over the current market price. These provisions may make it extremely difficult for any one person, entity or group of affiliated persons or entities to acquire voting control of NI Holdings, with the result that it may be extremely difficult to bring about a change in the board of directors or management. Some of these provisions also may perpetuate present management because of the additional time required to cause a change in the control of the board. Other provisions make it difficult for shareholders owning less than a majority of the voting stock to be able to elect even a single director. See “Description of Our Capital Stock.”

Ownership of a majority of our stock by the Mutual Holding Company will make removal of the management difficult.

After completion of the conversion, the Mutual Holding Company will own 55% of our outstanding capital stock. Therefore, it will have the power to take actions that nonaffiliated shareholders may deem to be contrary to the shareholders’ best interests. In addition, certain provisions of our articles of incorporation, such as the existence of a classified board of directors, the prohibition of cumulative voting for the election of directors, and the prohibition on any person or group acquiring and having the right to vote in excess of 10% of our outstanding stock without the prior approval of the board of directors will make removal of NI Holdings’ management difficult.

Any person redeeming subscription rights will have taxable income equal to the fair market value of the subscription rights granted to them in excess of any tax basis in the membership rights exchanged for such subscription rights.

The United States federal income tax consequences of the receipt, exercise or redemption of the subscription rights granted to eligible members of Nodak, the ESOP, and the directors, officers and employees of Nodak Mutual are uncertain. We intend to take the position that, for U.S. federal income tax purposes, eligible members will be treated as transferring their membership rights in Nodak Mutual to NI Holdings in exchange for subscription rights to purchase Company common stock, and that any gain realized by an eligible member as a result of the receipt of a subscription right that is determined to have ascertainable fair market value on the date of such deemed exchange must be recognized and included in such eligible member’s gross income for federal income tax purposes. As described below, because whether or not the subscription rights will have value to a particular eligible member will not be known until the determination is made whether the subscription right will be redeemed or exercised with respect to the eligible member, we believe that income should not be recognized for federal income tax purposes until the date the conversion becomes effective.

Feldman Financial has advised us that it believes the value of each subscription right is $0.67 based upon the methodology required by the North Dakota conversion statute. Such value will be used to determine the amount to be paid to any eligible member who elects or is deemed to elect to have such subscription rights redeemed, and any eligible member who receives cash in redemption of such eligible member’s subscription rights should use such value to determine the member’s taxable gain upon redemption of the subscription rights. An eligible member who elects to exercise the subscription rights will not receive any cash payment for such subscription rights, and will not receive any reduction in the amount such eligible member will be required to pay for shares of Company common stock upon exercise of the subscription rights, but shall pay the same amount per share of common stock as other persons who purchase shares of Company common stock in the offering. It thus appears that subscription rights received by an eligible member who exercises the subscription rights to purchase common stock will not have any ascertainable fair market value with respect to that eligible member. However, the Internal Revenue Service could disagree with that conclusion and assert that subscription rights received by an eligible member who elects to exercise such subscription rights do have a value that must be used by such eligible member to determine taxable gain on receipt of the subscription rights. Furthermore, the Internal Revenue Service takes the position that the tax basis of membership rights is zero, but there is a conflict of authority on that issue. Therefore, you should consult your tax advisors with respect to the potential tax consequences to you of the receipt, exercise and expiration of subscription rights.

For more information see “Federal Income Tax Considerations — Tax Consequences of Subscription Rights” and “Federal Income Tax Considerations — Recent Tax Developments.”

If our subsidiaries are not sufficiently profitable, our ability to pay dividends will be limited.

Following the conversion, we will be a separate entity with no operations of our own other than holding the stock of Nodak Insurance Company and our other subsidiaries. We will depend primarily on dividends paid by Nodak Insurance Company and any proceeds from the offering that are not contributed to Nodak Insurance Company to carry out our business plan, including future acquisitions, and to provide funds for the payment of dividends. We will receive dividends from Nodak Insurance Company only after all of Nodak Insurance Company’s obligations and regulatory requirements with the North Dakota Insurance Department have been satisfied. North Dakota law sets the maximum amount of dividends that may be paid by Nodak Insurance Company during any twelve-month period after notice to, but without prior approval of, the North Dakota Insurance Department. This amount cannot exceed the lesser of (i) 10% of the insurance company’s surplus as regards policyholders as of the preceding December 31, or (ii) the insurance company’s statutory net income for the preceding calendar year (excluding realized capital gains), less any prior dividends paid during such twelve-month period. In addition, any insurance company other than a life insurance company may carry forward net income from the preceding two calendar years, not including realized capital gains, less any dividends actually paid during those two calendar years. If Nodak Insurance Company and our other subsidiaries are not sufficiently profitable, our ability to pay dividends to you in the future will be limited.

Compliance with the requirements of the Securities Exchange Act and the Sarbanes-Oxley Act could result in higher operating costs and adversely affect our results of operations.

When the offering is completed, we will be subject to the periodic reporting, proxy solicitation, insider trading and other obligations imposed under the Securities Exchange Act. In addition, certain provisions of the Sarbanes-Oxley Act will immediately become applicable to us. The federal securities laws and the regulations of the Securities and Exchange Commission require that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We may need to engage third-party consultants to assist us in implementing the necessary procedures to comply with these requirements.

Compliance with these requirements will increase our legal and accounting costs and the cost of directors and officer’s liability insurance, and will require management to devote substantial time and effort to ensure initial and ongoing compliance with these obligations. A key component of compliance under the Securities Exchange Act is to produce quarterly and annual financial reports within prescribed time periods after the close of our fiscal year and each fiscal quarter. Historically, we have not been required to prepare such financial reports within these time periods. Failure to satisfy these reporting requirements may result in delisting of our common stock by the Nasdaq Capital Market, and inquiries from or sanctions by the

U.S. Securities and Exchange Commission (SEC). These expenses as well as the additional management time and attention needed to comply with these requirements may have a material adverse effect on our financial condition and results of operations.

The North Dakota statute authorizing the conversion of Nodak Mutual was adopted in April 2015, and legal challenges to the law could lead to a significant delay in completion of the conversions and increase the legal and other costs related to the conversions.

The legislation pursuant to which Nodak Mutual will convert to stock form was enacted in April 2015. Therefore, to NI Holdings’ knowledge, the conversion of a North Dakota mutual insurance company to stock form has never occurred. Pennsylvania has had an analogous statute for approximately twenty years that provides for the conversion of a mutual insurance company to a stock company. When that statute was first used in a transaction, it was challenged in court on constitutional grounds. Although the challenge was ultimately unsuccessful, the challenge did cause the conversion to be delayed and resulted in substantial additional cost. That transaction was eventually completed and a number of subsequent transactions have been completed using the mutual to stock conversion statute in Pennsylvania and other states. No assurance can be given that a similar challenge to this new statute will not be raised, which could result in a significant delay in the completion of the conversions and increase the legal and other costs related to the conversions. In addition, the conversion of Nodak Mutual will be a case of first impression for the North Dakota Insurance Department. As such, receipt of approval of the conversions may take longer and be more costly than anticipated.

Because Stevens & Lee is acting as legal counsel to us and is an affiliate of Griffin Financial, a conflict of interest exists which may adversely affect us.

Stevens & Lee is acting as our counsel in connection with this transaction. Griffin Financial, an affiliate of Stevens & Lee, is acting as our best efforts placement agent in connection with this transaction. Accordingly, conflicts of interest may arise because Stevens & Lee is acting as counsel to us and is an affiliate of Griffin Financial. This could cause Stevens & Lee to provide advice in the best interests of Griffin Financial rather than providing advice that is in our best interests.

We are an “emerging growth company” and have elected in this prospectus, and may elect in future SEC filings, to comply with reduced public company reporting requirements, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined by the JOBS Act. For as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various public company reporting requirements. These exemptions include, but are not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, and (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In this prospectus, we have elected to take advantage of certain of the reduced disclosure obligations regarding financial statements and executive compensation. In addition, Section 107(b) of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to “opt in” to such extended transition period election under Section 107(b). Therefore, we are electing to delay adoption of new or revised accounting standards, and as a result, we may choose to not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result of such election, our financial statements may not be comparable to the financial statements of other public companies.

We could be an emerging growth company for up to five years after the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act, which such fifth anniversary will occur in 2021. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.0 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we would cease to be an emerging growth company prior to the end of such five-year period. We have taken advantage of certain of the reduced disclosure obligations regarding executive compensation in this prospectus and may elect to take advantage of other reduced burdens in future filings. As a result, the information that we provide to holders of our common stock may be different than you might receive from other public reporting companies in which you hold equity interests. We cannot predict if investors will find our common stock less attractive as a result of our reliance on these exemptions. If some investors find our common stock less attractive as a result of any choice we make to reduce disclosure, there may be a less active trading market for our common stock and the price for our common stock may be more volatile.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this extended transition period for complying with new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

FORWARD-LOOKING INFORMATION

This document contains forward-looking statements, which can be identified by the use of such words as “estimate,” “project,” “believe,” “could,” “may,” “intend,” “anticipate,” “plan,” “may,” “seek,” “expect” and similar expressions. These forward-looking statements include:

•	statements of goals, intentions and expectations;
•	statements regarding prospects and business strategy; and
•	estimates of future costs, benefits and results.

The forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, among other things, the factors discussed under the heading “Risk Factors” that could affect the actual outcome of future events.

All of these factors are difficult to predict and many are beyond our control. These important factors include those discussed under “Risk Factors” and those listed below:

•	material changes to the federal crop insurance program;
•	the potential impact of fraud, operational errors, systems malfunctions, or cybersecurity incidents;
•	future economic conditions in the markets in which we compete that are less favorable than expected;
•	the effect of legislative, judicial, economic, demographic and regulatory events in the jurisdictions where we do business;
•	our ability to enter new markets successfully and capitalize on growth opportunities either through acquisitions or the expansion of our producer network;
•	financial market conditions, including, but not limited to, changes in interest rates and the stock markets causing a reduction of investment income or investment gains and a reduction in the value of our investment portfolio;
•	heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new or existing competitors, resulting in a reduction in the demand for our products;
•	changes in general economic conditions, including inflation, unemployment, interest rates and other factors;
•	estimates and adequacy of loss reserves and trends in loss and loss adjustment expenses;
•	changes in the coverage terms required by state laws with respect to minimum auto liability insurance, including higher minimum limits;
•	our inability to obtain regulatory approval of, or to implement, premium rate increases;
•	our ability to obtain reinsurance coverage at reasonable prices or on terms that adequately protect us and to collect amounts that we believe we are entitled to under such reinsurance;
•	the potential impact on our reported net income that could result from the adoption of future accounting standards issued by the Public Company Accounting Oversight Board or the Financial Accounting Standards Board or other standard-setting bodies;
•	unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations;

•	adverse litigation or arbitration results; and
•	adverse changes in applicable laws, regulations or rules governing insurance holding companies and insurance companies, and tax or accounting matters including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements, and changes that affect the cost of, or demand for our products.

Because forward-looking information is subject to various risks and uncertainties, actual results may differ materially from that expressed or implied by the forward-looking information.

SELECTED FINANCIAL AND OTHER DATA

The following table sets forth selected consolidated financial data for Nodak Mutual Insurance Company prior to the offering. You should read this data in conjunction with Nodak Mutual’s consolidated financial statements and accompanying notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus. The balance sheet data at December 31, 2015 and 2014 and the statement of operations data for the years ended December 31, 2015 and 2014 are derived from Nodak Mutual’s audited consolidated financial statements beginning on page F-2. The balance sheet data at June 30, 2016 and 2015 and the statement of operations data for the six months ended June 30, 2016 and 2015 are derived from Nodak Mutual’s unaudited consolidated financial statements beginning at page F-0.

Nodak Mutual evaluates its operations by monitoring certain key measures of growth and profitability. In addition to GAAP measures, Nodak Mutual utilizes certain non-GAAP financial measures that it believes are valuable in managing its business and for providing comparisons to its peers.

These historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full year.

	At or for the six months ended June 30,		At or for the years ended December 31,
	2016	2015	2015	2014
	(Dollars in thousands)		(Dollars in thousands)
	(unaudited)	(unaudited)
Statement of Operations Data:
Direct premiums written	$91,824	$84,488	$172,775	$156,035
Net premiums written	88,122	77,742	143,065	134,192
Net premiums earned	67,251	58,922	139,473	131,947
Investment income, net of expenses	2,315	2,086	4,184	4,133
Net realized gain on investments	219	728	823	1,073
Other revenue	812	844	1,854	615
Total revenue	$70,597	$62,580	$146,334	$137,768
Expenses:
Losses and loss adjustment expenses	$42,585	$37,601	$83,876	$89,306
Amortization of deferred policy acquisition costs	10,234	10,900	18,621	16,523
Other underwriting and general expenses	10,742	7,990	17,964	11,731
Total expenses	$63,561	$56,491	$120,461	$117,560
Income, before income taxes	$7,036	$6,089	$25,873	$20,208
Income tax expense	2,636	1,844	8,288	6,396
Net income before noncontrolling interest	$4,400	$4,245	$17,585	$13,812
Net income attributable to noncontrolling interest	52	(122)	(129)	(38)
Net income	$4,452	$4,123	$17,456	$13,774

	At or for the six months ended June 30,		At or for the years ended December 31,
	2016	2015	2015	2014
	(Dollars in thousands)		(Dollars in thousands)
	(unaudited)	(unaudited)
Balance Sheet Data (at period end)
Total investments, cash and cash equivalents	$211,101	$191,207	$197,793	$186,181
Premiums and other receivables	30,446	27,906	20,039	17,538
Reinsurance receivable	21,348	11,836	5,271	7,124
Deferred acquisition costs	10,577	9,511	8,444	7,240
Accrued investment income	1,421	1,256	1,364	1,195
Property and equipment	4,754	4,864	4,712	4,706
Receivable from Federal Crop Insurance Co.	18,892	14,815	14,002	17,028
Other assets	21,361	19,014	4,371	3,575
Goodwill and other intangibles	2,628	2,628	2,628	2,628
Total Assets	$322,528	$283,037	$258,624	$247,215
Reserve for losses and loss adjustment expenses	$67,121	$59,684	$45,342	$50,518
Unearned and advance premiums	74,358	68,718	53,487	49,895
Other liabilities	17,025	12,390	6,356	6,083
Deferred taxes payable	6,195	5,202	3,521	5,027
Total Liabilities	$164,699	$145,994	$108,706	$111,523
Equity	157,829	137,043	149,918	135,692
Total Liabilities and equity	$322,528	$283,037	$258,624	$247,215
Non-GAAP Ratios:
Loss and loss adjustment expense ratio(1)	63.3%	63.8%	60.1%	67.7%
Expense ratio(2)	31.2%	32.1%	26.2%	21.4%
Combined ratio(3)	94.5%	95.9%	86.4%	89.1%
Return on average equity(4)	3.8%	4.0%	8.0%	7.1%
Statutory Data:
Statutory surplus	$145,417	$129,634	$141,331	$127,019
Ratio of net premiums written to statutory surplus(4)	112.3%	112.5%	101.2%	112.6%

(1)	Calculated by dividing loss and loss adjustment expenses by net premiums earned.
(2)	Calculated by dividing amortization of deferred policy acquisition costs and net underwriting and administrative expenses by net premiums earned.
(3)	The sum of the loss and loss adjustment expense ratio and the underwriting expense ratio. A combined ratio of less than 100% means a company is making an underwriting profit.
(4)	Annualized.

USE OF PROCEEDS

Although the actual proceeds from the sale of our common stock cannot be determined until the offering is complete, we currently anticipate that the gross proceeds from the sale of our common stock will be between $76,500,000 at the minimum and $103,500,000 at the maximum of the offering range. We expect net proceeds from this offering to be between $73.1 million and $99.6 million, after payment of our offering expenses and the expenses of the conversion. The table below assumes there is no syndicated offering. If a portion of the shares are sold in a syndicated offering, net proceeds will be reduced because we will pay a higher commission in the syndicated offering than on shares sold in the subscription and community offering. See “The Conversion and the Offering — Marketing and Underwriting Arrangements.” These net proceeds will be further reduced by the amount paid to eligible members to redeem their subscription rights. See “Unaudited Pro Forma Financial Information — Additional Pro Forma Data” and “The Conversion and Offering — The Valuation” as to the assumptions used to arrive at such amounts. We expect to use the net proceeds from the offering as follows:

Net Proceeds
Gross proceeds	$76,500,000	$103,500,000
Conversion and offering expenses	1,750,000	1,750,000
Estimated selling agent fees and expenses	1,630,000	2,170,000
Net proceeds	$73,120,000	$99,580,000
Use of Net Proceeds
Redemption of subscription rights	$5,427,000	$5,427,000
General corporate purposes	67,693,000	94,153,000
Total	$73,120,000	$99,580,000

After payment of our conversion and offering expenses and selling agent fees and expenses, we will use a portion of the net proceeds from the sale of shares of our common stock in the conversion offering to redeem subscription rights of eligible members who do not exercise their subscription rights.

The value of a subscription right has been determined by Feldman Financial to be $0.67. The number of subscription rights that will be redeemed is uncertain. Solely for purposes of the table above we have assumed that 90% of eligible members will elect to redeem their subscription rights rather than exercise them. The number of subscription rights granted under the plan is defined to be the midpoint of the appraisal range of $90,000,000, divided by the $10 per share offering price, or 9,000,000 subscription rights. Subscription rights are allocated on a per capita basis under the plan, and therefore all eligible members have the same number of subscription rights. If 90% of eligible members elect to redeem their subscription rights for cash, then 8,100,000 subscription rights will be redeemed and we will use $5,427,000 of the net proceeds to fund our redemption obligation under the plan. No assurance can be given that the amount of subscription rights we are required to redeem will not be greater or less than such amount, although the maximum amount we could be obligated to pay to eligible members to fund our redemption obligation is $6,030,000 if all subscription rights were redeemed.

We currently do not intend to contribute any of the net proceeds from the offering to Nodak Insurance Company, but we may be required by the North Dakota Insurance Department to contribute a portion of the net proceeds of the offering to Nodak Insurance Company.

On a short-term basis, the net proceeds retained by us and any net proceeds contributed to Nodak Insurance Company will be invested primarily in U.S. government securities, other federal agency securities, and other securities consistent with our investment policy. The Company’s current intent is to use any net proceeds not contributed to Nodak Insurance Company to acquire other property and casualty insurance companies or other fee-based insurance businesses such as insurance agencies and for general corporate purposes, which may include payment of cash dividends and repurchases of our common stock. See “Description of Our Business — Acquisition Strategy.” See “Prospectus Summary — NI Holdings, Inc.” and “Prospectus Summary — Our Market, Strategies and Offering Rationale.”

Except as described above, we currently have no specific plans, arrangements or understandings regarding the use of the net proceeds from this offering.

MARKET FOR OUR COMMON STOCK

We intend to list our common stock for trading on the Nasdaq Capital Market under the symbol “NODK,” and we have applied for listing, subject to the completion of the offering.

We have never issued any capital stock to the public. Consequently, there is no established market for our common stock. The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time. Neither we nor any market maker has any control over the development of such a public market. Although we have applied to have our stock listed on the Nasdaq Capital Market, an active trading market may not develop.

One of the requirements for initial listing of the common stock on the Nasdaq Capital Market is that there are at least three market makers for the common stock. Griffin Financial intends to become a market maker in our common stock following the offering, but is under no obligation to do so. We cannot assure you that there will be three or more market makers for our common stock. Furthermore, we cannot assure you that you will be able to resell your shares of common stock for a price at or above $10.00 per share, or that approval for listing on the Nasdaq Capital Market will be granted, as contemplated.

DIVIDEND POLICY

Following the conversion, our board of directors intends to adopt a policy of paying regular cash dividends, but has not decided the amount that may be paid or when the payments may begin. Therefore, the timing and the amount of cash dividends that may be paid to shareholders in the future is uncertain. In addition, the board of directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards and economic conditions. The regulatory restrictions that affect the payment of dividends by Nodak Insurance Company to us discussed below will also be considered. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

If we pay dividends to our shareholders, we also will be required to pay dividends to Nodak Mutual Group, unless Nodak Mutual Group elects to waive the receipt of dividends. We anticipate that Nodak Mutual Group will waive a substantial portion of the dividends that we may pay.

We will not be subject to regulatory restrictions on the payment of dividends. Our ability to pay dividends, however, may depend, in part, upon its receipt of dividends from Nodak Insurance Company because we initially will have no source of income other than earnings from the investment of the net proceeds from the offering that we retain. North Dakota law limits the amount of dividends and other distributions that Nodak Insurance Company may pay to us. See “Description of Business-Regulation-Limitation on Dividends.”

North Dakota law sets the maximum amount of dividends that may be paid by Nodak Insurance Company during any twelve-month period after notice to, but without prior approval of, the North Dakota Insurance Department. This amount cannot exceed the lesser of (i) 10% of the insurance company’s surplus as regards policyholders as of the preceding December 31, or (ii) the insurance company’s statutory net income for the preceding calendar year (excluding realized capital gains), less any prior dividends paid during such twelve-month period. In addition, any insurance company other than a life insurance company may carry forward net income from the preceding two calendar years, not including realized capital gains, less any dividends actually paid during those two calendar years. As of December 31, 2015, the pro forma amount available for payment of dividends by Nodak Insurance Company to us in 2016 without the prior approval of the North Dakota Insurance Department is approximately $13.6 million. We cannot assure you that the North Dakota Insurance Department would approve the declaration or payment by Nodak Insurance Company of any dividends in excess of such amount to us. See “Description of Our Business — Regulation.”

Even if we receive any dividends from Nodak Insurance Company, we may not declare any dividends to our shareholders because of our working capital requirements. We are not subject to regulatory restrictions on the payment of dividends to shareholders, but we are subject to the requirements of the North Dakota Business Corporation Act. This law generally permits dividends or distributions to be paid as long as, after making the dividend or distribution, we will be able to pay our debts in the ordinary course of business and our total assets will exceed our total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of holders of stock with senior liquidation rights if we were to be dissolved at the time the dividend or distribution is paid.

CAPITALIZATION

The following table displays information regarding our historical and pro forma capitalization at June 30, 2016, on a consolidated basis. The pro forma information gives effect to the sale of common stock at the minimum, midpoint, and maximum of the range of our estimated consolidated pro forma market value, as determined by the independent valuation of Feldman Financial. The various capital positions are displayed based upon the assumptions set forth under “Use of Proceeds.” For additional financial information, see the financial statements of Nodak Mutual and related notes beginning on page F-2 of this prospectus. The total number of shares to be issued in the offering will range from 7,650,000 shares to 10,350,000 shares. The exact number will depend on market and financial conditions. See “Use of Proceeds” and “The Conversion and The Offering — Stock Pricing and Number of Shares to be Issued.”

Pro Forma Capitalization at June 30, 2016
(in thousands)

	Nodak Historical Capitalization	Pro Forma Combined Capitalization
	(unaudited)	Minimum	Midpoint	Maximum
		(unaudited)	(unaudited)	(unaudited)
Shareholders’ equity
Common stock, no par value per share; authorized shares 25,000,000	$—	$77	$90	$103
Additional paid in capital	—	76,423	89,910	103,397
Retained earnings	142,921	142,921	142,921	142,921
Accumulated other comprehensive income net of tax	14,908	14,908	14,908	14,908
Less: common stock to be acquired by ESOP	—	(2,400)	(2,400)	(2,400)
Total shareholders’ equity	$157,829	$231,929	$245,429	$258,929

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed balance sheet as of June 30, 2016, gives effect to the completion of the offering, including implementation of the ESOP, as if it had occurred as of January 1, 2016. The data is based on the assumption that 7,650,000 shares of common stock (the minimum number of shares required to be sold in the offering) are sold in the subscription offering and community offering, and that no shares are sold in the syndicated community offering.

The following unaudited pro forma condensed statements of operations for the six months ended June 30, 2016 and for the year ended December 31, 2015, present our operating results as if the offering was completed and the implementation of the ESOP had occurred as of January 1, 2015.

Completion of the offering is contingent on the sale of a minimum of 7,650,000 shares of common stock in the offering. If less than 7,650,000 shares of common stock are subscribed for in the subscription offering and community offering phases, the remaining shares may be sold in the syndicated community offering phase.

The unaudited pro forma information does not claim to represent what our financial position or results of operations would have been had the offering occurred on the dates indicated. This information is not intended to project our financial position or results of operations for any future date or period. The pro forma adjustments are based on available information and certain assumptions that we believe are factually supportable and reasonable under the circumstances. The unaudited pro forma financial information should be read in conjunction with our financial statements, the accompanying notes, and the other financial information included elsewhere in this prospectus.

The pro forma adjustments and pro forma amounts are provided for informational purposes only. Our financial statements will reflect the effects of the offering only from the date it is completed.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of June 30, 2016
(In thousands, except per share data)

	Nodak Mutual Historical	Pro Forma Adjustments	NI Holdings, Inc. Pro Forma Consolidated
	(unaudited)	(unaudited)	(unaudited)
Assets
Total investments, cash and cash equivalents	$211,101	$73,120 (1)	$284,221
Premiums and other receivables	30,446	—	30,446
Reinsurance receivable	21,348	—	21,348
Deferred policy acquisition costs	10,577	—	10,577
Accrued investment income	1,421	—	1,421
Property and equipment	4,754	—	4,754
Receivable from FCIC	18,892	—	18,892
Other assets	21,361	—	21,361
Goodwill and other intangible assets	2,628	—	2,628
Total assets	$322,528	$73,120	$395,648
Liabilities
Unpaid losses and LAE	$67,121	$—	$67,121
Unearned and advance premiums	74,358	—	74,358
Other liabilities	17,025	—	17,025
Deferred taxes payable	6,195	—	6,195
Total Liabilities	$164,699	—	$164,699

	Nodak Mutual Historical	Pro Forma Adjustments		NI Holdings, Inc. Pro Forma Consolidated
	(unaudited)	(unaudited)		(unaudited)
Stockholders’ equity
Common stock	$—	$77		$77
Unearned compensation	—	(2,400	)(2)	(2,400)
Additional paid-in capital	—	76,423		76,423
Retained earnings	142,921	—		142,921
Accumulated other comprehensive income	14,908	—		14,908
Total shareholders’ equity(3)	157,829	70,647		228,476
Total liabilities and shareholders’ equity	$322,528	$73,120		$395,648
Shares outstanding				17,000,000 (4)

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED BALANCE SHEET

(1)	The unaudited pro forma condensed consolidated balance sheet, as prepared, gives effect to the sale of common stock at the minimum of the estimated range of our consolidated pro forma market value, as determined by the independent valuation of Feldman Financial. The unaudited pro forma condensed consolidated balance sheet is based upon the assumptions set forth under “Use of Proceeds.”
(2)	Reflects the $2,400,000 loan from Nodak Mutual to our ESOP, the proceeds of which will be used to purchase 240,000 shares of common stock in the offering at a purchase price of $10.00 per share. The ESOP loan will bear interest at an annual rate equal to the long-term Applicable Federal Rate effective on the closing date of the offering.
(3)	Includes noncontrolling interest in Battle Creek.
(4)	No effect has been given to the issuance of additional shares in connection with the grant of options or awards of restricted stock under the stock-based incentive plan that we intend to adopt. The board of directors has not determined the number of shares that may be the subject of restricted stock awards under the plan or the number of shares that may be issued upon the exercise of stock options granted under the stock-based incentive plan. The shares issued as restricted stock awards or upon the exercise of stock options granted under the plan will either be acquired either through open market purchases or issued by us from authorized but unissued shares or treasury shares. We expect to seek shareholder approval of the plan at least six months after completion of the offering. The issuance of authorized but unissued shares of our common stock for the purpose of making restricted stock awards under the stock-based incentive plan instead of open market purchases will dilute the voting interests of existing shareholders.

For comparison with the above, the following table provides the net proceeds we will receive from the sale of common stock at the minimum, midpoint and maximum of the estimated valuation range, which includes the shares to be issued to the ESOP.

	Minimum	Midpoint	Maximum
	(Dollars in thousands, except share data)
Gross proceeds from the offering	$76,500	$90,000	$103,500
Less: conversion and offering expenses	(1,750)	(1,750)	(1,750)
Less: placement agent commissions(1)	(1,630)	(1,900)	(2,170)
Less: redemption of subscription rights	(5,427)	(5,427)	(5,427)
Net proceeds from the offering	$67,693	$80,923	$94,153
Total shares issued in the offering	7,650,000	9,000,000	10,350,000

(1)	Represents the amount to be paid to Griffin Financial, which is equal to 2.0% of the shares sold in the subscription offering and community offering, presuming that all shares are sold in those phases. In the event of a syndicated community offering phase, a commission rate of 6.5% will be paid on all shares sold in that phase.

The ESOP loan will require at least annual payments of principal and interest for a term of 10 years. NI Holdings intends to make contributions to the ESOP at least equal to the principal and interest requirement of the ESOP loan. As the ESOP loan is repaid, the shareholders’ equity of NI Holdings will be increased. The ESOP expense reflects adoption of ASC 718-40, which requires recognition of expense based upon shares committed to be allocated under the ESOP, and the exclusion of unallocated shares from earnings per share computations. The valuation of shares committed to be allocated under the ESOP would be based upon the average market value of the shares during the year. For purposes of this calculation, the average market value was assumed to be equal to $10.00 per share. See “Management — Benefit Plans and Employment Agreements.”

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Six Months Ended June 30, 2016
(In thousands, except share and per share data)

	Nodak Mutual Historical	Pro Forma Adjustments		NI Holdings, Inc. Pro Forma Consolidated
	(unaudited)	(unaudited)		(unaudited)
Statement of Operations Data (amounts in thousands):
Revenue:
Net premiums earned	$67,251	$—		$67,251
Investment income, net of investment expense	2,315	—	(1)	2,315
Net realized gain on investments	219	—		219
Other revenue	812	—		812
Total Revenue	$70,597	$—		$70,597
Expenses:
Losses and LAE	$42,585	$—		$42,585
Amortization of deferred policy acquisition costs	10,234	—		10,234
Other underwriting and general expenses	10,742	133	(2)	10,875
Total expenses	$63,561	$133		$63,694
Income before income taxes	7,036	(133)		6,903
Income tax expense	2,636	(47	)(3)	2,589
Net income before noncontrolling interest	4,400	(86)		4,314
Net income attributable to noncontrolling interest	52	—		52
Net Income	$4,452	$(86)		$4,366
Earnings per share data:
Net income per share of common stock				$0.27
Shares considered outstanding in calculating pro forma net income per share(4)(5)				17,000,000

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2015
(In thousands, except share and per share data)

	Nodak Mutual Historical	Pro Forma Adjustments		NI Holdings, Inc. Pro Forma Consolidated(10)
	(unaudited)	(unaudited)		(unaudited)
Statement of Operations Data (amounts in thousands):
Revenue:
Net premiums earned	$139,473	$—		$139,473
Investment income, net of investment expense	4,184	—	(1)	4,184
Net realized gain on investments	823	—		823
Other income	1,854	—		1,854
Total Revenue	$146,334	$—		$146,334
Expenses:
Losses and LAE	$83,876	$—		$83,876
Amortization of deferred policy acquisition costs	18,621	—		18,621
Other underwriting and general expenses	17,964	270	(2)	18,234
Total expenses	120,461	270		120,731
Income before income taxes	25,873	(270)		25,603
Income tax expense	8,288	95	(3)	8,193
Net income before noncontrolling interest	17,585	(175)		17,410
Net income attributable to noncontrolling interest	(129)	—		(129)
Net Income	$17,456	$(175)		$17,281
Earnings per share data:
Net income per share of common stock				$1.02
Shares considered outstanding in calculating pro forma net income per share(4)(5)				17,000,000

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(1)	Does not reflect any income from the investment of net proceeds available for investment and assumed to be received as of the beginning of each period in accordance with Article 11 of Regulation S-X. This income is not “factually supportable” as that term is used in the Securities and Exchange Commission’s rules and regulations. We anticipate that we would earn approximately $1.2 million of investment income assuming the net proceeds were available for investment and received as of January 1, 2015, and that they were invested with an average annual pre-tax rate of return of 1.8%.
(2)	Other underwriting and general expenses include a pro forma adjustment to recognize compensation expense under the ESOP for shares of common stock committed to be released to participants as the principal and interest of the $2,400,000 loan from Nodak Mutual to the ESOP is repaid. The pro forma adjustment reflects the amounts repaid on the ESOP loan based on ten equal annual installments of principal and interest.
(3)	Adjustments to reflect the federal income tax effects of note (2) above assuming an effective federal income tax rate of 35%.
(4)	The ESOP will purchase 240,000 shares in the offering. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from Nodak Mutual. The amount to be borrowed is reflected as a reduction to consolidated shareholders’ equity. NI Holdings expects to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. Annual payment of the ESOP debt is based upon ten equal annual installments of principal and interest. The pro forma net earnings assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirement for the year ended December 31, 2015; (ii) that 24,000 shares were committed to be released at the end of the year ended December 31, 2015, at an average fair value of $10.00 per share, in accordance with ASC 718-40; and (iii) for purposes of calculating the net income per share, the weighted average of the ESOP shares which have not been committed for release, equal to 216,000 during the year ended December 31, 2015, were subtracted from total shares outstanding of 7,650,000 at the minimum of the offering range on such date.
(5)	No effect has been given to the issuance of additional shares in connection with the grant of options or awards of restricted stock under the stock-based incentive plan that we intend to adopt. The board of directors has not determined the number of shares that may be the subject of restricted stock awards under the plan or the number of shares that may be issued upon the exercise of stock options granted under the stock-based incentive plan. The shares issued as restricted stock awards or upon the exercise of stock options granted under the plan will either be acquired either through open market purchases or issued by us from authorized but unissued shares or treasury shares. We expect to seek shareholder approval of the plan at least six months after completion of the offering. The issuance of authorized but unissued shares of our common stock for the purpose of making restricted stock awards under the stock-based incentive plan instead of open market purchases will dilute the voting interests of existing shareholders.

Additional Pro Forma Data

The actual net proceeds from the sale of our common stock in the offering cannot be determined until the offering is completed. However, the offering net proceeds are currently estimated to be between $67.7 million and $94.2 million, based upon the following assumptions:

•	The aggregate redemption price for subscription rights not exercised by eligible members in the offering will be $5.4 million; and
•	Placement agent commissions will equal 2.0% of the gross proceeds of the offering and that no shares will be sold in the syndicated offering.

We have prepared the following table, which sets forth our historical net income and retained earnings prior to the offering and our pro forma net income and shareholders’ equity following the offering. In preparing this table and in calculating pro forma data, the following assumptions have been made:

•	Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period;
•	Pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted to give effect to the purchase of shares by our ESOP; and
•	Pro forma shareholders’ equity amounts have been calculated as if our common stock had been sold in the offering on December 31, 2015, and, accordingly, no effect has been given to the assumed earnings effect of the net proceeds from the offering.

The following pro forma information may not be representative of the financial effects of the offering at the date on which the offering actually occurs and should not be taken as indicative of future results of operations. The pro forma shareholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

The following table summarizes historical data and our pro forma data at June 30, 2016, based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of the common stock following the completion of the offering.

	7,650,000 Shares Sold at $10.00 per Share (Minimum of Range)	9,000,000 Shares Sold at $10.00 per Share (Midpoint of Range)	10,350,000 Shares Sold at $10.00 per Share (Maximum of Range)
Pro forma offering proceeds
Gross proceeds of public offering	$76,500,000	$90,000,000	$103,500,000
Less redemption of subscription rights	5,427,000	5,427,000	5,427,000
Less offering expenses and commissions	3,380,000	3,650,000	3,920,000
Net proceeds	67,693,000	80,923,000	94,153,000
Less ESOP shares(1)	2,400,000	2,400,000	2,400,000
Net proceeds after ESOP shares	$65,293,000	$78,523,000	$91,753,000
Pro forma shareholders’ equity
Historical equity of Nodak Mutual	157,829,000	157,829,000	157,829,000
Net proceeds after ESOP shares	65,293,000	78,523,000	91,753,000
Pro forma shareholders’ equity(2)	$223,122,000	$236,352,000	$249,582,000
Pro forma per share data
Total shares outstanding after the offering	17,000,000	20,000,000	23,000,000
Pro forma book value per share	$13.12	$11.82	$10.85
Pro forma price-to-book value(3)	76.2%	84.6%	92.2%
Pro forma net income:
Historical net income	$4,452,000	$4,452,000	$4,452,000
ESOP expense	120,000	120,000	120,000
Pro forma income	$4,332,000	$4,332,000	$4,332,000
Weighted average shares outstanding(4)	17,000,000	20,000,000	23,000,000
Pro forma income per share	$0.25	$0.22	$0.19

(1)	The ESOP will purchase 240,000 shares in the offering. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from Nodak Mutual. The amount to be borrowed is reflected as a reduction to consolidated shareholders’ equity. Annual contributions are expected to be made to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirements for the year ended December 31, 2015; and (ii) only the ESOP shares committed to be released were considered outstanding for purposes of the net income per share calculations.
(2)	No effect has been given to the issuance of additional shares in connection with the grant of options or awards of restricted stock under the stock-based incentive plan that we intend to adopt. The board of directors has not determined the number of shares that may be the subject of restricted stock awards under the plan or the number of shares that may be issued upon the exercise of stock options granted under the stock-based incentive plan. The shares issued as restricted stock awards or upon the exercise of stock options granted under the plan will either be acquired either through open market purchases or issued by us from authorized but unissued shares or treasury shares. We expect to seek shareholder approval of the plan at least six months after completion of the offering. The issuance of authorized but unissued shares of our common stock for the purpose of making restricted stock awards under the stock-based incentive plan instead of open market purchases will dilute the voting interests of existing shareholders.
(3)	Feldman Financial has determined that the value of Nodak Mutual on a fully converted basis would be between $170 million and $230 million, with a midpoint of $200 million. Accordingly, if NI Holdings were to offer all of its shares for sale in this offering, the number of outstanding shares would be between 17,000,000 and 23,000,000. Using the same assumptions as to the conversion and offering expenses, selling agent commissions and percentage of subscription rights that would be redeemed as used in the table above, the pro forma book value per share would be $18.16, $16.89, and $15.96 at the minimum, midpoint, and maximum of the offering range and the pro forma price to book value would be 55.1%, 59.2%, and 67.2%, respectively.
(4)	It is assumed that 240,000 shares will be purchased by our ESOP in the offering. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from Nodak Mutual. The amount to be borrowed is reflected as a reduction to consolidated shareholders’ equity of NI Holdings. Annual contributions are expected to be made to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The annual payment of the ESOP debt is based upon ten equal annual installments of principal and interest. The pro forma net earnings assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirement for the year ended December 31, 2015; (ii) that 24,000 shares were committed to be released at the end of the year ended December 31, 2015, at an average fair value of $10.00 per share in accordance with ASC 718-40; and (iii) for purposes of calculating the net income per share, the weighted average of the ESOP shares which have not been committed for release, equal to 216,000 shares during the year ended December 31, 2015, were subtracted from total shares outstanding of 7,650,000, 9,000,000 and 10,350,000 at the minimum, midpoint, and maximum of the offering range on such date.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Nodak Mutual Insurance Company should be read in conjunction with its financial statements and accompanying notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus constitutes forward-looking information that involves risks and uncertainties. Please see “Forward-Looking Information” and “Risk Factors” for more information. You should review “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described, or implied by, the forward-looking statements contained herein.

Overview

Nodak Mutual is a mutual insurance company domiciled in North Dakota. On the effective date of the conversion, Nodak Mutual will convert from a mutual insurance company to a stock insurance company and issue its capital stock to Nodak Mutual Group, Inc. Nodak Mutual Group, Inc. will then contribute all of the stock of Nodak Insurance Company to NI Holdings in exchange for 100% of the stock of NI Holdings. NI Holdings will simultaneously sell shares of its common stock in this offering, and as a result Nodak Mutual Group, Inc. will be diluted to approximately a 55% interest in NI Holdings and the purchasers of stock in this offering will own approximately a 45% interest in NI Holdings.

Nodak Mutual offers property and casualty insurance, crop hail, and multi-peril crop insurance to members of the North Dakota Farm Bureau through captive agents in North Dakota. American West and Battle Creek offer similar insurance coverage through independent agents in South Dakota, Minnesota and Nebraska, respectively. Primero offers limited nonstandard auto insurance coverage in Arizona, Nevada, North Dakota and South Dakota. Nodak Mutual and Battle Creek are rated by “A” by A.M. Best, which is the third highest out of a possible 15 ratings. American West is rated “B++”, and Primero is unrated.

American West is a wholly owned subsidiary of Nodak Mutual, and Primero is an indirect wholly owned subsidiary of Nodak Mutual. Battle Creek is managed by Nodak Mutual, and Nodak Mutual reinsures 100% of the risk on all insurance policies issued by Battle Creek. Nodak Mutual’s financial statements included herein are the consolidated financial results of Nodak Mutual, American West, Battle Creek, and Primero.

For the six months ended June 30, 2016, Nodak Mutual had consolidated direct premiums written of $91.8 million, consolidated net premiums earned of $67.2 million, and consolidated net income of $4.5 million. For the year ended December 31, 2015, Nodak Mutual had consolidated direct premiums written of $172.8 million, consolidated net premiums earned of $139.5 million, and consolidated net income of $17.4 million. For the year ended December 31, 2014, Nodak Mutual had consolidated direct premiums written of $156.0 million, consolidated net premiums earned of $131.9 million, and consolidated net income of $13.8 million. At June 30, 2016, Nodak Mutual had total assets of $322.5 million and $157.9 million of equity.

Marketplace Conditions and Trends

The property and casualty insurance industry is affected by recurring industry cycles known as “hard” and “soft” markets. A soft cycle is characterized by intense competition resulting in lower pricing in order to compete for business. A hard market, generally considered a beneficial industry trend, is characterized by reduced competition that results in higher pricing. Nodak Mutual believes that the market has remained moderately stable after experiencing a cyclical market from 2000 to 2010.

Unlike property and casualty insurance, the total crop insurance premiums written each year vary mainly based on prevailing commodity prices for the type of crops planted, because the aggregate number of acres planted does not vary much from year to year. Because the premiums that are charged for crop insurance are established by the Risk Management Agency (the “RMA”), which is a division of the United States Department of Agriculture, and the policy forms and terms are also established by the RMA, insurers do not compete on price or policy terms and conditions. Moreover, because participation in other federal farm programs by a farmer is conditioned upon participation in the federal crop insurance program, most commercial farmers obtain crop insurance on their plantings each year.

Principal Revenue and Expense Items

Nodak Mutual derives its revenue primarily from premiums earned, net investment income and net realized gains (losses) from investments.

Gross and net premiums written

Gross premiums written is equal to direct premiums written and assumed premiums before the effect of ceded reinsurance. Net premiums written is the difference between gross premiums written and premiums ceded or paid to reinsurers (ceded premiums written).

Premiums earned

Premiums earned is the earned portion of net premiums written. Gross premiums written include all premiums recorded by an insurance company during a specified policy period. Insurance premiums on property and casualty policies are recognized in proportion to the underlying risk insured and are earned ratably over the duration of the policies. At the end of each accounting period, the portion of the premiums that is not yet earned is included in unearned premiums and is realized as revenue in subsequent periods over the remaining term of the policy. Nodak Mutual’s property and casualty policies typically have a term of twelve months. Thus, for example, for a policy that is written on July 1, 2015, one-half of the premiums would be earned in 2015 and the other half would be earned in 2016.

Due to the nature of the crop planting and harvesting cycle and the deadlines for filing and processing claims under the federal crop insurance program, insurance premiums for crop insurance are generally recognized and earned during the same calendar year as the year in which the policy is written. Under the federal crop insurance program, by March 15 farmers must purchase crop insurance with respect to spring planted crops. By July 15, the farmer must report the number of acres he has planted in each crop. On September 1, the insurer bills the farmer for the insurance premium, which is due and payable by the farmer by October 1. If the farmer does not pay the premium by such date, the insurer must essentially provide a loan to the farmer in an amount equal to the premium at an annual rate of 15% because the insurer is required to pay the farmer’s portion of the premium to the Federal Crop Insurance Corporation (“FCIC”) by November 15, regardless of whether the farmer pays the premium to the insurer. Except for claims made in the spring (primarily for prevented planting and required replanting claims), claims are required to be made by December 15. A different cycle exists for crops planted in the fall, such as winter wheat, but the vast majority of crop insurance written by Nodak Mutual covers spring planted crops.

Net investment income and net realized gains (losses) on investments

Nodak Mutual invests its surplus and the funds supporting its insurance liabilities (including unearned premiums and unpaid loss and loss adjustment expenses) in cash, cash equivalents, equities and debt securities. Investment income includes interest and dividends earned on invested assets. Net realized gains and losses on invested assets are reported separately from net investment income. Nodak Mutual recognizes realized gains when invested assets are sold for an amount greater than their cost or amortized cost (in the case of fixed maturity securities) and recognizes realized losses when investment securities are written down as a result of an other than temporary impairment or sold for an amount less than their cost or amortized cost, as applicable. Nodak Mutual’s portfolio of investment securities is managed by Conning, Inc., who has discretion to buy and sell securities in accordance with the investment policy approved by our board of directors.

Nodak Mutual’s expenses consist primarily of:

Loss and loss adjustment expense

Loss and loss adjustment expenses represent the largest expense item and include: (1) claim payments made, (2) estimates for future claim payments and changes in those estimates for prior periods, and (3) costs associated with investigating, defending and adjusting claims, including legal fees.

Amortization of deferred policy acquisition costs and underwriting and administrative expenses

Expenses incurred to underwrite risks are referred to as policy acquisition expenses and underwriting and administrative expenses. Policy acquisition costs consist of commission expenses, premium taxes and certain other underwriting expenses that vary with and are primarily related to the writing and acquisition of new and renewal business. These policy acquisition costs are deferred and amortized over the effective period of the related insurance policies. Underwriting and administrative expenses consist of salaries, rent, office supplies, depreciation and all other operating expenses not otherwise classified separately, and payments to bureaus and assessments of statistical agencies for policy service and administration items such as rating manuals, rating plans and experience data.

Income taxes

Nodak Mutual uses the asset and liability method of accounting for income taxes. Deferred income taxes arise from the recognition of temporary differences between financial statement carrying amounts and the tax bases of its assets and liabilities. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. At both December 31, 2015 and December 31, 2014, Nodak Mutual had recorded a valuation allowance with respect to its deferred tax asset of approximately $1.1 million. The effect of a change in tax rates is recognized in the period of the enactment date.

Key Financial Measures

Nodak Mutual evaluates its insurance operations by monitoring certain key measures of growth and profitability. In addition to reviewing its financial performance based on results determined in accordance with generally accepted accounting principles in the United States (GAAP), Nodak Mutual utilizes certain non-GAAP financial measures that are used widely in the property and casualty insurance industry and which it believes are valuable in managing its business and for comparison to its peers. These non-GAAP measures are the expense ratio, loss and loss adjustment expense ratio, and combined ratio, written premiums, ratio of net written premiums to statutory surplus, underwriting income, return on average equity, and risk based capital.

Nodak Mutual measures growth by monitoring changes in gross premiums written and net premiums written. Nodak Mutual measures underwriting profitability by examining its loss and loss adjustment expense ratio, expense ratio, and combined ratio. It also measures profitability by examining underwriting income (loss) and net income (loss) and return on average equity.

Loss and loss adjustment expense ratio

The loss and loss adjustment expense ratio is the ratio (expressed as a percentage) of loss and loss adjustment expenses incurred to premiums earned. Nodak Mutual measures the loss and loss adjustment expense ratio on a policy year and calendar year loss basis to measure underwriting profitability. A policy year loss ratio measures loss and loss adjustment expenses for insured events occurring in a particular year, regardless of when they are reported, as a percentage of premiums earned during that year. A calendar year loss ratio measures loss and loss adjustment expense for insured events occurring during a particular year and the change in loss reserves from prior policy years as a percentage of premiums earned during that year.

Expense ratio

The expense ratio is the ratio (expressed as a percentage) of amortization of deferred policy acquisition costs and net underwriting and administrative expenses (attributable to insurance operations) to premiums earned, and measures our operational efficiency in producing, underwriting and administering the company’s insurance business.

Combined ratio

Nodak Mutual’s combined ratio is the sum of the loss and loss adjustment expense ratio and the expense ratio and measures its overall underwriting profit. If the combined ratio is below 100%, Nodak Mutual is making an underwriting profit. If its combined ratio is at or above 100%, it is not profitable without investment income and may not be profitable if investment income is insufficient.

Net premiums written to statutory surplus ratio

The net premiums written to statutory surplus ratio represents the ratio of net premiums written, after reinsurance ceded, to statutory surplus. This ratio measures Nodak Mutual’s exposure to pricing errors in its current book of business. The higher the ratio, the greater the impact on surplus should pricing prove inadequate.

Underwriting income (loss)

Underwriting income (loss) measures the pre-tax profitability of insurance operations. It is derived by subtracting loss and loss adjustment expense, amortization of deferred policy acquisition costs, and underwriting and administrative expenses from earned premiums. Each of these items is presented as a caption in Nodak Mutual’s statements of operations.

Net income (loss) and return on average equity

Nodak Mutual uses net income (loss) to measure its profit and return on average equity to measure its effectiveness in utilizing equity to generate net income. In determining return on average equity for a given year, net income (loss) is divided by the average of the beginning and ending equity for that year.

Critical Accounting Policies

General

The preparation of financial statements in accordance with GAAP requires both the use of estimates and judgment relative to the application of appropriate accounting policies. Nodak Mutual is required to make estimates and assumptions in certain circumstances that affect amounts reported in its financial statements and related footnotes. Nodak Mutual evaluates these estimates and assumptions on an on-going basis based on historical developments, market conditions, industry trends and other information that it believes to be reasonable under the circumstances. There can be no assurance that actual results will conform to its estimates and assumptions and that reported results of operations will not be materially adversely affected by the need to make accounting adjustments to reflect changes in these estimates and assumptions from time to time. Nodak Mutual believes the following policies are the most sensitive to estimates and judgments.

Loss and Loss Adjustment Expense Reserves

How reserves are established

With respect to its traditional property and casualty insurance products, Nodak Mutual maintains reserves for the payment of claims (indemnity losses) and expenses related to adjusting those claims (loss adjustment expenses or LAE). Nodak Mutual’s loss reserves consist of case reserves, which are reserves for claims that have been reported to it, and reserves for claims that have been incurred but have not yet been reported and for the future development of case reserves (IBNR).

When a claim is reported to Nodak Mutual, its claims personnel establish a case reserve for the estimated amount of the ultimate payment to the extent it can be determined or estimated. The amount of the loss reserve for the reported claim is based primarily upon an evaluation of coverage, liability, damages suffered, and any other information considered pertinent to estimating the exposure presented by the claim. Each claim is contested or settled individually based upon its merits, and some property and casualty claims may take years to resolve, especially if legal action is involved. Case reserves are reviewed on a regular basis and are updated as new information becomes available.

When a catastrophe occurs, which in Nodak Mutual’s case mostly involves the weather perils of wind and hail, Nodak Mutual utilizes mapping technology through geographic coding of its property risks to overlay the path of the storm. This enables the company to establish estimated damage amounts based on the wind speed and size of the hail for case or per claim loss amounts. This process allows the company to determine within a reasonable time (5 – 7 days) an estimated number of claims and estimated loss payments from the storm. If the company estimates the damages to be in excess of its retained catastrophe amount, reinsurers are notified immediately of a potential loss so that the company can quickly recover reinsurance payments once the retention is exceeded.

In addition to case reserves, Nodak Mutual maintains estimates of reserves for loss and loss adjustment expenses incurred but not reported. These reserves include estimates for the future development of case reserves. Some claims may not be reported for several years. As a result, the liability for unpaid loss and loss adjustment reserves includes significant estimates for IBNR.

As multi-peril crop insurance claims must be reported within a specified time period established by the Federal Crop Insurance Corporation, this line of business is not impacted by incurred but not reported (IBNR) loss or LAE reserves. The Company estimates losses on a quarterly basis based upon historical loss patterns, current crop conditions, current weather patterns, and input from crop loss adjusters. These estimates have proven to be a very good indicator of the Company’s anticipated losses for this line of business.

Nodak Mutual utilizes an independent actuary to assist with the estimation of its loss and LAE reserves in September and December of each year. This actuary prepares estimates of the ultimate liability for unpaid losses and LAE based on established actuarial methods described below. Nodak Mutual’s management reviews these estimates and supplements the actuarial analysis with information not fully incorporated into the actuarially based estimate, such as changes in the external business environment and changes in internal company processes and strategy. Nodak Mutual may adjust the actuarial estimates based on this supplemental information in order to arrive at the amount recorded in the financial statements.

Nodak Mutual accrues liabilities for unpaid loss and loss adjustment expenses based upon estimates of the ultimate amount payable. Nodak Mutual projects its estimate of ultimate loss and loss adjustment expenses by using the following actuarial methodologies:

Bornhuetter-Ferguson Method — The Bornhuetter-Ferguson Method is a blended method that explicitly takes into account both actual loss development to date and expected future loss emergence. This method is applied on both a paid loss basis and an incurred loss basis. This method uses the selected loss development patterns from the Loss Development Methods to calculate the expected percentage of loss unpaid (or unreported). The expected future loss component of the method is calculated by multiplying earned premium for the given exposure period by a selected a priori (i.e. deductive) loss ratio. The resulting dollars are then multiplied by the expected percentage of unpaid (or unreported) loss described above. This provides an estimate of future paid (or reported) losses that is then added to actual paid (or incurred) loss data to produce estimated ultimate loss.

Paid and Case Incurred Loss Methods — The Paid and Case Incurred Loss Development Methods utilize ratios of cumulative paid or case incurred loss or loss adjustment expense at each age of development as a percent of the preceding development age. Selected ratios are then multiplied together to produce a set of loss development factors which when applied to the most current data value, by accident year, develop estimated ultimate losses or loss adjustment expense. Ultimate losses or loss adjustment expense are then selected for each accident year from the various methods employed.

Ratio of Paid ALAE to Paid Loss Method — This method utilizes the ratio of paid adjusted loss adjustment expense to paid losses and is similar to the Paid and Case Incurred Methods described above, except that the data projected are the ratios of paid adjusted loss adjustment expense to paid losses. The projected ultimate ratio is then multiplied by the selected ultimate losses, by accident year, to yield ultimate adjusted loss adjustment expense. Adjusted loss adjustment expense reserves are calculated by subtracting paid losses from ultimate adjusted loss adjustment expense.

Nodak Mutual estimates IBNR reserves by first deriving an actuarially based estimate of the ultimate cost of total loss and loss adjustment expenses incurred as of the financial statement date. Nodak Mutual then reduces the estimated ultimate loss and loss adjustment expenses by loss and loss adjustment expense payments and case reserves carried as of the financial statement date. The actuarially determined estimate is based upon indications from one of the above actuarial methodologies or uses a weighted average of these results. The specific method used to estimate the ultimate losses will vary depending on the judgment of the actuary as to what is the most appropriate method for the property and casualty business. Finally, Nodak Mutual considers other factors that impact reserves that are not fully incorporated in the actuarially based estimate, such as changes in the external business environment and changes in internal company processes and strategy.

The process of estimating loss reserves involves a high degree of judgment and is subject to a number of variables. These variables can be affected by both internal and external events, such as changes in claims handling procedures, inflation, legal trends, and legislative changes, among others. The impact of many of these items on ultimate costs for claims and claim adjustment expenses is difficult to estimate. Loss reserve estimation is affected by the volume of claims, the potential severity of individual claims, the determination of occurrence date for a claim, and reporting lags (the time between the occurrence of the policyholder event and when it is actually reported to the insurer). Informed judgment is applied throughout the process, including the application of various individual experiences and expertise to multiple sets of data and analyses. Nodak Mutual continually refines its loss reserve estimates in a regular ongoing process as historical loss experience develops and additional claims are reported and settled. Nodak Mutual considers all significant facts and circumstances known at the time loss reserves are established.

There is an inherent amount of uncertainty in the establishment of insurance liabilities. This uncertainty is greatest in the current and most recent accident years due to the relative newness of the claims being reported and the relatively small percentage of these claims that have been reported, investigated, and adjusted by the company’s claims staff. Therefore the reserves carried in these more recent accident years are generally more conservative than those carried for older accident years. As the company has the opportunity to investigate and adjust the reported claims, both the case and IBNR reserves are adjusted to more closely reflect the ultimate expected loss.

Other factors that have or can have an impact on Nodak Mutual’s case and IBNR reserves include but are not limited to:

•	Changes in law regarding insureds’ liability and public attitudes regarding damage awards can significantly impact prior claims.

Laws governing liability claims and judicial interpretations thereof can change over time, which can expand the scope of coverage anticipated by insurers when initially establishing reserves for claims. In addition, public attitudes regarding damage awards can result in judges and juries granting higher recoveries for damages than expected by claims personnel when claims are presented. In addition, these changes can result in both increased claim frequency and severity as both plaintiffs and their legal counsel perceive the opportunity for higher damage awards. Reserves established for claims that occurred in prior years would not have anticipated these legal changes and, therefore, could prove to be inadequate for the ultimate loss paid by the company, causing the company to experience adverse development and higher loss payments in future years.

•	Change in claims handling and/or setting case reserves.

Changes in company personnel and/or the approach to how claims are reported, adjusted, and reserved may affect the reserves established by a company. As discussed above, the setting of IBNR reserves is not an exact science and involves the expert judgment of an actuary. One actuary’s reserve opinion may differ slightly from another actuary’s opinion. This is the primary reason why the IBNR reserve estimate is customarily reported as a range by a company’s actuary, which provides the company with an acceptable “range” to use in establishing its estimate for IBNR reserves.

•	Economic inflation

A sudden and extreme increase in the economic inflation rate could have a significant impact on a company’s case and IBNR reserves. When establishing Nodak Mutual’s case reserves, the claim’s personnel generally establish an amount that in their opinion will provide a conservative amount to settle the loss. If the time to settle the claim extends over a period of years, the initial reserve may not anticipate an economic inflation rate that is significantly higher than the current inflation rate. This can also apply to a company’s IBNR reserves. Should the economic inflation rate increase significantly, it is likely that a company may not anticipate the need to adjust the IBNR reserves accordingly, which could lead to the company being deficient in its IBNR reserves.

•	Increases or decreases in claim severity for reasons other than inflation.

Factors exist that can drive the cost to settle claims for reasons other than standard inflation. For example, demand surge (as in the case of Hurricane Katrina) caused by a very large catastrophe has an impact on not only the availability and cost of building materials such as roofing and other such materials but also on the availability and cost of labor. Other factors such as increased vehicle traffic in an area not designed to handle the increased congestion and increased speed limits on busy roads are examples of changes that could cause claim severity to increase beyond what a company’s historic reserves would reflect.

•	Actual settlement experience different than historical data trends

When establishing IBNR reserves, Nodak Mutual’s actuary takes into account many of the factors discussed above. One of the more important factors that is considered when setting reserves is the past or historical claim settlement experience. Our actuary considers factors such as the number of files entering litigation, payment patterns, length of time it takes company claims personnel to settle the claims, and average payment amounts when estimating reserve amounts. Should future settlement patterns change due to legal environment, company claims handling philosophy, or personnel, it may have an impact on the future claims payments, which could cause existing reserves to either be redundant (excessive) or deficient (below) compared the actual loss amount.

•	Change in Reporting Lag

As discussed above, Nodak Mutual and its actuary utilize historical patterns to provide an accurate estimate of what will take place in the future. Should we experience a change in reporting time (claims are slower to be reported than in the past), we or our actuary may underestimate the anticipated number of future claims, which could cause us and our actuary to underestimate the ultimate loss we may experience. A lag in reporting may be caused by changes in how claims are reported (online vs. through company personnel), the type of business or lines of business the company is writing, the company’s distribution system (direct writer, independent agent, or captive agent), and geographic area where the company chooses to insure risk.

Due to the inherent uncertainty underlying loss reserve estimates, final resolution of the estimated liability for loss and loss adjustment expenses may be higher or lower than the related loss reserves at the reporting date. Therefore, actual paid losses, as claims are settled in the future, may be materially higher or lower in amount than current loss reserves. Nodak Mutual reflects adjustments to loss reserves in the results of operations in the period the estimates are changed.

Nodak Mutual’s reserves for unpaid loss and LAE are summarized below (dollars in thousands):

	As of December 31, 2015	As of December 31, 2014
Case reserves	$31,038	$34,755
IBNR reserves	9,195	10,087
Net unpaid loss and LAE	40,233	44,842
Reinsurance recoverable on unpaid loss and LAE	5,109	5,676
Reserves for unpaid loss and LAE	$45,342	$50,518

At December 31, 2015, Nodak Mutual recorded its loss and loss adjustment expense reserves within the range of the actuary’s loss and LAE reserves estimate.

Nodak Mutual’s actuary is required to exercise a considerable degree of judgment in the evaluation of all of these and other factors in the analysis of Nodak Mutual’s loss and LAE reserves and the related range of anticipated losses. Because of the level of uncertainty impacting the estimation process, it is reasonably possible that different actuaries would arrive at different conclusions. The method of determining the loss reserves has not changed and the reserve generated by Nodak Mutual’s actuary is consistent with the observed development of Nodak Mutual’s loss reserves over the last few years.

The variability in establishing loss reserves arises primarily because specific losses may not be known and reported for some period and the ultimate losses paid and loss adjustment expenses incurred with respect to known losses may be larger than currently estimated. In addition, we continue to process claims from losses incurred as old as 2004. The ultimate frequency or severity of these claims can be very different than the assumptions Nodak Mutual used in its estimation of ultimate reserves for these exposures.

Specifically, the following factors could impact the frequency and severity of claims, and therefore, the ultimate amount of loss and LAE paid:

•	The rate of increase in labor costs and healthcare costs that underlie insured risks;
•	Changes in costs of building materials;
•	Changes in commodity prices for insured crops; and
•	Impact of changes in laws, regulations or judicial decisions.

The estimation process for determining the liability for unpaid loss and LAE inherently results in adjustments each year for claims incurred (but not paid) in preceding years. Negative amounts reported for claims incurred related to prior years are a result of claims being settled or resolved for amounts less than originally estimated (favorable development). Positive amounts reported for claims incurred related to prior years are a result of claims being settled or resolved for amounts greater than originally estimated (adverse development).

Actuarial Loss Reserves

The selection of the ultimate loss is based on information unique to each policy year and the judgment and expertise of Nodak Mutual’s actuary and management.

The following table provides case and IBNR reserves for losses and loss adjustment expenses as of June 30, 2016 and as of December 31, 2015 and 2014.

As of June 30, 2016

(dollars in thousands)	Case Reserves	IBNR Reserves	Total Reserves
	(unaudited)	(unaudited)	(unaudited)
Property and casualty	$38,859	$8,037	$46,896
Crop	9,138	—	9,138
Total net reserves	$47,997	$8,037	$56,033
Reinsurance recoverables	15,308	2,475	17,783
Gross reserves	$63,304	$10,512	$73,816

As of December 31, 2015

(dollars in thousands)	Case Reserves	IBNR Reserves	Total Reserves
Property and casualty	$29,822	$9,195	$39,017
Crop	1,216	—	1,216
Total net reserves	$31,038	$9,195	$40,233
Reinsurance recoverables	3,782	1,327	5,109
Gross reserves	$34,820	$10,522	$45,342

As of December 31, 2014

(dollars in thousands)	Case Reserves	IBNR Reserves	Total Reserves
Property and casualty	$28,570	$10,087	$38,657
Crop	6,185	—	6,185
Total net reserves	$34,755	$10,087	$44,842
Reinsurance recoverables	4,317	1,359	5,676
Gross reserves	$39,072	$11,446	$50,518

As discussed earlier, the estimation of Nodak Mutual’s reserves is based on several actuarial methods, each of which incorporates many quantitative assumptions. The judgment of the actuary plays an important role in selecting among various loss development factors and selecting the appropriate method, or combination of methods, to use for a given policy year.

Liabilities for Property and Casualty Claims and Claim Expenses

Loss reserves represent management’s best estimate of ultimate unpaid losses and settlement expenses for claims that have been reported and claims that have been incurred but not yet reported. In evaluating whether the reserves make a reasonable provision for the unpaid losses and loss expenses, it is necessary to project future loss and loss adjustment expense payments. It is certain that the actual future losses and loss adjustment expenses will not develop exactly as projected and may vary significantly from the projections.

The projections make no provision for extraordinary future emergence of new classes of losses or types of losses not sufficiently represented in the Company’s historical data base or which are not yet quantifiable. Also, there may be a change in the Company’s reporting pattern or case reserve adequacy that is not identifiable. Due to the inherent uncertainty in estimating reserves for losses and loss adjustment expenses, we cannot be certain that the ultimate liability will not exceed amounts reserved, with a resulting adverse effect on our financial condition and results of operations. For this reason, the carried reserves reflect prudently conservative assumptions. As the carried reserves run off, the overall expectation is that, more often than not, favorable development will occur. However, there is also the possibility that the ultimate settlement of liabilities associated with these reserves will be greater, perhaps significantly, than the carried reserves.

If we conclude that the reserve estimate needs to be increased, the result is an increase in losses, reducing our net income for the period in which the revised estimate is identified. Accordingly, an increase in loss reserves could have a material adverse effect on our results of operations, liquidity, and financial condition.

Management has identified the impact on earnings of various factors used in establishing loss reserves so that users of the Company’s financial statements can better understand how development on prior years’ reserves might impact the Company’s results of operations.

Total Reserves

As of December 31, 2015, the impact of a reserve estimation resulting in a 1% increase in net reserves would be a decrease of approximately $308,000 in net income after tax. Conversely, a reserve estimation resulting in a 1% decrease in net reserves would increase net income after tax by approximately $308,000.

Inflation

Inflation is not explicitly selected in the loss reserve analysis. However, historical inflation is embedded in the estimated loss development factors. The following table displays the impact on net income after tax resulting from various changes from the inflation factor implicitly embedded in the estimated payment pattern as of December 31, 2015. A change in inflation may or may not fully impact loss payments in the future because some of the underling expenses have already been paid. The table below assumes that any change in inflation will be fully reflected in future loss payments. This variance in future IBNR emergence could occur in one year or over multiple years, depending when the change is recognized.

Change in Inflation	Impact on After Tax Earnings
-1%	$(341,233)
1%	$346,163
3%	$1,053,826
5%	$1,782,888

Inflation includes actual inflation as well as social inflation which includes future emergence of new classes of losses or types of losses, change in judicial awards, and any other changes beyond assumed levels that impact the cost of claims.

Case Reserves

When a claim is reported, claims personnel establish a case reserve for the estimated amount of the ultimate payment to the extent it can be determined or estimated. It is possible that the level of adequacy in the case reserve may differ from historical levels and/or the claims reporting pattern may change. The following table displays the impact on net income after tax that results from various changes from the historical inflation factor that is implicitly embedded in the estimated payment pattern to develop the reserves as of December 31, 2015. This variance in future IBNR emergence could occur in one year or over multiple years, depending when the change is recognized.

Change in Case Reserves	Impact on After Tax Earnings
-10%	$(2,367,760)
-5%	$(1,183,880)
-2%	$(473,552)
+2%	$473,552
+5%	$1,183,880
+10%	$2,367,760

Unallocated Loss Adjustment Reserve (All Other Loss Adjustment)

In addition to establishing loss reserves, as described above, we establish reserves for unallocated loss adjustment expenses (“ULAE”). Historical patterns of paid ULAE relative to paid loss are analyzed. The result of this analysis is an estimate of the relationship or ratio, between ULAE and losses paid. This ratio is used to estimate the required ULAE reserve. Consequently, this component of the loss expense reserve has a proportional relationship to the overall loss reserves excluding loss adjustment expense. This method assumes that the underlying claims process and mix of business do not change materially from period to period.

The following table displays the impact on net income after tax that various changes in this factor would have on the ULAE reserves as of December 31, 2015. This variance in future reserve emergence could occur in one year or over multiple years, depending when the change is recognized.

Percentage Point Change in ULAE Factor	Impact on After Tax Earnings
-2%	$(314,663)
-1%	$(157,332)
1%	$157,332
2%	$314,663

Investments

Nodak Mutual’s fixed maturity and equity securities investments are classified as available-for-sale and carried at estimated fair value as determined by management based upon quoted market prices or a recognized pricing service at the reporting date for those or similar investments. Changes in unrealized investment gains or losses on Nodak Mutual’s investments, net of applicable income taxes, are reflected directly in equity as a component of comprehensive income (loss) and, accordingly, have no effect on net income (loss). Investment income is recognized when earned, and capital gains and losses are recognized when investments are sold, or other-than-temporarily impaired.

Nodak Mutual evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis. Nodak Mutual assesses whether OTTI is present when the fair value of a security is less than its amortized cost. All investment securities are evaluated for OTTI under FASB ASC Topic 320, “Investments — Debt & Equity Securities” (“ASC Topic 320”). Under ASC Topic 320, OTTI is considered to have occurred with respect to debt securities (1) if an entity intends to sell the security; (2) if it is more likely than not an entity will be required to sell the security before recovery of its amortized cost basis; or (3) the present value of the expected cash flows is not sufficient to recover the entire amortized cost basis. In addition, the amount of the OTTI recognized in earnings depends on whether an entity intends to sell or will more likely than not be required to sell the security. If an entity intends to sell the security or will be required to sell the security, the OTTI shall be recognized in earnings equal to the entire difference between the fair value and the amortized cost basis at the balance sheet date. If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before the recovery of its amortized cost basis, the OTTI shall be separated into two amounts, the credit-related loss and the noncredit-related loss. The credit-related loss is based on the present value of the expected cash flows and is recognized in earnings.

The fair value and unrealized losses for Nodak Mutual’s securities that were temporarily impaired as of June 30, 2016 and as of December 31, 2015 and December 31, 2014 are as follows:

	June 30, 2016 (unaudited)
	Less than 12 months		Greater than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed maturities:
U.S. Government and agencies	$—	$—	$—	$—	$—	$—
States, territories and possessions and political subdivisions	—	—	817	(2)	817	(2)
Corporate securities	2,504	(19)	2,638	(554)	5,142	(573)
Residential mortgage-backed securities	—	—	—	—	—	—
Commercial mortgage-backed securities	—	—	—	—	—	—
Asset backed securities	—	—	—	—	—	—
Total fixed maturities	2,504	(19)	3,455	(556)	5,959	(575)
Equity securities
Basic materials	16	(1)	—	—	16	(1)
Communications	265	(19)	—	—	265	(19)
Consumer, cyclical	42	(3)	395	(85)	437	(88)
Consumer, non-cyclical	332	(61)	—	—	332	(61)
Energy	27	(5)	336	(395)	363	(400)
Financial	59	(6)	—	—	59	(6)
Industrial	57	(3)	165	(29)	222	(32)
Technology	676	(132)	184	(2)	860	(134)
Total Equity securities	1,458	(229)	1,080	(511)	2,538	(740)
Total investments	$3,962	$(248)	$4,535	$(1,067)	$8,497	$(1,315)

	2015
	Less than 12 months		Greater than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed maturities:
U.S. Government and agencies	$798	$(7)	$485	$(19)	$1,283	$(26)
States, territories and possessions and political subdivisions	2,932	(30)	244	(6)	3,176	(36)
Corporate securities	21,139	(697)	2,465	(964)	23,604	(1,661)
Residential mortgage-backed securities	10,249	(123)	—	—	10,249	(123)
Commercial mortgage-backed securities	2,571	(22)	—	—	2,571	(22)
Asset backed securities	1,976	(20)	—	—	1,976	(20)
Total fixed maturities	39,665	(899)	3,194	(989)	42,859	(1,888)
Equity securities
Communications	—	—	—	—	—	—
Consumer, cyclical	343	(162)	17	(2)	360	(164)
Consumer, non-cyclical	304	(63)	—	—	304	(63)
Energy	(24)	(318)	—	—	(24)	(318)
Financial	—	—	—	—	—	—
Industrial	727	(72)	—	—	727	(72)
Technology	652	(96)	159	(2)	811	(98)
Total Equity securities	2,002	(711)	176	(4)	2,178	(715)
Total investments	$41,667	$(1,610)	$3,370	$(993)	$45,037	$(2,603)

	2014
	Less than 12 months		Greater than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed maturities:
U.S. Government and agencies	$—	$—	$779	$(29)	$779	$(29)
States, territories and possessions and political subdivisions	1,438	(6)	2,962	(46)	4,400	(52)
Corporate securities	7,471	(122)	3,600	(185)	11,071	(307)
Residential mortgage-backed securities	768	(1)	3,268	(36)	4,036	(37)
Commercial mortgage-backed securities	798	(3)	349	(7)	1,147	(10)
Asset backed securities	25	—	443	(7)	468	(7)
Total fixed maturities	10,500	(132)	11,401	(310)	21,901	(442)
Equity securities
Communications	227	(31)	—	—	227	(31)
Consumer, cyclical	501	(51)	245	(21)	746	(72)
Consumer, non-cyclical	221	(13)	—	—	221	(13)
Energy	—	—	—	—	—	—
Financial	—	—	290	(5)	290	(5)
Industrial	—	—	131	(25)	131	(25)
Technology	522	(21)	—	—	522	(21)
Total Equity securities	1,471	(116)	666	(51)	2,137	(167)
Total investments	$11,971	$(248)	$12,067	$(361)	$24,038	$(609)

Fair values of interest rate sensitive instruments may be affected by increases and decreases in prevailing interest rates which generally translate, respectively, into decreases and increases in fair values of fixed maturity investments. The fair values of interest rate sensitive instruments also may be affected by the credit worthiness of the issuer, prepayment options, relative values of other investments, the liquidity of the instrument, and other general market conditions.

For the year ended December 31, 2015, Nodak Mutual’s fixed income portfolio experienced gross unrealized losses of $1.9 million due to decreases in fair values. Most of the decrease in fair value in our fixed maturity portfolio was in industrial and miscellaneous fixed maturity investments as a result of increases in prevailing interest rates.

Nodak Mutual has evaluated each security and taken into account the severity and duration of any impairment, the current rating on the bond, and the outlook for the issuer according to independent analysts. Nodak Mutual’s fixed maturity portfolio is managed by Conning Asset Management, which specializes in the handling of insurance company asset management.

Nodak Mutual monitors its investment portfolio and reviews securities that have experienced a decline in fair value below cost to evaluate whether the decline is other than temporary. When assessing whether the amortized cost basis of the security will be recovered, Nodak Mutual compares the present value of the cash flows likely to be collected, based on an evaluation of all available information relevant to the collectability of the security, to the amortized cost basis of the security. The shortfall of the present value of the cash flows expected to be collected in relation to the amortized cost basis is referred to as the “credit loss.” If there is a credit loss, the impairment is considered to be other-than-temporary. If Nodak Mutual identifies that an other-than-temporary impairment loss has occurred, Nodak Mutual then determines whether it intends to sell the security, or if it is more likely than not that Nodak Mutual will be required to sell the security prior to recovering the amortized cost basis less any current-period credit losses. If Nodak Mutual determines that it does not intend to sell, and it is not more likely than not that Nodak Mutual will be required to sell the security, the amount of the impairment loss related to the credit loss will be recorded in earnings, and the remaining portion of the other-than-temporary impairment loss will be recognized in other comprehensive income (loss), net of tax. If Nodak Mutual determines that it intends to sell the security, or that it is more likely than not that Nodak Mutual will be required to sell the security prior to recovering its amortized cost basis less any current-period credit losses, the full amount of the other-than-temporary impairment will be recognized in earnings.

For the year ended December 31, 2015, Nodak Mutual recognized other-than-temporarily impairments of its investment securities of $139,000. For the year ended December 31, 2014, Nodak Mutual recognized impairments totaling $446,000. Adverse investment market conditions, or poor operating results of underlying investments, could result in impairment charges in the future.

Fair Value Measurements

Nodak Mutual uses fair value measurements to record fair value adjustments to certain assets to determine fair value disclosures. Investment and mortgage-backed securities available for sale are recorded at fair value on a recurring basis. Additionally, from time to time, Nodak Mutual may be required to record at fair value other assets on a nonrecurring basis, such as certain investments and certain other assets. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write-downs of individual assets. FASB ASC Topic 820 “Fair Value Measurements and Disclosures” (“ASC Topic 820”), establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The three levels of the fair value hierarchy under ASC Topic 820 are as follows:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
Level 2:	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability. Level 2 includes debt securities with quoted prices that are traded less frequently then exchange-traded instruments. Valuation techniques include matrix pricing which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.
Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

Under ASC Topic 820, Nodak Mutual bases its fair values on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It is our policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy in FASB ASC Topic 820. Fair value measurements for assets where there exists limited or no observable market data and, therefore, are based primarily upon Nodak Mutual’s or other third-party’s estimates, are often calculated based on the characteristics of the asset, the economic and competitive environment and other such factors. Management uses its best judgment in estimating the fair value of Nodak Mutual’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts Nodak Mutual could have realized in a sale transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective period end and have not been re-evaluated or updated for purposes of our financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each period-end. Additionally, changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future valuations.

Nodak Mutual uses quoted values and other data provided by independent pricing services in its process for determining fair values of its investments. The evaluations of such pricing services represent an exit price and a good faith opinion as to what a buyer in the marketplace would pay for a security in a current sale. This pricing service provides Nodak Mutual with one quote per instrument. For fixed maturity securities that have quoted prices in active markets, market quotations are provided. For fixed maturity securities that do not trade on a daily basis, the independent pricing service prepares estimates of fair value using a wide array of observable inputs including relevant market information, benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. The observable market inputs that Nodak Mutual’s independent pricing service utilizes may include (listed in order of priority for use) benchmark yields, reported trades, broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, market bids/offers, and other reference data on markets, industry, and the economy. Additionally, the independent pricing service uses an option adjusted spread model to develop prepayment and interest rate scenarios. The pricing service did not use broker quotes in determining fair values of Nodak Mutual’s investments.

Should the independent pricing service be unable to provide a fair value estimate, Nodak Mutual attempts to obtain a non-binding fair value estimate from a number of broker-dealers and reviews this estimate in conjunction with a fair value estimate reported by an independent business news service or other sources. In instances where only one broker-dealer provides a fair value for a fixed maturity security, Nodak Mutual uses that estimate. In instances where Nodak Mutual is able to obtain fair value estimates from more than one broker-dealer, Nodak Mutual reviews the range of estimates and selects the most appropriate value based on the facts and circumstances. Should neither the independent pricing service nor a broker-dealer provide a fair value estimate, Nodak Mutual develops a fair value estimate based on cash flow analyses and other valuation techniques that utilize certain unobservable inputs. Accordingly, Nodak Mutual classifies such a security as a Level 3 investment.

The fair value estimates of Nodak Mutual’s investments provided by the independent pricing service at December 31, 2015 and 2014, were utilized, among other resources, in reaching a conclusion as to the fair value of its investments.

Management reviews the reasonableness of the pricing provided by the independent pricing service by employing various analytical procedures. Management reviews all securities to identify recent downgrades, significant changes in pricing, and pricing anomalies on individual securities relative to other similar securities. This will include looking for relative consistency across securities in common sectors, durations, and credit ratings. This review will also include all fixed maturity securities rated lower than “A” by Moody’s or S&P. If, after this review, management does not believe the pricing for any security is a reasonable estimate of fair value, then it will seek to resolve the discrepancy through discussions with the pricing service. In its review, management did not identify any such discrepancies for the years ended December 31, 2015 and 2014, and no adjustments were made to the estimates provided by the pricing service for the years ended December 31, 2015 and 2014. The classification within the fair value hierarchy of ASC 820, Fair Value Measurement, is then confirmed based on the final conclusions from the pricing review.

Deferred Policy Acquisition Costs

Certain direct acquisition costs consisting of commissions, premium taxes and certain other direct underwriting expenses that vary with and are primarily related to the production of business are deferred and amortized over the effective period of the related insurance policies as the underlying policy premiums are earned. At June 30, 2016 and as December 31, 2015 and 2014, deferred acquisition costs and the related unearned premium reserves were as follows (dollars in thousands):

	June 30, 2016	December 31, 2015	December 31, 2014
	(unaudited)
Deferred acquisition costs	$10,577	$8,444	$7,240
Unearned premium reserves	$74,358	$53,487	$49,895

The method followed in computing deferred acquisition costs limits the amount of deferred costs to their estimated realizable value, which gives effect to the premium to be earned, related investment income, loss and loss adjustment expenses, and certain other costs expected to be incurred as the premium is earned. Future changes in estimates, the most significant of which is expected loss and loss adjustment expenses, may require adjustments to deferred policy acquisition costs. If the estimation of net realizable value indicates that the deferred acquisition costs are not recoverable, they would be written off or a premium deficiency reserve would be established.

Income Taxes

Nodak Mutual uses the asset and liability method of accounting for income taxes. Deferred income taxes arise from the recognition of temporary differences between financial statement carrying amounts and the tax bases of our assets and liabilities. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The effect of a change in tax rates is recognized in the period of the enactment date.

Nodak Mutual had gross deferred tax assets of $6.4 million at December 31, 2015. A valuation allowance is required to be established for any portion of the deferred tax asset for which Nodak Mutual believes it is more likely than not that it will not be realized. A valuation allowance of $1.1 had been established at December 31, 2015 and 2014.

Nodak Mutual exercises significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require Nodak Mutual to make projections of future taxable income. The judgments and estimates Nodak Mutual makes in determining its deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require Nodak Mutual to record a valuation allowance against its deferred tax assets.

As of December 31, 2015, Nodak Mutual had no material unrecognized tax benefits or accrued interest and penalties. Federal tax years 2012 through 2015 are open for examination.

Results of Operations

For the Six Months Ended June 30, 2016

Nodak Mutual’s consolidated direct premiums written increased by approximately 8.68% for the six months ended June 30, 2016 as compared to the same period in 2015, while net premiums earned during the first half of 2016 increased by approximately 14.1% over net premiums earned in the first half of 2015. The increase in direct premiums written and net premiums earned resulted from an increase in premiums written in Nodak Mutual’s private passenger auto and homeowners lines of business.

Although net investment income increased by $229,000 from the first half of 2015 to the first half of 2016, net realized gain on investments decreased by approximately $509,000 to $219,000 in 2016 from approximately $728,000 when comparing the same two periods. Other revenue also decreased by approximately $32,000 to $812,000 in 2016. As a result, total revenue increased by approximately 12.8% to $70.6 million in the six months ended June 30, 2016 when compared to total revenue of $62.6 million in the first six months of 2015.

Total expenses for the first six months of 2016 increased to $63.6 million from $56.5 million in the first six months of 2015, an increase of 12.5%. The increase in total expenses in mainly attributable to an increase in loss and loss adjustment expense of $5.0 million, or 13.3% when comparing the first half of 2016 to the first half of 2015.

As a result of the increase in total revenues, Nodak Mutual’s net income increased from $4.1 million in the first six months of 2015 to $4.5 million in the first six months of 2016, an increase of 9.8%.

The following table sets forth Nodak Mutual’s expense ratio, loss ratio and combined ratio for the six months ended June 30, 2016 and 2015 and for the years ended December 31, 2015 and 2014.

	For the six months ended June 30,		For the Year ended December 31,
	2016	2015	2015	2014
Expense ratio	31.2%	32.1%	26.2%	21.4%
Loss ratio	63.3%	63.8%	60.1%	67.7%
Combined ratio	94.5%	95.9%	86.3%	89.1%

For the Years ended December 31, 2015 and 2014

Nodak Mutual’s results of operations are influenced by factors affecting the property and casualty insurance and crop insurance industries in general. The operating results of the United States property and casualty industry and crop insurance industry are subject to significant variations due to competition, weather, catastrophic events, changes in regulation, general economic conditions, rising medical expenses, judicial trends, fluctuations in interest rates and other changes in the investment environment.

Nodak Mutual premium levels and underwriting results have been, and continue to be, influenced by market conditions. Pricing in the property and casualty insurance industry historically has been cyclical. During a soft market cycle, price competition is more significant than during a hard market cycle and makes it difficult to attract and retain properly priced commercial business. The markets Nodak Mutual serves and national property and casualty insurance markets are currently experiencing a soft market cycle. Therefore, it is generally unlikely that insurers will be able to increase their rates or profit margins. A soft market typically has a negative effect on premium growth, which can include absolute reductions in premiums written.

Premiums in the crop insurance business are mainly influenced by the number of acres planted and types of crops insured because the pricing is set by the RMA.

The major components of Nodak Mutual’s operating revenues and net income (loss) are as follows (dollars in thousands):

	Years ended December 31,
	2015	2014
Revenues:
Net premiums earned	$139,473	$131,947
Investment income, net of investment expense	$4,184	$4,133
Realized investment gains, net	823	1,073
Fee income	1,709	561
Other income	145	54
Total revenues	$146,334	$137,768
Components of net income:
Underwriting (loss) income:	$19,012	$14,387
Investment income, net of investment expense	4,184	4,133
Realized investment gains (losses), net	823	1,073
Other income (expense), net	1,854	615
Income, before income taxes	25,873	20,208
Income tax expense	8,288	6,396
Net income before noncontrolling interest	$17,585	$13,812

Premiums Written and Premiums Earned

Nodak Mutual’s premiums earned increased 5.7% for the year ended December 31, 2015 compared to the year ended December 31, 2014 primarily due to growth in our personal lines business outside of North Dakota.

Net Investment Income

The following table sets forth our average cash and invested assets, investment income, and return on average cash and invested assets for the reported periods (dollars in thousands):

	Years ended December 31,
	2015	2014
Average cash and invested assets	$197,991	$183,515
Net investment income	$4,184	$4,133
Return on average cash and invested assets	2.1%	2.3%

Investment income, net of investment expense, increased approximately $51,000 for the year ended December 31, 2015 compared to 2014. This increase is attributable to an increase in invested assets, as cash and invested assets increased from $186.2 million at December 31, 2014 to $197.8 million at December 31,

2015. This increase more than offset a decrease in the weighted average yield on invested assets from 2.3% in 2014 to 2.1% in 2015 as higher yielding fixed maturity securities matured and were replaced with lower yielding securities.

Realized Investment Gains (Losses), Net

Nodak Mutual had realized investment gains of approximately $823,000 for the year ended December 31, 2015, compared to investment gains of $1.1 million for the year ended December 31, 2014.

Nodak Mutual’s fixed maturity investments and equity investments are classified as available for sale because it will, from time to time, make sales of securities that are not impaired, consistent with our investment goals and policies. Nodak Mutual had net unrealized gains on fixed maturity securities of $2.1 million at December 31, 2015 and net unrealized gains of $4.6 at December 31, 2014. Most of these unrealized losses were attributable to the increase in interest rates. Nodak Mutual has evaluated each security and taken into account the severity and duration of the impairment, the current rating on the bond, and the outlook for the issuer according to independent analysts. Nodak Mutual believes that the foregoing declines in fair value in its existing portfolio are most likely attributable to short-term market trends and there is no evidence that it will not recover the entire amortized cost basis.

Underwriting Income (Loss)

As discussed above, Nodak Mutual evaluates its insurance operations by monitoring certain key measures of growth and profitability. In addition to using GAAP based performance measurements, Nodak Mutual also utilizes certain non-GAAP financial measures that are used widely in the property and casualty insurance industry and that it believes are valuable in managing its business and for comparison to its peers. These non-GAAP measures are underwriting income (loss), expense ratio, loss and LAE ratio, combined ratio, written premiums, net written premiums to statutory surplus ratio, and return on average equity.

Underwriting income (loss) measures the pretax profitability of a company’s insurance business. It is derived by subtracting loss and loss adjustment expenses, amortization of deferred policy acquisition costs, and underwriting and administrative expenses from earned premiums. Each of these captions is presented in our statements of operations but not subtotaled. The sections below provide more insight into the variances in the categories of loss and loss adjustment expenses and amortization of deferred policy acquisition costs and underwriting and administrative expense, which impact underwriting profitability.

Loss and Loss Adjustment Expenses

Nodak Mutual’s loss and LAE ratio decreased to 60% in 2015, compared to 68% for the same period in 2014, primarily due to loss and loss adjustment expenses decreasing 8% in 2015 compared to 2014, due primarily to decreased losses on its crop insurance products in 2015.

Nodak Mutual realized favorable development on prior accident years of $8.9 million in 2015 with respect to its traditional property and casualty products. The net favorable development for the year 2015 is primarily the result of prior years’ claims settling for less than originally estimated. Adjustments to our original estimates resulting from claims are not made until the period in which there is reasonable evidence that an adjustment to the reserve is appropriate.

Amortization of Deferred Policy Acquisition Costs and Underwriting and Administrative Expenses

Total underwriting and administrative expenses, including amortization of deferred policy acquisition costs, increased $8.3 million in 2015, or 29.5% higher than in 2014. This increase is due to an increase of $2.1 million in amortization of deferred policy acquisition costs and an increase of $6.2 million in other underwriting and general expenses.

Income Before Income Taxes

For the year ended December 31, 2015, Nodak Mutual had pre-tax income of $25.9 million compared to pre-tax income of $20.2 million for the year ended December 31, 2014. The increase in pre-tax income was largely attributable to the decrease in loss and loss adjustment expense in the crop insurance line.

Income Tax Expense

Nodak Mutual recorded income tax expense of $8.3 million for the year ended December 31, 2015, compared to $6.4 million of income tax expense for the year ended December 31, 2014. Our effective tax rate for 2015 was 32.0% compared to an effective tax rate of 31.7% for 2014. The increase in the effective tax rate was the result of an increase in pre-tax income with no significant changes in permanent tax adjustments.

Net Income

For the year ended December 31, 2015, Nodak Mutual had net income after noncontrolling interest of $17.6 million compared to net income after noncontrolling interest of $13.8 million for 2014. This increase in net income is primarily attributable to reduced loss and loss adjustment expense in the company’s crop insurance business.

Return on Average Equity

For the year ended December 31, 2015, Nodak Mutual had average return on equity, after noncontrolling interest, of 12.2% compared to average return on equity, after noncontrolling interest, of 10.8% for the year ended December 31, 2014. Average equity was calculated as the average between beginning and ending equity for the year.

Mandatory Assumed Reinsurance

Nodak Mutual is required to participate in the North Dakota Insurance Guaranty Association (NDIGA), which was formed to pay claims on policies issued by insolvent North Dakota domiciled property and casualty insurers. Each North Dakota domiciled property and casualty insurer pays NDIGA an annual assessment based on its direct premiums written in North Dakota. Nodak Mutual paid no assessments in 2015 and 2014.

Financial Position

At June 30, 2016, Nodak Mutual had total assets of $322.5 million, compared to total assets of $258.6 million at December 31, 2015. At June 30, 2016, total liabilities were $164.6 million, compared to $108.7 million at December 31, 2015. The $55.9 million increase was primarily due to the increase of approximately $20.8 million in unearned premiums and an increase of $21.8 million in the reserve for unpaid loss and LAE. The reserve for unpaid loss and LAE was $45.3 million at December 31, 2015, compared to $67.1 million at June 30, 2016. This increase was due primarily to a significant increase in weather related losses incurred during the second quarter of 2016 as a result of multiple weather events.

Total equity increased to $157.9 million at June 30, 2016, from $149.9 million as of December 31, 2015, an increase of approximately $8.0 million, or 5.3%. The increase in equity primarily reflects net income of $4.5 million in the first half of 2016 and improvements in the market value of Nodak Mutual’s portfolio of fixed income investment securities.

At December 31, 2015, Nodak Mutual had total assets of $258.6 million, compared to total assets of $247.2 million at December 31, 2014.

At December 31, 2015, total liabilities were $108.7 million, compared to $111.5 million at December 31, 2014. The $2.8 million decrease was primarily due to a decline in reserves for unpaid loss and LAE. The reserve for unpaid loss and LAE was $50.5 million at December 31, 2014, compared to $45.3 million at December 31, 2015. This decrease was due primarily to crop and weather related losses in 2014.

Total equity after noncontrolling interest increased to $149.9 million at December 31, 2015, from $135.7 million as of December 31, 2014, an increase of approximately $14.2 million, or 10.5%. The increase in equity primarily reflects net income of $17.6 million in 2015, which was partially offset by unrealized losses of $3.4 million reflected in other comprehensive income.

Effect of Conversion on Nodak Mutual

As a result of the conversion, Nodak Mutual will convert from a mutual insurance company to a stock insurance company and become a wholly owned subsidiary of Nodak Holdings, Inc. Upon completion of the conversion and the offering, the pro forma shareholders’ equity of NI Holdings will be between $227.8 million and $254.8 million. See “Use of Proceeds.” This increased capitalization should (i) enhance investment income by increasing our investment portfolio, and (ii) provide capital to permit NI Holdings to seek acquisitions and other diversification opportunities.

Liquidity and Capital Resources

Nodak Mutual generates sufficient funds from its operations and maintains a high degree of liquidity in its investment portfolio to meet the demands of claim settlements and operating expenses. The primary sources of funds are premium collections, investment earnings and maturing investments.

Nodak Mutual maintains investment and reinsurance programs that are intended to provide sufficient funds to meet its obligations without forced sales of investments. Nodak Mutual maintains a portion of its investment portfolio in relatively short-term and highly liquid assets to ensure the availability of funds.

The following table summarizes, as of December 31, 2015, Nodak Mutual’s future payments and estimated claims and claims related payments for continuing operations.

	Payments due by period (Dollars in thousands)
Contractual Obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Estimated gross loss & loss adjustment expense payments	$40,234	$24,145	$14,601	$1,315	$173
Operating lease obligations	244	134	110	0	0
Total	$40,478	$24,279	$14,711	$1,135	$173

The timing of the amounts of the gross loss and loss adjustment expense payments is an estimate based on historical experience and the expectations of future payment patterns. However, the timing of these payments may vary from the amounts stated above.

Cash flows from continuing operations for the years ended December 31, 2015 and 2014 were as follows (dollars in thousands):

	Years ended December 31,
	2015	2014
Cash flows provided by operating activities	$17,177	$10,410
Cash flows provided by (used in) investing activities	(24,385)	(3,047)
Cash flows used in financing activities	0	0
Net increase (decrease) in cash and cash equivalents	$(7,208)	$7,363

For the year ended December 31, 2015, cash flows from operating activities totaled $17.2 million compared to $10.4 million for the year ended December 31, 2014. This increase in cash flows from operating activities was primarily due to the decrease in loss payments to insureds. Cash flows used in investing activities totaled $24.4 million for the year ended December 31, 2015, compared to $3.0 million in 2014, primarily reflecting the investment of cash generated by operations.

NI Holdings’ principal source of liquidity will be dividend payments from Nodak Insurance Company. Nodak Insurance Company will be restricted by the insurance laws of North Dakota as to the amount of dividends or other distributions it may pay to NI Holdings. North Dakota law sets the maximum amount of dividends that may be paid by Nodak Insurance Company during any twelve-month period after notice to, but without prior approval of, the North Dakota Insurance Department. This amount cannot exceed the lesser of (i) 10% of the insurance company’s surplus as regards policyholders as of the preceding December 31, or (ii) the insurance company’s statutory net income for the preceding calendar year (excluding realized capital gains), less any prior dividends paid during such twelve-month period. In addition, any insurance company other than a life insurance company may carry forward net income from the preceding two calendar years, not including realized capital gains, less any dividends actually paid during those two calendar years. Dividends in excess of this amount are considered “extraordinary” and are subject to the approval of the North Dakota Insurance Department.

The amount available for payment of dividends from Nodak Insurance Company after the conversion without the prior approval of the North Dakota Insurance Department is approximately $13.6 million based upon the policyholders’ surplus of Nodak Insurance Company at December 31, 2015. Prior to its payment of any extraordinary dividend, Nodak Insurance Company will be required to provide notice of the dividend to the North Dakota Insurance Department. This notice must be provided to the North Dakota Insurance Department 30 days prior to the payment of an extraordinary dividend and 10 days prior to the payment of an ordinary dividend. The North Dakota Insurance Department has the power to limit or prohibit dividend payments if Nodak Insurance Company is in violation of any law or regulation. These restrictions or any subsequently imposed restrictions may affect our future liquidity.

Upon completion of the offering, NI Holdings will become a public company and will become subject to the proxy solicitation, periodic reporting, insider trading and other requirements of the Exchange Act and to most of the provisions of the Sarbanes-Oxley Act of 2002. As a result, NI Holdings anticipates incurring significant increases in expenses related to accounting and legal services that will be necessary to comply with such requirements. We estimate that the cost of initial compliance with the requirements of the Sarbanes-Oxley Act will be approximately $350,000 and that compliance with the ongoing requirements of the Exchange Act and the Sarbanes-Oxley Act will result in an increase of approximately $300,000 in annual operating expenses.

Off-Balance Sheet Arrangements

Nodak Mutual has no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital reserves.

Quantitative and Qualitative Information about Market Risk

Market Risk

Market risk is the risk that a company will incur losses due to adverse changes in the fair value of financial instruments. Nodak Mutual has exposure to three principal types of market risk through its investment activities: interest rate risk, credit risk and equity risk. Nodak Mutual’s primary market risk exposure is to changes in interest rates. Nodak Mutual has not entered, and does not plan to enter, into any derivative financial instruments for hedging, trading or speculative purposes.

Interest Rate Risk

Interest rate risk is the risk that a company will incur economic losses due to adverse changes in interest rates. Nodak Mutual’s exposure to interest rate changes primarily results from its significant holdings of fixed rate investments. Fluctuations in interest rates have a direct impact on the fair value of these securities.

The average maturity of the debt securities in Nodak Mutual’s investment portfolio at December 31, 2015, was 5.5 years. Nodak Mutual’s debt securities investments include U.S. government bonds, securities issued by government agencies, obligations of state and local governments and governmental authorities, and corporate bonds, most of which are exposed to changes in prevailing interest rates and which may experience moderate fluctuations in fair value resulting from changes in interest rates. Nodak Mutual carries these investments as available for sale. This allows Nodak Mutual to manage its exposure to risks associated with interest rate fluctuations through active review of its investment portfolio by its management and board of directors and consultation with our outside investment manager.

Fluctuations in near-term interest rates could have an impact on Nodak Mutual’s results of operations and cash flows. Certain of these securities may have call features. In a declining interest rate environment these securities may be called by their issuer and replaced with securities bearing lower interest rates. If Nodak Mutual is required to sell these securities in a rising interest rate environment it may recognize losses.

As a general matter, Nodak Mutual attempts to match the durations of its assets with the durations of its liabilities. Nodak Mutual’s investment objectives include maintaining adequate liquidity to meet its operational needs, optimizing its after-tax investment income, and its after-tax total return, all of which are subject to Nodak Mutual’s tolerance for risk.

The table below shows the interest rate sensitivity of Nodak Mutual’s fixed maturity investments measured in terms of fair value (which is equal to the carrying value for all of its investment securities that are subject to interest rate changes) at December 31, 2015:

Hypothetical Change in Interest Rate	Estimated Change in Fair Value	Fair Value
	(Dollars in thousands)
200 basis point increase	$(14,538)	$140,098
100 basis point increase	$(7,375)	$147,261
No change	—	$154,635
100 basis point decrease	$7,153	$161,789
200 basis point decrease	$11,969	$166,605

Credit Risk

Credit risk is the potential economic loss principally arising from adverse changes in the financial condition of a specific debt issuer. Nodak Mutual addresses this risk by investing primarily in fixed maturity securities that are rated investment grade and at least 100% of its investment securities must be rated at least investment grade by Moody’s or an equivalent rating quality. Nodak Mutual also independently, and through its outside investment manager, monitors the financial condition of all of the issuers of fixed maturity securities in the portfolio. To limit its exposure to risk, Mutual employs diversification rules that limit the credit exposure to any single issuer or asset class.

Equity Risk

Equity price risk is the risk that Nodak Mutual will incur economic losses due to adverse changes in equity prices.

Impact of Inflation

Inflation increases consumers’ needs for property and casualty insurance due to the increase in the value of the property insured and any potential liability exposure. Inflation also increases claims incurred by property and casualty insurers as property repairs, replacements, and medical expenses increase. These cost increases reduce profit margins to the extent that rate increases are not implemented on an adequate and timely basis. Nodak Mutual establishes insurance premiums levels before the amount of loss and loss expenses, or the extent to which inflation may impact these expenses, are known. Therefore, Nodak Mutual attempts to anticipate the potential impact of inflation when establishing rates. Because inflation has remained relatively low in recent years, financial results have not been significantly affected by it.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued guidance that requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. While the guidance will replace most existing GAAP revenue recognition guidance, the scope of the guidance excludes insurance contracts. The new standard is effective on January 1, 2018. The standard permits the use of either the retrospective or the cumulative effect transition method. We do not expect the adoption of this new guidance to have a significant impact on our financial position, results of operations or cash flows.

In February 2015, the FASB issued a new standard that amends the current consolidation guidance affecting both the variable interest entity (“VIE”) and voting interest entity (“VOE”) consolidation models. The standard does not add or remove any of the characteristics in determining if an entity is a VIE or a VOE, but rather, the standard enhances assessment of some of these characteristics. The new standard is effective on December 15, 2015. The adoption of this new guidance did not have a significant impact on our financial position, results of operations or cash flows.

In May 2015, the FASB issued guidance that removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. The guidance also removes the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share practical expedient. The guidance instead limits disclosure to investments for which the entity has elected to measure fair value using that practical expedient. The guidance is effective for annual reporting periods beginning after December 15, 2015, and interim reporting periods within those annual reporting periods. The adoption of this new guidance did not have a significant impact on our financial position, results of operations or cash flows.

In May 2015, the FASB issued guidance that requires entities to provide additional disclosures about their liability for unpaid claims and claim adjustment expenses to increase the transparency of significant estimates. The guidance also requires entities to disclose information about significant changes in methodologies and assumptions used to calculate the liability for unpaid claims and claim adjustment expenses, including the reasons for the changes and the effects on the entities’ financial statements, and the timing, frequency and severity of claims. The guidance also requires entities to disclose a roll forward of the liability for unpaid claims and claim adjustment expenses for annual and interim reporting periods. The guidance is effective for annual reporting periods beginning after December 15, 2015, and interim reporting periods within annual reporting periods beginning after December 15, 2016. We do not expect the adoption of this new guidance to have a significant impact on our financial position, results of operations or cash flows.

In January 2016, the FASB issued guidance that generally requires entities to measure equity investments at fair value and recognize changes in fair value in their results of operations. The guidance also simplifies the impairment assessment of equity investments, without readily determinable fair values by requiring entities to perform a qualitative assessment to identify impairment. The FASB issued other disclosure and presentation improvements related to financial instruments within the guidance. The guidance is effective for annual and interim reporting periods beginning after December 15, 2017. As a result of this guidance, we will reflect changes in the fair value of our equity investments in our results of operations beginning January 1, 2018.

In February 2016, the FASB issued guidance that requires lessees to recognize leases, including operating leases, on the lessee’s balance sheet, unless a lease is considered a short-term lease. The guidance also requires entities to make new judgments to identify leases. The guidance is effective for annual and interim reporting periods beginning after December 15, 2018 and permits early adoption. We do not expect the adoption of this new guidance to have a significant impact on our financial position, results of operations or cash flows.

DESCRIPTION OF OUR BUSINESS

Overview

NI Holdings is a North Dakota business corporation that was formed for the purpose of becoming the stock holding company of Nodak Insurance Company in connection with the conversion. Prior to completion of the offering and the conversion, NI Holdings will have conducted no business and will have no assets or liabilities. As a result of the conversion, NI Holdings will become the holding company for Nodak Insurance Company and its existing subsidiaries.

Nodak Mutual was formed in 1946 to offer property and casualty insurance to members of the North Dakota Farm Bureau. Nodak Mutual’s bylaws provide that a person must be a member and remain a member of the North Dakota Farm Bureau in order to become and remain a policyholder of Nodak Mutual. Such bylaws also require that certain members of the board of directors of Nodak Mutual must be members of the North Dakota Farm Bureau. The bylaws of Nodak Insurance Company continue to require policyholders to be members of the North Dakota Farm Bureau and provide that four members of the board of directors of Nodak Insurance Company must be members of the board of directors of the North Dakota Farm Bureau. Similarly, one-third of the members of the board of directors of Nodak Mutual Group must be persons designated by the North Dakota Farm Bureau.

The North Dakota Farm Bureau has granted Nodak Mutual a nonexclusive, nontransferable license to use the name “Farm Bureau” and the “FB” logo and associated trademarks to market Nodak Mutual products, including insurance products. Nodak Mutual has held this license since the insurance company’s inception in 1946, and the current version of the license agreement has been in place since 2002. Although the current license agreement expires on October 1, 2016, the license agreement has historically been renewed annually by a vote of the Nodak Mutual board of directors. Under the license agreement, Nodak Mutual is required to pay to the North Dakota Farm Bureau an annual royalty payment equal to 1.3% of Nodak Mutual’s written premiums (excluding multi-peril crop insurance premiums), subject to a maximum royalty payment of $1,269,728 and a minimum payment of $900,000. The maximum royalty payment is adjusted annually based upon the Consumer Price Index as of June 1.

Nodak Mutual’s subsidiaries include American West Insurance Company and Primero Insurance Company. Battle Creek Mutual Insurance Company is an affiliate of Nodak Mutual. A more complete description of each of the Nodak Mutual subsidiaries is included below. Nodak Mutual and Battle Creek have been assigned an “A” rating by AM Best, which is the third highest out of 15 possible ratings. American West is rated B++ and Primero is unrated. The consolidated financial statements of Nodak Mutual presented herein reflect the consolidated financial position and results of operations of Nodak Mutual, American West, Battle Creek and Primero. Each of the insurance companies is subject to examination and comprehensive regulation by the insurance department of its state of domicile.

Nodak Mutual writes multi-peril crop, crop hail, private passenger automobile, farmowners, homeowners, and commercial property and liability policies in North Dakota. Only members of the North Dakota Farm Bureau Federation can purchase insurance coverage from Nodak Mutual. Nodak Mutual distributes its insurance products through approximately 65 exclusive agents appointed by Nodak Mutual.

At December 31, 2015, Nodak Mutual had consolidated assets and surplus of $258.6 million and $149.9 million, respectively, and for the year ended December 31, 2015, Nodak Mutual had consolidated direct premiums written of $172.8 million, net premiums written of $143.1 million and net income after noncontrolling interest of $17.5 million. For the six months ended June 30, 2016, Nodak Mutual had consolidated direct premiums written of $91.8 million, consolidated net premiums written of $88.1 million, and consolidated net income of $4.5 million.

The executive offices of Nodak Mutual are located at 1101 1st Avenue North, Fargo, North Dakota 58102, and its phone number is 701-298-4200. Nodak Mutual’s web site address is www.nodakmutual.com. Information contained on such website is not incorporated by reference into this prospectus, and such information should not be considered to be part of this prospectus.

American West Insurance Company (“American West”)

American West is licensed to write insurance in eight states in the Midwest and Western regions of the United States, but currently issues policies in South Dakota, Minnesota, and North Dakota. American West currently issues multi-peril crop, crop hail, farmowners, private passenger auto and homeowners insurance primarily in South Dakota. American West distributes its products through independent agents located in approximately 104 offices.

Battle Creek Mutual Insurance Company (“Battle Creek”)

Battle Creek issues private passenger automobile, homeowners, and farmowners policies in Nebraska. Battle Creek distributes its policies through independent agents located in approximately 288 offices. Battle Creek became affiliated with Nodak Mutual in 2011, and Nodak Mutual provides underwriting, claims management, policy administrative and other administrative services to Battle Creek. Under a 100% quota share reinsurance agreement, Battle Creek cedes 100% of its net premium income to Nodak Mutual and Nodak Mutual fully reinsures all of Battle Creek’s risk under its insurance policies. In connection with entering into the affiliation agreement, Nodak Mutual purchased a $3.0 million surplus note issued by Battle Creek. The surplus note bears interest at an annual rate of 1.0% and is payable on December 30, 2040. Battle Creek must obtain the prior approval of the Nebraska Director of Insurance before making any payment of interest or principal on the surplus note.

Pursuant to the affiliation agreement, so long as the surplus note remains outstanding or the 100% quota share reinsurance is in effect, Nodak Mutual is entitled to appoint two-thirds of the directors of Battle Creek. The affiliation agreement can be terminated by mutual written agreement of Battle Creek and Nodak Mutual or by either party if there is a material breach of the agreement by the other party and such breach is not cured within 15 days after written notice of such breach is given by the terminating party to the other party. If Battle Creek terminated the quota share reinsurance agreement, it would not have sufficient statutory capital to continue to operate.

Primero Insurance Company (“Primero”)

Primero writes only non-standard automobile insurance in Nevada, Arizona, North Dakota and South Dakota. Primero was acquired by Nodak Mutual in 2014. Primero distributes its policies through approximately 612 independent agents.

Crop Insurance

Crop insurance is purchased by agricultural producers, including farmers, ranchers, and others to protect themselves against either the loss of their crops due to natural disasters, such as hail, drought, and floods, or the loss of revenue due to declines in the prices of agricultural products. The two general categories of crop insurance are called crop-yield insurance and crop-revenue insurance. Crop-yield insurance protects against a reduction in the yield per acre from the historical average yield in a specified area, such as a county or National Oceanic and Atmospheric Administration weather grid, while crop-revenue insurance also provide protection against declines in the price of the particular crop. Most of the multi-peril crop insurance policies written provide the policyholder with the option to calculate price-based losses on the higher of the prevailing price when the crop is planted or the price at harvest.

Beginning in 1980, the U.S. Congress expanded the federal crop insurance program to cover more crops and regions of the country. More importantly, Congress permitted private sector insurers to market and administer federal insurance policies in exchange for an opportunity to earn a profit through bearing a portion of the risk. Congress also authorized a premium subsidy for the farmers and ranchers. As a result, there was a rapid increase in the acres insured from approximately 26 million acres in 1980 to 100 million acres in 1990. The Federal Crop Insurance Reform Act of 1994 made participation in the crop insurance program mandatory for farmers to be eligible to participate in other government support programs and provided a minimum level of free catastrophic risk coverage for insured and noninsured crops. In 2015, there were approximately 23.1 million acres insured in North Dakota, 16.2 million acres in South Dakota, 17.7 million acres in Minnesota and 298.6 million acres nationwide. Nodak Mutual, through its Battle Creek affiliate, writes a very small amount of crop insurance in Nebraska. Nodak Mutual crop insurance policies cover approximately

1.9 million acres in North Dakota, and American West crop insurance policies cover approximately 14,000 acres in South Dakota and approximately 90,000 acres in Minnesota.

Market Overview

We are the third largest property and casualty insurer in North Dakota where we had 2015 direct written premium of $134.5 million representing 5.4% of a $2.5 billion market. In our other primary markets we have a much smaller market presence. We are the 44th largest writer in the $4.5 billion Nebraska market, the 88th largest writer in the $2.4 billion South Dakota market, and the 325th largest writer in the $11.0 billion Minnesota market where we focus almost exclusively on multi-peril crop insurance.

Organic Growth Strategy

Given our market presence in each of its key states, we believe we have ample opportunity to increase business in our primary markets organically. Strategies we employ to grow organically include:

•	Continued emphasis on our relationship with the North Dakota Farm Bureau, a key advocacy group for agricultural and rural interests that enjoys a high and favorable profile throughout the state;
•	Using the cost advantage created by our low expense ratio compared to peers (26.2% expense ratio in 2015 compared to an average expense ratio of our peers of 31.25%) to selectively expand market share in our primary markets;
•	Expansion and enhancement of agency relationships in Nebraska and South Dakota, including the use of technology such as mobile apps, on-line quoting, and policy issuance initiatives to make it easy for independent agents and insureds to do business with us;
•	Selective expansion of Primero in its core markets of Nevada and Arizona as well as expansion of the nonstandard auto product in our core upper Midwest market area;
•	Excellent claims service for all insureds; and
•	Selective expansion of our participation in the federal multi-peril crop insurance program where we have experience and have developed expertise.

External Growth Strategy

We successfully acquired Primero in 2014 and acquired control of Battle Creek in 2011. American West was acquired in 2001. We believe that with the additional capital we will raise through this offering, we will be able to continue selectively making acquisitions that complement our strategy. Areas of interest include acquisition of a commercial writer and geographic expansion. The acquisition of a commercial writer would help us better balance our book of business among personal lines insurance, multi-peril crop insurance and commercial lines insurance where we currently write only a limited amount of business. Selective geographic expansion would help diversify weather-related risk. Although we are open to acquisitions throughout the United States, the ability to expand in South Dakota through acquisition where our presence is not yet significant would be attractive and would bridge the market between our North Dakota and Nebraska franchises.

The completion of this offering will supply additional capital needed to support substantially increased premium volume, which we expect to result from the implementation of both our organic and inorganic growth strategies.

Products and Services

Personal lines.

Nodak Mutual, Battle Creek and American West each write private passenger auto, homeowners, and farmowners policies in the respective states in which they issue policies. Collectively, personal lines accounts for approximately $106.6 million or 61.7% of the total premiums written by the companies on a consolidated basis during 2015.

Commercial lines.

In addition to the personal lines described above, Nodak Mutual and American West write commercial coverages, primarily commercial multi-peril insurance. Collectively, commercial lines accounts for approximately $5.1 million or 3.0% of the total premiums written by the companies on a consolidated basis during 2015.

Crop Insurance.

Crop hail and multi-peril crop insurance policies are also offered by Nodak Mutual, Battle Creek and American West. Collectively, crop insurance accounts for approximately $49.8 million or 28.8% of the total premiums written by the companies on a consolidated basis during 2015.

Nonstandard Auto.

Primero writes only nonstandard auto insurance with a focus on minimum limit auto liability coverage. Primero’s total premiums written during 2015 were $11.3 million, which accounted for 6.5% of the total premiums written by the companies on a consolidated basis in 2015.

Marketing and Distribution

Our marketing philosophy is to sell profitable business in our core states, using a focused, cost-effective distribution system. Nodak Mutual distributes its insurance products through approximately 65 exclusive agents selected and trained by NI Holdings. American West, Battle Creek and Primero rely on independent producers. These independent producers are viewed by us as important partners because they are in a position to recommend either our insurance products or those of a competitor to their customers. We consider our relationships with these producers to be good.

We review our producers annually with respect to both premium volume and profitability. Our producers will be monitored primarily by our three person marketing staff, who also have principal responsibility for recruiting and training exclusive agents in North Dakota and independent producers in other states. We hold annual seminars for producers and conduct training programs that provide both technical training about our products and sales training about how to effectively market our products.

For the year ended December 31, 2015, none of our producers were responsible for more than 5% of the direct premiums written by our insurance companies.

Producers are compensated through a fixed base commission. Agents receive commission as a percentage of premiums (generally 5% to 15%) as their primary compensation from us. RMA establishes the maximum commission that can be paid to producers with respect to crop insurance policies. Battle Creek and American West pay profit sharing commissions to their agencies based on various annual agency premium thresholds and the difference between the agency’s loss ratio and the loss ratio goal established by the insurance company. The commission is paid with respect to all property and casualty (non-crop) business earned within the calendar year. Nodak Mutual pays a profit sharing commission to its agents only with respect to farmowners business originated by such agents.

Our marketing efforts are further supported by our claims philosophy, which is designed to provide prompt and efficient service and claims processing, resulting in a positive experience for producers and policyholders. We believe that these positive experiences result in higher policyholder retention and new business opportunities when communicated by producers and policyholders to potential customers. While we rely on our independent agents for distribution and customer support, underwriting and claim handling responsibilities are retained by us. Many of our agents have had direct relationships with us for a number of years.

Underwriting, Risk Assessment and Pricing

Our underwriting philosophy is aimed at consistently generating profits through sound risk selection and pricing discipline. Through our management and underwriting staff, we regularly establish rates and rating classifications for our insureds based on loss and loss adjustment expense, or LAE, experience we have developed over the years, and the loss and LAE experience for the entire property and casualty insurance market. We have various rating classifications based on location, type of business and other liability factors.

The nature of our business requires that we remain sensitive to the marketplace and the pricing strategies of our competitors. Using the market information as our background, we normally set our prices based on our estimated future costs. From time to time, we may reduce our discounts or apply a premium surcharge to achieve an appropriate return. Pricing flexibility allows us to provide a fair rate commensurate with the assumed liability. If our pricing strategy cannot yield sufficient premium to cover our costs on a particular type of risk, we may determine not to underwrite that risk. It is our philosophy not to sacrifice profitability for premium growth.

Our competitive strategy in underwriting is to provide very high-quality service to our producers and insureds by responding quickly and effectively to information requests and policy submissions. We maintain information on all aspects of our business, which is regularly reviewed to determine both agency and policyholder profitability. Specific information regarding individual insureds is monitored to assist us in making decisions about policy renewals or modifications.

Our underwriting staff, which also underwrites coverage issued by American West and Battle Creek, includes 21 employees with in excess of 277 combined years of experience in property and casualty underwriting. Primero employs 4 underwriters in connection with its nonstandard auto insurance business. All of the underwriting for our crop hail insurance is underwritten by American Farm Bureau Insurance Services.

We strive to be disciplined in our pricing by pursuing rate increases to maintain or improve our underwriting profitability while still being able to attract and retain customers. We utilize pricing reviews that we believe will help us price risks more accurately, improve account retention, and support the production of profitable new business. Our pricing reviews involve evaluating our claims experience and loss trends on a periodic basis to identify changes in the frequency and severity of our claims. We then consider whether our premium rates are adequate relative to the level of underwriting risk as well as the sufficiency of our underwriting guidelines.

Claims and Litigation Management

Our claims management philosophy involves: (i) aggressive closure of claims through prompt and thorough investigation of the facts related to the claim; (ii) equitable settlement of meritorious claims; and (iii) vigorous defense of unfounded claims as to coverage, liability or the amount claimed. Our claims team supports our underwriting strategy by working to provide a timely, good faith claims handling response to our policyholders. Claims excellence is achieved by timely investigation and handling of claims, settlement of meritorious claims for equitable amounts, maintenance of adequate case reserves, and control of claims loss adjustment expenses.

Claims on insurance policies are received directly from the insured or through our producers. Our claims department supports our producer relationship strategy by working to provide a consistently responsive level of claim service to our policyholders. Our insurance subsidiaries are required by applicable insurance laws and regulations to maintain reserves for payment of losses and loss adjustment expenses for reported claims and for claims incurred but not reported, arising from policies that have been issued. Generally, these laws and regulations require that we provide for the ultimate cost of those claims without regard to how long it takes to settle them or the time value of money. The determination of reserves involves actuarial and statistical projections of what we expect to be the cost of the ultimate settlement and administration of such claims based on facts and circumstances then known, estimates of future trends in claims severity, and other variable factors such as inflation and changing judicial theories of liability.

Our actuaries utilize standard actuarial techniques to project ultimate losses based on our paid and incurred loss information, as well as drawing from industry data. These projections are done using actual loss dollars and claim counts. We analyze loss trends and claims frequency and severity to determine our “best estimate” of the required reserves. We then record this best estimate in NI Holdings’ financial statements. Our reserve methodology is discussed in greater detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Vice President of Operations supervises a staff of 40 employees with over 341 years of combined experience in processing property and casualty insurance claims. All claims made under our multi-peril crop and crop hail insurance policies are processed and administered by American Farm Bureau Insurance Services.

American Farm Bureau Insurance Services

American Farm Bureau Insurance Services, or AFBIS, underwrites all of the crop hail insurance policies issued by us and approximately 21 other insurers. AFBIS also processes and administers all claims made by policyholders under such policies. We reimburse AFBIS for its actual loss adjustment expense with respect to the policies issued by us and pay AFBIS a percentage of the premiums we received with respect to such policies. Nodak Mutual is a shareholder of AFBIS, along with each of the other insurers for whom AFBIS provides such services. AFBIS retains three percent of its revenues and pays all remaining profits to Nodak Mutual and the other shareholders of AFBIS. Nodak Mutual did not receive any material distributions from AFBIS in either 2014 or 2015.

Fee Income

Nodak Mutual’s agents also act as producers for Farm Bureau Life Insurance, and Nodak Mutual receives commission income in connection with the distribution of such policies for Farm Bureau Life Insurance. In 2015 and 2014, such fee income totaled $455,440 and $470,401, respectively.

Technology

Our insurance operations rely on commercially available software to provide the information management systems platform that runs our accounting, policy underwriting and issuance, and claims processing functions. These systems permit us to integrate the accounting and reporting functions of all of our insurance operations. We utilize on-site servers for our information systems with daily backup of data. We have adopted a disaster recovery plan tailored to meet our needs and geographic location. We will seek to continuously invest in new technology to maximize our business opportunities while protecting our interests and those of our clients.

Reinsurance

Reinsurance Ceded.  In accordance with insurance industry practice, we reinsure a portion of our exposure and pay to the reinsurers a portion of the premiums received on all policies reinsured. Insurance policies written by us are reinsured with other insurance companies principally to:

•	reduce net liability on individual risks;
•	mitigate the effect of individual loss occurrences;
•	stabilize underwriting results;
•	decrease leverage; and
•	increase our underwriting capacity.

Reinsurance does not legally discharge the insurance company issuing the policy from primary liability for the full amount due under the reinsured policies. However, the assuming reinsurer is obligated to reimburse the company issuing the policy to the extent of the coverage ceded.

A primary factor in the selection of reinsurers from whom we purchase reinsurance is their financial strength. Our reinsurance arrangements are generally renegotiated annually. For the year ended December 31, 2015, Nodak Mutual ceded to reinsurers $33.4 million of written premiums, compared to $26.1 million of written premiums for the year ended December 31, 2014.

The chart below illustrates the reinsurance coverage under Nodak Mutual’s excess of loss treaty for individual casualty risks:

Losses Incurred	Retained by Nodak Mutual	Ceded Under Reinsurance Treaty
Up to $600,000	100%	0.0%
$11,400,000 in excess of $600,000	0.0%	100%

The chart below illustrates the reinsurance coverage under Nodak Mutual’s excess of loss treaties for individual property risks:

Losses Incurred	Retained by Nodak Mutual	Ceded Under Reinsurance Treaties
Up to $500,000	100%	0.0%
$19,500,000 in excess of $500,000	0.0%	100%

As a group, Nodak Mutual, American West and Battle Creek retain $5,000,000 of losses from catastrophic events and have reinsurance under various reinsurance agreements up to $74.6 million in excess of their $5,000,000 retained risk.

The insolvency or inability of any reinsurer to meet its obligations to us could have a material adverse effect on our results of operations or financial condition. Nodak Mutual’s reinsurance providers, the majority of whom are longstanding partners that understand our business, are all carefully selected with the help of our reinsurance brokers. Nodak Mutual monitors the solvency of reinsurers through regular review of their financial statements and, if available, their A.M. Best ratings. All of our current reinsurance partners have at least an “A-” rating from A.M. Best. According to A.M. Best, companies with a rating of “A-” or better “have an excellent ability to meet their ongoing obligations to policyholders.” We have experienced no significant difficulties collecting amounts due from reinsurers.

Reinsurance for multi-peril crop insurance is provided by the FCIC. Insurers can assign each policy issued to either its “assigned risk” or “commercial” fund. The FCIC retains an increasing percentage of underwriting losses at successively higher loss ratios while ceding an increasing percentage of the premium at lower loss ratios. The commercial fund permits insurers to retain more of the underwriting gains and losses, while the assigned risk fund cedes most of the risk to the FCIC. The exact treatment of the commercial fund varies by state groups. In Group 1, which includes Illinois, Indiana, Iowa, Minnesota and Nebraska, the FCIC retains a larger share of the underwriting gains and a smaller portion of the underwriting losses when compared to all other states. Aggregate stop loss reinsurance is purchased for crop hail and multi-peril insurance. We purchase fifty percentage points of coverage above a 100% direct loss ratio for crop hail. The coverage purchased protects above the worst case loss ratio the industry has experienced in the past 15 years and more than double the worst case loss ratio Nodak Mutual has experienced. We purchase forty-five percentage points of coverage for multi-peril crop above a 105% loss ratio after the FCIC reinsurance protection. This represents the worst loss exposure given the FCIC formula, thereby capping the multi-peril loss ratio at 105%.

The following table sets forth the largest amounts of loss and loss expenses recoverable by Nodak Mutual from reinsurers as of December 31, 2015 (dollars in thousands) and the current A.M. Best Rating of each as of August 1, 2016.

As of December 31, 2015:

Reinsurance Company	Loss & Loss Expense Recoverable On Unpaid Claims	Percentage of Total Recoverable	A.M. Best Rating
American Agricultural Insurance Company	$843	16.5%	A-
Aspen Insurance UK LTD	334	6.5%	A
Federal Crop Insurance Corporation	303	5.9%
Hannover Rueck SE	675	13.2%	A+
Maiden Reinsurance Company of the US	1,099	21.5%	A-
Partner Reins Company of the US	583	11.4%	A
QBE Reinsurance Corporation	1,099	21.5%	A
Other	173	3.4%	A+
Total	$5,109	100%

Reinsurance Assumed.  Nodak Mutual reinsures 100% of the risk under policies written by Battle Creek. Except for Battle Creek, Nodak Mutual generally does not assume risks from other insurance companies. However, Nodak Mutual is required by statute to participate in certain residual market pools. This participation requires Nodak Mutual to assume business for property exposures that are not insured in the voluntary marketplace. Nodak Mutual participates in these residual markets pro rata on a market share basis.

Through American Agriculture Insurance Company, Nodak Mutual participates in both domestic and international property insurance pools. Nodak Mutual reviews the available pools on an annual basis and selects the pools in which it will participate. No multi-peril crop or crop hail insurance policies are included in such pools. Participation in such pools provides Nodak Mutual with the opportunity to diversify its risk while increasing its annual earned premiums. In 2015 and 2014, Nodak Mutual assumed $3.5 million and $4.1 million of premiums, respectively, from such pools.

Loss and LAE Reserves

Nodak Mutual is required by applicable insurance laws and regulations to maintain reserves for payment of loss and loss adjustment expenses (LAE). These reserves are established for both reported claims and for claims incurred but not reported (IBNR), arising from the policies we have issued. The laws and regulations require that provision be made for the ultimate cost of those claims without regard to how long it takes to settle them or the time value of money. The determination of reserves involves actuarial and statistical projections of what we expect to be the cost of the ultimate settlement and administration of such claims. The reserves are set based on facts and circumstances then known, estimates of future trends in claims severity, and other variable factors such as inflation and changing judicial theories of liability.

Estimating the ultimate liability for losses and LAE is an inherently uncertain process. Therefore, the reserve for losses and LAE does not represent an exact calculation of that liability. Our reserve policy recognizes this uncertainty by maintaining reserves at a level providing for the possibility of adverse development relative to the estimation process. We do not discount our reserves to recognize the time value of money.

When a claim is reported to us, our claims personnel establish a “case reserve” for the estimated amount of the ultimate payment. This estimate reflects an informed judgment based upon general insurance reserving practices and on the experience and knowledge of our claims staff. In estimating the appropriate reserve, our claims staff considers the nature and value of the specific claim, the severity of injury or damage, and the policy provisions relating to the type of loss, to the extent determinable at the time. Case reserves are adjusted by our claims staff as more information becomes available. It is our policy to settle each claim as expeditiously as possible.

We maintain IBNR reserves to provide for already incurred claims that have not yet been reported and developments on reported claims. The IBNR reserve is determined by estimating our ultimate net liability for both reported and IBNR claims and then subtracting the case reserves and paid loss and LAE for reported claims.

Each quarter, Nodak Mutual computes its estimated ultimate liability using its principles and procedures. However, because the establishment of loss reserves is an inherently uncertain process, we cannot assure you that ultimate losses will not exceed the established loss reserves. Adjustments in aggregate reserves, if any, are reflected in the operating results of the period during which such adjustments are made.

The following table provides a reconciliation of beginning and ending unpaid losses and LAE reserve balances of Nodak Mutual for the three months ended June 30, 2016 and for the years ended December 31, 2015 and 2014, prepared in accordance with GAAP.

	June 30, 2016	December 31,
		2015	2014
	(unaudited)
Balance at January 1	$45,342	$50,518	$46,899
Reinsurance recoverable on unpaid loss and LAE	5,109	5,676	4,841
Net liability at January 1	40,233	44,842	42,058
Tri-State Acquisition
Liability for unpaid loss and LAE	$—	$—	$5,172
Reinsurance ceded	—	—	—
Net liability assumed	—	—	5,172
Loss and LAE incurred, net:
Current year	$47,551	$92,764	$97,274
Prior years	(2,752)	(8,888)	(7,968)
Total incurred loss and LAE	44,799	83,876	89,306
Less loss and LAE paid, net:
Current year	$22,969	$70,290	$75,422
Prior years	12,724	18,195	16,272
Total loss and LAE expenses paid	35,693	88,485	91,694
Gross liability for unpaid loss and LAE, at end of period	$67,121	$45,342	$50,518
Reinsurance recoverable on unpaid losses and LAE	17,782	5,109	5,676
Reserve for unpaid losses and LAE at end of period	$49,339	$40,233	$44,842

The estimation process for determining the liability for unpaid losses and LAE inherently results in adjustments each year for claims incurred (but not paid) in preceding years. Negative amounts reported for claims incurred related to prior years are a result of claims being settled for amounts less than originally estimated (favorable development). Positive amounts reported for claims incurred related to prior years are a result of claims being settled for amounts greater than originally estimated (unfavorable or adverse development).

Reconciliation of Reserve for Loss and Loss Adjustment Expenses

The following table shows the development of Nodak Mutual’s reserves for unpaid loss and LAE from 2005 through 2015 on a GAAP basis. The top line of the table shows the liabilities at the balance sheet date, including losses incurred but not yet reported. The upper portion of the table shows the cumulative amounts subsequently paid as of successive years with respect to the liability. The lower portion of the table shows the re-estimated amount of the previously recorded liability based on experience as of the end of each succeeding year. The estimates change as more information becomes known about the frequency and severity of claims for individual years. The redundancy (deficiency) exists when the re-estimated liability for each reporting period is less (greater) than the prior liability estimate. The “cumulative redundancy (deficiency)” depicted in the table, for any particular calendar year, represents the aggregate change in the initial estimates over all subsequent calendar years.

Gross deficiencies and redundancies may be significantly more or less than net deficiencies and redundancies due to the nature and extent of applicable reinsurance.

Nodak Mutual has traditionally recorded reserves within the actuary’s range of estimates.

The net cumulative deficiency for these years, while still high, is significantly lower than the gross deficiency, while in more recent years, the variance between gross and net is not as pronounced.

	Year Ended December 31, 2015 (unaudited)
	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
	(Dollars in thousands)
Liability for unpaid loss and LAE, net of reinsurance recoverables	$30,083	$30,360	$29,698	$30,908	$28,266	$28,302	$25,466	$42,058	$44,842	$40,233
Cumulative amount of liability paid through
One year later	7,703	10,740	13,550	12,247	11,691	11,911	5,056	16,249	18,166	—
Two years later	11,246	13,553	17,278	16,323	12,362	9,053	8,654	20,899	—	—
Three years later	13,476	14,813	17,489	16,408	15,104	11,245	11,636	—	—	—
Four years later	13,940	15,399	17,619	17,552	15,536	13,195	—	—	—	—
Five years later	14,252	15,348	17,774	17,838	16,662	—	—	—	—	—
Six years later	14,092	15,492	17,955	18,682	—	—	—	—	—	—
Seven years later	14,167	15,537	18,617	—	—	—	—	—	—	—
Eight years later	14,204	16,171	—	—	—	—	—	—	—	—
Nine years later	14,838	—	—	—	—	—	—	—	—	—
One year later	22,890	24,082	22,989	26,363	24,049	18,691	22,337	34,074	35,926	—
Two years later	19,106	19,831	23,100	23,492	19,815	20,144	18,788	30,380	—	—
Three years later	16,782	17,835	21,931	20,763	20,518	17,678	16,620	—	—	—
Four years later	15,776	17,586	20,082	21,516	19,356	16,294	—	—	—	—
Five years later	15,812	16,989	20,031	20,724	18,403	—	—	—	—	—
Six years later	15,363	16,927	19,531	19,836	—	—	—	—	—	—
Seven years later	15,438	16,860	19,251	—	—	—	—	—	—	—
Eight years later	15,408	16,720	—	—	—	—	—	—	—	—
Nine years later	15,339	—	—	—	—	—	—	—	—	—
Cumulative total redundancy (deficiency)
Gross liability – end of year	39,111	38,913	53,770	51,413	39,332	38,852	38,007	46,900	50,517	45,342
Reinsurance recoverable	9,028	8,553	24,072	20,505	11,066	15,550	12,541	4,842	5,675	5,108
Net liability – end of year	30,083	30,360	29,698	30,908	28,266	23,302	25,466	42,058	44,842	40,234
Gross re-estimated liability – latest	20,310	25,632	35,425	32,372	27,471	30,653	25,675	33,851	40,583	—
Re-estimated reinsurance recoverables – latest	4,971	8,912	16,174	12,536	9,068	14,359	9,055	3,471	4,657	—
Net re-estimated liability – latest	15,339	16,720	19,251	19,836	18,403	16,294	16,620	30,380	35,926	—
Gross cumulative redundancy (deficiency)	18,801	13,281	18,345	19,041	11,861	8,199	12,332	13,049	9,934	—

Investments

Nodak Mutual’s investments in debt and equity securities are classified as available for sale and are carried at fair value with unrealized gains and losses reflected as a component of equity net of taxes. The goal of Nodak Mutual’s investment activities is to complement and support its overall mission. As such, the investment portfolio’s goal is to maximize after-tax investment income and price appreciation while maintaining the portfolio’s target risk profile.

An important component of Nodak Mutual’s operating results has been the return on invested assets. Nodak Mutual’s investment objectives are (i) growth and preservation of capital, (ii) achieving favorable returns on invested assets through investment in high quality income producing assets, and (iii) assuring proper levels of liquidity to fund expected operating needs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Information about Market Risk.”

In addition to any investments prohibited by the insurance laws and regulations of North Dakota and any other applicable states, Nodak Mutual’s investment policy prohibits the following investments and investing activities:

•	Commodities and futures contracts
•	Options (except covered call options)
•	Non-investment grade debt obligations at time of purchase
•	Interest-only, principal-only, and residual tranche collateralized mortgage obligations
•	Private placements
•	Foreign currency trading
•	Limited partnerships other than publicly traded master limited partnerships
•	Convertible securities
•	Venture-capital investments
•	Real estate properties
•	Securities lending
•	Portfolio leveraging, i.e., margin transactions
•	Short selling

Nodak Mutual’s investment committee approved its investment policy and reviews the policy periodically. Nodak Mutual’s investment portfolio is managed by Conning, Inc.

The following table sets forth information concerning Nodak Mutual’s investments (dollars in thousands).

	At June 30, 2016		At December 31,
	(unaudited)		2015		2014
	Cost or Amortized Cost	Estimated Fair Value	Cost or Amortized Cost	Estimated Fair Value	Cost or Amortized Cost	Estimated Fair Value
U.S. Government and agencies	$5,835	$6,268	$1,961	$2,060	$1,466	$1,580
States, territories and possessions and political subdivisions	68,234	71,728	69,218	71,724	61,873	64,687
Corporate securities	50,527	52,435	49,490	48,883	40,072	41,338
Residential mortgage-backed securities	22,739	23,304	21,407	21,462	18,541	18,832
Commercial mortgage-backed securities	8,052	8,345	6,370	6,414	5,254	5,339
Asset backed securities	4,117	4,197	2,905	2,900	1,384	1,392
Total Debt Securities	159,504	166,277	151,351	153,443	128,590	133,168
Equity Securities	13,931	30,177	12,330	27,783	11,125	29,238
Total	$173,435	$196,454	$163,681	$181,226	$139,715	$162,406

The table below sets forth the maturity profile of Nodak Mutual’s debt securities at June 30, 2016. Expected maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations, with or without call or prepayment penalties (dollars in thousands).

	June 30, 2016 (unaudited)
	Amortized Cost	Estimated Fair Value(1)
Less than one year	$8,230	$8,350
One through five years	43,220	45,223
Five through ten years	58,126	61,015
Greater than ten years	15,020	15,843
Mortgage/asset backed securities	34,908	35,846
Total debt securities	$159,504	$166,277

(1)	Debt securities are carried at fair value in Nodak Mutual’s financial statements beginning on page F-2.

At June 30, 2016, the average maturity of Nodak Mutual’s fixed income investment portfolio was 5.17 years and the average duration was 3.67 years. As a result, the fair value of Nodak Mutual’s investments may fluctuate significantly in response to changes in interest rates. In addition, Nodak Mutual may experience investment losses to the extent our liquidity needs require the disposition of fixed maturity securities in unfavorable interest rate environments.

Nodak Mutual uses quoted values and other data provided by independent pricing services as inputs in its process for determining fair values of its investments. The pricing services cover substantially all of the securities in Nodak Mutual’s portfolio for which publicly quoted values are not available. The pricing services’ evaluations represent an exit price, a good faith opinion as to what a buyer in the marketplace would pay for a security in a current sale. The pricing is based on observable inputs either directly or indirectly, such as quoted prices in markets that are active, quoted prices for similar securities at the measurement date, or other inputs that are observable.

Nodak Mutual’s investment manager provides it with pricing information that it utilizes, together with information obtained from independent pricing services, to determine the fair value of its fixed maturity securities. After performing a detailed review of the information obtained from the pricing service, no adjustment was made to the values provided.

Nodak Mutual’s average cash and invested assets, net investment income and return on average cash and invested assets for the six months ended June 30, 2016 and for the years ended December 31, 2015 and 2014 were as follows (dollars in thousands):

	Six Months Ended June 30, 2016	Years ended December 31,
		2015	2014
	(unaudited)
Average cash and invested assets	$204,447	$197,987	$178,265
Net investment income	2,315	4,184	4,133
Return on average cash and invested assets	2.26%*	2.2%	2.3%

*	Annualized.

A.M. Best Rating

A.M. Best rates insurance companies based on factors of concern to policyholders. The rating evaluates the claims paying ability of a company, and is not a recommendation on the merits of an investment in our common stock.

Nodak Mutual and Battle Creek are rated “A” by A.M. Best, which is the third highest out of 15 possible ratings. A.M. Best has assigned Nodak Mutual a “positive outlook” and Battle Creek a “stable outlook.” American West is rated B++ (positive outlook), and Primero is unrated because the nature of its business is not ratings sensitive. In evaluating a company’s financial and operating performance, A.M. Best reviews:

•	the company’s profitability, leverage and liquidity;
•	its book of business;
•	the adequacy and soundness of its reinsurance;
•	the quality and estimated fair value of its assets;
•	the adequacy of its reserves and surplus;
•	its capital structure;
•	the experience and competence of its management; and
•	its marketing presence.

If we are unable to maintain at least an “A-” rating from A.M. Best, it may impair our ability to compete effectively.

Competition

The property casualty and crop insurance markets are highly competitive. Nodak Mutual competes with stock insurance companies, mutual companies, and other underwriting organizations. Our largest competitors in North Dakota for personal auto and homeowners are State Farm, Progressive, American Family and QBE, Farmers Union and Auto-Owners. In South Dakota and Nebraska we have small market shares and our competitors are the large national and regional companies as well as Farmers Mutual of Nebraska. Based on 2014 data, Nodak Mutual is the largest writer of farmowners insurance in North Dakota. Our largest competitors are Farmers Union, North Star Mutual and American Family. In Nebraska and South Dakota we have a small farmowners market share, which is dominated by the large national and regional carriers. Certain of these competitors have substantially greater financial, technical and operating resources than we do and may be able to offer lower rates or higher commissions to their producers.

Total reported premiums written for multi-peril crop insurance in 2014 was $911 million in North Dakota and $649 million in Minnesota. The direct written premiums of Nodak Mutual for multi-peril crop insurance in North Dakota were $39.9 million in 2015 and $42.3 million in 2014. In Minnesota, our multi-peril crop insurance premiums were $2.7 million in 2015 and $2.5 million in 2014. Nodak Mutual wrote less than $1.0 million in crop insurance in Nebraska and South Dakota. The principal competitors in our markets for multi-peril crop insurance are Chubb, RCIS (a subsidiary of Wells Fargo that is under agreement to be sold to Zurich), QBE and Great American. Accordingly, we believe our company can prudently expand its crop insurance business in its existing territories.

The premiums for crop insurance are established by the Risk Management Agency of the United States Department of Agriculture, and accordingly we compete with other insurance companies on factors such as agency relationships, claim service and market reputation in the crop insurance market. We believe that our relationship with the North Dakota Farm Bureau and our leading market share play is a significant factor in maintaining and expanding our market share of the crop insurance business in North Dakota.

With respect to writing property and casualty insurance, we compete on a number of factors such as pricing, agency relationships, policy support, claim service, and market reputation. Like other writers of property and casualty insurance, our policy terms vary from state to state based on the maximum prescribed limits in each state, as established by state law. We believe our company differentiates itself from many larger companies competing for this business by focusing on ease of doing business and providing excellent claims service.

To compete successfully in the property and casualty insurance market, we rely on our ability to: identify insureds that are most likely to produce an underwriting profit; operate with a disciplined underwriting approach; practice prudent claims management; reserve appropriately for unpaid claims; and provide services and competitive commissions to our independent and captive agents.

Regulation

General

We are subject to extensive regulation, particularly at the state level. The method, extent and substance of such regulation varies by state, but generally has its source in statutes and regulations that establish standards and requirements for conducting the business of insurance and that delegate regulatory authority to state insurance regulatory agencies. In general, such regulation is intended for the protection of those who purchase or use insurance products, not the companies that write the policies. These laws and regulations have a significant impact on our business and relate to a wide variety of matters including accounting methods, agent and company licensure, claims procedures, corporate governance, examinations, investing practices, policy forms, pricing, trade practices, reserve adequacy and underwriting standards.

State insurance laws and regulations require our insurance company subsidiaries to file financial statements with state insurance departments everywhere they do business, and the operations of such companies and their respective accounts are subject to examination by those departments at any time. Our insurance company subsidiaries prepare statutory financial statements in accordance with accounting practices and procedures prescribed or permitted by the state in which they are domiciled. North Dakota generally conforms to NAIC practices and procedures, so its examination reports and other filings generally are accepted by other states. Nodak Insurance Company will continue to be subject to these laws, regulations and requirements after completion of the conversion.

Premium rate regulation varies greatly among jurisdictions and lines of insurance. In the states in which our insurance company subsidiaries write insurance, premium rates for the various lines of insurance are subject to either prior approval or limited review upon implementation. The premium rates for multi-peril crop insurance are established by the Risk Management Agency of the United States Department of Agriculture. See “— Crop Insurance.”

Many jurisdictions have laws and regulations that limit an insurer’s ability to withdraw from a particular market. For example, states may limit an insurer’s ability to cancel or non-renew policies. Laws and regulations that limit cancellation and non-renewal may restrict our ability to exit unprofitable marketplaces in a timely manner.

Crop Insurance

The crop hail and multi-peril crop insurance business is overseen by the federal government through the Risk Management Agency (“RMA”). The RMA outlines policy language, establishes premium rates and develops loss adjustment procedures for insurance programs under the federal crop insurance program. In addition, through the FCIC, the RMA provides premium subsidies to farmers and sets the commission percentages that can be paid to agents. The RMA also provides oversight to the approved insurance providers (“AIPs”). The AIPs are required to use the policies, premium rates, and loss adjustment procedures set by the RMA without modification and are required to issue a policy to any eligible applicant regardless of risk or profitability. Not more often than every five years, the AIPs renegotiate the contract with the RMA, known as the Standard Reinsurance Agreement, or SRA, which outlines items such as reporting requirements and claims handling procedures, proportional and non-proportional reinsurance terms, and the level of administrative and operating reimbursement paid to insurers. The RMA also conducts audits of insurers with respect to claims and loss adjustment procedures.

Examinations

Examinations are conducted by the North Dakota Insurance Department every three to five years. Nodak Mutual and American West were last examined by the Department as of December 31, 2011. The examination did not result in any adjustments to the financial position Nodak Mutual. In addition, there were no substantive qualitative matters indicated in the examination report that had a material adverse impact on the operations of Nodak Mutual. Battle Creek was last examined by the Nebraska Insurance Department as of December 31, 2011, and the last examination of Primero by the Nevada Insurance Department was as of December 31, 2012.

NAIC Risk-Based Capital Requirements

North Dakota and most other states have adopted the NAIC system of risk-based capital requirements that require insurance companies to calculate and report information under a risk-based formula. These risk-based capital requirements attempt to measure statutory capital and surplus needs based on the risks in a company’s mix of products and investment portfolio. Under the formula, a company first determines its “authorized control level” risk-based capital. This authorized control level takes into account (i) the risk with respect to the insurer’s assets; (ii) the risk of adverse insurance experience with respect to the insurer’s liabilities and obligations, (iii) the interest rate risk with respect to the insurer’s business; and (iv) all other business risks and such other relevant risks as are set forth in the risk-based capital instructions. A company’s “total adjusted capital” is the sum of statutory capital and surplus and such other items as the risk-based capital instructions may provide. The formula is designed to allow state insurance regulators to identify weakly capitalized companies.

The requirements provide for four different levels of regulatory attention. The “company action level” is triggered if a company’s total adjusted capital is less than 2.0 times its authorized control level but greater than or equal to 1.5 times its authorized control level. At the company action level, the company must submit a comprehensive plan to the regulatory authority that discusses proposed corrective actions to improve the capital position. The “regulatory action level” is triggered if a company’s total adjusted capital is less than 1.5 times but greater than or equal to 1.0 times its authorized control level. At the regulatory action level, the regulatory authority will perform a special examination of the company and issue an order specifying corrective actions that must be followed. The “authorized control level” is triggered if a company’s total adjusted capital is less than 1.0 times but greater than or equal to 0.7 times its authorized control level; at this level the regulatory authority may take action it deems necessary, including placing the company under regulatory control. The “mandatory control level” is triggered if a company’s total adjusted capital is less than 0.7 times its authorized control level; at this level the regulatory authority is mandated to place the company under its control. The capital levels of our insurance company subsidiaries have never triggered any of these regulatory capital levels. We cannot assure you, however, that the capital requirements applicable to such companies after the conversion will not increase in the future.

NAIC Ratios

The NAIC also has developed a set of 11 financial ratios referred to as the Insurance Regulatory Information System (IRIS). On the basis of statutory financial statements filed with state insurance regulators, the NAIC annually calculates these IRIS ratios to assist state insurance regulators in monitoring the financial condition of insurance companies. The NAIC has established an acceptable range for each of the IRIS financial ratios. If four or more of its IRIS ratios fall outside the range deemed acceptable by the NAIC, an insurance company may receive inquiries from individual state insurance departments. During each of the years ended December 31, 2015, 2014 and 2013, none of our insurance company subsidiaries produced results outside the acceptable range for any of the IRIS tests.

Enterprise Risk Assessment

In 2012, the NAIC adopted the NAIC Amendments. The NAIC Amendments, when adopted by the various states, are designed to respond to perceived gaps in the regulation of insurance holding company systems in the United States. One of the major changes is a requirement that an insurance holding company system’s ultimate controlling person submit annually to its lead state insurance regulator an “enterprise risk report” that identifies activities, circumstances or events involving one or more affiliates of an insurer that, if not remedied properly, are likely to have a material adverse effect upon the financial condition or liquidity of the insurer or its insurance holding company system as a whole. Beginning in 2016, North Dakota will require insurers domiciled in North Dakota to include an enterprise risk assessment in its annual report. Other changes include requiring a controlling person to submit prior notice to its domiciliary insurance regulator of its divestiture of control, having detailed minimum requirements for cost sharing and management agreements between an insurer and its affiliates and expanding of the agreements between an insurer and its affiliates to be filed with its domiciliary insurance regulator. In addition, in 2012 the NAIC adopted the Own Risk Solvency Assessment (ORSA) Model Act. The ORSA Model Act, when adopted by the various states, will require an insurance holding company system’s chief risk officer to submit at least annually to its lead state insurance regulator a confidential internal assessment appropriate to the nature, scale and complexity of an insurer, conducted by that insurer of the material and relevant risks identified by the insurer associated with an insurer’s current business plan and the sufficiency of capital resources to support those risks. Although our insurance company subsidiaries are exempt from ORSA because of their size, Nodak Insurance Company intends to incorporate those elements of ORSA that it believes constitute “best practices” into its annual internal enterprise risk assessment.

Market Conduct Regulation

State insurance laws and regulations include numerous provisions governing trade practices and the marketplace activities of insurers, including provisions governing the form and content of disclosure to consumers, illustrations, advertising, sales practices and complaint handling. State regulatory authorities generally enforce these provisions through periodic market conduct examinations.

Guaranty Fund Laws

All states have guaranty fund laws under which insurers doing business in the state can be assessed to fund policyholder liabilities of insolvent insurance companies. Under these laws, an insurer is subject to assessment depending upon its market share in the state of a given line of business. For the years ended December 31, 2015 and 2014, we paid no assessments pursuant to state insurance guaranty association laws. We establish reserves relating to insurance companies that are subject to insolvency proceedings when we are notified of assessments by the guaranty associations. We cannot predict the amount and timing of any future assessments under these laws. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Federal Regulation

The U.S. federal government generally has not directly regulated the insurance industry except for certain areas of the market, such as insurance for crops, flood, nuclear and terrorism risks. However, the federal government has undertaken initiatives or considered legislation in several areas that may impact the insurance industry, including tort reform, corporate governance and the taxation of reinsurance companies. The Dodd-Frank Act established the Federal Insurance Office which is authorized to study, monitor and report to Congress on the insurance industry and to recommend that the Financial Stability Oversight Council designate an insurer as an entity posing risks to the U.S. financial stability in the event of the insurer’s material financial distress or failure. In December 2013, the Federal Insurance Office issued a report on alternatives to modernize and improve the system of insurance regulation in the United States, including by increasing national uniformity through either a federal charter or effective action by the states. Changes to federal legislation and administrative policies in several areas, including changes in federal taxation, can also significantly impact the insurance industry and us. See “— Crop Insurance.”

We are also subject to the Fair and Accurate Credit Transactions Act of 2003, or FACTA, and the Health Insurance Portability and Accountability Act of 1996, or HIPPA, both of which require us to protect the privacy of our customers’ information, including health and credit information.

Sarbanes-Oxley Act of 2002

Enacted in 2002, the stated goals of the Sarbanes-Oxley Act of 2002, or SOX, are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. We will become subject to most of the provisions of the SOX immediately after completion of this offering.

The SOX includes very specific disclosure requirements and corporate governance rules and requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related regulations.

Privacy

As mandated by the Gramm-Leach-Bliley Act, states continue to promulgate and refine laws and regulations that require financial institutions, including insurance companies, to take steps to protect the privacy of certain consumer and customer information relating to products or services primarily for personal, family or household purposes. A recent NAIC initiative that affected the insurance industry was the adoption in 2000 of the Privacy of Consumer Financial and Health Information Model Regulation, which assisted states in promulgating regulations to comply with the Gramm-Leach-Bliley Act. In 2002, to further facilitate the implementation of the Gramm-Leach-Bliley Act, the NAIC adopted the Standards for Safeguarding Customer Information Model Regulation. Several states have now adopted similar provisions regarding the safeguarding of customer information. Nodak Mutual and its subsidiaries have each implemented procedures to comply with the Gramm-Leach-Bliley Act’s related privacy requirements.

OFAC

The Treasury Department’s Office of Foreign Asset Control (OFAC) maintains a list of “Specifically Designated Nationals and Blocked Persons” (the SDN List). The SDN List identifies persons and entities that the government believes are associated with terrorists, rogue nations or drug traffickers. OFAC’s regulations prohibit insurers, among others, from doing business with persons or entities on the SDN List. If the insurer finds and confirms a match, the insurer must take steps to block or reject the transaction, notify the affected person and file a report with OFAC.

JOBS Act

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, such as reduced public company reporting, accounting and corporate governance requirements. We currently intend to avail ourselves of the reduced disclosure obligations regarding executive compensation.

Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

We will remain an “emerging growth company” for up to five years following our IPO, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenue exceeds $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

In addition, as an emerging growth company, we are exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934, which require shareholder approval of executive compensation and golden parachutes.

Dividends

North Dakota law sets the maximum amount of dividends that may be paid by Nodak Insurance Company during any twelve-month period after notice to, but without prior approval of, the North Dakota Insurance Department. This amount cannot exceed the lesser of (i) 10% of the insurance company’s surplus as regards policyholders as of the preceding December 31, or (ii) the insurance company’s statutory net income for the preceding calendar year (excluding realized capital gains), less any prior dividends paid during such twelve-month period. In addition, any insurance company other than a life insurance company may carry forward net income from the preceding two calendar years, not including realized capital gains, less any dividends actually paid during those two calendar years. As of December 31, 2015, the amount available for payment of dividends by Nodak Insurance Company in 2016 without the prior approval of the North Dakota Insurance Department is approximately $13.6 million. “Extraordinary dividends” in excess of the foregoing limitations may only be paid with prior notice to, and approval of, the North Dakota Insurance Department. See “Dividend Policy.”

Holding Company Laws

Most states, including North Dakota, have enacted legislation that regulates insurance holding company systems. Each insurance company in a holding company system is required to register with the insurance supervisory agency of its state of domicile and furnish certain information. This includes information concerning the operations of companies within the holding company group that may materially affect the operations, management or financial condition of the insurers within the group. Pursuant to these laws, the North Dakota Insurance Department requires disclosure of material transactions involving an insurance company and its affiliates, and requires prior notice and/or approval of certain transactions, such as “extraordinary dividends” distributed by the insurance company. Under these laws, the North Dakota Insurance Department will have the right to examine us and Nodak Company at any time.

All transactions within our consolidated group affecting our insurance company subsidiaries must be fair and equitable. Notice of certain material transactions between Nodak Company and any person or entity in our holding company system will be required to be given to the North Dakota Insurance Department. Certain transactions cannot be completed without the prior approval of the North Dakota Insurance Department.

Approval of the state insurance commissioner is required prior to any transaction affecting the control of an insurer domiciled in that state. In North Dakota, the acquisition of 10% or more of the outstanding voting securities of an insurer or its holding company is presumed to be a change in control. North Dakota law also prohibits any person or entity from (i) making a tender offer for, or a request or invitation for tenders of, or seeking to acquire or acquiring any voting security of a North Dakota insurer if, after the acquisition, the person or entity would be in control of the insurer, or (ii) effecting or attempting to effect an acquisition of control of or merger with a North Dakota insurer, unless the offer, request, invitation, acquisition, effectuation or attempt has received the prior approval of the North Dakota Insurance Department.

Legal Proceedings

Nodak Mutual and its subsidiaries are parties to litigation in the normal course of business. Based upon information presently available to us, we do not consider any litigation to be material. However, given the uncertainties attendant to litigation, we cannot assure you that our results of operations and financial condition will not be materially adversely affected by any litigation.

Properties

Our headquarters is located at 1101 First Avenue North, Fargo, North Dakota, which is also the headquarters of Nodak Mutual. Nodak Mutual owns this building and leases a portion of the building to the North Dakota Farm Bureau and to the American Farm Bureau Insurance Services, Inc.

Battle Creek owns the building in which its offices are located at 603 South Preece Street, Battle Creek, Nebraska. Primero owns the building in Las Vegas, Nevada in which its offices are located, and Tri-State Ltd. leases the building in Spearfish, South Dakota where its offices are located. We believe that the offices currently occupied by each of our subsidiaries are sufficient for their needs and any expected growth in the near future.

Employees

As of December 31, 2015, Nodak Mutual and its subsidiaries had 126 full time employees. None of these employees are covered by a collective bargaining agreement, and we believe that our employee relations are good.

THE CONVERSION AND THE OFFERING

As a mutual insurance company, Nodak Mutual does not have shareholders. Instead, it has members. The members of Nodak Mutual are its policyholders. The members of Nodak Mutual have the right to vote in the election of directors and with respect to any other matter submitted for approval by the members in accordance with the articles of incorporation and bylaws of Nodak Mutual and as required by North Dakota law, such as the right to approve the conversion. In an insurance company organized as a stock institution, policyholders have no governance rights, which reside with shareholders, and instead have only contractual rights under their insurance policies.

General

On January 21, 2016, the board of directors of Nodak Mutual adopted the plan of conversion, subject to the approval of the North Dakota Insurance Commissioner. The plan of conversion was approved by the North Dakota Insurance Commissioner on [•], 2016. Approval by the North Dakota Insurance Commissioner is not a recommendation or endorsement of the offering. The plan of conversion is also subject to the approval of the policyholders of Nodak Mutual as of [•], 2016, by the affirmative vote of at least two-thirds of the votes cast at a special meeting to be held on [•], 2016.

The plan of conversion provides that we will offer shares of our common stock for sale in a subscription offering to policyholders of Nodak Mutual as of January 21, 2016, the ESOP, and the directors, officers and employees of Nodak Mutual. In addition, we may elect to offer the shares of common stock not subscribed for in the subscription offering, if any, for sale in a community offering commencing during or upon completion of the subscription offering and in a syndicated offering. See “— Subscription Offering and Subscription Rights” and “— Community Offering.” We have the right to accept or reject, in whole or in part, any order to purchase shares of common stock received in the community offering or syndicated offering.

The conversion will be accomplished by the filing of amended and restated articles of incorporation with the North Dakota Department of State with respect to Nodak Mutual.

Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company will be issued to Nodak Mutual Group, which will then contribute such shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company will then become a wholly owned stock subsidiary of NI Holdings. The conversion will be effected only if subscriptions and orders are received for at least 7,650,000 shares of common stock and the policyholders of Nodak Mutual as of [•], 2016 approve the plan of conversion.

A copy of the plan of conversion is available by contacting Nodak Mutual’s principal executive offices located at 1101 First Avenue North, Fargo, North Dakota 58102. A copy of the plan also was sent to each policyholder of Nodak Mutual as of [•], 2016 along with the notice of the special meeting, and is available on Nodak Mutual’s website at www.nodakmutual.com.

A copy of the plan also is filed as an exhibit to the registration statement of which this prospectus is a part. Copies of the registration statement and exhibits may be obtained from the SEC. See “Additional Information.”

North Dakota Conversion Law

Nodak Mutual is converting from a mutual insurance company to a stock insurance company under the North Dakota law governing the conversion of mutual property and casualty insurance companies (the “North Dakota Conversion Law”). The North Dakota Conversion Law requires the mutual insurance company to adopt a plan of conversion that grants each eligible member of the mutual insurance company subscription rights and to give eligible members the first right to purchase the capital stock of the converted stock company. The eligible members must have the subscribers the right, prior to the right of any other person, to purchase in the aggregate 100% of the capital stock of the converted stock company. The law defines “eligible member” as a member whose policy is in force on the date the plan of conversion is adopted (or the record date for voting on the plan of conversion if different than the adoption date). Therefore, policyholders of the converting mutual company on the date the plan is adopted must have the first right to purchase shares in the offering, and collectively they must have the right to purchase all of the shares being offered.

The North Dakota Conversion Law also requires that the plan of conversion provide that if the eligible members do not purchase all of the shares being offered, the remaining shares must be sold in a public offering. The law states that the aggregate dollar value of the stock offered for sale in the offering must be equal to the estimated pro forma market value of the converted stock company, as successor to the mutual company, based upon an independent valuation by a qualified expert. The pro forma market value may be the value that is estimated to be necessary to attract full subscription for the shares, as indicated by the independent valuation and may be stated as a range. Traditionally, as in mutual to stock conversions for both mutual insurance companies and mutual savings banks, the independent valuation expert selects a midpoint valuation and then sets the offering range, with the minimum being 15% below the midpoint valuation and the maximum being 15% above the midpoint. This results in a minimum dollar amount and a maximum dollar amount for the offering.

The North Dakota Conversion Law also requires the converting mutual company to redeem for cash all subscription rights held by members who elect not to purchase stock in the offering. The law requires that the subscription rights be independently valued using the Black-Scholes option pricing model or a comparable option pricing model for determining the value of the subscription rights in connection with such redemption. Using the Black-Scholes option pricing model and the methodology provided in the law, Feldman Financial determined that the value of each subscription right was $0.67. See “The Valuation of Nodak Mutual and the Subscription Rights.”

Offering of Common Stock

In connection with the conversion, we are offering shares of our common stock to policyholders of Nodak Mutual as of January 21, 2016, our ESOP, and the directors, officers and employees of Nodak Mutual, and to the general public. The offering to policyholders of Nodak Mutual as of January 21, 2016, our ESOP, and the directors, officers and employees of Nodak Mutual is referred to as the subscription offering because each of those constituents will receive subscription rights to purchase common stock in the following order of priority:

•	the policyholders of Nodak Mutual under policies of insurance in place as of January 21, 2016 (which are sometimes referred to herein as eligible members of Nodak Mutual);
•	our ESOP; and
•	directors, officers and employees of Nodak Mutual who are not eligible members.

We also plan to offer to sell shares of our common stock to members in a community offering to the general public consisting principally of individuals in Nodak’s market area and certain other investors who typically invest in mutual to stock conversions. We may, at our option, grant preference to any order placed by licensed insurance producers appointed by Nodak Mutual, members of the North Dakota Farm Bureau that are not policyholders, employees of Tri-State Ltd., residents of North Dakota, licensed agents appointed by American West, Battle Creek and Primero, and residents of South Dakota, Minnesota, Nebraska, Nevada and Arizona in the community offering over any other orders received in the community offering.

If subscriptions and orders are not received for all of the shares available in the subscription and community offerings, we may offer the remaining available shares to the general public in a syndicated offering managed by Griffin Financial on a best efforts basis. The syndicated offering may be conducted concurrently with or subsequent to the subscription offering and community offering.

The completion of this offering is subject to market conditions and other factors beyond our control. If the offering is not completed, our capital structure will remain unchanged. In that event, Nodak Mutual will continue to be a mutual insurance company, and all funds received with order forms will be promptly returned to purchasers without interest.

Effect of Offering on Policyholders of Nodak Mutual

Upon completion of the conversion, Nodak Mutual will convert from a mutual insurance company to a stock insurance company, and all of the assets and rights of Nodak Mutual will vest in the new stock insurance company. In addition, the new stock insurance company will assume all of the obligations and liabilities of Nodak Mutual. All of the interests of the policyholders of Nodak Mutual as members in the mutual company will extinguish, and all policyholders of Nodak Mutual will become members of Nodak Mutual Group. The conversion will have no effect on the rights of the policyholders of Nodak Mutual under their insurance policies.

A policyholder of Nodak Mutual must have an effective insurance policy issued by Nodak Mutual in order to be a member of Nodak Mutual. The members of Nodak Mutual have the right to vote for the election of directors and on any other matters submitted to the members for their approval as provided in the articles of incorporation and bylaws of Nodak Mutual or as required by law. Unlike shares held by shareholders, however, the interests held by members have no market value because they cannot be separated from the underlying insurance policy and, in any event, are not transferable.

If the plan of conversion is not approved by at least two-thirds of the votes cast by the policyholders of Nodak Mutual as of [•], 2016, or if the conversion fails to be completed for any other reason, Nodak Mutual will continue as a mutual insurance company. In this case, the members of Nodak Mutual will retain their rights as members of Nodak Mutual as described above.

Continuity of Insurance Coverage and Business Operations

The conversion will not change the insurance protection or premiums under insurance policies issued by Nodak Mutual. During and after the conversions, the normal business of issuing insurance policies will continue without change or interruption. After the conversion, Nodak Insurance Company will continue to provide services to policyholders under current policies. After completion of the conversion, Nodak Insurance Company will be managed by the board of directors of Nodak Insurance Company. Information on the officers and directors of NI Holdings, which will be the parent corporation and sole shareholder of Nodak Insurance Company, is set forth in this prospectus in “Management — Directors and Officers.”

Voting Rights

As members, the policyholders of Nodak Mutual have only such voting rights as are granted by its articles of incorporation and bylaws and by North Dakota law. After the conversion, the policyholders of Nodak will have no voting rights with respect to Nodak Insurance Company. Instead, they will become members of Nodak Mutual Group and will have the right to vote in the election of directors of Nodak Mutual Group. All of the voting rights in Nodak Insurance Company will be held by NI Holdings which will own all of the outstanding capital stock of Nodak Insurance Company. Voting rights in NI Holdings will be held by the shareholders of NI Holdings, including Nodak Mutual Group, subject to the terms of our articles of incorporation and bylaws of NI Holdings and to the provisions of North Dakota law. See “Description of Our Capital Stock — Common Stock” for a description of our common stock and “Restrictions on Acquisition of NI Holdings for a description of certain provisions of NI Holdings’ articles of incorporation that affect the voting rights of shareholders of NI Holdings.

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, the right to subscribe for the purchase of our common stock have been granted to the following persons, listed in order of priority:

•	“eligible members” (as they are referred to in the plan of conversion), which means a person or entity who is a named insured under an insurance policy issued by Nodak Mutual that is in force as of the close of business on January 21, 2016;
•	Our ESOP; and
•	directors, officers and employees of Nodak Mutual.

At January 21, 2016, Nodak Mutual had approximately 27,915 eligible members.

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion and as described below under “— Limitations on Purchases of Common Stock.”

Priority 1: Eligible Members.  Each eligible member of Nodak Mutual will have the right to purchase up to 5.0% of the total number of shares sold in the offering.

If there are not sufficient shares available to satisfy all subscriptions by eligible members, shares will be allocated first among subscribing eligible members on a pro rata basis based on the amount that each eligible member subscribed to purchase, provided that no fractional shares will be issued.

Priority 2: ESOP.  To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by eligible members, then our ESOP will have the right to purchase up to 9.9% of the total shares of common stock sold in the offering; however our ESOP will only purchase 240,000 shares in the offering.

Priority 3: Directors, Officers, and Employees.  To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by eligible members and the ESOP, then the directors, officers, and employees of Nodak Mutual will each have the right to purchase up to 5% of the total shares of common stock sold in the offering. The ability of the directors, officers, and employees to purchase common stock under this category is in addition to rights that are otherwise available to them under the plan of conversion if they are also eligible members, provided that they do not exceed the 5% share limitation on purchases set forth in the preceding sentence. See “— Limitations on Purchases of Common Stock.” For information as to the number of shares proposed to be purchased by the directors and executive officers, see “— Proposed Management Purchases.”

In the event of an oversubscription among the directors, officers, or employees, any available shares will be allocated on a pro rata basis based on the amount that each person subscribed to purchase.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering described above, we may elect to accept offers received in the community offering to the general public consisting principally of individuals in Nodak Mutual’s market area and certain other investors who typically invest in mutual to stock conversions, to the extent of any remaining shares. The community offering, if any, will commence at the same time as, during, or promptly after the subscription offering and will end no later than 45 days after the end of the subscription offering.

In the community offering, we may, at our option, grant preference to any orders received from licensed insurance producers appointed by Nodak Mutual, members of the North Dakota Farm Bureau that are not policyholders, employees of Tri-State Ltd., residents of North Dakota, licensed agents appointed by American West, Battle Creek and Primero, and residents of South Dakota, Minnesota, Nebraska, Nevada and Arizona before proceeding to accept orders from the general public.

Subject to the preferences described above, the common stock offered in the community offering will be offered and sold in a manner designed to achieve a wide distribution of the common stock. In the event of oversubscription, subject to the preferences described above and our right to accept or reject, in our sole discretion, any order received in the community offering, any available shares will be allocated among accepted orders that have not been filled on a pro rata basis based on the amount each person subscribed to purchase, subject to the applicable purchase limitations.

The opportunity to submit an order for shares of common stock in the community offering is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration of the community offering.

Syndicated Offering

As a final step in the offering, if there are any shares of common stock not purchased in the subscription and community offerings, they may be offered for sale to the public in a syndicated offering consisting principally of institutional investors and the retail customers of the broker-dealers comprising the syndicate. This syndicated offering would be commenced at our sole discretion. A syndicated offering would be made through a group of registered broker-dealers to be formed and managed by Griffin Financial on our behalf. We would reserve the right to reject orders in whole or part in our sole discretion in a syndicated offering. Neither Griffin Financial nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated offering. However, Griffin Financial has agreed to use its best efforts in the sale of shares in any syndicated offering.

The price at which common stock would be sold in the syndicated offering would be $10.00 per share. Shares of common stock purchased in the syndicated offering would be combined with purchases in the subscription and community offerings for purposes of this offering’s maximum purchase limitation of 5% of the total shares sold in the offering.

If a syndicated offering is held, Griffin Financial will serve as sole book-running manager. In such capacity, Griffin Financial may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms. Neither Griffin Financial nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated offering. The syndicated offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Generally, under those rules, Griffin Financial, in its capacity as a broker-dealer, will deposit funds it receives prior to closing from interested investors into a separate noninterest-bearing bank account. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated offering will be promptly delivered to us. If the offering is consummated, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly, without interest. If the offering is not consummated, funds in the account will be promptly returned, without interest, to the potential investor. Normal customer ticketing will be used for order placement. In the syndicated offering, order forms will not be used.

A syndicated offering, if necessary, will terminate no more than 45 days after the end of the subscription offering.

Stock Pricing and Number of Shares to be Issued

The plan of conversion requires that the purchase price of the common stock be based on the estimated pro forma market value of Nodak Mutual. The valuation may be in the form of a range consisting of a midpoint valuation, a valuation fifteen percent (15%) above the midpoint valuation and a valuation fifteen percent (15%) below the midpoint valuation. Based on the appraisal performed by Feldman Financial as of December 31, 2015, the estimated pro forma market value of Nodak Mutual is between $170.0 million and $230.0 million.

Under the plan of conversion, the total purchase price of the common stock to be sold in the offering must be between 45% of the minimum of the valuation range and 45% of the maximum of the valuation range for Nodak Mutual.

We determined to offer the common stock in the offering at the price of $10 per share to ensure a sufficient number of shares are available for purchase by policyholders. In addition, Griffin Financial advised us that the $10 per share offering price is commonly used in conversions of mutual insurance companies and savings banks and savings associations that use the subscription rights model. These were the only factors considered by our board of directors in determining to offer shares of common stock at $10 per share. The purchase price will be $10 per share regardless of any change in the pro forma market value of Nodak Mutual, as determined by Feldman Financial.

We plan to issue between 7,650,000 and 10,350,000 shares of our common stock in the offering. This range was determined by taking 45% of the minimum of the valuation range and 45% of the maximum of the valuation range of Nodak Mutual as determined by Feldman Financial and dividing it by the $10.00 per share offering price.

If the gross proceeds from this offering do not fall within 45% of minimum of the valuation range and 45% of the maximum of the valuation determined by Feldman Financial, we may cancel the offering, or establish a new valuation range and hold a new offering. In either event, the funds of any person who submitted a subscription or order will be returned to such person promptly, without interest. If we proceed with a new offering we may obtain an updated valuation, and people who submitted subscriptions or orders will be promptly notified by mail of the updated valuation and revised offering range. In that case, people will be given an opportunity to place new subscriptions and orders. See “— Resolicitation.”

There is a difference of approximately $27.0 million between the low end and the high end of the range of the offering. As a result, the percentage interest in NI Holdings that a purchaser of shares of in the offering will have is greater if 7,650,000 shares are sold than if 10,350,000 shares are sold. In addition, assuming that the actual market value of NI Holdings will be within the broad offering range, this market value may be materially more or less than the total amount of subscriptions and orders received. Therefore, purchasers, in total and on a per share basis, may pay more for the common stock than the actual market value.

We cannot assure you that the market price for the common stock immediately following the offering will equal or exceed $10 per share.

If Subscriptions Received in the Subscription Offering Meet or Exceed the Maximum Number of Shares Offered

If, after the subscription offering, the number of shares subscribed for by eligible members, the ESOP, and the directors, officers and employees of Nodak Mutual in the subscription offering is equal to or greater than 7,650,000 shares, the offering will be promptly completed. We will, upon completion of the offering, issue shares of common stock to the subscribing participants. The number of shares of common stock issued will not exceed the 10,350,000 shares of common stock being offered. In the event of an oversubscription in the subscription offering, shares of common stock will be allocated to the subscribing participants in the priorities set forth in the plan of conversion. No fractional shares of common stock will be issued.

If Subscriptions Received in the Subscription Offering Meet or Exceed the Required Minimum, but not the Maximum Number of Shares Offered

If the number of shares of common stock subscribed for by eligible members, the ESOP, and the directors, officers and employees of Nodak Mutual in the subscription offering is equal to or greater than 7,650,000 shares, but less than 10,350,000 shares, then we may choose to promptly complete the offering. However, prior to doing so, we will have the right in our absolute discretion to accept, in whole or in part, or reject orders received from any or all persons in the community offering. We may, at our option, grant preference to orders received from persons who became policyholders of Nodak after January 21, 2016, licensed insurance producers appointed by Nodak Mutual, members of the North Dakota Farm Bureau that are not policyholders, employees of Tri-State Ltd., residents of North Dakota, licensed agents appointed by American West, Battle Creek and Primero, and residents of South Dakota, Minnesota, Nebraska, Nevada and Arizona before accepting orders from any other person. We also will have the right to offer shares of common stock to purchasers in a syndicated offering. In any event, on the effective date we will issue to those persons purchasing in the subscription offering shares of common stock in an amount sufficient to satisfy the accepted subscriptions in full. No more than 10,350,000 shares of common stock will be issued in the offering. No fractional shares of common stock will be issued.

Upon completion of the offering we will first issue to subscribing eligible members, the ESOP, and directors, officers and employees of Nodak Mutual shares of common stock in an amount sufficient to satisfy their subscriptions in full. Next, we will issue to persons whose orders in the community offering (and if we conduct a syndicated offering, to persons whose orders in the syndicated offering) are accepted sufficient additional shares of common stock so that the total number of shares of common stock to be issued in the offering will be equal to at least 7,650,000 shares. No fractional shares of common stock will be issued. In order to raise additional capital, we may in our sole and absolute discretion elect to issue in excess of 7,650,000 shares of common stock by accepting orders of purchasers in the community offering and any syndicated offering. The number of shares of common stock issued in the offering cannot exceed 10,350,000 shares of common stock. See “— Community Offering” and “— Syndicated Offering” above.

If Subscriptions and Orders Received in all Phases of the Offering Combined Do Not Meet the Required Minimum

If properly completed subscriptions and orders for less than 7,650,000 shares are received, then we may choose to cancel this offering and return all funds received in the offering, without interest, or we may cause a new valuation of the pro forma market value of Nodak Mutual to be performed, and based on this valuation commence a new offering of the common stock. If we elect to commence a new offering, the funds received from each purchaser will be promptly returned to such purchaser, without interest.

The Valuation of Nodak Mutual and the Subscription Rights

The plan of conversion requires that the aggregate purchase price of the common stock be based on 45% of the appraised estimated pro forma market value of the common stock of Nodak Insurance Company, as determined on the basis of an independent valuation. This pro forma market value may be that value that is estimated to be necessary to attract full subscription for the shares, as indicated by the valuation. It also may be stated as a range of pro forma market values. The plan of conversion requires that the valuation of the subscription rights also be determined on the basis of an independent valuation using the Black-Scholes option pricing model or another comparable option pricing model.

The plan of conversion requires that the valuation of Nodak Mutual be made by an independent appraiser experienced in the valuation of insurance companies and that the aggregate purchase price of our common stock sold in the offering must be based on the appraised estimated pro forma market value of Nodak Mutual, as determined on the basis of such independent valuation. On December 10, 2015, Nodak Mutual retained Feldman Financial Advisors, Inc. to prepare its pro forma market valuation and the valuation of the subscription rights. Feldman Financial is engaged regularly in the valuation of insurance companies and other financial institutions. There is no pre-existing relationship between Feldman Financial and Nodak Mutual.

Feldman Financial will be paid a fixed fee of $150,000 for its valuation of Nodak Mutual, plus out-of-pocket expenses. This fee is not contingent on the completion of the offering. We agreed, among other things, to indemnify Feldman Financial from and against any and all loss or expenses, including reasonable attorney’s fees, in connection with its appraisal and other services, except if such loss or expenses are the result of a lack of good faith or gross negligence on the part of Feldman Financial. In the event that Feldman Financial is required to update its valuation of Nodak Mutual, Feldman Financial is entitled to a fee of $12,500 from Nodak Mutual for each such update and $7,500 for each update of its valuation of the subscription rights.

Feldman Financial performed its appraisals in reliance upon the information contained in this document and information provided by Nodak Mutual, including its financial statements. Feldman Financial also considered the following factors, among others:

•	the operating results and financial condition of Nodak Mutual and current economic conditions;
•	certain historical, financial and other information relating to Nodak Mutual;
•	a comparative evaluation of the operating and financial statistics of Nodak Mutual with those of other selected comparable publicly traded insurance companies located in the United States;
•	the size of the offering of common stock as determined by Feldman Financial;
•	the impact of the conversion offering on the net worth and earnings potential of Nodak Mutual as determined by Feldman Financial;
•	the trading market for securities of comparable companies and general conditions in the market for such securities; and
•	the values which Feldman Financial estimates to be necessary to attract a full subscription of the offering.

In conducting its analysis of Nodak Mutual, Feldman Financial placed emphasis on various financial and operating characteristics of Nodak Mutual, including its lines of business, competitive position in the industry, relative size and premium volume, operating results in recent years, and ratio of equity capital to total assets. In addition to the factors listed above, in its review of the appraisals provided by Feldman Financial, the board of directors of Nodak Mutual reviewed the methodologies and the appropriateness of the assumptions used by Feldman Financial and determined that such assumptions were reasonable.

In preparing the appraisals, Feldman Financial visited the corporate headquarters of Nodak Mutual and conducted discussions with its management team concerning its business and future prospects. Feldman Financial reviewed and discussed with its management the unaudited GAAP financial statements of Nodak Mutual for the years ended December 31, 2015 and 2014.

In deriving its estimate of the estimated pro forma market values of Nodak Mutual, Feldman Financial utilized the comparative market valuation approach. The comparative market valuation approach estimates a value by reviewing the relevant market pricing characteristics of comparable companies that are publicly traded. Feldman Financial selected a group of publicly traded insurance companies based on criteria relating to asset size, marketability and liquidity of stock, market segment and product lines, among other factors. In determining the composition of the comparative group, Feldman Financial focused exclusively on publicly traded insurance companies. Feldman Financial utilized the asset size and market capitalization selection criteria to encompass a meaningful number of companies for inclusion in the comparative group. The size and market capitalization criteria considered companies included in the lower quartile of all publicly traded property and casualty companies.

Feldman Financial reviewed the trading market price ratios of the comparable companies for the purpose of developing valuation ratio benchmarks to reach an estimate of value for Nodak Mutual. The principal valuation measures considered by Feldman Financial were the price-to-book value and price-to-earnings ratios. Based on the quantitative and qualitative comparisons of Nodak Mutual with the selected group of publicly traded companies, Feldman Financial applied adjusted market pricing ratios to the pro forma financial data to determine the estimated pro forma market values. The market pricing ratios determined by Feldman Financial took into account market value adjustments for earnings prospects, management, liquidity of the shares of common stock, subscription interest, stock market conditions, dividend outlook and the new issue discount warranted for an equity securities offering.

Company	Total Market Value ($mil.)	Price/Book Value (%)	Price/LTM EPS (x)	Price/Oper. EPS (x)	Price/Total Rev. (x)	Price/Total Assets (%)	Total Equity/ Assets (%)	Current Div. Yield (%)
Nodak Mutual Insurance Company(1)
Pro Forma Minimum	170.0	57.2	8.8	9.2	1.14	42.46	75.14	0.00
Pro Forma Midpoint	200.0	61.2	10.1	10.7	1.34	46.53	76.84	0.00
Pro Forma Maximum	230.0	64.6	11.5	12.1	1.53	50.08	78.32	0.00
Comparative Group Median	243.9	101.3	10.4	11.3	1.04	39.34	31.91	1.24
Comparative Group Mean	244.0	110.7	11.0	11.5	0.98	36.96	33.20	1.75
Comparative Group
Atlas Financial Holdings, Inc.	208.9	172.7	15.5	14.4	1.33	50.76	31.49	0.00
Baldwin & Lyons, Inc.	364.9	93.1	15.8	15.3	1.30	33.61	36.33	4.26
Donegal Group, Inc.	394.2	97.8	16.1	13.5	0.62	25.64	26.56	3.59
EMC Insurance Group, Inc.	554.2	104.7	10.9	11.8	0.89	36.08	34.18	2.87
Federated National Holding Company	273.7	113.0	6.5	6.9	1.10	42.89	39.29	1.26
First Acceptance Corporation	69.8	67.3	NM	NA	0.21	17.36	25.78	0.00
Hallmark Financial Services, Inc.	214.1	82.3	10.0	10.9	0.57	19.88	24.34	0.00
HCI Group, Inc.	323.1	129.7	5.1	NA	1.13	50.72	37.32	4.01
Kingstone Companies, Inc.	73.8	151.0	9.9	9.8	1.15	49.50	30.36	2.68
National Security Group, Inc.	39.7	88.6	8.5	9.1	0.62	26.84	30.31	1.14
Unico American Corporation	59.7	85.0	NM	NA	1.79	42.59	50.18	0.00
United Insurance Holdings Corp.	352.2	143.6	11.6	NA	0.98	47.60	32.32	1.23

(1)	Assumes sales of 100% of the pro forma total outstanding shares of common stock in the conversion offering.

Source:  Nodak Mutual; SNL Financial; Feldman Financial.

The following table sets forth the publicly traded insurance companies used by Feldman Financial in its comparative market valuation approach and certain financial data reviewed by Feldman Financial regarding these companies and Nodak Mutual as of or for the last twelve months (LTM) ended December 31, 2015.

	Total Assets ($mil.)	Total Policy Resrvs. ($mil.)	Total Equity ($mil.)	Policy Resrvs./ Equity (x)	Cash & Invest./ Assets (%)	Total Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)
Nodak Mutual Insurance Company	261.2	98.8	150.5	0.66	76.54	57.62	6.87	12.25
Comparative Group Median	637.6	295.1	238.5	1.74	68.06	31.91	3.24	10.15
Comparative Group Mean	708.5	399.0	225.9	1.72	69.79	33.20	3.34	10.37
Comparative Group
Atlas Financial Holdings, Inc.	411.6	235.2	129.6	1.81	56.69	31.49	3.84	11.86
Baldwin & Lyons, Inc.	1,085.8	538.9	394.5	1.37	67.59	36.33	2.09	5.83
Donegal Group Inc.	1,537.8	1,007.7	408.4	2.47	60.41	26.56	1.39	4.89
EMC Insurance Group Inc.	1,536.0	926.9	524.9	1.77	92.19	34.18	3.29	9.66
Federated National Holding Company	638.3	351.3	250.8	1.40	68.52	39.29	6.85	17.65
First Acceptance Corporation	402.1	205.5	103.7	1.98	64.46	25.78	(0.51)	(1.82)
Hallmark Financial Services, Inc.	1,076.6	667.3	262.0	2.55	65.19	24.34	2.11	8.39
HCI Group Inc.	637.0	239.0	237.7	1.01	78.60	37.32	9.89	30.24
Kingstone Companies, Inc.	149.1	90.0	45.3	1.99	60.62	30.36	4.91	16.39
National Security Group, Inc.	148.1	77.0	44.9	1.72	80.57	30.31	3.19	10.64
Unico American Corporation	140.2	67.2	70.3	0.95	70.01	50.18	(0.86)	(1.66)
United Insurance Holdings Corp.	740.0	381.4	239.2	1.59	72.63	32.32	3.86	12.35

Source:  Nodak Mutual; SNL Financial.

The following table sets forth for the publicly traded insurance companies used by Feldman Financial certain market valuation data reviewed by Feldman Financial regarding these companies based on closing market prices as of April 29, 2016.

	Total Assets ($mil.)	Total Policy Resrvs. ($mil.)	Total Equity ($mil.)	Policy Resrvs./ Equity (x)	Cash & Invest./ Assets (%)	Total Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)
Nodak Mutual Insurance Company(1)
Pro Forma Minimum	170.0	57.2	8.8	9.2	1.14	42.46	75.14	0.00
Pro Forma Midpoint	200.0	61.2	10.1	10.7	1.34	46.53	76.84	0.00
Pro Forma Maximum	230.0	64.6	11.5	12.1	1.53	50.08	78.32	0.00
Comparative Group Median	243.9	101.3	10.4	11.3	1.04	39.34	31.91	1.24
Comparative Group Mean	244.0	110.7	11.0	11.5	0.98	36.96	33.20	1.75
Comparative Group
Atlas Financial Holdings, Inc.	208.9	172.7	15.5	14.4	1.33	50.76	31.49	0.00
Baldwin & Lyons, Inc.	364.9	93.1	15.8	15.3	1.30	33.61	36.33	4.26
Donegal Group Inc.	394.2	97.8	16.1	13.5	0.62	25.64	26.56	3.59
EMC Insurance Group Inc.	554.2	104.7	10.9	11.8	0.89	36.08	34.18	2.87
Federated National Holding Company	273.7	113.0	6.5	6.9	1.10	42.89	39.29	1.26
First Acceptance Corporation	69.8	67.3	NM	NA	0.21	17.36	25.78	0.00
Hallmark Financial Services, Inc.	214.1	82.3	10.0	10.9	0.57	19.88	24.34	0.00
HCI Group Inc.	323.1	129.7	5.1	NA	1.13	50.72	37.32	4.01
Kingstone Companies, Inc.	73.8	151.0	9.9	9.8	1.15	49.50	30.36	2.68
National Security Group, Inc.	39.7	88.6	8.5	9.1	0.62	26.84	30.31	1.14
Unico American Corporation	59.7	85.0	NM	NA	1.79	42.59	50.18	0.00
United Insurance Holdings Corp.	352.2	143.6	11.6	NA	0.98	47.60	32.32	1.23

(1)	Assumes sale of 100% of the pro forma total outstanding shares of common stock in the conversion offering.

Source:  Nodak Mutual; SNL Financial; Feldman Financial.

Based on its comparative analyses, Feldman Financial concluded that the estimated pro forma market value warranted a discount in the range of approximately 35% to 45% relative to the comparative group for Nodak Mutual based on the price-to-book value ratio. In performing its analyses, Feldman Financial considered adjustments to the estimated pro forma market value based on a comparison of Nodak Mutual with the comparative group of publicly traded companies. Feldman Financial made an upward adjustment for earnings prospects and applied a downward adjustment for the new issue discount associated with an initial public offering of equity securities. The new issue discount also took into consideration the significantly high capital position of Nodak Mutual on a fully converted basis as measured by the pro forma equity-to-assets ratio and the resulting challenge of generating competitive returns on equity. Feldman Financial made no adjustments for management, liquidity of the shares of common stock, subscription interest, stock market conditions, or dividend outlook. Based on the price-to-earnings ratio, the resulting range of value reflected a discount of approximately 15% at the minimum valuation and a premium of approximately 10% at the maximum valuation as compared to the comparative group’s median price-to-earnings ratio.

Feldman Financial’s valuation appraisal of the estimated pro forma market value of Nodak Mutual was prepared as of April 29, 2016 based on our financial data as of December 31, 2015. Feldman Financial has agreed to update its valuations as requested by us. These updates will consider developments in general stock market conditions, current stock market valuations for selected insurance companies, the results of the subscription offering, and the recent financial condition and operating performance of Nodak Mutual.

On the basis of the foregoing, Feldman Financial gave its opinion, dated April 29, 2016, that the estimated pro forma market value of Nodak Mutual on a fully converted basis ranged from a minimum of $170,000,000 to a maximum of $230,000,000 with a midpoint of $200,000,000. We determined that the common stock should be sold at $10.00 per share and that only 45% of the shares would be offered for sale in this offering, resulting in a range of 7,650,000 to 10,350,000 shares of common stock being offered. The offering range may be amended if required or if necessitated by subsequent developments in the financial condition of Nodak Mutual or market conditions generally. In the event the offering range is updated to amend the pro forma market value of Nodak Mutual below $170,000,000 or above $230,000,000, and we decide to proceed with the offering, the new appraisal will be filed with the SEC by post-effective amendment to the registration statement of which this prospectus is a part.

Depending upon market or financial conditions, the total number of shares of common stock offered may be increased or decreased without a resolicitation of members, provided that the aggregate gross proceeds are not below the minimum or more than the maximum of the offering range. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the offering range, purchasers will be resolicited and be permitted to continue their orders, in which case they will need to confirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded, or be permitted to modify or rescind their subscriptions. If the number of shares of common stock issued in the offering is increased due to an increase in the offering range to reflect changes in market or financial conditions, persons who subscribed for the maximum number of shares will be given the opportunity to subscribe for the adjusted maximum number of shares. See “— Limitations on Purchases of Common Stock.”

An increase in the number of shares of common stock as a result of an increase in the estimated pro forma combined market value would decrease both a purchaser’s ownership interest and NI Holdings’ pro forma shareholders’ equity on a per share basis while increasing pro forma shareholders’ equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a purchaser’s ownership interest and NI Holdings’ pro forma shareholders’ equity on a per share basis while decreasing pro forma shareholders’ equity on an aggregate basis. The effect on pro forma net income and pro forma net income per share of any increase or decrease in the number of shares issued will depend on the manner in which we use the proceeds from the offering. See “Unaudited Pro Forma Financial Information.”

The plan of conversion and the North Dakota mutual to stock conversion act require that the subscription rights be independently valued using the Black-Scholes option pricing model or a comparable option pricing model. Feldman Financial used the Black-Scholes option pricing model to determine the value of a subscription right.

The Black-Scholes model is a model for mathematically pricing financial instruments such as an option. The subscription rights granted under the plan are options to acquire stock of NI Holdings. In the context of the valuation of an option, the model assumes that the price of the underlying stock follows a constant drift and volatility. When applied to a stock option, the model requires five inputs:

•	the price of the underlying stock;
•	the constant price variation, or volatility, of the underlying stock;
•	the time value of money;
•	the option’s exercise price; and
•	the time to the option’s expiration.

For a subscription right, the price of the underlying stock and the exercise price are the same — the $10 per share offering price. The time value of money is the interest rate on a risk free asset with a comparable term, which in this case is the interest rate on a three-month U.S. treasury bill at December 31, 2015, or 0.16%. Because NI Holdings’ stock does not trade there is no observable volatility so the North Dakota law allows the appraiser to use the average volatility of the stock of the peer group that the appraiser used to determine the value of Nodak Mutual as a whole. Feldman Financial determined that the average volatility of the peer group’s stock over the last year was 33.6%. Finally, even though the subscription rights will have a term of approximately forty-five (45) days, the law instructs the appraiser to assume that the subscription right has a term of 90 days solely for purposes of determining the subscription right value. This is because using the actual term of the option of approximately 45 days would result in a very small value. The plan further specifies that the number of rights will equal the midpoint of the valuation range divided by the offering price and the rights will be allocated on a per capita basis to eligible members.

On the basis of the foregoing, Feldman Financial gave its opinion, dated April 29, 2016, that the value of a subscription right to acquire stock of NI Holdings in this offering is $0.67. Because the midpoint of the offering is $90 million, the offering price is $10 per share and there are 27,915 eligible members, each eligible member will receive 322 subscription rights (The midpoint of the offering range divided by $10 divided by the number of eligible members). If an eligible member elects to redeem such member’s subscription rights, Nodak Mutual will pay the eligible member $215.74 as the redemption price for such subscription rights (322 subscription rights multiplied by $0.67 per subscription right). The offering range may be amended if required or if necessitated by subsequent developments in the financial condition of Nodak Mutual or market conditions generally. In the event the offering range is updated to amend the pro forma market value of Nodak Mutual, the value of a subscription right will also be updated. If we decide to proceed with the offering, this new subscription right value will be filed with the SEC by post-effective amendment to the registration statement of which this prospectus is a part.

The appraisal report of Feldman Financial is an exhibit to the registration statement of which this prospectus is a part, and is available for inspection in the manner set forth under “Additional Information.”

The Department is not required to review or approve the valuation prepared by Feldman Financial in connection with this offering.

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing common stock or redeeming subscription rights. In preparing the valuation, Feldman Financial relied upon and assumed the accuracy and completeness of financial, statistical and other information provided to it by Nodak Mutual. Feldman Financial did not independently verify the financial statements and other information provided to it by Nodak Mutual, nor did Feldman Financial value independently Nodak Mutual’s assets and liabilities. The valuation considers Nodak Mutual only as a going concern and should not be considered as an indication of NI Holdings’ liquidation value. The valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time. We cannot assure you that persons purchasing common stock will be able to sell such shares at or above the initial purchase price. A copy of the valuation report of Feldman Financial setting forth the method and assumptions for its valuation is on file and available for inspection at our principal executive offices. Any subsequent updated valuation reports of Feldman Financial will be available for inspection.

Offering Deadline

The stock offering will expire at noon, Central Time, on       , 2016, unless on or prior to that date our board of directors extends the offering, which we may do without notice to you. Subscription rights not exercised prior to the termination date of this offering will no longer be exercisable and will be redeemed. See “— Redemption of Subscription Rights.” If this offering is extended more than 45 days after the original expiration date, we will return all of the funds received from purchasers, without interest, and we will resolicit members offering them the opportunity to submit new orders. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel your order and return your payment without interest.

Subscriptions and orders for common stock will not be accepted by us until we receive subscriptions and orders for at least 7,650,000 shares of common stock. If we have not received subscriptions and orders for at least 7,650,000 shares of common stock by the expiration date of this offering, all funds delivered to us for the purchase of stock in this offering will be promptly returned to purchasers without interest.

Use of Order Forms in This Offering

Any person or entity who wants to subscribe for or order shares of common stock in this offering must sign and complete the stock order form and return it to us so that it is received (not postmarked) no later than noon, Central Time, on         , 2016, together with full payment for all shares for which the order is made. The stock order form should be delivered in-person at our offices or mailed to the Stock Information Center at 1101 First Avenue North, Fargo, North Dakota 58102. Payment by personal check, bank cashier’s check or money order must accompany the stock order form. No cash, wire transfers, or third party checks will be accepted in the subscription offering. All checks or money orders must be made payable to “Christiana Trust on behalf of Nodak Holdings, Inc.” Unless the subscription offering is extended, all subscription rights under the offering will expire at noon, Central Time, on the termination date of this offering, whether or not we have been able to locate each person or entity entitled to subscription rights. Once tendered, orders to purchase common stock in the offering cannot be modified or revoked without our consent.

No prospectus will be mailed any later than five days prior to the termination date of this offering, or hand delivered any later than two days prior to such date. This procedure is intended to ensure that each purchaser receives a prospectus at least 48 hours prior to the termination of the offering in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934. Execution of the stock order form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock order forms will be distributed only with or preceded by a prospectus. Photocopies and facsimile copies of stock order forms will not be accepted.

A subscription right may be exercised only by the eligible member, or the director, officer, or employee to whom it is issued and only for his or her own account. Except for the limited transfers listed below, the subscription rights granted under the plan of conversion are nontransferable. An eligible member may transfer all, but not less than all, of such member’s subscription rights only as follows, and any other attempted transfer will be void and not recognized:

(i)	to such member’s spouse or children;
(ii)	to a trust or other estate or wealth planning entity established for the benefit of such member or such member’s spouse or children;
(iii)	such member’s individual or joint individual retirement account (an IRA) or other tax qualified retirement plan; or
(iv)	to Nodak Holdings in connection with the redemption of such subscription rights. See “Redemption of Subscription Rights” below.

Each eligible member, director, officer, or employee subscribing for shares of common stock is required to represent that he or she is purchasing the shares for his or her own account. Each eligible member, director, officer, or employee also must represent that he or she has no agreement or understanding with any other person or entity for the sale or transfer of the shares. We are not aware of any restrictions that would prohibit persons who purchase shares of common stock in the offering and who are not executive officers or directors of NI Holdings, Inc. or Nodak Mutual Group from freely transferring shares after the offering. See “— Limitations on Resales” herein.

If an eligible member transfers his or her subscription rights as permitted above, neither the eligible member nor the transferee of such subscription rights will have the right to have such subscription rights redeemed if they are not exercised. See “— Redemption of Subscription Rights.”

We shall have the absolute right, in our sole discretion, and without liability to any person, to reject any stock order form, including but not limited to a stock order form that is:

•	not timely received;
•	improperly completed or executed;
•	not accompanied by payment in full for the shares of common stock subscribed for in the form; or
•	submitted by a person who we believe is making false representations or who we believe may be violating, evading or circumventing the terms and conditions of the plan of conversion.

We may, but are not required to, waive any incomplete, inaccurate or unsigned stock order form. We also may require the submission of a corrected stock order form or the remittance of full payment for the shares of common stock subscribed for by any date that we specify. Our interpretations of the terms and conditions of the plan of conversion and determinations concerning the acceptability of the stock order forms will be final, conclusive and binding upon all persons. We (and our directors, officers, employees and agents) will not be liable to any person or entity in connection with any interpretation or determination.

Redemption of Subscription Rights

The plan specifies that the number of subscription rights equals the midpoint of the offering range divided by the offering price, and the plan further specifies that subscription rights will be allocated on a per capita basis to eligible members. Because the midpoint of the offering range is $90 million, the offering price is $10 per share and there are 27,915 eligible members, each eligible member will receive 322 subscription rights. (The midpoint of offering range divided by $10 divided by the number of eligible members.) Each subscription right has been valued at $0.67 per right, which is the redemption price. The redemption price for the subscription rights was determined by Feldman Financial using the Black-Scholes option pricing methodology prescribed by the North Dakota property and casualty insurance company conversion law. For a description of this methodology, see “— The Valuation of Nodak Mutual and the Subscription Rights”.

Each eligible member may either:

•	exercise such subscription rights in whole or in part, or
•	elect, either affirmatively or by failing to exercise such subscription rights, to have Nodak Insurance Company redeem for cash all, but not less than all, of such eligible member’s subscription rights. Because each subscription right has a value of $0.67, each eligible member who does not exercise such eligible member’s subscription rights will receive cash in the amount of $215.74.

Any eligible member who has his or her subscription rights redeemed will not be permitted to purchase shares of NI Holdings in the offering. If an eligible member transfers such member’s subscription rights to a permitted transferee, such subscription rights are no longer redeemable.

Payment for Shares

When you submit a completed stock order form to us, you must include payment in full for all shares of common stock covered by such order form. Payment may be made by personal check, bank cashier’s check or money order in U.S. dollars and must be made payable to “Christiana Trust on behalf of NI Holdings, Inc.” Payments will be placed in an escrow account at Christiana Trust, who will serve as the escrow agent. The escrow account will be administered by the escrow agent. An executed stock order form, once received by us, may not be modified or rescinded without our consent. Funds accompanying stock order forms will not be released to us until the offering is completed.

Delivery of Certificates

All shares of common stock of NI Holdings sold in the subscription offering and community offering will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock sold in the offering will be mailed by our transfer agent to the persons entitled thereto at the address noted by them on their stock order form as soon as practicable following consummation of the conversions. Shares of common stock sold in the syndicated offering may be delivered electronically through the services of The Depository Trust Company. We expect trading in the stock to begin on the business day of or on the business day immediately following the completion of the conversions and stock offering. It is possible that until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Stock Information Center

If you have any questions regarding the offering, please call the Stock Information Center at [•], Monday through Friday from 10:00 a.m. to 4:00 p.m., Central Time or write to us at Nodak Mutual Insurance Company, 1101 First Avenue North, Fargo, North Dakota 58102. The Stock Information Center will be closed on weekends and bank holidays. Our Stock Information Center is located at our offices at 1101 First Avenue North, Fargo, North Dakota 58102. Additional copies of the materials will be available at the Stock Information Center.

Marketing and Underwriting Arrangements

We have engaged Griffin Financial as a placement agent in connection with the offering of the common stock in the offering. Griffin Financial has agreed to use its best efforts to assist us with the solicitation of subscriptions and purchase orders for shares of common stock in the offering.

Stevens & Lee is acting as our counsel in connection with the offering. Griffin Financial is an affiliate of Stevens & Lee. You should be aware that conflicts of interest may arise in connection with this transaction. NI Holdings has retained independent counsel to help address these conflicts of interest, which potentially include differences between NI Holdings’ interest in proceeding with the offering and that of Griffin Financial.

Pursuant to our engagement letter with Stevens & Lee, Stevens & Lee has agreed to perform its services in connection with the offering based on its standard hourly rates plus out-of-pocket expenses. Stevens & Lee has estimated that its legal fees in connection with the offering will not exceed $450,000.

Griffin Financial will receive $100,000 plus an amount equal to 2.0% of the aggregate dollar amount of stock sold in the subscription and community offering, which shall be deemed a commission payable to Griffin for its services. Griffin Financial has already been paid a $100,000 retainer fee, which will be credited against any commissions owed to Griffin Financial in connection with the offering. If the offering is not completed, Griffin Financial will repay any portion of the $100,000 retainer fee to the extent required under FINRA Rule 5110(f)(2)(C).

In the event the offering is abandoned for any reason, we will pay Stevens & Lee its accrued and unpaid legal fees.

In the event of a syndicated offering, a syndicate of broker-dealers managed by Griffin Financial will be formed for purposes of completing the syndicated offering. We have agreed to pay Griffin Financial a fee of 6.5% of the aggregate dollar amount of stock sold in the syndicated offering.

The following table sets forth commissions payable to Griffin Financial at the minimum and maximum number of shares sold in the offering, assuming that no shares are sold in a syndicated offering. Because we pay a higher commission with respect to shares sold in any syndicated offering, commissions would be higher if a syndicated offering is undertaken.

	Minimum (7,650,000 shares)		Maximum (10,350,000 shares)
Commissions	$1,630,000	(1)	$2,170,000	(1)

(1)	Includes the $100,000 retainer already paid to Griffin Financial.

Fees to Griffin Financial and to any other broker-dealer will be deemed to be underwriting commissions. Griffin Financial and any other broker-dealers will be deemed to be underwriters in connection with the offering. If the offering is not consummated or Griffin Financial ceases under certain circumstances to provide assistance to us, Griffin Financial will be reimbursed for its reasonable out-of-pocket expenses. If we enter into a transaction in which we form a mutual holding company, make a stock offering, or both within two years after any termination of the engagement letter between Griffin Financial and us, Griffin Financial will be entitled to payment of the fee described above unless we terminate the engagement for cause.

The Griffin Financial engagement letter also contains customary indemnification provisions. We have agreed to indemnify Griffin Financial for its liabilities, costs and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in this prospectus, including liabilities under the Securities Act of 1933.

Computershare, Inc. will perform records management services, and Christiana Trust will provide escrow agent services for us in the offering. Computershare, Inc. and Christiana Trust will each receive fees for these services, plus reimbursement of reasonable out-of-pocket expenses incurred in performing these services.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock in this offering. Questions from prospective purchasers will be directed to executive officers or registered representatives. Our employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with his or her participation in this offering.

Limitations on Purchases of Common Stock

The plan of conversion provides for certain limitations on the purchase of shares in the offering:

•	No person or entity may purchase fewer than 25 shares of common stock in the offering;
•	No purchaser may purchase more than 5% of the total shares of common stock sold in the offering; and
•	No purchaser, together with such purchaser’s affiliates and associates or a group acting in concert, may purchase more than 5% of the total shares of common stock sold in the offering.

Therefore, if any of the following persons purchase stock, their purchases when combined with your purchases cannot exceed 5% of the total shares of common stock sold in the offering:

•	any corporation or organization of which you are an officer or partner or the beneficial owner of 10% or more of any class of equity securities;
•	any trust or other estate in which you have a substantial beneficial interest or as to which you serve as trustee or in a similar fiduciary capacity;
•	any of your relatives or your spouse, or any relative of your spouse, who lives at home with you;
•	any person or entity who you control, who controls you, or who together with you is controlled by the same third party;

•	any person or entity who is knowingly participating with you in a joint activity or interdependent conscious parallel action toward a common goal; or
•	any person or entity with whom you are combining or pooling voting or other interests in the securities of an issuer for a common purpose pursuant to any agreement or relationship.

There are approximately 27,915 eligible members of Nodak Mutual, as determined by reference to the number of policyholders of Nodak Mutual as of January 21, 2016. If subscriptions by eligible members for common stock exceed the maximum of the estimated valuation range based on Feldman Financial’s valuation of Nodak Insurance, we will be obligated to sell to eligible members the maximum number of shares offered. Except as set forth below under “— Proposed Management Purchases,” we are unable to predict the number of eligible members that may participate in the subscription offering or the extent of any participation.

The directors of Nodak Mutual will not be deemed to be associates of one another or a group acting in concert with other directors solely as a result of membership on such board of directors.

Subject to any required regulatory approval and the requirements of applicable law, we may increase or decrease any of the purchase limitations at any time. If the individual purchase limitation is increased, we will permit any person or entity who subscribed for the maximum number of shares of common stock to purchase an additional number of shares up to the revised maximum. These additional shares will be subject to the rights and preferences of any person or entity who has priority subscription rights. If the individual purchase limitation or the number of shares of common stock to be sold is decreased, the order of any person or entity who subscribed for the maximum number of shares will be decreased to the new maximum. In the event that we change the maximum purchase limitation, we will distribute a prospectus supplement or revised prospectus to each person who placed an order for the previous maximum number of shares that an individual could purchase.

Each person or entity purchasing common stock in the offering will be deemed to confirm that the purchase does not conflict with the purchase limitations under the plans of conversion or otherwise imposed by law. If any person or entity violates the purchase limitations, we will have the right to purchase from that person or entity, at the purchase price of $10.00 per share, all shares acquired by the person or entity in excess of the purchase limitation. If the person or entity has sold these excess shares, we are entitled to receive the difference between the aggregate purchase price paid by the person or entity for the excess shares and the proceeds received by the person from the sale of the excess shares. This right of NI Holdings to purchase excess shares is assignable.

We have the right in our sole and absolute discretion and without liability to any purchaser, underwriter or any other person or entity to determine which orders, if any, to accept in the community offering or in the syndicated offering. We have the right to accept or reject any order in whole or in part for any reason or for no reason. We also have the right to determine whether and to what extent shares of common stock are to be offered or sold in a syndicated offering.

Proposed Management Purchases

The following table lists the approximate number of shares of common stock that each of the directors and executive officers of Nodak Mutual Group, Inc., NI Holdings, Inc., and Nodak Mutual Insurance Company intend to purchase in the offering. These numbers include shares that each person and his associates intend to purchase. The persons listed below do not have any agreements or obligation to purchase the amounts shown below. Each director or executive officer may elect to purchase an amount greater or less than those shown below, except that his or her purchase may not exceed 5% of the total shares sold in the offering. For purposes of the following table, we have assumed that sufficient shares will be available to satisfy subscriptions in all categories.

Name	Amount ($)	Number of Shares(1)	Percent(1)
Directors:
Eric K. Aasmundstad	$100,000	10,000	*
Mark Andrews	—	—	*
Christopher E. Brossart	10,000	1,000	*
Thomas E. Christensen	50,000	5,000	*
Robert J. Christman	5,000	500	*
William R. Devlin	50,000	5,000	*
Duaine C. Espegard	200,000	20,000	*
Francis P. Keogh	10,000	1,000	*
Wesley J. Klein	3,000	300	*
Stephen V. Marlow	20,000	2,000	*
Jeffry R. Missling	10,000	1,000	*
Dennis J. Renner	50,000	5,000	*
Terry M. Wanzek	50,000	5,000	*
Executive Officers:
Michael J. Alexander	25,000	2,500	*
Brian R. Doom	25,000	2,500	*
Patrick W. Duncan	5,000	500	*
	$613,000	61,300	*

(1)	Assumes that 7,650,000 shares are issued in the offering.

Limitations on Resales

The common stock issued in the offering will be freely transferable under the Securities Act of 1933. However, the transfer of shares issued to our directors and officers will be restricted for a period of one year from the effective date of the offering. The directors and officers of NI Holdings also are subject to additional resale restrictions under Rule 144 of the Securities Act of 1933. Shares of common stock issued to directors and officers will bear a legend giving appropriate notice of these restrictions. We will give instructions to the transfer agent for the common stock regarding these transfer restrictions. Any shares issued to the directors and officers of NI Holdings as a stock dividend, stock split or otherwise with respect to restricted stock will be subject to the same restrictions. Shares acquired by the directors and officers after the completion of the offering will be subject to the requirements of Rule 144. See “Management — Directors and Officers.”

Amendment or Termination of Plans of Conversion

The plan of conversion and this offering may be terminated at any time by the board of directors in its sole discretion.

FEDERAL INCOME TAX CONSIDERATIONS

General

The statements of United States federal income tax law, or legal conclusions with respect to United States federal income tax law, in the following discussion constitute the opinion of Stevens & Lee on the material federal income tax considerations with respect to:

•	Nodak Mutual upon the conversion of Nodak Mutual from a mutual insurance company to a stock company;
•	eligible members that are U.S. Persons that hold their membership rights in Nodak Mutual as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), of the receipt, exercise and lapse of subscription rights to purchase shares of the common stock of NI Holdings, Inc. (which we refer to as our common stock) in the subscription offering;
•	eligible members that are U.S. Persons that purchase shares of our common stock in the subscription offering upon the exercise of subscription rights and hold their shares of our common stock as a capital asset within the meaning of Section 1221 of the Code, of the acquisition, ownership and disposition of shares of our common stock purchased in the subscription offering;
•	other investors that are U.S. Persons that purchase shares of our common stock in the community offering and hold their shares of our common stock as a capital asset within the meaning of Section 1221 of the Code, of the acquisition, ownership and disposition of shares of our common stock purchased in the community offering; and
•	eligible members that have their subscription rights redeemed for cash.

The following discussion is based, primarily, on private letter rulings that have been issued by the Internal Revenue Service to certain corporations unrelated to NI Holdings that have engaged in transactions that are analogous to the conversion. Under the Code, private letter rulings are directed only to the taxpayer that requested the rulings and they may not be used or cited as precedent by other taxpayers. In addition, some of the discussion below under “— Tax Consequences of Subscription Rights,” has not been addressed by any official authority or is outside the scope of the private letter rulings that have been issued by the Internal Revenue Service and is based on interpretation of the Code, Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any part of the discussion under “— Tax Consequences of Subscription Rights,” below.

The following discussion is directed solely to eligible members of Nodak Mutual that are U.S. Persons and hold membership rights in a qualifying policy as a capital asset within the meaning of Section 1221 of the Code and other investors that are U.S. Persons that purchase shares of our common stock in the community offering and hold their shares of our common stock as a capital asset within the meaning of Section 1221 of the Code, and it does not purport to address all of the United States federal income tax consequences that may be applicable to Nodak Mutual or to the individual circumstances of particular categories of eligible members of Nodak Mutual or other investors, in light of their specific circumstances. For example, if a partnership holds membership rights in a qualifying policy, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds membership rights in a qualifying policy, you should consult your tax advisor. In addition, the following discussion does not address aspects of United States federal income taxation that may be applicable to eligible members of Nodak Mutual or other investors subject to special treatment under the Code, such as financial institutions, insurance companies, pass-through entities, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers or traders in securities, or tax-exempt organizations, or any aspect of the U.S. alternative minimum tax or state, local or foreign tax consequences of the proposed transactions.

For purposes of this discussion, the term “U.S. Person” means (a) a citizen or resident of the United States, (b) a corporation, or entity treated as corporation, created or organized in or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, (d) a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (ii) the trust has a valid election in effect to be treated as a U.S. Person for United States federal income tax purposes, or (e) any other person or entity that is treated for United States federal income tax purposes as if it were one of the foregoing.

This discussion does not constitute tax advice and is not intended to be a substitute for careful tax planning. Each eligible member is urged to consult its own tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of the receipt, exercise and lapse of subscription rights to purchase shares of our common stock in the subscription offering. Each prospective purchaser of shares of our common stock is urged to consult its own tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of the acquisition, ownership and disposition of shares of our common stock purchased pursuant to this offering.

The Conversion

For federal income tax purposes:

•	the conversion of Nodak Mutual from a mutual insurance company to a stock insurance company will be a reorganization within the meaning of Section 368(a)(1) of the Code;
•	Nodak Mutual in its post-conversion stock form will constitute the same taxable entity as Nodak Mutual in its pre-conversion mutual insurance company form;
•	Nodak Mutual in neither its pre-conversion mutual insurance company form nor in its post-conversion stock form will recognize gain or loss as a result of the conversion; and
•	the tax attributes of Nodak Mutual in its pre-conversion mutual insurance company form will remain unchanged as tax attributes of Nodak Mutual in its post-conversion stock form. Thus, Nodak Mutual’s basis in its assets, holding period for its assets, net operating loss carryovers, if any, capital loss carryovers, if any, earnings and profits and accounting methods will not be changed by reason of the conversion.

Tax Consequences of Subscription Rights

Generally, the federal income tax consequences of the receipt, exercise and redemption of subscription rights are uncertain. They present novel issues of tax law that are not adequately addressed by any direct authorities. Nevertheless, based upon the advice of Stevens & Lee, we believe, and we intend to take the position that, for U.S. federal income tax purposes:

•	eligible members will be treated as transferring their membership rights in Nodak Mutual to NI Holdings, Inc. in exchange for subscription rights to purchase NI Holdings, Inc. common stock;
•	any gain realized by an eligible member as a result of the receipt of a subscription right with a fair market value must be recognized;
•	the amount of gain that must be recognized by an eligible member as a result of the receipt of a subscription right will equal the fair market value of such subscription right in excess of the tax basis, if any, of the eligible member in the membership rights exchanged for the subscription right;
•	any gain recognized by an eligible member as a result of the receipt of a subscription right with a fair market value should constitute a capital gain, which will be long term capital gain if the eligible member has held its membership rights for more than one year; and
•	the tax basis of any subscription right to an eligible member should be the fair market value of the subscription right to that member that was used to determine gain on receipt of the subscription right.

Feldman Financial has advised us that it believes the subscription rights will have a fair market value of $0.67 per share based on the methodology required by the North Dakota conversion statute for determining the redemption price for any subscription rights that are not exercised. Thus, the best evidence of the fair market value of a subscription right issued to an eligible member whose subscription rights are redeemed should be that value as determined by Feldman Financial. That fair market value should be used by the eligible member to determine the eligible member’s gain on the exchange of the subscription rights for the eligible member’s membership rights, and should become the tax basis of the subscription rights to the eligible member. Accordingly, no further gain or loss should be realized by such an eligible member on redemption of the subscription rights.

The fair market value of subscription rights received by an eligible member who elects to exercise the subscription rights to purchase shares of Company common stock is uncertain. Such an eligible member will pay the same amount for each share of common stock as all other persons purchasing common stock in the offering. Furthermore, such an eligible member will not receive any payment with respect to the subscription rights, and the restrictions on transferability of such subscription rights effectively preclude the possibility that the eligible member could transfer such subscription rights in exchange for anything of value. Based upon these factors, there does not appear to be any realizable economic value in the subscription rights that are exercised by an eligible member. Nevertheless, since the determination of value is a factual issue, not a legal issue, and there is no official guidance regarding the method for valuing the subscription rights for eligible members who exercise subscription rights under these facts and circumstances, no opinion can be provided concerning the value to be placed on the subscription rights for federal income tax purposes by an eligible member who elects to exercise the subscription rights. The Internal Revenue Service could assert that an eligible member who receives subscription rights that are exercised receives some economic benefit from receipt of the subscription rights that must be valued and included in taxable income.

Eligible members are encouraged to consult with their tax advisors about the U.S. federal, state, local and non-U.S. income and other tax consequences of the receipt, exercise and lapse of subscription rights to purchase shares of our common stock in the subscription offering. See also “— Recent Tax Developments” below.

Tax Consequences to Purchasers of Our Common Stock in the Offering

Basis and Holding Period.  The adjusted tax basis at any particular time of a share of our common stock purchased by an eligible member pursuant to the exercise of a subscription right will equal the sum of the amount of cash paid for such share plus the basis, if any, of the subscription right that is exercised to purchase such share, taking into account the income and gain, if any, recognized by such eligible member on the receipt of such subscription right, less any prior return of capital distributions in respect of such stock. In all other cases, a holder’s adjusted tax basis at any particular time in its shares of our common stock generally will equal the U.S. holder’s acquisition cost less any prior return of capital distributions in respect of such stock. The holding period of a share of our common stock purchased by an eligible member through the exercise of a subscription right will begin on the date on which the subscription right is exercised. In all other cases, the holding period of common stock purchased by an eligible member or other investor in the community offering will begin on the date following the date on which the stock is purchased.

Dividends and Distributions.  If we pay cash distributions to holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the holder’s adjusted tax basis in its shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of its shares of our common stock and will be treated as described under “— Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gain plus, for such holders with a modified adjusted gross income in excess of specified amounts, the 3.8% tax on net investment income.

Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Stock.  In general, a holder of shares of our common stock must treat any gain or loss recognized upon a sale, exchange or other taxable disposition of such shares (which would include a dissolution and liquidation) as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for its shares of our common stock so disposed of exceeds one year. In general, a holder will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the holder’s adjusted tax basis in its shares of our common stock so disposed of. Long-term capital gain realized by a non-corporate holder generally will be subject to a maximum federal income tax rate of 20% plus, for such holders with a modified adjusted gross income in excess of specified amounts, the 3.8% tax on net investment income. The deduction of capital losses is subject to limitations, as is the deduction for losses realized upon a taxable disposition by a holder of its shares of our common stock if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized by law), or has entered into a contract or option so to acquire, substantially identical stock or securities.

Recent Tax Developments

We call to your attention that there is a conflict among the courts as to whether a policyholder has a tax basis in membership rights that gets transferred to shares of stock received by the policyholder in the course of a demutualization of an insurance company. In Eugene A. Fisher v. U.S. 102 AFTR2d 2008-5608 (Ct Fed Cl 2008), aff’d 105 AFTR2d 2010-357 (CA Fed Cir 2009), the court held that the policyholder did have a basis in membership rights attributable to premium payments made by the policyholder and that the basis in the membership rights was transferred to the shares of stock received by the policyholder in a demutualization of the insurance company. The opinion in the Fisher case is contrary to the long-standing published position of the Internal Revenue Service that the basis of stock received by a policyholder in the course of a mutual insurance company’s demutualization in a series of transactions that constitute a reorganization within the meaning of Section 368(a) of the Code is zero. The Fisher decision is also based upon facts that may be peculiar to that case. In another case, the lower court held, similar to Fisher, that shares received in a demutualization acquired a basis from a portion of the payment of policy premiums by the policyholder prior to demutualization. See, Dorrance v. U.S., 110 AFTR2d 2012-5176 (DC AZ 2012). However, that decision was recently reversed on appeal. See, Dorrance v. U.S., 116 AFTR2d 2015-6992 (C.A 9, Dec. 30, 2015). In addition, another case which had held that a portion of the taxpayer’s premium payments should be allocated to shares received in a demutualization was also recently reversed on appeal. See Reuben v. U.S., 111 AFTR2d 2013-620 (C.D. Cal. 2013), reversed, 117 AFTR2d 2016-XXXX (CA 9, Jan. 1, 2016).

The legal precedents regarding whether a policyholder has a tax basis in membership rights are complex and conflicting, and may depend upon the facts applicable to the particular situation. Furthermore, the plan of conversion and the law considered by the courts in the above cases are potentially distinguishable from Nodak Mutual’s plan of conversion and the corresponding law of North Dakota. Nevertheless, if the principles articulated by the court in Fisher above were determined to be applicable to the subscription offering, an eligible member could have a tax basis in its membership rights from premium payments made by the eligible member, and that tax basis would (a) reduce any gain attributable to the fair market value of the subscription rights received by the eligible member that are redeemed, and (b) be added to the basis of the shares of our common stock purchased by an eligible member pursuant to the exercise of subscription rights.

You should consult your tax advisors with respect to the potential tax consequences to you of the receipt, exercise and lapse of subscription rights and the determination of your adjusted tax basis in your subscription rights and shares of our common stock, based on your particular circumstances.

Information Reporting and Backup Withholding.

We must report annually to the Internal Revenue Service and to each holder the amount of dividends or other distributions we pay to such holder on its shares of our common stock and the amount of tax withheld with respect to those distributions, regardless of whether withholding is required.

The gross amount of dividends and proceeds from the disposition of shares of our common stock paid to a holder that fails to provide the appropriate certification in accordance with applicable U.S. Treasury regulations generally will be subject to backup withholding at the applicable rate (currently 28 percent).

Backup withholding is not an additional tax. Any amounts we withhold under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, by the Internal Revenue Service if the required information is furnished to the Internal Revenue Service in a timely manner.

DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH ELIGIBLE MEMBER AND EACH OTHER PROSPECTIVE PURCHASER OF SHARES OF OUR COMMON STOCK IN THE OFFERING IS URGED TO CONSULT HIS OR HER TAX AND FINANCIAL ADVISOR.

MANAGEMENT

Directors

Our board of directors currently consists of Eric K. Aasmundstad, Michael J. Alexander, William R. Devlin, Duaine C. Espegard, Jeffrey R. Missling, and Stephen V. Marlow. The board of directors is divided into three classes with directors serving for three-year terms with approximately one-third of the directors being elected at each annual meeting of shareholders. Messrs. Alexander and Missling have terms of office expiring at the annual meeting to be held in 2017. Mr. Devlin and Mr. Espegard have terms of office expiring at the annual meeting to be held in 2018. Messrs. Aasmundstad and Marlow have terms of office expiring at the annual meeting to be held in 2019.

Our executive officers are elected annually and, subject to the terms of their respective employment agreements, hold office until their respective successors have been elected and qualified or until death, resignation or removal by the board of directors. Annually, the director nominees are reviewed and proposed by the nominating/governance committee and are selected by the board of directors.

The following table sets forth certain information regarding our current directors.

Name	Age at April 1, 2016	Director Since(1)	Position with Nodak Holdings, Inc.
Eric K. Aasmundstad	57	1997	Director
Michael J. Alexander	50	2016	Director, President and CEO
William R. Devlin	68	2003	Director
Duaine C. Espegard	72	2003	Director
Stephen V. Marlow	60	2016	Director
Jeffrey R. Missling	45	2016	Director

(1)	Indicates year first elected as a director of Nodak Mutual or NI Holdings.

The business experience of each nonemployee director for at least the past five years is set forth below.

Eric K. Aasmundstad.  Mr. Aasmundstad currently serves as President of Nodak Mutual. Mr. Aasmundstad has served on the board of directors of Nodak Mutual since 1997 and as President since 2008. A graduate of North Dakota State University with a degree in engineering, Mr. Aasmundstad farms approximately 4,000 acres and operated a custom harvesting business until 2012. Mr. Aasmundstad also owns a metalworking business. Mr. Aasmundstad served as President of the North Dakota Farm Bureau from 1999 through 2011. During his tenure as President of the North Dakota Farm Bureau, Mr. Aasmundstad served on the board of directors of American Agricultural Insurance Company, Inc., which provides reinsurance to Farm Bureau insurance companies and other independent insurers. NI Holdings believes that Mr. Aasmundstad’s 19 years of experience as a director of Nodak Mutual, his experience as a full time farmer, and his experience as a past director of American Agricultural Insurance Company, Inc. qualify him to serve as a director of NI Holdings.

Michael J. Alexander.  Mr. Alexander joined Nodak Mutual as Senior Vice President of Underwriting in August 2003 until his promotion to Chief Operating Officer in November 2004. Mr. Alexander was appointed Executive Vice President and Chief Executive Officer in July 2005. Prior to joining Nodak Mutual, Mr. Alexander was director of underwriting/customer service at MSI Insurance Companies. Mr. Alexander has over 25 years of experience in the property and casualty industry. Mr. Alexander graduated from Earlham College with a Bachelor of Arts degree in mathematics and obtained his Master of Arts degree in actuarial science from Ball State University. NI Holdings believes that Mr. Alexander’s 25 years of experience in the insurance industry and his 10 years of experience as the chief executive officer of Nodak Mutual qualify him to serve as a director of NI Holdings.

William R. Devlin.  Mr. Devlin currently serves as Vice President of Nodak Mutual. Mr. Devlin has served on the board of directors of Nodak Mutual since 2003 and as Vice President since 2008. Mr. Devlin currently serves as a state legislator in the North Dakota House of Representatives, including a term as the Speaker. Mr. Devlin has been in public service for nearly 30 years, with 13 years as a county commissioner and 15 years as a North Dakota state legislator. Mr. Devlin has been the chief executive officer of family owned newspaper corporations in North Dakota and Minnesota for over thirty years. Most recently, he has been the chief executive officer of Devlin Newspapers Inc. of Staples, Minnesota for the past 24 years. NI Holdings believes that Mr. Devlin’s experience as a state legislator and the chief executive officer of a local newspaper provides him with insight into NI Holdings’ market and qualifies him to serve as a director of NI Holdings.

Duaine C. Espegard.  Mr. Espegard has served on the board of directors of Nodak Mutual since 2003 and currently serves as the chair of the audit and budget committee. Mr. Espegard previously served as chair of the investment committee from 2003 to 2012. Mr. Espegard has acted as a consultant to financial institutions since his retirement in 2001. Prior to his retirement, Mr. Espegard served as the Chief Executive Officer of Bremer Bank for over 25 years and has over 35 years of experience in the banking industry. Mr. Espegard holds a business associates degree from Aakers Business College in Grand Forks, North Dakota and attended the Graduate School of Banking at the University of Wisconsin. NI Holdings believes that Mr. Espegard’s experience in banking and management qualifies him to serve as a director of NI Holdings.

Stephen V. Marlow.  Mr. Marlow was employed by Ernst and Young, LLP in various roles, including audit partner, from August 1978 to September 2011. From October 2011 to 2016, Mr. Marlow has been employed by Care Initiatives as Vice President and Chief Financial Officer. Mr. Marlow graduated from the University of Northern Iowa with a bachelor’s degree in accounting and is a certified public accountant. NI Holdings believes that Mr. Marlow’s experience as a certified public accountant at international accounting firm and as an audit partner serving both public and non-public insurance companies qualifies him to serve as a director of NI Holdings.

Jeffrey R. Missling.  Mr. Missling has served as the Executive Vice President of the North Dakota Farm Bureau since 2005. Mr. Missling grew up on a diversified crop and livestock farm and has worked with farmers and ranchers his entire life, having been employed by agriculture related entities such ad Rhone Poulenc Ag Company, Cargill, the University of Minnesota Extension Service, and the Minnesota Farm Bureau Federation. Mr. Missling holds a bachelor’s degree in Agricultural Business Management from South Dakota State University and a master’s degree in International Management from the University of Maryland. NI Holdings believes that Mr. Missling’s experience in providing services to the agricultural industry and his management experience qualifies him to serve as a director of NI Holdings.

In order to determine which of our directors are independent, we have elected to utilize the standards for independence established under the NASDAQ listing standards. Under this standard, an independent director is a person other than an executive officer or employee of NI Holdings or one of its subsidiaries or any other individual having a relationship which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons will not be considered independent:

•	a director who is, or at any time during the past three years was, employed by us;
•	a director who accepted, or who has a spouse, parent, child or sibling, whether by blood, marriage or adoption, or any other person who resides in his home, hereinafter referred to as a “Family Member”, who accepted any compensation from us in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence (other than compensation for board or board committee service; compensation paid to a Family Member who is an employee (other than an executive officer) of NI Holdings or one of its subsidiaries; or benefits under a tax-qualified retirement plan, or non-discretionary compensation);
•	a director who is a Family Member of an individual who is, or at any time during the past three years was, employed by us as an executive officer;
•	a director who is, or has a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more (excluding payments arising solely from investments in our securities or payments under non-discretionary charitable contribution matching programs);
•	a director of NI Holdings who is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three (3) years any of our executive officers served on the compensation committee of such other entity; or
•	a director who is, or has a Family Member who is, a current partner of our outside auditor, or was a partner or employee of NI Holdings’ outside auditor who worked on our audit at any time during any of the past three (3) years.

Under these criteria, all directors except Michael J. Alexander are independent. North Dakota insurance law requires that one-third of the members of each committee of the board be independent, except for the audit, nominating, and compensation committees, which may only include independent directors.

Executive Officers

NI Holdings believes that its executive officers and senior staff have played a critical role in the success of Nodak Mutual. A brief description of each of our executive officers other than Michael J. Alexander and their business experience for at least the past five years is set forth below.

Brian R. Doom.  Mr. Doom, age 63, joined Nodak Mutual as Vice President of Finance and Chief Financial Officer in December 2005. Mr. Doom began his insurance career at Iowa Mutual Insurance Company in 1977; serving in various managerial and officer level positions. During the last seven years of his tenure at Iowa Mutual, Mr. Doom served as senior vice president, secretary/treasurer with responsibility for accounting, investments, information technology, reinsurance, and rate analysis. Mr. Doom was also a member of the board of directors. In January 2005, Mr. Doom joined Farmers Union Mutual Insurance Company in North Dakota where he served as controller and chief financial officer. Mr. Doom graduated from the University of Iowa with a bachelor’s degree in business administration and from Boston University with a master of science degree in insurance management.

Patrick W. Duncan.  Mr. Duncan, age 49, joined Nodak Mutual in December 2005 as Vice President of Shared Service, where he is responsible for both the underwriting and claims processes. Mr. Duncan began his insurance career with United Farm Family Mutual Insurance Company in 1989 where he held several management positions, including commercial underwriting, personal lines underwriting, property/casualty claims, farm, and crop insurance. In addition, he held the position of product manager farm/crop and commercial, overseeing $110 million book of business. Mr. Duncan earned a bachelor of science degree in actuarial sciences from Indiana University.

Director Compensation

The following table sets forth information regarding the total annual compensation paid by Nodak Mutual during the fiscal year ended December 31, 2015 to the nonemployee directors who will serve as directors of NI Holdings.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
Eric K. Aasmundstad	$46,250	—	—	—	—	—	$46,250
William R. Devlin	$32,500	—	—	—	—	—	$32,500
Duaine C. Espegard	$31,500	—	—	—	—	—	$31,500
Jeffrey R. Missling(1)	—	—	—	—	—	—	—
Steven V. Marlow(1)	—	—	—	—	—	—	—

(1)	Mr. Missling and Mr. Marlow were not directors of Nodak Mutual during 2015.

For 2016, each of our non-employee directors will receive $1,500 per day for attendance at board and committee meetings. We do not pay any additional compensation to our nonemployee directors for service on our board.

Committees of the Board of Directors

Although we would qualify as a “controlled company” under the NASDAQ Stock Market listing rules because the Mutual Holding Company will own over 50% of our outstanding common stock, we do not intend to rely on the exemptions from certain of the corporate governance rules for NASDAQ listed companies. Set forth below is a brief description of our standing committees, the current members of such committees, and the duties and responsibilities of such committees.

Compensation Committee.  Our compensation committee consists of Messrs. Devlin, Marlow, and Aasmundstad (Chairman). All of the directors are independent under the criteria established under the NASDAQ listing standards. All of the directors are “non-employee directors,” as required under the Exchange Act. The compensation committee will:

•	review, evaluate and approve the compensation and benefit plans and policies of Company employees, including its officers;
•	review, evaluate and approve the compensation and benefit plans and policies for our officers and directors;
•	grant stock options and restricted stock awards to employees, management and directors under our proposed stock-based incentive plan;
•	be responsible for producing an annual report on executive compensation for inclusion in our proxy statement, as may be required by applicable law, and for ensuring compliance of compensation and benefit programs with all other legal, tax and regulatory requirements; and
•	make recommendations to our board of directors regarding these matters.

Audit Committee.  The Audit Committee consists of Messrs. Marlow (Chairman), Espegard, and Aasmundstad. In addition, our board of directors has determined that Mr. Marlow is an audit committee financial expert within the meaning of SEC regulations. Under the independence criteria utilized by the NASDAQ listing rules, the Audit Committee members must meet additional criteria to be deemed independent. An Audit Committee member may not, other than in his or her capacity as a member of the Committee, the board of directors, or any other board of directors’ committee (i) accept directly or indirectly any consulting, advisory, or other compensatory fee from NI Holdings other than the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with NI Holdings (provided such compensation is not contingent in any way on continued service); or (ii) be an affiliated person of NI Holdings as defined in Exchange Act Rule 10A-3(e)(1). All of the directors of the Audit Committee are independent under these criteria.

The Audit Committee will:

•	be responsible for the selection, retention, oversight and termination of our independent registered public accounting firm;
•	approve the non-audit services provided by the independent registered public accounting firm;
•	review the results and scope of the audit and other services provided by our independent registered public accounting firm;
•	approve the estimated cost of the annual audit;
•	establish procedures to facilitate the receipt, retention and treatment of complaints received from third parties regarding accounting, internal accounting controls, or auditing matters;
•	establish procedures to facilitate the receipt, retention, and treatment of confidential, anonymous submissions of concerns regarding questionable accounting or auditing matters by Company employees;
•	review and approve all related party transactions and transactions raising potential conflicts of interest;

•	review the annual financial statements and the results of the audit with management and the independent registered public accounting firm;
•	review with management and the independent registered public accounting firm the adequacy of our system of internal control over financial reporting, including their effectiveness at achieving compliance with any applicable laws or regulations;
•	review with management and the independent registered public accounting firm the significant recommendations made by the independent registered public accounting firm with respect to changes in accounting procedures and internal control over financial reporting; and
•	report to the board of directors on the results of its review and make such recommendations as it may deem appropriate.

Nominating/Governance Committee.  The Nominating/Governance Committee of the board of directors consists of Messrs. Espegard, Aasmundstad, Missling, and Devlin (Chairman). All of the directors are independent as defined under the NASDAQ listing standards. The Nominating/Governance Committee will:

•	make independent recommendations to the board of directors as to best practices for board governance and evaluation of board performance;
•	produce a Code of Ethics and submit it for board approval, and periodically review the Code of Ethics for necessary revisions;
•	identify suitable candidates for board membership, and in such capacity will consider any nominees recommended by shareholders;
•	propose to the board a slate of directors for election by the shareholders at each annual meeting; and
•	propose candidates to fill vacancies on the board based on qualifications it determines to be appropriate.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee of our board of directors are currently Messrs. Aasmundstad, Devlin, and Marlow.

The compensation committee does not include any current or former officers or current employees of NI Holdings. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Officers

Stock-Based Plans.  Our board of directors intends to approve a stock-based incentive plan, which, upon shareholder approval, will permit us to make stock or stock-based awards in the form of incentive stock options, nonqualified options, and restricted stock to directors and selected employees. We expect that the stock-based incentive plan will assist us in attracting, motivating, and retaining persons who will be in a position to substantially contribute to our financial success. The stock-based incentive plan will have a term of 10 years (unless our board of directors terminates the stock-based incentive plan earlier). The stock-based incentive plan will be administered by our compensation committee, who will determine the vesting period and other terms for the stock option and restricted stock awards under the plan.

Summary Compensation Table

The following table sets forth information regarding the total annual compensation of our named executive officers for each of the fiscal years ended December 31, 2015 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1)	Total ($)
Michael J. Alexander President and CEO	2015	$499,999	$100,000	—	—	$217,499	—	$52,985	$870,483
	2014	483,333	—	—	—	297,479	—	58,285	839,970
Brian R. Doom Vice President Finance and CFO	2015	$229,167	—	—	—	$65,000	—	$55,273	$349,440
	2014	218,333	—	—	—	$104,187	—	53,007	375,527
Patrick W. Duncan Vice President of Shared Service	2015	$208,333	$—	—	—	$39,666	—	$46,815	$294,814
	2014	198,333	—	—	—	94,125	—	47,216	339,674

(1)	Includes matching contributions to Nodak Mutual’s 401(k) plan of $42,400 for Mr. Alexander and Mr. Doom, and $39,680 for Mr. Duncan.

Benefit Plans and Employment Agreements

General.  In connection with the conversion, NI Holdings and Nodak Mutual have entered into employment agreements with Michael J. Alexander, Brian R. Doom, and Patrick W. Duncan. Our board of directors also intends to adopt a stock-based incentive plan that must be approved by our shareholders at a meeting held no earlier than six months after completion of the conversion. In addition, we have an existing a 401(k) and a profit sharing plan in which our executive officers are eligible to participate, and certain executives, including the executive officers, are eligible to participate in a nonqualified deferred compensation plan

Stock-Based Incentive Plan.  The board of directors intends to approve a stock-based incentive plan (the “Equity Incentive Plan”). The Equity Incentive Plan is subject to approval by our shareholders, which can occur no earlier than six months after completion of the conversion. The purpose of the Equity Incentive Plan is to assist us in attracting, motivating, and retaining persons who will be in a position to substantially contribute to our financial success. The Equity Incentive Plan will assist us in this effort by providing a compensation vehicle directly tied to the performance of our common stock. The Equity Incentive Plan will have a term of 10 years from the date of approval by our board of directors (unless our board of directors terminates the plan earlier).

The Equity Incentive Plan will permit us to make stock or stock-based awards in the form of incentive stock options, nonqualified stock options, and restricted common stock to employees and nonemployee directors. Our non-employee directors will not be eligible to receive awards of incentive stock options under the plan because under the Internal Revenue Code incentive stock options may only be granted to employees. The Equity Incentive Plan will be administered by the compensation committee.

The board of directors has not yet determined the aggregate number of restricted shares that can be awarded under the Equity Incentive Plan or the number of shares issuable up on the exercise of options granted under the plan. We expect that the plan will provide that if any award of restricted shares or stock options expires, terminates or is cancelled or forfeited without being exercised in full, the shares of stock associated with the expired, terminated, cancelled or forfeited portion of the award will become available to be awarded again under the plan.

The Equity Incentive Plan will be described in the proxy statement distributed to the Company’s shareholders in connection with the annual or special meeting of shareholders at which the plan is submitted to a vote of the shareholders for their approval.

Deferred Compensation Plan.  The Nodak Mutual Insurance Company Nonqualified Deferred Compensation Plan assists executives designated by the compensation committee as participants in maximizing their ability to save additional amounts for their retirement on a tax-deferred basis. In addition to allowing participants to make elective deferrals, the plan permits Nodak Mutual to make company contributions to eligible employees. If an employee participant exceeds the Internal Revenue Code compensation or contribution limits under the qualified retirement plans, any Company contributions limited under the qualified retirement plans will be restored under the Deferred Compensation Plan. The plan is intended to constitute an unfunded plan primarily for providing deferred compensation a select group of management or highly compensated employees. Unless otherwise specified, participants vest in company contributions under a five year graded vesting schedule and are eligible to receive distributions pursuant to the participant’s election under the plan. The assets of the plan are subject to the claims of our creditors in the event of insolvency until paid to the plan participants and their beneficiaries.

Executive Employment Agreements.  Mr. Alexander, Mr. Doom, and Mr. Duncan are each parties to employment agreements with NI Holdings and Nodak Mutual. Mr. Alexander’s agreement has a term of three years while the agreements of Mr. Doom and Mr. Duncan have two-year terms. Each of the agreements is automatically extended on each day for one additional day unless either party has given the other party written notice that such party does not agree to extend the agreement.

The compensation committee enters into employment agreements with executive officers when it determines that such an agreement is desirable to obtain some measure of assurance as to the executive’s continued employment in light of prevailing market competition for the position held by the executive officer, or where the compensation committee determines that an employment agreement is necessary and appropriate in light of the executive’s prior experience or with our practices with respect to similarly situated employees.

Base Salary.  We reflect the base salaries that we paid to Messrs. Alexander, Doom, and Mr. Duncan for 2015 in the Summary Compensation Table. For 2016, Messrs. Alexander, Doom, and Mr. Duncan will each receive an annual base salary of $525,000, $255,000, and $230,000, respectively. The base salary of each of the named executive officers is reviewed annually by the Board of Directors for possible adjustment as deemed appropriate by the Board.

Cash Incentive Bonus Plan.  Our executive officers and other employees are entitled to participate in the annual cash bonus pool that we maintain and offer to our employees under our cash incentive bonus plan, and they may receive an additional bonus or bonuses as the board of directors deems appropriate. We calculate the cash bonus pool using metrics recommended by our executive officers and established by the management committee of our Board of Directors based on the performance of Nodak Insurance Company on a consolidated basis. Nodak Insurance Company must achieve a net underwriting profit for the calendar year and a return on equity of at least 5.0% for the calendar year or no bonuses under the plan are awarded. Based on mitigating factors, the management committee retains discretion to award bonuses under the plan even the goals are not achieved.

The management committee establishes goals for policy priorities identified by the Board of Directors: financial strength (measured by return on equity, statutory surplus, and ratio of premium to statutory surplus); customer service (measured by vehicles insured and policyholder retention); growth (measured by policies in force, new policies issued, vehicles insured, and applications for life insurance and policies on behalf of Farm Bureau Life Insurance); loss ratio; and expense ratio. The table below sets forth the goals established for each of the policy priorities and Nodak Mutual’s actual results for 2015.

Policy Priority	Goal	Actual 2015 Performance
Return on Equity	9.90%	16.39%
Statutory Surplus	$136,080	$141,331
Ratio of Premium to Surplus	1.10	0.93
Policyholder retention	96.0%	95.2%
Vehicles and policies in-force	112,462	111,406
New policies issued	6,600	6,836
Life insurance applications	575	522
Life insurance premiums	$915,000	$924,821
Loss ratio	67.5%	52.4%
Expense ratio	26.9%	31.6%

Under the plan the Chief Executive Officer can receive a bonus equal to 15% of his salary for each goal achieved and the Chief Financial Officer and the Vice President of Operations can each receive a bonus equal to 10% of his salary for each goal achieved. We reflect the amounts that we paid Messrs. Alexander, Doom, and Mr. Duncan under the cash bonus pool for 2015 in the Summary Compensation Table.

Equity Compensation.  Our executive officers and selected other employees will be eligible to receive stock options and restricted stock under the Equity Compensation Plan if and when it is adopted by our board of directors and approved by our shareholders. For more information about the Equity Compensation Plan, see the discussion above under the caption entitled “Stock-Based Incentive Plan.”

Employee Stock Ownership Plan.  In conjunction with the offering, Nodak Mutual will establish the NI Holdings, Inc. Employee Stock Ownership Plan (the “ESOP”). The ESOP is intended to be an employee stock ownership plan within the meaning of Code Section 4975(e)(7) and will invest primarily in common stock of the Company.

Nodak Mutual will loan $2.4 million of the offering proceeds to the ESOP’s related trust (the “ESOP Trust”). The ESOP loan will be for a period of ten years and will bear interest at the long-term Applicable Federal Rate effective on the closing date of the offering. The ESOP Trust will use the proceeds of the loan to purchase shares in the offering, which will result in the ESOP Trust owning approximately 3.1% of the Company’s outstanding shares upon completion of the offering if the minimum number of shares are sold in the offering.

The shares purchased by the ESOP Trust in the offering will be held in a suspense account as collateral for the ESOP loan. The shares held in the ESOP’s suspense account are not considered outstanding for earnings per share purposes. The Company will make an annual cash contribution to the ESOP in an amount no smaller than an amount required for the ESOP Trust to make its loan payment to Nodak Mutual. When the ESOP makes a loan payment, a portion of the shares will be released from the suspense account and allocated to participant accounts. This release and allocation will occur on an annual basis over the ten-year term of the ESOP loan, although the ESOP Trust has the ability to prepay the ESOP loan, which will accelerate the release and allocation of shares.

When the ESOP Trust uses the proceeds of the ESOP loan to purchase shares in the Offering, the Company will, in accordance with ASC 718-40, create a contra-equity account on the Company’s balance sheet equal to the ESOP’s basis in the shares. As shares are released from the suspense account, the contra-equity account will be credited, which shall reduce the impact of the contra-equity account on the Company’s balance sheet. The Company shall, in accordance with ASC 718-40, record a compensation expense related to the shares committed to be released from the suspense account, which compensation expense is equal to the number of shares released from the suspense account multiplied by the average market value of the Company’s stock during the year.

The initial ESOP participants will be employees of Nodak Insurance Company. The employees of Tri-State, Ltd. will not participate in the ESOP.

Benefits and Perquisites.  Messrs. Alexander, Doom, and Duncan are each entitled to participate in insurance, vacation, and other fringe benefit programs that Nodak Mutual maintains for its other employees. Nodak Mutual provides a 401(k) profit sharing plan, group medical insurance, group dental insurance, and group term life insurance to its eligible employees. Nodak Mutual pays the country club membership dues of Mr. Alexander, Mr. Doom and Mr. Duncan.

Benefits Provided in Connection with Termination.  Under the employment agreements with Mr. Alexander, Mr. Doom, and Mr. Duncan, if the officer is terminated without Cause or terminates his employment for Good Reason (as such terms are defined in the employment agreement), the officer will be entitled to receive a lump sum payment equal to the sum of his annual base salary plus the average annual bonus for the last three years, multiplied by the number of months in the remaining term of his employment agreement divided by twelve. In addition, the officer will be entitled to continued benefit plan coverage for the remaining term of his employment agreement to the extent permitted by the plan or applicable law.

Prior to receiving any severance benefits, our executive officers have agreed to execute release agreements.

Transactions with related persons, promoters and certain control persons

Nodak Holdings and its subsidiaries intend to enter into a federal income tax allocation agreement, pursuant to which NI Holdings will determine the amount of federal income tax liability attributable to each company in accordance with the regulations promulgated by the Internal Revenue Service. Each company will be required to pay to NI Holdings the amount of federal income tax liability that is attributable to such company, and NI Holdings will be responsible for paying to the Internal Revenue Service the federal income tax liability of the consolidated group. Similarly, if any subsidiary generates losses for federal or state income tax purposes, NI Holdings will pay to that subsidiary an amount equal to the federal income tax savings attributable to that subsidiary.

Except for the transactions described above, we have not engaged in any transactions with, loaned money to or incurred any indebtedness to, or otherwise proposed to engage in transactions with, loan money to or incur any indebtedness to, any related person, promoter or control person in an amount that in the aggregate exceeds $120,000.

We maintain a written policy which discourages our officers, directors, and employees from having a financial interest in any transaction between NI Holdings or any of its subsidiaries and a third party. When we engage in transactions involving our officers, directors or employees, their immediate family members, or affiliates of these parties, our officers, directors and employees are required to give notice to us of their interest in such a transaction and refrain from participating in material negotiations or decisions with respect to that transaction. Directors with an interest in such a transaction are expected to disqualify themselves from any vote by the board of directors regarding the transaction.

When considering whether we should engage in a transaction in which our officers, directors or employees, their immediate family members, or affiliates of these parties, may have a financial interest, our board of directors considers the following factors:

•	whether the transaction is fair and reasonable to us;
•	the business reasons for the transaction;
•	whether the transaction would impair the independence of a director;
•	whether the transaction presents a conflict of interest, taking into account the size of the transaction, the financial position of the director, officer or employee, the nature of their interest in the transaction and the ongoing nature of the transaction; and
•	whether the transaction is material, taking into account the significance of the transaction in light of all the circumstances.

RESTRICTIONS ON ACQUISITION OF NI HOLDINGS

The articles of incorporation and bylaws we intend to adopt prior to the offering contain provisions that are intended to encourage potential acquirers to negotiate directly with our board of directors, but which also may deter a non-negotiated tender or exchange offer for our stock or a proxy contest for control of NI Holdings, Inc. Certain provisions of North Dakota law also may discourage non-negotiated takeover attempts or proxy contests. In addition, the terms of the employment agreements with our executive officers (see “Management — Benefit Plans and Employment Agreements”) may be viewed as having the effect of discouraging these efforts.

All of these provisions may serve to entrench existing management. These provisions also may deter institutional interest in and ownership of our stock and, accordingly, may depress the market price for, and liquidity of, the common stock.

Following is a description of these provisions and the purpose and possible effects of these provisions. We do not presently intend to propose additional anti-takeover provisions for our articles of incorporation or bylaws. Because of the possible adverse effect these provisions may have on shareholders, this discussion should be read carefully.

Antitakeover Provisions of Our Articles of Incorporation and Bylaws and under North Dakota Law

1. Prohibition of Ownership and Voting of Shares in Excess of 10%.  Our articles of incorporation impose limitations upon the ability of certain shareholders and groups of shareholders to acquire or vote shares of our stock. The articles of incorporation prohibit any person other than Nodak Mutual Group, Inc. (whether an individual, company or a group acting in concert, as defined) from acquiring voting control, as defined. Voting control is generally defined as the beneficial ownership at any time of shares with more than 10% of the total voting power of the outstanding stock of NI Holdings. These provisions would not apply to the purchase of shares by underwriters in connection with a public offering. A group acting in concert includes persons seeking to combine or pool their voting power or other interests in common stock for a common purpose. Such a group does not include actions by the board of directors acting solely in their capacity as the Board. This provision will not apply to any person or entity if two-thirds of the members of the board of directors approve in writing the acquisition by such person or entity of beneficial ownership of shares with more than 10% of the total voting power of the outstanding stock of NI Holdings.

Under this provision, shares of common stock, if any, owned in excess of 10% will not be entitled to vote on any matter or take other shareholder action. For purposes of determining the voting rights of other shareholders, these excess shares are essentially treated as no longer outstanding. As a result, where excess shares are present, other shareholders will realize a proportionate increase in their voting power, but this 10% voting restriction will not be applicable to other shareholders if their voting power increases above 10% as a result of application of this provision to another shareholder.

The potential effect of this voting rights limitation is significant. Any person or group acting in concert owning more than 10% of the outstanding common stock will generally be unable to exercise voting rights proportionate to their equity interest. When operating in conjunction with other provisions in our articles of incorporation described below, the practical effect of the limitation on voting rights may be to render it virtually impossible for any one shareholder or group acting in concert to determine the outcome of any shareholder vote.

The 10% voting rights limitation may make it extremely difficult for any one person or group of affiliated persons to acquire voting control of NI Holdings, with the result that it may be extremely difficult to bring about a change in the board of directors or management. This provision may have the effect of discouraging holders of large amounts of shares from purchasing additional shares, or would be holders who may desire to acquire enough shares to exercise control from purchasing any shares. As a result, this provision may have an adverse effect on the liquidity and market price of the shares.

2. Classified Board of Directors.  Our articles of incorporation provide for a classified board of directors of between 3 and 15 members, which number is fixed by the board of directors, divided into three classes serving for successive terms of three years each. This provision is designed to assure experience, continuity, and stability in the board’s leadership and policies. We believe that this can best be accomplished by electing each director to a three-year term and electing only approximately one-third of the directors each year.

The election of directors for staggered terms significantly extends the time required to make any change in control of the board of directors and may tend to discourage any surprise or non-negotiated takeover bid for control of NI Holdings. Under the articles of incorporation, it will take at least two annual meetings for holders of a majority of NI Holdings’ voting securities to make a change in control of the board of directors because only a minority (approximately one-third) of the directors will be elected at each meeting. In addition, because certain actions require more than majority approval of the board of directors, as described herein, it may take as many as three annual meetings for a controlling block of shareholders to obtain complete control of the board and NI Holdings’ management.

This provision may tend to perpetuate present management because of the additional time required to change control of the board. Because the provision will increase the amount of time required for a takeover bidder to obtain control without the cooperation of the board even if the takeover bidder were to acquire a majority of the outstanding stock, it may tend to discourage certain tender offers, perhaps including some tender offers that the shareholders may believe would be in their best interests. The classified board provision will apply to all elections of directors and, accordingly, it will make it more difficult for shareholders to change the composition of the board if the shareholders believe such a change would be desirable, even in the absence of any third party’s acquisition of voting control. This is especially true in light of the denial of cumulative voting described below.

3. No Cumulative Voting.  Cumulative voting entitles a shareholder to multiply the number of votes to which the shareholder is entitled by the number of directors to be elected, with the shareholder being able to cast all votes for a single nominee or distribute them among the nominees as the shareholder sees fit. The North Dakota Business Corporation Act provides that shareholders are entitled to cumulate their votes for the election of directors, unless a corporation’s articles of incorporation provide otherwise.

Cumulative voting is specifically prohibited in the articles of incorporation because we believe that each director should represent and act in the interest of all shareholders and not any special shareholder or group of shareholders. In light of current acquisition techniques and activity, minority representation could be disruptive and could impair the efficient management of NI Holdings for the benefit of shareholders generally. In addition, the absence of cumulative voting also will tend to deter greenmail, in which a substantial minority shareholder uses his holdings as leverage to demand that a corporation purchase his shares at a significant premium over the market value of the stock to prevent the shareholder from obtaining or attempting to obtain a seat on the board of directors. In the absence of cumulative voting, a majority of the votes cast in any election of directors can elect all of the directors of the class in any given year.

The absence of cumulative voting, coupled with a classified board of directors, will also deter a proxy contest designed to win representation on the board of directors or remove management because a group or entity owning less than a majority of the voting stock may be unable to elect a single director. Although this will make removal of incumbent management more difficult, we believe deterring proxy contests will avoid the significant cost, in terms of money and management’s time, in opposing such actions.

4. Nominations for Directors and Shareholder Proposals.  Our bylaws require that nominations for the election of directors made by shareholders (as opposed to those made by the board of directors) and any shareholder proposals for the agenda at any annual meeting generally must be made by notice (in writing) delivered or mailed to the Secretary not less than 90 days prior to the meeting of shareholders at which directors are to be elected.

We believe that this procedure will assure that the board of directors and shareholders will have an adequate opportunity to consider the qualifications of all nominees for directors and all proposals, and will permit the shareholders’ meetings to be conducted in an orderly manner. It may have the effect, however, of deterring nominations and proposals other than those made by the board of directors.

5. Mergers, Sale of Assets, Liquidation Approval.  Our articles of incorporation provide that any merger, consolidation, sale of assets or similar transaction involving NI Holdings requires the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast, unless the transaction is approved in advance by two-thirds of the members of the board of directors. If the transaction is approved in advance by two-thirds of the members of the Board, approval by the affirmative vote of a majority of the votes cast by holders of outstanding voting stock at a meeting at which a quorum was present would be required.

The articles of incorporation also provide that liquidation or dissolution of NI Holdings requires the affirmative vote of shareholders entitled to cast at least 80% of the votes that all shareholders are entitled to cast, unless such transaction is approved by two-thirds of the members of the board of directors.

We believe that in a merger or other business combination, the effects on our employees and our customers and the communities we serve might not be considered by a tender offeror when merging NI Holdings into an entity controlled by an offeror as the second part of a two-step acquisition. By requiring approval of a merger or similar transaction by the affirmative vote of shareholders holding 80% or more of the combined voting power of outstanding stock of NI Holdings, it will be extremely difficult for a group or person owning a substantial block of Company stock, after a successful tender or exchange offer, to accomplish a merger or similar transaction without negotiating an agreement acceptable to the board of directors. Accordingly, the board of directors will be able to protect the interests of the remaining shareholders as well as our employees and the customers and communities that we serve. If Board approval is not obtained, the proposed transaction must be on terms sufficiently attractive to obtain approval by a vote of shareholders holding 80% or more of the combined voting power of outstanding Nodak Holdings, Inc. capital stock.

The 80% approval requirement could result in the Board and management being able to exercise a stronger influence over any proposed takeover by refusing to approve the proposed business combination and obtaining sufficient votes, including votes controlled directly or indirectly by management, to preclude the 80% approval requirement.

Because this provision will tend to discourage nonnegotiated takeover bids and will encourage other takeover bidders to negotiate with the Board, it also will tend to assist the Board and, therefore, management in retaining their present positions. In addition, if the Board does not grant its prior approval, a takeover bidder may still proceed with a tender offer or other purchases of Company stock although any resulting acquisition of NI Holdings may be more difficult and more expensive. Because of the increased expense and the tendency of this provision to discourage competitive bidders, the price offered to shareholders may be lower than if this provision were not present in the articles of incorporation.

6. Mandatory Tender Offer by 35% Shareholder.  Our articles of incorporation require any person or entity other than Nodak Mutual Group, Inc. that acquires stock of NI Holdings with a combined voting power of 35% or more of the total voting power of outstanding capital stock, to offer to purchase, for cash, all outstanding shares of NI Holdings’ voting stock at a price equal to the highest price paid within the preceding twelve months by such person or entity for shares of the respective class or series of NI Holdings, Inc. stock. In the event this person or entity did not purchase any shares of a particular class or series of stock within the preceding twelve months, the price per share for such class or series of NI Holdings, Inc. stock would be the fair market value of such class or series of stock as of the date on which such person acquires 35% or more of the combined voting power of outstanding Nodak Holdings, Inc. stock. This provision will not apply to any person or entity if two-thirds of the members of the board of directors approve such acquisition prior to such acquisition occurring.

Our board of directors believes that any person or entity who acquires control of NI Holdings in a nonnegotiated manner should be required to offer to purchase all shares of voting stock remaining outstanding after the assumption of control, at a price not less than the amount paid to acquire the control position.

A number of companies have been the subject of tender offers for, or other acquisitions of, 20% or more of their outstanding shares of common stock. In many cases, such purchases have been followed by mergers in which the tender offeror or other purchaser has paid a lower price for the remaining outstanding shares than the price it paid in acquiring its original interest in NI Holdings and has paid in a potentially less desirable form in the merger (often securities of the purchaser that do not have an established trading market at the time of issuance). The statutory right of the remaining shareholders of a company to dissent in connection with certain mergers and receive the fair value of their shares in cash may involve significant expense and uncertainty to dissenting shareholders and may not be meaningful because the appraisal standard to be applied under North Dakota law does not take into account any appreciation in the stock price due to the merger. This provision in the articles of incorporation is intended to prevent these potential inequities.

In many situations, the provision would require that a purchaser pay shareholders a higher price for their shares or structure the transaction differently than might be the case without the provision. Accordingly, we believe that, to the extent a merger were involved as part of a plan to acquire control of NI Holdings, adoption of the provision would increase the likelihood that a purchaser would negotiate directly with our board of directors. We further believe that our Board is in a better position than our individual shareholders to negotiate effectively on behalf of all shareholders and that the Board is likely to be more knowledgeable than any individual shareholder in assessing the business and prospects of NI Holdings. Accordingly, we are of the view that negotiations between the board of directors and a would-be purchaser will increase the likelihood that shareholders, as a whole, will receive a higher average price for their shares.

The provision will tend to discourage any purchaser whose objective is to seek control of NI Holdings at a relatively low price by offering a lesser value for shares in a subsequent merger than it paid for shares acquired in a tender or exchange offer. The provision also should discourage the accumulation of large blocks of shares of Nodak Holdings, Inc. voting stock, which the board of directors believes to be disruptive to the stability of our vitally important relationships with our employees and customers and the communities that we serve, and which could precipitate a change of control of NI Holdings on terms unfavorable to the other shareholders.

Tender offers or other private acquisitions of stock are usually made at prices above the prevailing market price of a company’s stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than otherwise would be the case. This provision may discourage any purchases of less than all of the outstanding shares of voting stock of NI Holdings and may thereby deprive shareholders of an opportunity to sell their stock at a higher market price. Because of having to pay a higher price to other shareholders in a merger, it may become more costly for a purchaser to acquire control of NI Holdings. Open market acquisitions of stock may be discouraged by the requirement that any premium price paid in connection with such acquisitions could increase the price that must be paid in a subsequent merger. The provision may therefore decrease the likelihood that a tender offer will be made for less than all of the outstanding voting stock of NI Holdings and, as a result, may adversely affect those shareholders who would desire to participate in such a tender offer.

7. Prohibition of Shareholders’ Action without a Meeting and of Shareholders’ Right to Call a Special Meeting.  Our articles of incorporation prohibit shareholder action without a meeting (i.e., the written consent procedure is prohibited) except during any period when Nodak Mutual Group owns a majority of the outstanding shares of our common stock and prohibit shareholders from calling a special meeting. Therefore, in order for shareholders other than the Nodak Mutual Group to take any action, it will require prior notice, a shareholders’ meeting and a vote of shareholders. Special meetings of shareholders can only be called by the Chief Executive Officer, the Executive Committee of the Board of Directors, or two-thirds of the board of directors. Therefore, without the cooperation of the Chief Executive Officer or the board of directors, any shareholder will have to wait until the annual meeting of shareholders to have a proposal submitted to the shareholders for a vote.

These provisions are intended to provide the board of directors and non-consenting shareholders with the opportunity to review any proposed action, express their views at the meeting and take any necessary action to protect the interests of our shareholders and NI Holdings before the action is taken, and to avoid the costs of holding multiple shareholder meetings each year to consider proposals of shareholders. These provisions also will preclude a takeover bidder who acquires a majority of outstanding Company stock from completing a merger or other business combination of NI Holdings without granting the board of directors and the remaining shareholders an opportunity to make their views known and vote at an annual shareholders’ meeting. The delay caused by the necessity for an annual shareholders’ meeting may allow us to take preventive actions, even if you believe such actions are not in the best interests of the shareholders.

8. Amendment of Articles of Incorporation.  The North Dakota Business Corporation Act provides that the articles of incorporation of a North Dakota business corporation (such as NI Holdings) may be amended by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote, except as otherwise provided by the corporation’s articles of incorporation. Our articles of incorporation provide that the following provisions of the articles can only be amended by an affirmative vote of shareholders entitled to cast at least 80% of all votes that shareholders are entitled to cast, or by an affirmative vote of 80% of the members of the board of directors and of shareholders entitled to cast at least a majority of all votes that shareholders are entitled to cast:

(i)	those establishing a classified board of directors;
(ii)	the prohibition on cumulative voting for directors;
(iii)	the prohibition on shareholders calling special meetings;
(iv)	the provision regarding the votes required to amend the articles of incorporation;
(v)	the provision that no shareholder shall have preemptive rights;
(vi)	the provisions that require 80% shareholder approval of certain actions;
(vii)	the prohibition on acquiring or voting more than 10% of the voting stock;
(viii)	the provision regarding the votes required to amend the bylaws; and
(ix)	the requirement of a 35% shareholder to purchase all remaining shareholders’ stock.

On other matters, the articles of incorporation can be amended by an affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon at a meeting at which a quorum is present.

9. Amendment of Bylaws.  Generally, our articles of incorporation vest authority to make and amend the bylaws in the board of directors, acting by a vote of a majority of the entire board. In addition, except as described below, shareholders may amend the bylaws by an affirmative vote of the holders of 66 2/3% of the outstanding voting stock. However, the provision of the bylaws concerning directors’ liability and indemnification of directors, officers and others may not be amended to increase the exposure of directors to liability or decrease the degree of indemnification except by a two-thirds vote of the entire board of directors or 80% of all votes of shareholders entitled to be cast.

This provision is intended to provide additional continuity and stability in our policies and governance so as to enable us to carry out our long range plans. The provision also is intended to discourage non-negotiated efforts to acquire NI Holdings, since a greater percentage of outstanding voting stock will be needed before effective control over its affairs could be exercised. The board of directors will have relatively greater control over the bylaws than the shareholders because, except with respect to the director liability and indemnification provisions, the board could adopt, alter, amend or repeal the bylaws upon a majority vote by the directors.

North Dakota Fiduciary Duty Provisions

The North Dakota Business Corporation Act provides that the directors may consider, in determining whether a certain action is in the best interests of the corporation:

(1)	the effects of any action upon any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located;
(2)	the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation and its shareholders from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation; and
(3)	all other pertinent factors.

One of the effects of this provision may be to make it more difficult for a shareholder to successfully challenge the actions of our board of directors in a potential change in control context.

Other Provisions of North Dakota Law

The North Dakota Business Corporation Act also contains provisions that have the effect of impeding a change in control. As permitted by the North Dakota Business Corporation Act, we have elected to provide in our articles of incorporation that these provisions will not apply to us.

DESCRIPTION OF OUR CAPITAL STOCK

General

Our articles of incorporation authorize the issuance of 25,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, no par value. In the offering, we expect to issue between 7,650,000 and 10,350,000 shares of common stock. No shares of preferred stock will be issued in connection with the offering.

Common Stock

Voting Rights.  The holders of common stock will possess exclusive voting rights in Nodak Holdings, Inc. except if and to the extent shares of preferred stock issued in the future have voting rights. Each holder of shares of common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of shares of common stock. See “Restrictions on Acquisition of NI Holdings —  Antitakeover Provisions of Our Articles of Incorporation and Bylaws.” Shareholders are not entitled to cumulate their votes for election of directors.

Dividends.  Under the North Dakota Business Corporation Act, we may only pay dividends if solvent and if payment of such dividend would not render us insolvent. Funds for the payment of dividends initially must come from either proceeds of this offering retained by us or dividends paid to us by Nodak Insurance Company and our other subsidiaries. Therefore, the restrictions on Nodak Insurance Company’s ability to pay dividends affect our ability to pay dividends. See “Dividend Policy” and “Business — Regulation.”

Transfer.  Shares of common stock are freely transferable except for shares that are held by affiliates. Shares issued to our directors and officers in the offering will be restricted as to transfer for a period of one year from the effective date of the offering. Shares held by affiliates must be transferred in accordance with the requirements of Rule 144 of the Securities Act of 1933.

Liquidation.  In the event of any liquidation, dissolution or winding up of Nodak Insurance Company, NI Holdings, as holder of all of the capital stock of Nodak Insurance Company, would be entitled to receive all assets of Nodak Insurance Company after payment of all debts and liabilities. In the event of liquidation, dissolution or winding up of NI Holdings, each holder of shares of common stock would be entitled to receive a portion of NI Holdings’ assets, after payment of all of NI Holdings’ debts and liabilities. If any preferred stock is issued, the holders thereof are likely to have a priority in liquidation or dissolution over the holders of the common stock.

Other Characteristics.  Holders of the common stock will not have preemptive rights with respect to any additional shares of common stock that may be issued. The common stock is not subject to call for redemption, and the outstanding shares of common stock, when issued and upon our receipt of their full purchase price, will be fully paid and nonassessable.

Preferred Stock

None of the 5,000,000 shares of preferred stock that our board has authorized will be issued in the offering. When our articles of incorporation are filed, the board of directors will be authorized, without shareholder approval, to issue preferred stock or rights to acquire preferred stock, and to fix and state the par value, voting powers, number, designations, preferences or other special rights of such shares or rights, and the qualifications, limitations and restrictions applicable to any such series of preferred stock. The preferred stock may rank prior to the common stock as to dividend rights or liquidation preferences, or both, and may have full or limited voting rights. The board of directors has no present intention to issue any of the preferred stock.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

LEGAL MATTERS

The legality of our common stock will be passed upon for us by Dorsey & Whitney, LLP, Fargo, North Dakota.

EXPERTS

The consolidated financial statements of Nodak Mutual Insurance Company as of December 31, 2015 and 2014, and for each of the years in the two year period ended December 31, 2015, have been included herein, in reliance upon the report of WeiserMazars LLP, an independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

Feldman Financial has consented to the publication in this document of the summary of its report to Nodak Mutual Insurance Company setting forth its opinion as to the estimated pro forma market value of the common stock of NI Holdings, Inc. to be outstanding upon completion of the offering and its opinion with respect to the value of the subscription rights.

ADDITIONAL INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the shares of our common stock offered in this document. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the Registration Statement. Such information can be examined without charge at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The public may obtain more information on the operations of the Public Reference Room by calling the SEC at 1-800-732-0330. The registration statement also is available through the SEC’s website on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof and are not necessarily complete.

In connection with the offering, we will register our common stock with the SEC under Section 12(b) of the Securities Exchange Act of 1934, and, upon such registration, we and the holders of our stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and shareholders with 10% or more of the voting power, the annual and periodic reporting requirements and certain other requirements of the Securities Exchange Act of 1934.

Report of Independent Registered Public Accounting Firm

Independent Auditors’ Report

To the Board of Directors of
Nodak Mutual Insurance Company

We have audited the accompanying consolidated balance sheet of Nodak Mutual Insurance Company and Subsidiaries (collectively, the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, change in equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nodak Mutual Insurance Company and Subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ WeiserMazars LLP

Fort Washington, Pennsylvania
August 10, 2016

Nodak Mutual Insurance Company and Subsidiaries

Consolidated Balance Sheets
December 31, 2015 and 2014
(dollars in thousands)

	2015	2014
Assets:
Cash and cash equivalents	$14,521	$21,729
Fixed income securities, at fair value	153,443	133,168
Equity securities, at fair value	27,783	29,238
Other investments	2,046	2,046
Total cash and investments	197,793	186,181
Premiums and agents’ balances receivable	20,039	17,538
Deferred policy acquisition costs	8,444	7,240
Reinsurance recoverable on paid losses	162	1,448
Reinsurance recoverable on unpaid losses	5,109	5,676
Accrued investment income	1,364	1,195
Property and equipment	4,712	4,706
Receivable from Federal Crop Insurance Co	14,002	17,028
Goodwill	2,628	2,628
Federal income tax recoverable	882	—
Other assets	3,489	3,575
Total assets	$258,624	$247,215
Liabilities and Equity:
Liabilities:
Unpaid losses and loss expenses	$45,342	$50,518
Unearned premiums	53,487	49,895
Reinsurance payable	537	155
Deferred income taxes, net	3,521	5,027
Accrued expenses and other liabilities	5,819	4,678
Accrued income taxes payable	—	1,250
Commitments and Contingencies	—	—
Total liabilities	108,706	111,523
Equity:
Retained earnings	135,040	117,584
Non-controlling interest	3,384	3,354
Accumulated other comprehensive income, net of tax	11,494	14,754
Total equity	149,918	135,692
Total liabilities and equity	$258,624	$247,215

The accompanying notes are an integral part of these consolidated financial statements

Nodak Mutual Insurance Company and Subsidiaries

Consolidated Statements of Operations
Years Ended December 31, 2015 and 2014
(dollars in thousands)

	2015	2014
Revenues:
Net premiums earned	$139,473	$131,947
Fee income	1,709	561
Net investment income	4,184	4,133
Net realized capital gain on investments	823	1,073
Other income	145	54
Total revenues	146,334	137,768
Expenses:
Losses and loss adjustment expenses	83,876	89,306
Amortization of deferred policy acquisition costs	18,621	16,523
Other underwriting and general expenses	17,964	11,731
Total expenses	120,461	117,560
Income before income taxes	25,873	20,208
Income taxes	8,288	6,396
Net income	17,585	13,812
Net income attributable to non-controlling interest	(129)	(38)
Net income attributable to Nodak Mutual Insurance Company	$17,456	$13,774

The accompanying notes are an integral part of these consolidated financial statements

Nodak Mutual Insurance Company and Subsidiaries

Consolidated Statements of Comprehensive Income
Years Ended December 31, 2015 and 2014
(dollars in thousands)

	2015
	Attributable to Non-Controlling Interest	Attributable to Nodak Mutual Insurance Company	Total
Net income	$129	$17,456	$17,585
Other comprehensive income, before tax:
Holding gains (losses) on investments	(152)	(4,192)	(4,345)
Reclassification adjustment for net realized losses (gains) included in net income	—	(823)	(823)
Other comprehensive income, before tax	(152)	(5,015)	(5,168)
Income tax expense related to items of other comprehensive income	53	1,755	1,809
Other comprehensive income, net of tax	(99)	(3,260)	(3,359)
Comprehensive income	$30	$14,196	$14,226

The accompanying notes are an integral part of these consolidated financial statements

Nodak Mutual Insurance Company and Subsidiaries

Consolidated Statements of Comprehensive Income
Years Ended December 31, 2015 and 2014
(dollars in thousands)

	2014
	Attributable to Non-Controlling Interest	Attributable to Nodak Mutual Insurance Company	Total
Net income	$38	$13,774	$13,812
Other comprehensive income, before tax:
Holding gains (losses) on investments	87	5,547	5,635
Reclassification adjustment for net realized losses (gains) included in net income	148	(1,221)	(1,073)
Other comprehensive income, before tax	235	4,326	4,562
Income tax expense related to items of other comprehensive income	(82)	(1,514)	(1,597)
Other comprehensive income, net of tax	153	2,812	2,965
Comprehensive income	$191	$16,586	$16,777

The accompanying notes are an integral part of these consolidated financial statements

Nodak Mutual Insurance Company and Subsidiaries

Consolidated Statements of Changes in Equity
Years Ended December 31, 2015 and 2014
(dollars in thousands)

	Paid-in and Contributed Capital	Non-controlling Interest	Accumulated Other Comprehensive Income	Retained Earnings	Total Equity
Balance at January 1, 2014	$—	$3,163	$11,942	$103,810	$118,915
Net income	—	38	—	13,774	13,812
Other comprehensive income, net of tax	—	153	2,812	—	2,965
Balance at December 31, 2014	—	3,354	14,754	117,584	135,692
Net income	—	129	—	17,456	17,585
Other comprehensive income, net of tax	—	(99)	(3,260)	—	(3,359)
Balance at December 31, 2015	$—	$3,384	$11,494	$135,040	$149,918

The accompanying notes are an integral part of these consolidated financial statements

Nodak Mutual Insurance Company and Subsidiaries

Consolidated Statement of Cash Flows
Years Ended December 31, 2015 and 2014
(dollars in thousands)

	2015	2014
Cash flows from operating activities:
Net income	$17,585	$13,812
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized capital gains on investments	(823)	(1,073)
Depreciation of fixed assets	523	491
Amortization of intangibles	52	(67)
Amortization of deferred policy acquisition costs	18,621	16,523
Net amortization of premiums and discounts on investments	616	475
Provision for doubtful accounts	—	—
Changes in assets and liabilities which provided (used) cash:
Premiums and agents’ balances receivable	(2,501)	(576)
Deferred policy acquisition costs	(19,825)	(17,023)
Reinsurance recoverable on paid losses	1,286	1,935
Reinsurance recoverable on unpaid losses	567	(835)
Accrued investment income	(169)	47
Federal Crop Insurance Company receivables	2,304	(3,171)
Federal income tax recoverable	(799)	—
Other assets	673	160
Unpaid loss and loss adjustment expenses	(5,176)	(1,553)
Unearned premiums	3,592	2,210
Reinsurance balances payable	382	(74)
Deferred income taxes	378	105
Accrued expenses and other liabilities	1,096	(1,361)
Income taxes payable	(1,250)	793
Amounts withheld for others	—	(369)
Other liabilities	45	(39)
Net cash provided by operating activities	17,177	10,410
Cash flows from investing activities:
Proceeds from sales of fixed income securities	13,698	23,525
Proceeds from sales of equity securities	2,821	2,020
Purchases of fixed income securities	(37,033)	(26,334)
Purchases of equity securities	(3,340)	(2,017)
Purchase of Tri-States, net of cash acquired	—	336
Other	—	43
Purchases of property and equipment, net	(531)	(620)
Net cash used in investing activities	(24,385)	(3,047)
Net increase in cash	(7,208)	7,363
Cash and cash equivalents at beginning of year	21,729	14,366
Cash and cash equivalents at end of year	$14,521	$21,729

The company paid $10,072 and $4,807 in income taxes during 2015 and 2014, respectively.

The accompanying notes are an integral part of these consolidated financial statements

1. Summary of Significant Accounting Policies

Organization and Business:

Nodak Mutual Insurance Company, an affiliated company of North Dakota Farm Bureau, is the largest domestic property and casualty insurance company in North Dakota. The company was incorporated on April 15, 1946, under the laws of North Dakota. Nodak Mutual consists of five entities, Nodak Mutual Insurance Co., Nodak Agency, Inc., American West Insurance Company, Primero Insurance Company and an affiliated company, Battle Creek Mutual Insurance Company.

Nodak Mutual is a leading writer of property/casualty insurance in North Dakota specializing in providing private passenger auto, homeowners, farmowners, commercial, crop hail, and Federal crop insurance coverages.

American West, a wholly owned subsidiary of Nodak Mutual, is a property/casualty insurance company licensed in eight states in the Midwest and Western regions of the United States. The company began writing policies in 2002 and currently writes in Minnesota, North Dakota and South Dakota.

Primero Insurance Company, a wholly owned subsidiary of Tri-State, Ltd. Tri-State, Ltd. is a non-active shell corporation 100% owned by Nodak Mutual. Primero is a property/casualty insurance company solely writing non-standard automobile coverage in the states of Nevada, Arizona, North Dakota and South Dakota.

Nodak Agency, a wholly owned subsidiary of Nodak Mutual, is a non-active shell corporation.

Battle Creek Mutual is controlled by Nodak Mutual via a surplus note and 100% quota share agreement. The terms of the surplus note and quota share allow Nodak Mutual to appoint two-thirds of the board of directors. Battle Creek Mutual is a property/casualty insurance company writing personal auto, homeowners, and farm coverages solely in the state of Nebraska.

The same executive management and underwriting personnel administer products, classes of business, pricing practices and underwriting standards of Nodak Mutual and the insurance subsidiaries. In addition, the insurance carriers share a combined business plan to achieve market penetration and underwriting profitability objectives. Distinctions within the products of the insurance carriers generally relate to the states in which the risk is located and specific risk profiles targeted within similar classes of business.

Basis of consolidation:

Our consolidated financial statements, which we have prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), include our accounts and those of our wholly owned subsidiaries, as well as Battle Creek, and entity we control via contract. We have eliminated all significant inter-company accounts and transactions in consolidation. The terms “we,” “us,” “our” or the “Company” as used herein refer to the consolidated entity.

Use of Estimates:

In preparing our consolidated financial statements, our management makes estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet and revenues and expenses for the period then ended. Actual results could differ significantly from those estimates.

We make estimates and assumptions that can have a significant effect on amounts and disclosures we report in our consolidated financial statements. The most significant estimates relate to our insurance carriers’ reserves for property and casualty insurance unpaid losses and loss expenses, valuation of investments and determination of other-than-temporary impairment and our insurance carriers’ policy acquisition costs. While we believe our estimates and the estimates of our insurance carriers are appropriate, the ultimate amounts may differ from the estimates provided. We regularly review our methods for making these estimates as well as the continuing appropriateness of the estimated amounts, and we reflect any adjustment we consider necessary in our current results of operations.

1. Summary of Significant Accounting Policies  – (continued)

Variable-Interest Entities:

Variable interest entities (“VIEs”) are required to be consolidated by the primary beneficiary of the VIE.

We assess our investments in other entities at inception to determine if any meet the qualifications of a VIE. We consider an investment in another company to be a VIE if either (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support (b) characteristics of a controlling financial interest are missing (either the ability to make decisions through voting or other rights, the obligation to absorb expected losses of the entity or the right to receive the expected residual returns of the entity) or (c) the voting rights of the equity holders are not proportional to their obligations to absorb the expected losses of the entity and/or the rights to receive the expected residual returns of the entity, and substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights. Upon the occurrence of certain events we would reassess our initial determination of whether the investment is a VIE.

We evaluate whether we are the primary beneficiary of each VIE and we consolidate the VIE if we have both (1) the power to direct the economically significant activities of the entity and (2) the obligation to absorb losses of, or the right to receive benefits from, the entity. We consider the contractual agreements that define the ownership structure, distribution of profits and losses, risks, responsibilities, indebtedness, voting rights and board representation of the respective parties in determining whether we qualify as the primary beneficiary. Our assessment of whether we are the primary beneficiary of a VIE is performed at least annually.

We control Battle Creek via a 100% quota share reinsurance agreement between Nodak and Battle Creek, as well as the ability to control a majority of the Board of Directors of Battle Creek. Through the effects of the 100% quota share agreement with Battle Creek, we are considered the primarily beneficiary of Battle Creek’s operating results excluding investment income, bad debt expense, and income taxes. Therefore, we consolidate Battle Creek and Battle Creek’s policyholders’ interest in Battle Creek is reflected as non-controlling interests in equity in our consolidated balance sheet.

Cash and Cash Equivalents:

Cash and cash equivalents include certain investments in highly liquid debt instruments with original maturities of three months or less.

Investments:

We have categorized our investment portfolio as “available-for-sale” and have reported the portfolio at fair value, adjusted for other than temporary declines in fair value, with unrealized gains and losses, net of tax, reported as a net amount in other comprehensive income. Fair values are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. Amortization of premium and accretion of discount are computed using the scientific (constant yield to worst) method. Realized gains and losses are determined using the specific identification method and included in the determination of income. Net investment income includes interest and dividend income together with amortization of market premiums and discounts, and is net of investment management and custody fees.

We review our investments each quarter to determine whether a decline in fair value below the amortized cost basis is other than temporary. Accordingly, we assess whether we intend to sell or it is more likely than not that we will be required to sell a security before recovery of its amortized cost basis less any current-period credit losses. For debt securities that are considered other-than-temporarily impaired and that we do not intend to sell and will not be required to sell prior to recovery of the amortized cost basis, we separate the amount of the impairment into the amount that is credit related (credit loss component) and the amount due to all other factors. The credit loss component is recognized in earnings and is the difference between the security’s amortized cost basis and the present value of its expected future cash flows discounted at the security’s effective yield. The remaining difference between the security’s fair value and the present

1. Summary of Significant Accounting Policies  – (continued)

value of future expected cash flows is due to factors that are not credit related and, therefore, is not required to be recognized as losses in the consolidated statement of operations, but is recognized in other comprehensive income.

We must establish the appropriate level in the fair value hierarchy for each fair value measurement. The hierarchy gives the highest priority to unadjusted quoted market price in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to unobservable inputs (Level III measurements). An asset’s or liability’s classification within the fair value hierarchy is based on the lowest level of significant input to its valuation.

Level I — Quoted price in active markets for identical assets and liabilities.

Level II — Quoted prices in markets that are not active or inputs that are observable either directly or indirectly. Level II inputs include quoted prices for similar assets or liabilities other than quoted in prices in Level I; quoted prices in markets that are not active; or other inputs that are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level III — Unobservable inputs that are supported by little or no market activity and are significant to the fair value of the assets or liabilities. Unobservable inputs reflect the reporting entity’s own assumptions that market participants would use in pricing the asset or liability. Level III assets and liabilities include financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Fair Value of Financial Instruments:

Our other financial instruments aside from investments are cash and cash equivalents, premium and agents’ balances, and accrued expenses and accounts payable. The carrying amounts for cash and cash equivalents, premium and agents’ balances, and accrued expenses and accounts payable approximate their fair value based on their short-term nature. Other invested assets that do not have observable inputs and little or no market activity are carried on a cost basis. The carrying value of these other invested assets are $2,046 at December 31, 2015 and 2014.

Revenue Recognition:

We record premiums written at policy inception and recognize them as revenue on a pro rata basis over the policy term. The portion of premiums that could be earned in the future is deferred and reported as unearned premiums. When policies lapse, the Company reversed the unearned portion of the written premium and removes the applicable unearned premium. Policy-related fee income is recognized when collected.

The Company uses the direct write-off method for recognizing bad debts. Accounts are deemed to be delinquent after 60 days except for those accounts associated with amounts due from insureds for premiums in which case policy cancellation procedures are commenced in accordance with state insurance regulations. Any earned but uncollected premiums are written off immediately upon the effective date of policy cancellation

Policy Acquisition Costs:

We defer our policy acquisition costs, consisting primarily of commissions, premium taxes and certain other underwriting costs, reduced by ceding commissions, that vary with and relate directly to the production of business. We amortize these deferred policy acquisition costs over the period in which our insurance subsidiaries earn the premiums. The method we follow in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable value, which gives effect to the premium to be earned, related investment income, losses and loss expenses and certain other costs we expect to incur as our insurance subsidiaries earn the premium.

1. Summary of Significant Accounting Policies  – (continued)

Property and Equipment:

We report property and equipment at depreciated cost that we compute using the straight-line method based upon estimated useful lives of the assets.

Loss and Loss Adjustment Expenses:

Liabilities for losses and loss expenses are estimates at a given point in time of the amounts an insurer expects to pay with respect to policyholder claims based on facts and circumstances then known. At the time of establishing its estimates, an insurer recognizes that its ultimate liability for losses and loss expenses will exceed or be less than such estimates. We base our estimates of liabilities for losses and loss expenses on assumptions as to future loss trends and expected claims severity, judicial theories of liability and other factors. However, during the loss adjustment period, we may learn additional facts regarding certain claims, and consequently, it often becomes necessary for us to refine and adjust our estimates of liability. We reflect any adjustments to our liabilities for losses and loss expenses in our operating results in the period in which we determine the need for a change in the estimates.

We maintain liabilities for the payment of losses and loss expenses with respect to both reported and unreported claims. We establish these liabilities for the purpose of covering the ultimate costs of settling all losses, including investigation and litigation costs. We base the amount of our liability for reported losses primarily upon a case-by-case evaluation of the type of risk involved, knowledge of the circumstances surrounding each claim and the insurance policy provisions relating to the type of loss their policyholder incurred. We determine the amount of our liability for unreported claims and loss expenses on the basis of historical information by line of insurance. We account for inflation in the reserving function through analysis of costs and trends and reviews of historical reserving results. We closely monitor our liabilities and recompute them periodically using new information on reported claims and a variety of statistical techniques. We do not discount our liabilities for losses.

Reserve estimates can change over time because of unexpected changes in assumptions related to our external environment and, to a lesser extent, assumptions as to our internal operations. Assumptions related to our external environment include the absence of significant changes in tort law and the legal environment that increase liability exposure, consistency in judicial interpretations of insurance coverage and policy provisions and the rate of loss cost inflation. Internal assumptions include consistency in the recording of premium and loss statistics, consistency in the recording of claims, payment and case reserving methodology, accurate measurement of the impact of rate changes and changes in policy provisions, consistency in the quality and characteristics of business written within a given line of business and consistency in reinsurance coverage and collectability of reinsured losses, among other items. To the extent we determine that underlying factors impacting our assumptions have changed, we attempt to make appropriate adjustments for such changes in our reserves. Accordingly, our ultimate liability for unpaid losses and loss expenses will likely differ from the amount recorded.

Income Taxes:

With the exception of Battle Creek Mutual, which files a stand-alone return, we currently file a consolidated federal income tax return.

The Company reports any tax related interest and penalties if incurred in its income tax expense in the year such amounts are determinable.

We account for income taxes using the asset and liability method. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities at enacted tax rates expected to be in effect when we realize or settle such amounts.

Credit Risk:

Our objective is to earn competitive returns by investing in a diversified portfolio of securities. Our portfolio of fixed maturity securities and, to a lesser extent, short-term investments is subject to credit risk. We

1. Summary of Significant Accounting Policies  – (continued)

define this risk as the potential loss in fair value resulting from adverse changes in the borrower’s ability to repay the debt. We manage this risk by performing an analysis of prospective investments and through regular reviews of our portfolio by our investment staff and advisors. We also limit the amount of our total investment portfolio that we invest in any one security.

Property and liability insurance coverages are marketed through captive agents in North Dakota and through independent insurance agencies located throughout all other operating areas. All business is billed directly to the policyholders.

We maintain cash balances primarily at one bank, which are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250. During the normal course of business, balances are maintained above the FDIC insurance limit. The Company maintains short-term investment balances in investment grade money market accounts that are insured by the Securities Investor Protection Corporation (“SIPC”) up to $500. On occasion, balances for these accounts are maintained in excess of the SIPC insurance limit.

Reinsurance:

The Company limits the maximum net loss that can arise from large risks or risks in concentrated areas of exposure by reinsuring (ceding) certain levels of risks with other insurers of reinsurers, either on an automatic basis under general reinsurance contracts knows as “treaties” or by negotiation on substantial individual risks. Ceded reinsurance is treated as the risk and liability of the assuming companies.

In the event that all or any of the reinsuring companies might be unable to meet their obligations under existing reinsurance agreements, the Company would be liable for such defaulted amounts.

Advertising Costs:

Advertising costs are expensed as they are incurred. Advertising expense was $983 and $905 for the years ended December 31, 2015 and 2014, respectively.

Goodwill and Other Intangible Assets:

Goodwill represents the excess of the purchase price over the underlying fair value of acquired entities. When completing acquisitions, we seek also to identify separately identifiable intangible assets that we have acquired. We assess goodwill and intangible assets with an indefinite useful life for impairment annually. We also assess goodwill and other intangible assets for impairment upon the occurrence of certain events. In making our assessment, we consider a number of factors including operating results, business plans, economic projections, anticipated future cash flows and current market data. Inherent uncertainties exist with respect to these factors and to our judgment in applying them when we make our assessment. Impairment of goodwill and other intangible assets could result from changes in economic and operating conditions in future periods. We did not record any impairments of goodwill or other intangible assets during the years ended December 31, 2015 and 2014.

Goodwill representing the excess of the purchase price over the fair value of the net assets acquired is reported separately in the balance sheet. The purchase price in excess of the fair value of net assets acquired was negotiated at arms-length with an unrelated party and was based upon the strategic decision by Company management to expand both the geographic footprint and product lines of the Company. The nature of the business acquired was such that there were limited intangible assets not reflected in the net assets acquired. The purchase price was paid with a combination of cash and cancellation of obligations owed to the acquired company by the sellers. The goodwill which arose from this transaction is included in the basis of the net assets acquired and this is not deductible for tax purposes. Revenue and earnings from the acquired entity for the month of December 2014 was not material to the group as a whole.

2. Tri-State LTD, Acquisition

Effective December 4, 2014 (the “Tri-State Acquisition Date”), we acquired 100% of the stock of Tri-State, LTD (“Tri-State”), a Nevada corporation, from an unaffiliated party. Tri-State owns 100% of the stock of Primero Insurance Company (“Primero”), a Nevada corporation. Primero is a property and casualty insurance company which writes non-standard automobile coverage in the states of Nevada, South Dakota, Arizona, and North Dakota. The consolidated financial statements reflect the consolidated results of operations of Tri-State for the period beginning December 4, 2014 through December 31, 2014.

The purchase price of $12,025 was based on a negotiated price comprised of $10,295 in cash proceeds at closing, with subsequent settlement of affiliated balances of $1,730.

The purchase price was allocated as follows:

Cash	$12,361
Premium receivables	939
Reinsurance and other receivables	1,694
Real Estate	550
Deferred tax asset, net	108
Intangibles	156
Goodwill	—
Other Assets	544
Total assets	16,352
Unpaid losses and loss expenses	5,172
Unearned premiums	1,479
Payables and accrued expenses	304
Total liabilities	6,955
Estimated fair value of assets acquired	9,397
Purchase price	12,025
Excess of purchase price over estimated fair value of net assets	$(2,628)

The assets acquired and liabilities assumed were adjusted to their estimated fair values as of the Tri-State Acquisition Date. The excess of purchase price over the estimated fair value of net assets created goodwill in the amount of $2,628.

Intangible assets, primarily consisting of acquired state licenses, were valued at the Tri-State Acquisition Date at $156. We have determined the useful life to be 36 months, with amortization calculated on a straight-line method over the estimated useful life. We recorded total amortization expense of $52 and $4 during the year ended December 31, 2015 and 2014, respectively, related to intangible assets in other underwriting and general expenses on the accompanying consolidated statements of operations.

3. Investments

The amortized cost and estimated fair value of investment securities as of December 31, 2015 and 2014, were as follows:

	2015
	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed income securities:
U.S. Government and agencies	$1,961	$125	$(26)	$2,060
States, territories and possessions and political subdivisions	69,218	2,542	(36)	71,724
Corporate securities	49,490	1,054	(1,661)	48,883
Residential mortgage-backed securities	21,407	178	(123)	21,462
Commercial mortgage-backed securities	6,370	66	(22)	6,414
Asset backed securities	2,905	15	(20)	2,900
Total fixed income securities	151,351	3,980	(1,888)	153,443
Equity securities
Communications	1,328	1,514	—	2,842
Consumer, cyclical	1,947	5,424	(164)	7,207
Consumer, non-cyclical	1,897	2,394	(63)	4,228
Energy	1,075	34	(318)	791
Financial	281	192	—	473
Industrial	2,149	2,261	(72)	4,338
Technology	3,653	4,349	(98)	7,904
Total Equity securities	12,330	16,168	(715)	27,783
Total investments	$163,681	$20,148	$(2,603)	$181,226

	2014
	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed income securities:
U.S. Government and agencies	$1,466	$143	$(29)	$1,580
States, territories and possessions and political subdivisions	61,873	2,866	(52)	64,687
Corporate securities	40,072	1,573	(307)	41,338
Residential mortgage-backed securities	18,541	328	(37)	18,832
Commercial mortgage-backed securities	5,254	95	(10)	5,339
Asset backed securities	1,384	15	(7)	1,392
Total fixed income securities	128,590	5,020	(442)	133,168
Equity securities
Communications	1,004	1,718	(31)	2,691
Consumer, cyclical	2,231	5,411	(72)	7,570
Consumer, non-cyclical	1,641	2,394	(13)	4,022
Energy	374	—	—	374
Financial	542	279	(5)	816
Industrial	2,321	3,402	(25)	5,698
Technology	3,012	5,076	(21)	8,067
Total Equity securities	11,125	18,280	(167)	29,238
Total investments	$139,715	$23,300	$(609)	$162,406

3. Investments – (continued)

The amortized costs and estimated fair value of bonds at December 31, 2015 and 2014, by contractual maturity, are shown below. Actual maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations which may or may not include call or prepayment penalties.

	2015
	Amortized Cost	Fair Value
Due to mature:
One year or less	$6,010	$6,103
After one year through five years	40,615	42,242
After five years	59,852	59,815
After ten years	14,192	14,507
Mortgage/asset backed securities	30,682	30,776
Total fixed income securities	$151,351	$153,443

	2014
	Amortized Cost	Fair Value
Due to mature:
One year or less	$1,551	$1,577
After one year through five years	35,127	37,173
After five years	54,804	56,634
After ten years	11,929	12,221
Mortgage/asset backed securities	25,179	25,563
Total fixed income securities	$128,590	$133,168

Fixed security investments with a market value of $3,544 at December 31, 2015 and $3,519 at December 31, 2014 have been deposited with various state regulatory agencies as required by law. The Company has no pledged assets to secure any obligations.

The following table summarizes, for all securities in an unrealized loss position at December 31, 2015 and 2014, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position:

	2015
	Less than 12 months		Greater than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed maturities:
U.S. Government and agencies	$798	$(7)	$485	$(19)	$1,283	$(26)
States, territories and possessions and political subdivisions	2,932	(30)	244	(6)	3,176	(36)
Corporate securities	21,139	(697)	2,465	(964)	23,604	(1,661)
Residential mortgage-backed securities	10,249	(123)	—	—	10,249	(123)
Commercial mortgage-backed securities	2,571	(22)	—	—	2,571	(22)
Asset backed securities	1,976	(20)	—	—	1,976	(20)
Total fixed maturities	39,665	(899)	3,194	(989)	42,859	(1,888)

3. Investments – (continued)

	2015
	Less than 12 months		Greater than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Equity securities
Consumer, cyclical	$343	$(162)	$17	$(2)	$360	$(164)
Consumer, non-cyclical	304	(63)	—	—	304	(63)
Energy	(24)	(318)	—	—	(24)	(318)
Industrial	727	(72)	—	—	727	(72)
Technology	652	(96)	159	(2)	811	(98)
Total Equity securities	2,002	(711)	176	(4)	2,178	(715)
Total investments	$41,667	$(1,610)	$3,370	$(993)	$45,037	$(2,603)

	2014
	Less than 12 months		Greater than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed maturities:
U.S. Government and agencies	$—	$—	$779	$(29)	$779	$(29)
States, territories and possessions and political subdivisions	1,438	(6)	2,962	(46)	4,400	(52)
Corporate securities	7,471	(122)	3,600	(185)	11,071	(307)
Residential mortgage-backed securities	768	(1)	3,268	(36)	4,036	(37)
Commercial mortgage-backed securities	798	(3)	349	(7)	1,147	(10)
Asset backed securities	25	—	443	(7)	468	(7)
Total fixed maturities	10,500	(132)	11,401	(310)	21,901	(442)
Equity securities
Communications	227	(31)	—	—	227	(31)
Consumer, cyclical	501	(51)	245	(21)	746	(72)
Consumer, non-cyclical	221	(13)	—	—	221	(13)
Financial	—	—	290	(5)	290	(5)
Industrial	—	—	131	(25)	131	(25)
Technology	522	(21)	—	—	522	(21)
Total Equity securities	1,471	(116)	666	(51)	2,137	(167)
Total investments	$11,971	$(248)	$12,067	$(361)	$24,038	$(609)

3. Investments – (continued)

We frequently review our investment portfolio for declines in fair value. Our process for identifying declines in the fair value of investments that are other than temporary involves consideration of several factors. These factors include (i) the time period in which there has been a significant decline in value, (ii) an analysis of the liquidity, business prospects and overall financial condition of the issuer, (iii) the significance of the decline and (iv) our intent and ability to hold the investment for a sufficient period of time for the value to recover. When our analysis of the above factors results in the conclusion that declines in fair values are other than temporary, the cost of the securities is written down to fair value and the previously unrealized loss is therefore reflected as a realized loss. The Company recorded $139 of impairments on four equity securities in 2015 and $446 of impairments on five equity securities in 2014. As of December 31, 2015, 158 fixed maturities have unrealized losses. In conjunction with our outside investment advisors, we analyzed the credit ratings of the securities as well as the historical monthly amortized cost to fair value ratio of securities in an unrealized loss position. This analysis yielded no fixed maturities which had amortized cost values less than 80% of fair value for the entire 12-month period of 2015. Therefore, we do not consider these investments to be other-than-temporarily impaired at December 31, 2015.

Net investment income consisted of the following for the year ended December 31, 2015 and 2014:

	2015	2014
Fixed income securities	$4,420	$4,418
Equity securities	368	293
Real estate	906	806
Cash and cash equivalents	98	76
Total gross investment income	5,792	5,593
Investment expenses	1,608	1,460
Net investment income	$4,184	$4,133
Components of Net Realized (Losses) Gains	2015	2014
Gross realized gains	$1,328	$1,678
Gross realized losses	(366)	(159)
OTTI losses	(139)	(446)
Net Realized (losses) gains	$823	$1,073

4. Fair Value Measurements

We maximize the use of observable inputs in our valuation techniques and apply unobservable inputs only to the extent that observable inputs are unavailable. The largest class of assets and liabilities carried at fair value by the Company at December 31, 2015 and 2014 were fixed income securities.

Prices provided by independent pricing services and independent broker quotes can vary widely, even for the same security.

Our available-for-sale investments are comprised of a variety of different securities, which are classified into levels based on the valuation technique and inputs used in their valuation. The valuation of cash equivalents and equity securities are generally based on Level 1 inputs, which use the market approach valuation technique. The valuation of fixed income securities, generally incorporate significant Level 2 inputs using the market and income approach techniques. We may assign a lower level to inputs typically considered to be Level 2 based on our assessment of liquidity and relative level of uncertainty surrounding inputs. There were no assets or liabilities classified at Level 3 at December 31, 2015 and 2014.

4. Fair Value Measurements – (continued)

The following table sets forth our assets and liabilities which are measured on a recurring basis by the level within the fair value hierarchy in which fair value measurements fall as of December 31, 2015 and 2014:

	Fair Value Measurement at December 31, 2015
	Total	Level I	Level II	Level III
Assets:
Fixed income securities:
U.S. Government and agencies	$2,060	$—	$2,060	$—
States, territories and possessions and political subdivisions	71,724	—	71,724	—
Corporate securities	48,883	—	48,883	—
Residential mortgage-backed securities	21,462	—	21,462	—
Commercial mortgage-backed securities	6,414	—	6,414	—
Asset backed securities	2,900	—	2,900	—
Total fixed income securities	153,443	—	153,443	—
Equity securities
Communications	2,842	2,842	—	—
Consumer, cyclical	7,207	7,207	—	—
Consumer, non-cyclical	4,228	4,228	—	—
Energy	791	791	—	—
Financial	473	473	—	—
Industrial	4,338	4,338	—	—
Technology	7,904	7,904	—	—
Total Equity securities	27,783	27,783	—	—
Cash and cash equivalents	14,521	14,521	—	—
Total assets at fair value	$195,747	$42,304	$153,443	$—

	Fair Value Measurement at December 31, 2014
	Total	Level I	Level II	Level III
Assets:
Fixed income securities:
U.S. Government and agencies	$1,580	$—	$1,580	$—
States, territories and possessions and political	64,687	—	64,687	—
Corporate securities	41,338	—	41,338	—
Residential mortgage-backed securities	18,832	—	18,832	—
Commercial mortgage-backed securities	5,339	—	5,339	—
Asset backed securities	1,392	—	1,392	—
Total fixed income securities	133,168	—	133,168	—
Equity securities
Communications	2,691	2,691	—	—
Consumer, cyclical	7,570	7,570	—	—
Consumer, non-cyclical	4,022	4,022	—	—
Energy	374	374	—	—
Financial	816	816	—	—
Industrial	5,698	5,698	—	—
Technology	8,067	8,067	—	—
Total Equity securities	29,238	29,238	—	—
Cash and cash equivalents	21,729	21,729	—	—
Total assets at fair value	$184,135	$50,967	$133,168	$—

5. Reinsurance

Nodak Mutual will assume and cede certain premiums and losses to and from various companies and associations under various reinsurance agreements. The Company seeks to limit the maximum net loss that can arise from large risks or risks in concentrated areas of exposure through use of these agreements, either on an automatic basis under general reinsurance contracts known as treaties or by negotiation on substantial individual risks.

Reinsurance contracts do not relieve the Company from the obligation to policyholders. Additionally, failure of reinsurers to honor their obligations could result in significant losses to us. There can be no assurance that reinsurance will continue to be available to us at the same extent, and at the same cost, as it has in the past. The Company may choose in the future to reevaluate the use of reinsurance to increase or decrease the amounts of risk ceded to reinsurers.

Nodak Mutual actively monitors and evaluates the financial condition of the reinsurers and develops estimates of the uncollectible amounts due from reinsurers. Such estimates are made based on periodic evaluation of balances due from reinsurers, judgments regarding reinsurers’ solvency, known disputes, reporting characteristics of the underlying reinsured business, historical experience, current economic conditions and the state of reinsurer relations in general. Collection risk is mitigated from reinsurers by entering into reinsurance arrangements only with reinsurers that have strong credit ratings and statutory surplus above certain levels. The Company’s largest reinsurance recoverables on paid and unpaid losses were due from reinsurance companies with A.M. Best ratings of A-.

A reconciliation of direct to net premiums on both a written and an earned basis is as follows:

	2015		2014
	Premiums Written	Premiums Earned	Premiums Written	Premiums Earned
Direct premium	$172,775	$169,222	$156,035	$153,496
Assumed premium	3,729	3,690	4,269	4,563
Ceded premium	(33,439)	(33,439)	(26,112)	(26,112)
Net premiums	$143,065	$139,473	$134,192	$131,947

A reconciliation of direct to net losses and loss adjustment expense is as follows:

	2015	2014
Direct losses and loss adjustment expenses	$89,242	$111,033
Assumed losses and loss adjustment expenses	3,023	933
Ceded losses and loss adjustment expenses	(8,389)	(22,660)
Net losses and loss adjustments expenses	$83,876	$89,306

We would be required to return ceded commissions of $0 to our reinsurers if 100% of our ceded reinsurance was cancelled as of December 31, 2015 and 2014.

6. Deferred Policy Acquisition Costs

Activity with regards to our deferred acquisition costs during the year ended December 31, 2015 and 2014 is as follows:

	2015	2014
Balance, beginning of year	$7,240	$6,740
Acquisition costs deferred	19,825	17,023
Acquisition costs charged to earnings	(18,621)	(16,523)
Balance, end of year	$8,444	$7,240

7. Loss and Loss Adjustment Expense Reserves

Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows:

	2015	2014
Balance at beginning of year:
Liability for unpaid losses and loss adjustment expense	$50,518	$46,899
Reinsurance ceded	5,676	4,841
Net balance at beginning of year	44,842	42,058
Tri-State acquisition (See Note 2):
Liability for unpaid losses and loss adjustment expense	—	5,172
Reinsurance ceded	—	—
Net liability assumed	—	5,172
Incurred related to:
Current year	92,764	97,274
Prior years	(8,888)	(7,968)
Total incurred	83,876	89,306
Paid related to:
Current year	70,290	75,422
Prior years	18,195	16,272
Total paid	88,485	91,694
Balance at end of year:
Liability for unpaid losses and loss adjustment expense	45,342	50,518
Reinsurance ceded	5,109	5,676
Net balance at end of year	$40,233	$44,842

The prior years’ provision for unpaid losses and loss adjustment expenses decreased by $8,888 and $7,968 during 2015 and 2014, respectively. The decrease is generally the result of ongoing analysis of recent loss development trends. Original estimates are increased or decreased, as additional information becomes known regarding individual claims.

8. Property and Equipment

Property and equipment at December 31, 2015 and 2014 consisted of the following:

	2015	2014	Estimated Useful Life
Real estate	$8,873	$8,698	10 – 31 years
Electronic data processing equipment	1,077	964	5 – 7 years
Furniture and fixtures	3,840	3,829	5 – 7 years
Automobiles	864	886	2 – 3 years
	14,654	14,377
Accumulated depreciation	(9,942)	(9,671)
Total property and equipment, net	$4,712	$4,706

Depreciation expense was $523 and $491 during the year ended December 31, 2015 and 2014, respectively.

9. Related Party Transactions

We were organized by the North Dakota Farm Bureau (“NDFB”) to provide insurance protection for its members and, accordingly, the two organizations operate for the mutual benefit of each other. We have a royalty agreement with the NDFB which calls for royalties based on the premiums written on Nodak Mutual’s insurance policies. Royalties paid to the NDFB were $1,230 and $1,161 for the years ended December 31, 2015 and 2014, respectively. An additional $95 and $89 in royalties is accrued as a liability to the NDFB for the years ended December 31, 2015 and 2014, respectively.

The following table illustrates the impact of consolidating Battle Creek into our consolidated balance sheet and statement of operations prior to intercompany eliminations:

	2015	2014
Cash and cash equivalents	$128	$1,971
Investments	4,165	3,590
Accrued investment income	32	30
Premiums receivable	1,958	1,429
Reinsurance recoverables	13,675	10,852
Deferred tax asset, net	1,029	973
Property and equipment	211	242
Other assets	55	41
Total assets	$21,253	$19,128
Unpaid loss and loss expenses	$5,387	$4,396
Unearned premiums	8,288	6,456
Notes payable	3,000	3,000
Reinsurance payable	162	1,447
Accrued expenses and other liabilities	1,032	475
Total liabilities	17,869	15,774
Non-controlling interest	3,384	3,354
Nodak Mutual Insurance Company equity	—	—
Total equity	3,384	3,354
Total liabilities and equity	$21,253	$19,128

Total revenues and expenses of Battle Creek prior to intercompany eliminations were $129 and $0 during the year ended December 31, 2015 and $(42) and $0 during the year ended December 31, 2014.

10. Benefit Plans

The Company sponsors a defined contribution plan that covers all eligible employees. Plan costs are fully funded as they accrue. The Company’s total contribution for the defined contribution plan totaled $622 for 2015 and $694 for 2014. The Company also sponsors a 401(k) plan with an automatic contribution to all eligible employees and a matching contribution for eligible employees with a 50% match up to 3%. The Company’s total contributions for the 401(k) plan totaled $350 for 2015 and $389 for 2014. All fees associated with both plans are deducted from the eligible employee accounts.

11. Line of Credit

Nodak Mutual has a line of credit with Wells Fargo, N.A. for $3,000, of which there were no outstanding amounts as of December 31, 2015. The line of credit expires on July 31, 2016.

12. Income Taxes

The components of our provision for income taxes for the years ended December 31, 2015 and 2014 are as follows:

	2015	2014
Current	$7,910	$6,438
Deferred	378	(42)
	$8,288	$6,396

The provision for income taxes differs from the amount that would be computed by applying the statutory federal rate to income before provision for income taxes for the years ended December 31, 2015 and 2014 as a result of the following:

	2015	2014
Expected provision for federal income taxes	$9,067	$7,098
Effect of permanent differences	(111)	(583)
Non-controlling interests	(2)	(81)
Other	(666)	(38)
	$8,288	$6,396

The tax effects of temporary differences that give rise to significant portions of our deferred tax assets and deferred tax liabilities at December 31, 2015 and 2014 are as follows:

	2015	2014
Deferred tax assets:
Unearned premium	$3,744	$3,492
Loss reserves	491	651
Carryovers	1,872	1,920
Other	286	355
Total gross deferred tax assets	6,393	6,418
Deferred tax liabilities:
Deferred policy acquisition costs	2,955	2,534
Net unrealized gains	5,252	7,756
Other	623	23
Total gross deferred tax liabilities	8,830	10,313
Net deferred tax liability	(2,437)	(3,895)
Valuation reserve	(1,084)	(1,132)
Deferred tax liability after valuation reserve	$(3,521)	$(5,027)

At December 31, 2015 and 2014, the Company had no tax related carryover for operating losses, AMT credits or capital losses. Battle Creek, which files its tax returns on a stand-alone basis had $5,349 and $5,486 of net operating loss carryover at December 31, 2015 and 2014, respectively and $247 and $449 of net capital losses to apply to future taxable income in December 31, 2015 and 2014, respectively. The net operating loss carryforward expires beginning in 2021 through 2030. The capital loss carryover expires in 2015 and 2016. In 2015 $202 of the capital loss carryover expired and $0 of the capital loss carryover was utilized against realized capital. In 2014, $22 of the capital loss carryover expired and $2 of the capital loss carryover was utilized against capital.

As of December 31, 2015, we did not have any unrecognized tax benefits, and had no significant uncertain tax positions. No interest and penalties were recognized during the year ended December 31, 2015.

13. Operating Leases

We lease facilities, equipment and software under non-cancellable operating leases expiring at various times through November 2017. Expenses related to these commitments for the year ended December 31, 2015 was $236 and for the year ended December 31, 2014 was $244.

Minimum future payments under these non-cancellable leases having remaining terms in excess of one year as of December 31, 2015 and 2014 for each of the next five years and in the aggregate are as follows:

2016	$134
2017	80
2018	30
2019	—
2020	—
Total	$244

We also lease a portion of our home office building under a non-cancellable operating lease expiring in December 2017.

14. Contingencies

We have been named as a defendant in various lawsuits relating to our insurance operations. Contingent liabilities arising from litigation, income taxes and other matters are not considered to be material to our financial position.

The Company does not have any unrecorded or potential contingent liabilities or material commitments requiring the use of assets as of December 31, 2015 and 2014.

15. Reconciliation to Annual Statutory Filings

The following table presents selected information, as filed with insurance regulatory authorities, for our insurance subsidiaries as determined in accordance with accounting practices prescribed or permitted by such insurance regulatory authorities:

	2015	2014
American West:
Statutory capital and surplus	$11,185	$10,805
Statutory unassigned surplus	5,184	4,804
Statutory net income	458	350
Primero:
Statutory capital and surplus	8,827	7,869
Statutory unassigned surplus	(432)	(381)
Statutory net income	(11)	123
Battle Creek:
Statutory capital and surplus	5,561	5,439
Statutory unassigned surplus	2,561	2,439
Statutory net income	127	(42)

State insurance laws require our insurance carriers to maintain certain minimum capital and surplus amounts on a statutory basis. Our insurance carriers are subject to regulations that restrict the payment of dividends from statutory surplus and may require prior approval of their domiciliary insurance regulatory authorities. Our insurance carriers are also subject to risk based capital (“RBC”) requirements that may further impact their ability to pay dividends. Our insurance carriers’ statutory capital and surplus at December 31, 2015 and 2014 exceeded the amount of statutory capital and surplus necessary to satisfy regulatory requirements, including the RBC requirements, by a significant margin. Amounts available for

15. Reconciliation to Annual Statutory Filings – (continued)

distribution to us as dividends from our insurance subsidiaries without prior approval of insurance regulatory authorities in 2016 are $458 and in 2015 are $350 from American West.

Our insurance subsidiaries must file financial statements with state insurance regulatory authorities using accounting principles and practices prescribed or permitted by those authorities. We refer to these accounting principles and practices as statutory accounting principles (“SAP”). Accounting principles used to prepare these SAP financial statements differ from those used to prepare financial statements on the basis of GAAP.

Reconciliations of statutory net income and capital and surplus, as determined using SAP, to the amounts included in the accompanying GAAP financial statements are as follows:

	2015	2014
Total equity	$149,918	$135,692
Equity of other entities	(30)	(1,280)
Investment in subsidiaries	20,009	20,001
Non-admitted assets	(4,185)	(4,085)
Deferred acquisition costs	(8,418)	(7,196)
Unrealized (Gains)/Losses on Bonds	(1,938)	(4,505)
Unrealized Gains/(Losses) on investments carried at cost	1,931	1,736
Deferred taxes	1,932	2,604
Goodwill	(83)	200
Intangibles	(100)	(152)
Surplus Notes	3,000	3,000
Miscellaneous differences	(692)	(322)
Aggregate statutory surplus of insurance subsidiaries	$161,344	$145,693
Net income	$17,585	$13,812
Losses of other entities	—	199
Deferred acquisition costs	(1,222)	(425)
Deferred taxes	398	(42)
OTTI	139	(416)
Miscellaneous differences	(105)	(567)
Aggregate statutory net earnings	$16,795	$12,561

16. Subsequent Events

We have evaluated subsequent events through August 10, 2016, the date these consolidated financial statements were available for issuance.

17. Segment Information

We have three insurance products, which consist of Multi-peril crop, Non-Standard Auto and Other Property and Casualty Coverages. We do not allocate assets, underwriting expenses or other income to the individual product lines and review the products in total for purposes of decision making. We operate only in the United States, and no single customer or agent provides 10 percent or more of our revenues. The table below outlines the revenue earned by insurance product as of December 31, 2015 and 2014.

	2015	2014
Revenues:
Net premiums earned
Multi-peril Crop and Hail	25,714	36,888
Non-Standard Auto	11,372	809
Other Property and Casualty	102,387	94,250
GAAP Premiums Earned	139,473	131,947
Net Investment Income	4,184	4,133
Realized Investment Gains	823	1,073
Other revenue	1,854	615
Total Revenues	146,334	137,768

Nodak Mutual Insurance Company and Subsidiaries

Contents
June 30, 2016 and 2015

Nodak Mutual Insurance Company and Subsidiaries

Consolidated Balance Sheets
June 30, 2016 and 2015
(dollars in thousands)

	2016	2015
Assets:
Cash and cash equivalents	$12,675	$21,883
Fixed income securities, at fair value	166,277	138,268
Equity securities, at fair value	30,177	29,010
Other investments	1,972	2,046
Total cash and investments	211,101	191,207
Premiums and agents' balances receivable	30,446	27,906
Deferred policy acquisition costs	10,577	9,511
Reinsurance recoverable on paid losses	3,566	3,526
Reinsurance recoverable on unpaid losses	17,782	8,310
Accrued investment income	1,421	1,256
Property and equipment	4,754	4,864
Receivable from Federal Crop Insurance Co	18,892	14,815
Goodwill	2,628	2,628
Federal income tax recoverable	2,410	2,024
Other assets	18,951	16,990
Total assets	$322,528	$283,037
Liabilities and Equity:
Liabilities:
Unpaid losses and loss expenses	$67,121	$59,684
Unearned premiums	74,358	68,718
Reinsurance payable	9,067	4,870
Deferred income taxes, net	6,195	5,202
Accrued expenses and other liabilities	7,958	7,394
Accrued income taxes payable	—	126
Commitments and Contingencies	—	—
Total liabilities	164,699	145,994
Equity:
Retained earnings	139,492	121,777
Non-controlling interest	3,429	3,435
Accumulated other comprehensive income, net of tax	14,908	11,831
Total equity	157,829	137,043
Total liabilities and equity	$322,528	$283,037

The accompanying notes are an integral part of these consolidated financial statements

Nodak Mutual Insurance Company and Subsidiaries

Consolidated Statements of Operations
Periods Ended June 30, 2016 and 2015
(dollars in thousands)

	2016	2015
Revenues:
Net premiums earned	$67,251	$58,922
Fee income	831	861
Net investment income	2,315	2,086
Net realized capital gain on investments	219	728
Other income	(19)	(17)
Total revenues	70,597	62,580
Expenses:
Losses and loss adjustment expenses	42,585	37,601
Amortization of deferred policy acquisition costs	10,234	10,900
Other underwriting and general expenses	10,742	7,990
Total expenses	63,561	56,491
Income before income taxes	7,036	6,089
Income taxes	2,636	1,844
Net income	4,400	4,245
Net income attributable to non-controlling interest	52	(122)
Net income attributable to Nodak Mutual Insurance Company	$4,452	$4,123

The accompanying notes are an integral part of these consolidated financial statements

Nodak Mutual Insurance Company and Subsidiaries

Consolidated Statement of Cash Flows
Periods Ended June 30, 2016 and 2015
(dollars in thousands)

	2016	2015
Cash flows from operating activities:
Net income	$4,400	$4,245
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized capital gains on investments	41	(716)
Depreciation of fixed assets	—	49
Amortization of intangibles	31	26
Amortization of deferred policy acquisition costs	(12,367)	10,900
Net amortization of premiums and discounts on investments	405	291
Changes in assets and liabilities which provided (used) cash:
Premiums and agents' balances receivable	(10,407)	(8,920)
Deferred policy acquisition costs	10,234	(13,171)
Reinsurance recoverable on paid losses	(3,404)	(3,526)
Reinsurance recoverable on unpaid losses	(12,673)	(2,634)
Accrued investment income	(57)	(61)
Federal Crop Insurance Company receivables	(18,174)	(10,476)
Federal income tax recoverable	(1,528)	—
Other assets	(2,209)	(835)
Unpaid loss and loss adjustment expenses	21,779	9,166
Unearned premiums	20,871	18,823
Reinsurance balances payable	8,530	4,715
Deferred income taxes	292	(41)
Accrued expenses and other liabilities	2,295	2,712
Income taxes payable	—	(3,065)
Other liabilties	(156)	4
Net cash provided by operating activities	7,903	7,486
Cash flows from investing activities:
Proceeds from sales of fixed income securities	10,968	5,621
Proceeds from sales of equity securites	368	1,385
Purchases of fixed income securities	(19,305)	(12,459)
Purchases of equity securities	(1,813)	(1,670)
Other	74	—
Purchases of property and equipment, net	(41)	(209)
Net cash used in investing activities	(9,749)	(7,332)
Net increase (decrease) in cash	(1,846)	154
Cash and cash equivalents at beginning of period	14,521	21,729
Cash and cash equivalents at end of period	$12,675	$21,883

The accompanying notes are an integral part of these consolidated financial statements

Nodak Mutual Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements
June 30, 2016 and 2015
(dollars in thousands)

1. Summary of Significant Accounting Policies

Organization and Business:

Nodak Mutual Insurance Company (“Nodak Mutual”), an affiliated company of the North Dakota Farm Bureau, is the largest domestic property and casualty insurance company in North Dakota. The company was incorporated on April 15, 1946, under the laws of North Dakota. Nodak Mutual consists of five entities, Nodak Mutual Insurance Co., Nodak Agency, Inc. (“Nodak Agency”), American West Insurance Company (“American West”), Primero Insurance Company (“Primero”) and an affiliated company, Battle Creek Mutual Insurance Company (“Battle Creek Mutual”).

Nodak Mutual is a leading writer of property/casualty insurance in North Dakota specializing in providing private passenger auto, homeowners, farmowners, commercial, crop hail, and Federal crop insurance coverages.

American West, a wholly owned subsidiary of Nodak Mutual, is a property/casualty insurance company licensed in eight states in the Midwest and Western regions of the United States. The company began writing policies in 2002 and currently writes in Minnesota, North Dakota and South Dakota.

Primero Insurance Company is a wholly owned subsidiary of Tri-State, Ltd. Tri-State, Ltd. is a non-active shell corporation 100% owned by Nodak Mutual. Primero is a property/casualty insurance company solely writing non-standard automobile coverage in the states of Nevada, Arizona, North Dakota and South Dakota.

Nodak Agency, a wholly owned subsidiary of Nodak Mutual, is a non-active shell corporation.

Battle Creek Mutual is controlled by Nodak Mutual via a surplus note and 100% quota share agreement. The terms of the surplus note and quota share allow Nodak Mutual to appoint two-thirds of the board of directors. Battle Creek Mutual is a property/casualty insurance company writing personal auto, homeowners, and farm coverages solely in the state of Nebraska.

The same executive management and underwriting personnel administer products, classes of business, pricing practices and underwriting standards of Nodak Mutual and the insurance subsidiaries. In addition, the insurance carriers share a combined business plan to achieve market penetration and underwriting profitability objectives. Distinctions within the products of the insurance carriers generally relate to the states in which the risk is located and specific risk profiles targeted within similar classes of business.

2. Basis of Presentation

Our financial information for the interim periods included in this Form S-1 Report is unaudited; however, our financial information we include in this Form S-1 Report reflects all adjustments, consisting only of normal recurring adjustments that, in the opinion of our management, are necessary for a fair presentation of our financial position, results of operations and cash flows for those interim periods. Our results of operations for the six months ended June 30, 2016 are not necessarily indicative of the results of operations we expect for the year ending December 31, 2016.

You should read the interim financial statements we include in this Form S-1 Report in conjunction with the financial statements and the notes to our financial statements contained in our audited financial statements included in this Form S-1 for the year ended December 31, 2015.

Nodak Mutual Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements
June 30, 2016 and 2015
(dollars in thousands)

3. Investments

The amortized cost and estimated fair value of investment securities as of June 30, 2016 and December 31, 2015, were as follows:

	June 30, 2016
	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed income securities:
U.S. Government and agencies	$5,835	$433	$—	$6,268
States, territories and possessions and political subdivisions	68,234	3,496	(2)	71,728
Corporate securities	50,527	2,481	(573)	52,435
Residential mortgage-backed securities	22,739	565	—	23,304
Commercial mortgage-backed securities	8,052	293	—	8,345
Asset backed securities	4,117	80	—	4,197
Total fixed income securities	159,504	7,348	(575)	166,277
Equity securities
Basic materials	57	3	(1)	59
Communications	1,487	1,625	(19)	3,093
Consumer, cyclical	2,065	4,733	(88)	6,710
Consumer, non-cyclical	2,315	3,112	(61)	5,366
Energy	1,204	217	(399)	1,022
Financial	367	117	(6)	478
Industrial	2,487	2,763	(32)	5,218
Technology	3,949	4,416	(134)	8,231
Total Equity securities	13,931	16,986	(740)	30,177
Total investments	$173,435	$24,334	$(1,315)	$196,454

	2015
	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed income securities:
U.S. Government and agencies	$1,961	$125	$(26)	$2,060
States, territories and possessions and political subdivisions	69,218	2,542	(36)	71,724
Corporate securities	49,490	1,054	(1,661)	48,883
Residential mortgage-backed securities	21,407	178	(123)	21,462
Commercial mortgage-backed securities	6,370	66	(22)	6,414
Asset backed securities	2,905	15	(20)	2,900
Total fixed income securities	151,351	3,980	(1,888)	153,443
Equity securities
Communications	1,328	1,514	—	2,842
Consumer, cyclical	1,947	5,424	(164)	7,207
Consumer, non-cyclical	1,897	2,394	(63)	4,228
Energy	1,075	34	(318)	791
Financial	281	192	—	473
Industrial	2,149	2,261	(72)	4,338
Technology	3,653	4,349	(98)	7,904
Total Equity securities	12,330	16,168	(715)	27,783
Total investments	$163,681	$20,148	$(2,603)	$181,226

Nodak Mutual Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements
June 30, 2016 and 2015
(dollars in thousands)

3. Investments  – (continued)

The amortized costs and estimated fair value of bonds at June 30, 2016, by contractual maturity, are shown below. Actual maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations which may or may not include call or prepayment penalties.

	June 30, 2016
	Amortized Cost	Fair Value
Due to mature:
One year or less	$8,230	$8,350
After one year through five years	43,220	45,223
After five years	58,126	61,015
After ten years	15,020	15,843
Mortgage/asset backed securities	34,908	35,846
Total fixed income securities	$159,504	$166,277

The following table summarizes, for all securities in an unrealized loss position at June 30, 2016 and December 31, 2015, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position:

	June 30, 2016
	Less than 12 months		Greater than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed maturities:
U.S. Government and agencies	$—	$—	$—	$—	$—	$—
States, territories and possessions and political subdivisions	—	—	817	(2)	817	(2)
Corporate securities	2,504	(19)	2,638	(554)	5,142	(573)
Residential mortgage-backed securities	—	—	—	—	—	—
Commercial mortgage-backed securities	—	—	—	—	—	—
Asset backed securities	—	—	—	—	—	—
Total fixed maturities	2,504	(19)	3,455	(556)	5,959	(575)
Equity securities
Basic materials	16	(1)	—	—	16	(1)
Communications	265	(19)	—	—	265	(19)
Consumer, cyclical	42	(3)	395	(85)	437	(88)
Consumer, non-cyclical	332	(61)	—	—	332	(61)
Energy	27	(5)	336	(395)	363	(400)
Financial	59	(6)	—	—	59	(6)
Industrial	57	(3)	165	(29)	222	(32)
Technology	676	(132)	184	(2)	860	(134)
Total Equity securities	1,458	(229)	1,080	(511)	2,538	(740)
Total investments	$3,962	$(248)	$4,535	$(1,067)	$8,497	$(1,315)

Nodak Mutual Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements
June 30, 2016 and 2015
(dollars in thousands)

3. Investments  – (continued)

	2015
	Less than 12 months		Greater than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed maturities:
U.S. Government and agencies	$798	$(7)	$485	$(19)	$1,283	$(26)
States, territories and possessions and political subdivisions	2,932	(30)	244	(6)	3,176	(36)
Corporate securities	21,139	(697)	2,465	(964)	23,604	(1,661)
Residential mortgage-backed securities	10,249	(123)	—	—	10,249	(123)
Commercial mortgage-backed securities	2,571	(22)	—	—	2,571	(22)
Asset backed securities	1,976	(20)	—	—	1,976	(20)
Total fixed maturities	39,665	(899)	3,194	(989)	42,859	(1,888)
Equity securities
Consumer, cyclical	343	(162)	17	(2)	360	(164)
Consumer, non-cyclical	304	(63)	—	—	304	(63)
Energy	(24)	(318)	—	—	(24)	(318)
Industrial	727	(72)	—	—	727	(72)
Technology	652	(96)	159	(2)	811	(98)
Total Equity securities	2,002	(711)	176	(4)	2,178	(715)
Total investments	$41,667	$(1,610)	$3,370	$(993)	$45,037	$(2,603)

We frequently review our investment portfolio for declines in fair value. Our process for identifying declines in the fair value of investments that are other than temporary involves consideration of several factors. These factors include (i) the time period in which there has been a significant decline in value, (ii) an analysis of the liquidity, business prospects and overall financial condition of the issuer, (iii) the significance of the decline and (iv) our intent and ability to hold the investment for a sufficient period of time for the value to recover. When our analysis of the above factors results in the conclusion that declines in fair values are other than temporary, the cost of the securities is written down to fair value and the previously unrealized loss is therefore reflected as a realized loss. In conjunction with our outside investment advisors, we analyzed the credit ratings of the securities as well as the historical monthly amortized cost to fair value ratio of securities in an unrealized loss position. This analysis yielded no fixed maturities which had amortized cost values less than 80% of fair value for the entire 6-month period ending June 30, 2016. Therefore, we do not consider these investments to be other-than-temporarily impaired at June 30, 2016.

Nodak Mutual Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements
June 30, 2016 and 2015
(dollars in thousands)

3. Investments  – (continued)

Net investment income consisted of the following for the periods ended June 30, 2016 and June 30, 2015:

	2016	2015
Fixed income securities	$2,403	$2,214
Equity securities	207	213
Real estate	342	428
Cash and cash equivalents	—	—
Total gross investment income	2,952	2,855
Investment expenses	637	769
Net investment income	$2,315	$2,086

Components of Net Realized (Losses) Gains	2016	2015
Gross realized gains	$514	$820
Gross realized losses	(295)	(92)
Net Realized (losses) gains	$219	$728

4. Fair Value Measurements

We maximize the use of observable inputs in our valuation techniques and apply unobservable inputs only to the extent that observable inputs are unavailable. The largest class of assets and liabilities carried at fair value by the Company at June 30, 2016 and December 31, 2015 were fixed income securities.

Prices provided by independent pricing services and independent broker quotes can vary widely, even for the same security.

Our available-for-sale investments are comprised of a variety of different securities, which are classified into levels based on the valuation technique and inputs used in their valuation. The valuation of cash equivalents and equity securities are generally based on Level 1 inputs, which use the market approach valuation technique. The valuation of fixed income securities, generally incorporate significant Level 2 inputs using the market and income approach techniques. We may assign a lower level to inputs typically considered to be Level 2 based on our assessment of liquidity and relative level of uncertainty surrounding inputs. There were no assets or liabilities classified at Level 3 at June 30, 2016 and December 31, 2015.

The following table sets forth our assets and liabilities which are measured on a recurring basis by the level within the fair value hierarchy in which fair value measurements fall as of June 30, 2016 and December 31, 2015:

	Fair Value Measurement at June 30, 2016
	Total	Level I	Level II	Level III
Assets:
Fixed income securities:
U.S. Government and agencies	$6,268	$—	$6,268	$—
States, territories and possessions and political subdivisions	71,728	—	71,728	—
Corporate securities	52,435	—	52,435	—
Residential mortgage-backed securities	23,304	—	23,304	—
Commercial mortgage-backed securities	8,345	—	8,345	—
Asset backed securities	4,197	—	4,197	—
Total fixed income securities	166,277	—	166,277	—

Nodak Mutual Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements
June 30, 2016 and 2015
(dollars in thousands)

4. Fair Value Measurements  – (continued)

	Fair Value Measurement at June 30, 2016
	Total	Level I	Level II	Level III
Equity securities
Basic materials	59	59	—	—
Communications	3,093	3,093	—	—
Consumer, cyclical	6,710	6,710	—	—
Consumer, non-cyclical	5,366	5,366	—	—
Energy	1,022	1,022	—	—
Financial	478	478	—	—
Industrial	5,218	5,218	—	—
Technology	8,231	8,231	—	—
Total Equity securities	30,177	30,177	—	—
Cash and cash equivalents	12,675	12,675	—	—
Total assets at fair value	$209,129	$42,852	$166,277	$—

	Fair Value Measurement at December 31, 2015
	Total	Level I	Level II	Level III
Assets:
Fixed income securities:
U.S. Government and agencies	$2,060	$—	$2,060	$—
States, territories and possessions and political subdivisions	71,724	—	71,724	—
Corporate securities	48,883	—	48,883	—
Residential mortgage-backed securities	21,462	—	21,462	—
Commercial mortgage-backed securities	6,414	—	6,414	—
Asset backed securities	2,900	—	2,900	—
Total fixed income securities	153,443	—	153,443	—
Equity securities
Communications	2,842	2,842	—	—
Consumer, cyclical	7,207	7,207	—	—
Consumer, non-cyclical	4,228	4,228	—	—
Energy	791	791	—	—
Financial	473	473	—	—
Industrial	4,338	4,338	—	—
Technology	7,904	7,904	—	—
Total Equity securities	27,783	27,783	—	—
Cash and cash equivalents	14,521	14,521	—	—
Total assets at fair value	$195,747	$42,304	$153,443	$—

5. Reinsurance

Nodak Mutual will assume and cede certain premiums and losses to and from various companies and associations under various reinsurance agreements. The Company seeks to limit the maximum net loss that can arise from large risks or risks in concentrated areas of exposure through use of these agreements, either on an automatic basis under general reinsurance contracts known as treaties or by negotiation on substantial individual risks.

Nodak Mutual Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements
June 30, 2016 and 2015
(dollars in thousands)

5. Reinsurance  – (continued)

Reinsurance contracts do not relieve the Company from the obligation to policyholders. Additionally, failure of reinsurers to honor their obligations could result in significant losses to us. There can be no assurance that reinsurance will continue to be available to us at the same extent, and at the same cost, as it has in the past. The Company may choose in the future to reevaluate the use of reinsurance to increase or decrease the amounts of risk ceded to reinsurers.

Nodak Mutual actively monitors and evaluates the financial condition of the reinsurers and develops estimates of the uncollectible amounts due from reinsurers. Such estimates are made based on periodic evaluation of balances due from reinsurers, judgments regarding reinsurers’ solvency, known disputes, reporting characteristics of the underlying reinsured business, historical experience, current economic conditions and the state of reinsurer relations in general. Collection risk is mitigated from reinsurers by entering into reinsurance arrangements only with reinsurers that have strong credit ratings and statutory surplus above certain levels. The Company’s largest reinsurance recoverables on paid and unpaid losses were due from reinsurance companies with A.M. Best ratings of A-.

6. Income Taxes

As of June 30, 2016 and December 31, 2015, we did not have any unrecognized tax benefits, and had no significant uncertain tax positions. No interest and penalties were recognized during the year periods ended June 30, 2106 and 2015, respectively.

7. Contingencies

We have been named as a defendant in various lawsuits relating to our insurance operations. Contingent liabilities arising from litigation, income taxes and other matters are not considered to be material to our financial position.

The Company does not have any unrecorded or potential contingent liabilities or material commitments requiring the use of assets as of June 30, 2016 and December 31, 2015.

8. Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued guidance that requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. While the guidance will replace most existing GAAP revenue recognition guidance, the scope of the guidance excludes insurance contracts. The new standard is effective on January 1, 2018. The standard permits the use of either the retrospective or the cumulative effect transition method. We do not expect the adoption of this new guidance to have a significant impact on our financial position, results of operations or cash flows.

In February 2015, the FASB issued a new standard that amends the current consolidation guidance affecting both the variable interest entity (“VIE”) and voting interest entity (“VOE”) consolidation models. The standard does not add or remove any of the characteristics in determining if an entity is a VIE or a VOE, but rather, the standard enhances assessment of some of these characteristics. The new standard is effective on December 15, 2015. The adoption of this new guidance did not have a significant impact on our financial position, results of operations or cash flows.

In May 2015, the FASB issued guidance that removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. The guidance also removes the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share practical expedient. The guidance instead limits disclosure to investments for which the entity has elected to measure fair value using that

Nodak Mutual Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements
June 30, 2016 and 2015
(dollars in thousands)

8. Recent Accounting Pronouncements  – (continued)

practical expedient. The guidance is effective for annual reporting periods beginning after December 15, 2015, and interim reporting periods within those annual reporting periods. The adoption of this new guidance did not have a significant impact on our financial position, results of operations or cash flows.

In May 2015, the FASB issued guidance that requires entities to provide additional disclosures about their liability for unpaid claims and claim adjustment expenses to increase the transparency of significant estimates. The guidance also requires entities to disclose information about significant changes in methodologies and assumptions used to calculate the liability for unpaid claims and claim adjustment expenses, including the reasons for the changes and the effects on the entities’ financial statements, and the timing, frequency and severity of claims. The guidance also requires entities to disclose a rollforward of the liability for unpaid claims and claim adjustment expenses for annual and interim reporting periods. The guidance is effective for annual reporting periods beginning after December 15, 2015, and interim reporting periods within annual reporting periods beginning after December 15, 2016. We do not expect the adoption of this new guidance to have a significant impact on our financial position, results of operations or cash flows but changes to our disclosures will be required.

In January 2016, the FASB issued guidance that generally requires entities to measure equity investments at fair value and recognize changes in fair value in their results of operations. The guidance also simplifies the impairment assessment of equity investments, without readily determinable fair values by requiring entities to perform a qualitative assessment to identify impairment. The FASB issued other disclosure and presentation improvements related to financial instruments within the guidance. The guidance is effective for annual and interim reporting periods beginning after December 15, 2017. As a result of this guidance, we will reflect changes in the fair value of our equity investments in our results of operations beginning January 1, 2018.

In February 2016, the FASB issued guidance that requires lessees to recognize leases, including operating leases, on the lessee’s balance sheet, unless a lease is considered a short-term lease. The guidance also requires entities to make new judgments to identify leases. The guidance is effective for annual and interim reporting periods beginning after December 15, 2018 and permits early adoption. We do not expect the adoption of this new guidance to have a significant impact on our financial position, results of operations or cash flows.

In June 2016, the FASB issued a new standard that will require timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The guidance will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. Organizations will continue to use judgment to determine which loss estimation method is appropriate for their circumstances. Additionally, the guidance requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. Finally, the guidance amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The guidance is effective for fiscal years, and interim period within those fiscal years, beginning after December 15, 2019. We are evaluating the impact this new guidance with have on our financial position, results of operations, and our cash flows.

Nodak Mutual Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements
June 30, 2016 and 2015
(dollars in thousands)

9. Segment Information

We have three insurance products, which consist of Multi-peril crop, Non-Standard Auto and Other Property and Casualty Coverages. We do not allocate assets, underwriting expenses or other income to the individual product lines and review the products in total for purposes of decision making. We operate only in the United States, and no single customer or agent provides 10 percent or more of our revenues. The table below outlines the revenue earned by insurance product as of June 30, 2016 and 2015.

	2016	2015
Revenues:
Net premiums earned
Multi-peril Crop and Hail	7,388	3,802
Non-Standard Auto	5,309	5,676
Other Property and Casualty	54,554	49,444
GAAP Premiums Earned	67,251	58,922
Net Investment Income	2,315	2,086
Realized Investment Gains	219	728
Other revenue	812	844
Total Revenues	70,597	62,580

NI HOLDINGS, INC.

UP TO 10,350,000 SHARES COMMON STOCK

PROSPECTUS

GRIFFIN FINANCIAL GROUP, LLC

        , 2016

Until         , 2016, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the registration of our common stock hereunder. All amounts are estimated, except for the SEC registration fee and the CUSIP assignment fee. We also expect to incur an estimated $250,000 in conversion expenses, which will include legal expenses, filing fees with the North Dakota Insurance Department, and printing, postage, and mailing charges. See “The Conversion and Offering” for a description of our obligation with respect to such expenses.

SEC registration fee	$11,122
CUSIP assignment, FINRA and miscellaneous fees	25,000
Printing, postage and mailing	450,000
Legal fees and expenses	400,000
Underwriting fees and expenses	1,630,000
Accounting fees and expenses	400,000
Valuation fees and expenses	300,000
Transfer and offering agent fees and expenses	50,000
Miscellaneous	113,878
Total	$3,380,000

Item 14. Indemnification of Directors and Officers.

North Dakota law provides that a North Dakota corporation may indemnify directors, officers, employees, and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. North Dakota law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless the director has breached or failed to perform the duties of his office, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Our bylaws provide for (i) the indemnification of the directors, officers, employees, and agents of NI Holdings, Inc. and its subsidiaries to the fullest extent permitted by North Dakota law and (ii) the elimination of a directors’ liability for monetary damages to the fullest extent permitted by North Dakota law.

We also maintain an insurance policy insuring our directors, officers and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

In the agency agreement with Griffin Financial, Griffin Financial agrees to indemnify our officers, directors and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933 under certain conditions and with respect to certain limited information.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

1.1	Form of Agency Agreement among NI Holdings, Inc., Nodak Mutual Insurance Company and Griffin Financial Group, LLC
2.1	Plan of Mutual Property and Casualty Insurance Company Conversion and Minority Offering of Nodak Mutual Insurance Company, dated as of January 21, 2016
3.1	Articles of Incorporation of NI Holdings, Inc.
3.2	Bylaws of NI Holdings, Inc.
4.1	Form of certificate evidencing shares of common stock of NI Holdings, Inc.
5.1	Opinion of Dorsey & Whitney regarding stock of NI Holdings, Inc. being issued**
8.1	Opinion of Stevens & Lee regarding certain United States federal income tax issues
10.1	2016 Nodak Holdings, Inc. Equity Incentive Plan
10.2	Nodak Mutual Insurance Company Nonqualified Deferred Compensation Plan
10.3	Employment Agreement dated as of April 28, 2016, between Michael J. Alexander and Nodak Mutual Insurance Company and NI Holdings, Inc.
10.4	Employment Agreement dated as of April 28, 2016, between Brian R. Doom and Nodak Mutual Insurance Company and NI Holdings, Inc.
10.5	Employment Agreement dated as of April 28, 2016, between Patrick W. Duncan and Nodak Mutual Insurance Company and NI Holdings, Inc.
10.6	Trademark License Agreement dated as of October 1, 2015 between North Dakota Farm Bureau and Nodak Mutual Insurance Company
10.7	Multiple Peril Crop/Livestock Insurance Full Service Agency Agreement among American Farm Bureau Insurance Services, Inc. and Nodak Mutual Insurance Company, American West Insurance Company and Battle Creek Mutual Insurance Company for Crop Year 2016
10.8	Crop Hail Insurance Full Service Agency Agreement among American Farm Bureau Insurance Services, Inc. and Nodak Mutual Insurance Company, American West Insurance Company and Battle Creek Mutual Insurance Company for Crop Year 2016
10.9	Nodak Mutual Insurance Company Cash Incentive Bonus Plan
10.10	NI Holdings, Inc. Employee Stock Ownership Plan
10.11	Affiliation Agreement dated as of December 30, 2010 between Nodak Mutual Insurance Company and Battle Creek Mutual Insurance Company
21.1	Subsidiaries of NI Holdings, Inc.
23.1	Consent of WeiserMazars LLP
23.2	Consent of Feldman Financial Advisors, Inc. with respect to Pro Forma Valuation Appraisal Report and Subscription Rights Valuation Report
23.3	Consent of Stevens & Lee (contained in Exhibit 8.1)
23.4	Consent of Dorsey & Whitney (contained in Exhibit 5.1)**
24.1	Power of Attorney (contained on signature page)
99.1	Pro Forma Valuation Appraisal Report, dated as of April 29, 2016, prepared for Nodak Mutual Insurance Company by Feldman Financial Group LLC.
99.3	Subscription Rights Valuation Report dated April 29, 2016, to NI Holdings, Inc. from Feldman Financial Advisors, Inc. regarding fair market value of subscription rights
99.4	Stock Order Form
99.5	Question and Answer Brochure
99.6	Letters and statements to prospective purchasers of stock in offering**

99.7	Form of Escrow Agreement among NI Holdings, Inc., Griffin Financial Group, LLC and Christiana Trust, a division of Wilmington Savings Fund Society, FSB.
99.8	Form of Nodak Mutual Insurance Company member Proxy Materials

*	Previously filed.
**	To be filed by amendment.

(b) Financial Statement Schedule

The following schedules have been filed as a part of this Registration Statement and are included in the Registrant’s audited Financial Statements included in the prospectus at page F-1.

Schedule I — Summary of Investments

Schedule III — Supplemental Insurance Information

Schedule IV — Reinsurance

Schedule V — Allowance for Uncollectible Premiums and Other Receivables

Schedule VI — Supplemental Information

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fargo, State of North Dakota, on October 11, 2016.

NI Holdings, Inc.

By:	/s/ Michael J. Alexander Michael J. Alexander, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael J. Alexander, Brian R. Doom, Wesley R. Kelso, and Scott H. Spencer, and each of them acting individually, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Michael J. Alexander* Michael J. Alexander	President and Chief Executive Officer (Principal Executive Officer), Director	October 11, 2016
/s/ Eric K. Aasmundstad* Eric K. Aasmundstad	Director	October 11, 2016
/s/ William R. Devlin* William R. Devlin	Director	October 11, 2016
/s/ Duaine C. Espegard* Duaine C. Espegard	Director	October 11, 2016
Jeffrey R. Missling	Director	October , 2016
Stephen V. Marlow	Director	October , 2016
/s/ Brian R. Doom Brian R. Doom	Chief Financial Officer (Principal Financial and Accounting Officer)	October 11, 2016
*By: /s/ Brian R. Doom Brian R. Doom Attorney-in-Fact

EXHIBIT INDEX

1.1	Form of Agency Agreement among NI Holdings, Inc., Nodak Mutual Insurance Company and Griffin Financial Group, LLC
2.1	Plan of Mutual Property and Casualty Insurance Company Conversion and Minority Offering of Nodak Mutual Insurance Company, dated as of January 21, 2016
3.1	Articles of Incorporation of NI Holdings, Inc.
3.2	Bylaws of NI Holdings, Inc.
4.1	Form of certificate evidencing shares of common stock of NI Holdings, Inc.
5.1	Opinion of Dorsey & Whitney regarding stock of NI Holdings, Inc. being issued**
8.1	Opinion of Stevens & Lee regarding certain United States federal income tax issues
10.1	2016 NI Holdings, Inc. Equity Incentive Plan
10.2	Nodak Mutual Insurance Company Nonqualified Deferred Compensation Plan
10.3	Employment Agreement dated as of April 28, 2016, between Michael J. Alexander and Nodak Mutual Insurance Company and NI Holdings, Inc.
10.4	Employment Agreement dated as of April 28, 2016, between Brian R. Doom and Nodak Mutual Insurance Company and NI Holdings, Inc.
10.5	Employment Agreement dated as of April 28, 2016, between Patrick W. Duncan and Nodak Mutual Insurance Company and NI Holdings, Inc.
10.6	Trademark License Agreement dated as of October 1, 2015 between North Dakota Farm Bureau and Nodak Mutual Insurance Company
10.7	Multiple Peril Crop/Livestock Insurance Full Service Agency Agreement among American Farm Bureau Insurance Services, Inc. and Nodak Mutual Insurance Company, American West Insurance Company and Battle Creek Mutual Insurance Company for Crop Year 2016
10.8	Crop Hail Insurance Full Service Agency Agreement among American Farm Bureau Insurance Services, Inc. and Nodak Mutual Insurance Company, American West Insurance Company and Battle Creek Mutual Insurance Company for Crop Year 2016
10.9	Nodak Mutual Insurance Company Cash Incentive Bonus Plan
10.10	NI Holdings, Inc. Employee Stock Ownership Plan
10.11	Affiliation Agreement dated as of December 30, 2010 between Nodak Mutual Insurance Company and Battle Creek Mutual Insurance Company
21.1	Subsidiaries of NI Holdings, Inc.
23.1	Consent of WeiserMazars LLP
23.2	Consent of Feldman Financial Advisors, Inc. with respect to Pro Forma Valuation Appraisal Report and Subscription Rights Valuation Report
23.3	Consent of Stevens & Lee (contained in Exhibit 8.1)
23.4	Consent of Dorsey & Whitney (contained in Exhibit 5.1)**
24.1	Power of Attorney (contained on signature page)
99.1	Pro Forma Valuation Appraisal Report, dated as of April 29, 2016, prepared for Nodak Mutual Insurance Company by Feldman Financial Group LLC.
99.3	Subscription Rights Valuation Report dated April 29, 2016, to Nodak Mutual Insurance Company from Feldman Financial Advisors, Inc. regarding fair market value of subscription rights
99.4	Stock Order Form
99.5	Question and Answer Brochure
99.6	Letters and statements to prospective purchasers of stock in offering**
99.7	Form of Escrow Agreement among NI Holdings, Inc., Griffin Financial Group, LLC and Christiana Trust, a division of Wilmington Savings Fund Society, FSB.
99.8	Form of Nodak Mutual Insurance Company Member Proxy Materials

*	Previously filed.
**	To be filed by amendment.